As filed with the U.S. Securities and Exchange Commission on February 6, 2025.
Registration No. 333-284419

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Northpointe Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	38-3413392 (I.R.S. Employer Identification Number)
3333 Deposit Drive Northeast
Grand Rapids, Michigan 49546
(616) 940-9400
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Kevin J. Comps
President and Secretary
3333 Deposit Drive Northeast
Grand Rapids, Michigan 49546
(616) 940-9400
(Name, address, including zip code and telephone number, including area code, of agent for service)

With copies to:
Mark C. Kanaly David S. Park Alston & Bird LLP 1201 West Peachtree Street, Suite 4900 Atlanta, Georgia 30309 (404) 881-7000	James J. Barresi Aaron A. Seamon Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202 (513) 361-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2025
PRELIMINARY PROSPECTUS
8,823,532 Shares
Common Stock
This prospectus relates to the initial public offering of shares of voting common stock (our “common stock” or “voting common stock”) of Northpointe Bancshares, Inc., a Michigan corporation and the bank holding company (“BHC”) for Northpointe Bank, a wholly-owned subsidiary and a Michigan non-member bank (the “Bank”).
We are offering 7,352,942 shares of our common stock in this offering. The selling stockholders identified in this prospectus are offering an additional 1,470,590 shares of our common stock in this offering. We and the selling stockholders will be selling the shares of our common stock at the same fixed price. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.
Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price of our common stock will be between $16.00 and $18.00 per share. We have applied to list our common stock on the New York Stock Exchange (the “NYSE”) under the symbol “NPB.” We believe that upon the completion of this offering, we will meet the standards for listing on the NYSE, and the completion of this offering is contingent upon such listing.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as a result, may elect to comply with certain reduced public company reporting requirements after the completion of this offering. See the section entitled “Implications of Being an Emerging Growth Company.”
Investing in our common stock involves risks. See the section entitled “Risk Factors,” beginning on page 25 to read about factors you should consider before investing in our common stock.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds before expenses, to us	$	$
Proceeds before expenses, to the selling stockholders	$	$

(1)
See the section entitled “Underwriting” for additional information regarding underwriting compensation.

This is a firm commitment underwritten offering. The underwriters have the option to purchase up to an additional 1,323,529 shares from the selling stockholders at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.
The underwriters expect to deliver the shares of our common stock to purchasers on or about         , 2025.

Sole Bookrunning Manager
Keefe, Bruyette & Woods
               A Stifel Company
Co-Managers
Piper Sandler	Janney Montgomery Scott
The date of this prospectus is            , 2025.

i

ABOUT THIS PROSPECTUS
In this prospectus, “we,” “our,” “us,” “Northpointe Bancshares” or “the Company” refers to Northpointe Bancshares, Inc., a Michigan corporation, and our wholly-owned subsidiary, Northpointe Bank, a Michigan non-member bank, unless the context indicates that we refer only to the parent company, Northpointe Bancshares, Inc. In this prospectus, the “Bank” refers to Northpointe Bank, our banking subsidiary.
You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide you with different or additional information other than what is contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we, the selling stockholders nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.
This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, growth prospects, financial condition, and results of operations may have changed since that date. Any references to our website herein are not intended to be active links and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.
You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.
For investors outside of the United States:   Neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States. See the section entitled “Underwriting.”
Through and including               , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Trademarks
Our and our Bank’s logos and other trademarks referred to and included in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the “®,” “SM” or the “TM” symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus, if any, are the property of their respective owners, although for presentation convenience we may not use the “®,” “SM” or the “TM” symbols to identify such trademarks.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size is based on information from various sources, including information obtained from various independent, third-party industry sources, publications, government reports, trade and business organizations and other contacts in the markets in which we operate and our own internal data, estimates and forecasts, as well as assumptions that we have made that are based on such data and other similar sources, and on our knowledge of the market for our products and services.
The sources of certain statistical data, estimates and forecasts contained elsewhere in this prospectus are the following independent industry publications:
•
Fannie Mae, Fannie Mae Mortgage Understanding Study: 2023 Refresh, 2024;

•
Mullane, Mari, Inside Mortgage Finance, September 13, 2024;

•
Lending Tree, Mortgage Statistics: 2025, December 17, 2024; and

•
SNL, Financial, December 17, 2024.

Although we believe that this information (including the industry publications and third-party research, surveys and studies) is generally reliable, information of this sort is inherently imprecise. This information involves a number of assumptions and limitations. In addition, estimates, forecasts and assumptions of our future performance and the performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
Basis of Presentation
Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures show as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Additionally, unless otherwise stated, all information in this prospectus gives effect to a ten-for-one stock split, whereby each holder of our common stock received nine additional shares of common stock for each share owned as of the record date of December 19, 2024, which was distributed on December 30, 2024. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), including as modified by the JOBS Act. As an emerging growth company, we are permitted to, and intend to, rely on exemptions from certain disclosure and other requirements that are generally applicable to public companies that are not emerging growth companies. Accordingly, in this prospectus, we (i) have presented only two years of audited financial statements and (ii) have not included a compensation discussion and analysis of our executive compensation programs. In addition, for so long as we are an emerging growth company, among other exemptions, we are:
•
not required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
permitted to provide less extensive disclosure about our executive compensation arrangements; and

•
not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes.”

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we are not required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. This may make our financial statements not comparable with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used. We cannot predict if investors will find our common stock less attractive as a result of our election to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will remain an “emerging growth company” until the earliest to occur of:
•
the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more;

•
the date on which we are deemed to be a large accelerated filer under the rules of the SEC, with at least $700.0 million of equity securities held by non-affiliates;

•
the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and

•
the last day of our fiscal year following the fifth anniversary of the date of our initial public offering.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the following summary together with this entire prospectus, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Unless otherwise noted, the share and per share amounts have been adjusted to reflect the ten-for-one stock split effected on December 30, 2024.
Our Business
Our Company Overview
We are a bank holding company headquartered in Grand Rapids, Michigan and registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). We operate our business primarily through our wholly-owned banking subsidiary, Northpointe Bank. We emphasize to our employees and clients that our specialized business lines differentiate us as a business that has the added benefit of being a bank. Our Bank was founded in 1999 as a focused mortgage portfolio lender primarily operating in the midwestern states of Michigan, Ohio and Indiana. Since then, we have evolved, and our business now offers a nationwide mortgage purchase program, residential mortgage loans, digital deposit banking to our retail customers and custodial deposit services to our loan servicing clients, which we believe is unique for a bank. We believe we are recognized in the market for the methods we utilize to acquire new borrowers and for our ability to provide simple, fast, and trusted digital solutions to borrowers in the mortgage banking marketplace. Our delivery systems are primarily digital and are available to clients nationwide; and we provide our staff with loan production offices across 23 cities in 15 states and support them through our centralized operating center in Grand Rapids, Michigan. Our nationwide presence has enabled us to have clients in all 50 states and the District of Columbia. As of September 30, 2024, we had $5.4 billion in assets, $4.8 billion in gross loans, including held for investment (“HFI”) and held for sale (“HFS”), $3.5 billion of deposits and $454.8 million of stockholders’ equity. We have originated more than $190 billion in home loan financings over the last 10 years.
In the large and fragmented mortgage marketplace, we believe we are well-positioned as a specialty bank that uses a widely accepted and growing digitally-enabled platform to serve the borrowing and payment needs of increasingly sophisticated mortgage warehouse MPP clients and the rapidly evolving demands of professional mortgage originators and retail borrowers. Our strategy is to primarily operate four major business channels that offer products which we believe requires differentiated expertise in order to originate, hold and service those products. We believe our specialized credit, technology and payment processing expertise allows us to successfully compete and achieve the desired profitability in the channels in which we operate. We have expertise in the below businesses, which are reflected in our two primary business channels:
1)
Mortgage Warehouse, or Mortgage Purchase Program (“MPP”) — our mortgage warehouse revolving purchase facility, which we refer to as MPP, utilizes proprietary software and payment technology which is integrated with our credit underwriting process to manage the high velocity of credit extension draws and repayments that result from extensive use by our MPP clients of their revolving purchase facilities. We process approximately $2.2 billion in funding draws/repayments per month; and have experienced no charge-offs in our 15-year history of MPP lending.

2)
Retail Banking, including Residential Lending and our All-in-One (“AIO”) Loan — are a rapidly growing category of specialized first mortgage revolving (HELOC-styled) loans, linked by one account to a demand deposit bank account of the borrower. An AIO account requires us to accurately process a high frequency of payments, including changes in payment amounts associated with variable rate structures, revolving loan features and constantly changing balances of contractually linked demand deposit accounts.

a.
Specialized Mortgage Loan & Deposit Account Servicing — requires highly developed operating skills and a customized platform capable of: (a) being approved and rated by major agencies to handle subservicing AIO-style loans, (b) being a well-capitalized FDIC-insured depository institution able to accept deposits, and (c) documenting significant compliance requirements. We believe very few financial institutions have been able to offer and successfully conduct the servicing of the variable rate, varying balance and higher velocity of payments related to such linked loan and deposit accounts. We further believe we are the largest of the limited number of entities that originate, hold and service these types of loans for their own balance sheet, as well as being rated and approved for servicing such products for other issuers.
b.
Digital Deposit Banking — requires delivery of easy to use, real-time branchless banking to retail deposit customers nationwide with a technologically competitive delivery framework. While many financial institutions offer digital banking, our digital-only focus has allowed us to remain contemporary without being “a bleeding edge” provider. We provide our digital banking services along with attractive rates to a focused digital banking customer subset that fit our specific balance sheet strategy.

We have strategically built our primary business channels to provide us with synergies across our lines of business. We believe this approach offers us substantial insulation from cyclical economic changes, credit swings and rate volatility. Within our lines of business, we pursue very focused strategies that we believe have (1) historically proven to be well received by borrowers, (2) allowed us to differentiate ourselves from the competition and (3) resulted in strong financial performance during high volume cycles and durable performance during low volume cycles. We believe our platform has been able to dynamically and profitably scale up and down with the changes in volume in the mortgage industry. We have demonstrated an ability to generate and scale revenues while proactively managing variable costs and containing fixed costs, resulting in attractive financial results. As evidence of our platform’s proactive adaptability, we completed our strategic repositioning efforts over 23 months starting in 2022, which included the following: (i) quickly exiting the correspondent lending business as margins declined in the sector, (ii) entering into private-labelled subservicing agreements for non-specialized mortgage products, such as conforming agency mortgage loans, and (iii) remixing our available lending capacities by (a) increasing MPP clients and balances as other lenders exited the sector and (b) holding more specialized residential loan products, such as our AIO Loans. These actions resulted in long-term cost reductions that outpaced revenue reduction which, in combination with increased yields on assets, delivered strong performance metrics and substantial growth in profitability for the first nine months of 2024 compared to the first nine months of 2023. These strategic actions are consistent with our rate, liquidity and credit risk strategies. We believe we are well positioned to continue to deliver strong balance sheet and profitability growth even if the relatively soft national mortgage origination market continues. Additionally, we believe we are even better positioned to take advantage of opportunities for substantial growth if the national loan origination volumes return to levels we experienced during the 2020 to 2021 time period.
Our historical success is evidenced by the significant growth in our platform, growing assets at a compound annual growth rate (“CAGR”) of 27% since inception and over 25% since the Great Financial Crisis that ended in 2011. Since 2018, we have raised over $38.0 million in common equity and $220 million of preferred equity and debt capital to fund such growth and originations. We have delivered tangible book value (“TBV”) per share growth plus dividend distributions of 30% since the end of 2019. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. Going forward, our focus will be on driving increased profitability combined with continued strong growth through our lines of business. We believe our platform and capital structure are well-positioned for the mortgage industry’s anticipated growth in the upcoming years.
(1)    Mortgage Purchase Program (MPP) — We offer residential mortgage warehouse facilities to over 100 independent mortgage banking platforms nationwide. Our MPP clients’ utilization during the last 12 months ending September 30, 2024 totaled over $21.6 billion. Our core product is based upon a collateralized mortgage purchase facility, marketed to small to mid-size independent mortgage bankers. These facilities enable our MPP clients to close and fund their mortgages and during a relatively short period (typically less than 30 days), the originated loans are sold into the secondary market via government agencies (Fannie Mae, Freddie Mac or Ginnie Mae) or institutional investors (banks, large mortgage companies, insurance companies, mortgage REIT’s) or are securitized. Approximately 52% of our MPP loans are backed by high quality, agency eligible collateral (approximately 27% conventional collateral and 25% government collateral). Our MPP facilities provide a key source of liquidity to the residential mortgage marketplace. We believe more than half of all residential mortgage originations are funded via warehouse facilities. Our ability to help our purchase program clients build and prosper through the various mortgage cycles, while developing long lasting relationships is our brand. We believe our proprietary, state of the art warehouse technology and team of experienced warehouse lending professionals sets us apart in the industry. Our relationship management team has, on average, over 25 years of banking and mortgage warehouse funding experience. That experience has been instrumental in attracting and growing our client base. Based on data through September 13, 2024 published by Inside Mortgage Finance, our MPP platform is ranked within the top eight for warehouse lending providers in the country. By leveraging such experience, our management team has implemented best practices and safeguards into the MPP, which has helped us achieve zero charge-offs in the program’s history of over 419,000 mortgage loans totaling over $128 billion in funding. In addition, we have developed a participation program where we directly participate in some of our MPP facilities and act as the lead-agent bank.
(2)   Retail Banking, including Residential Lending and our All-in-One Loan — Our residential lending division provides a comprehensive range of financing options for home purchases and refinancing, serving borrowers nationwide through two main channels: Consumer Direct and Traditional Retail. These channels combine the convenience of online, self-service platforms with the personalized service of traditional, referral-based interactions. The heart of Northpointe’s loan process is internally branded as HOME, our Bank’s proprietary point-of-sale (“POS”) platform that streamlines the application experience. Through HOME, borrowers can easily apply for loans, upload documents, speak with loan officers, track progress, and make payments — all from one secure, user-friendly interface. Northpointe offers a broad spectrum of loan programs, including conventional, government, and non-qualified mortgage (“QM”) loans, catering to a wide variety of borrowers’ needs. As a direct seller/servicer to Fannie Mae, Freddie Mac, and Ginnie Mae, we ensure competitive rates and efficient processing. With a focus on speed, quality, and client satisfaction, we leverage our customized technology in our underwriting process, leading to faster decisions and document delivery. This commitment to excellence is reflected in an impressive 96% Net Promoter Score (“NPS”) and a customer satisfaction rating of 4.86 out of 5 as of September 30, 2024. During the 12 months ending September 30, 2024, Northpointe has originated over $2.0 billion in loans, with a mission to deliver value, innovation, and exceptional service, positioning itself as a fulfillment leader in the residential lending industry.
One of our quickly growing products is the licensed and trade-marked All-in-One Loan®. AIO Loan combines the benefits of a revolving equity line of credit, a market rate cost of a first mortgage and the sweep benefits of a deposit account. The primary benefit to the borrower is a reduced amount of interest charged on the credit line as a result of the daily sweep from the linked bank checking account. The combined functionality of a first mortgage with a revolving line of credit and deposit account is to: (a) allow borrowers immediate access to funds (real-time through a full-functioning deposit debit card, online or ATM) when needed and (b) the sweep of funds to paydown credit when funds are deposited or are not needed. The ease of use and the comprehensive nature of the product allow our AIO borrowers to use the linked-account as their primary bank account because it has convenient features such as debit card, direct deposit acceptance and bill-payment services. Additionally, an AIO borrower would use the linked-account as their primary bank checking account because they are able to use any funds deposited into the linked-account to pay down the principal balance of the loans through the daily sweep function and therefore pay interest on a lower outstanding principal balance until the funds are actually needed by the borrower to cover expenses. For example, AIO borrowers typically use the linked- account to pay their normal expenses through a combination of debit card, physical checks, and online bill pay transactions and so an AIO borrower’s available liquidity, up to the maximum line of credit of the borrower’s home equity loan, would automatically sweep to cover such checking account transactions. The initial maximum line of credit is fully available to redraw as many times as needed during the first 10 years after origination of the loan. Resultingly, rather than having their funds sitting in a low or no interest-bearing checking account, funds deposited into an AIO borrower’s linked-account would reduce the borrower’s interest expense at the interest rate of the home equity loan. An AIO Loan is not structured as a traditional higher rate, second-lien or HELOC (subordinate credit to the first mortgage lien holder). Rather, AIO Loans are typically market rate, first-lien mortgage revolving line of credit, which have variable payments based upon average daily balances, rather than fixed monthly payments of a traditional mortgage. AIO loans require an interest-only monthly payment for the first 120 months.

Borrowers can obtain advances up to their “initial credit limit” for the first 120 months of the 360-month AIO credit line obligation. Beginning in the 121st month billing period, the amount of the initial credit limit will be reduced by 1/240 of the initial credit limit and begin the “reduced credit line limit period” each month until maturity of the obligation. Therefore, if a borrower has a principal balance drawn to their initial credit limit, they would be required to reduce principal (and any accrued interest) 1/240 per month until maturity of the original 360-month obligation. The reduced credit limit period functions to set the amortization schedule of principal. The loan will be contractually required to be fully paid off with the final payment at month 360. We believe our borrowers choose the AIO Loan product as it allows them to (i) pay off the mortgage more quickly and easily, (ii) create non-traditional income payment schedules, (iii) consolidate total household debt more economically, and (iv) navigate retirement finances more easily. We have compounded growth rates of 89% and 96% since 2019 and 2021, respectively, on total AIO Loan balances, with total outstanding drawn balances of $581.7 million and undrawn available lines of credit of approximately $260 million as of September 30, 2024. With over 1,600 AIO Loans during the nine months ended September 30, 2024, we believe the success of our AIO Loan product is due to a rapidly growing segment of borrowers that desire a revolving equity-line-of-credit linked to a dynamic bank account.
Our digitized processes for borrowers and origination professionals give access to our proprietary software applications (“Apps”) and POS support, respectively, with support features to quickly, intelligently, and securely gather personal and loan information. Borrowers also have access to account advisors to help borrowers on their journey when they need human assistance. We believe our processes have allowed us to improve upon traditional mortgage offering with products advancements such as: Lock & Shop, Temporary Buydown, TrueApproval, Delayed Financing, and Rate Refresh along with Jumbo, Renovation, traditional HELOC, Department of Veteran Affairs (“VA”) Loans and our AIO Loan. We offer more than just the generalized App-based or online loan calculators, rent versus buy decisioning, purchase-power and loan qualifier tools. Our products are coupled with digital delivery and real-person interaction, which allow borrowers to pursue their home purchase with advantages of price, surety, speed and clarity. Surveys of our mortgage origination professionals indicate that they have joined Northpointe because of the breadth of our products, the speed of delivery and the benefits of us also being a bank, including the state-level mortgage licensing exemption.
(a)    Digital Deposit Banking — Our automated account opening, direct to customer deposit platform and product suite provide our depositors with effective, competitive, modern digital banking services and provide us with reliable access to deposit funding. Our strategy is to fund a portion of our assets with core deposits; and to do so dynamically and according to our needs in any given period throughout a week, month, quarter, year and cycle. We offer and utilize the full spectrum of deposit products, including noninterest-bearing accounts, savings, money-market demand accounts; but we focus upon term certificates of deposits (“CDs”). Our digital platform (supported by one central branch) offers very competitive rates that allow us to attract deposits at an attractive all-in cost to us. Historically, the majority of our time deposits were term CDs that were structured with intermediate (close to one year) maturities and priced at rates that are in the top 25 of average nationwide industry deposit rates for similar maturities. If we need higher levels of funding to support stronger balance sheet growth, we will increase deposit rates to be within the top five average nationwide industry deposit rates. The maturity and rates of our deposit platform have been germane to our overall interest rate risk and balance sheet strategy. Beyond term and rate, we successfully compete with other digital-only banks by offering a simple online account opening experience, friendly features such as ATM fee rebates, no/low overdraft fees and a dynamic mobile banking solution. In addition to retail deposits, we offer commercial deposits which are primarily noninterest bearing custodial deposits related to our loan servicing business. As of September 30, 2024, our deposit balances were $3.5 billion, of which $221.9 million were non-interest bearing accounts, primarily comprised of servicing-related custodial deposits and deposits from our MPP clients. Custodial deposits and deposits from our MPP clients are both contractually obligated to remain at Northpointe unless we are not well-capitalized.
(b)    Specialized Servicing of Residential Loans & Deposit Accounts — We service and sub-service specialized loans on behalf of our borrowers and investors, which includes a monthly fee paid by the investor of $30.00 compared to the typical $6.50 to $7.50 for agency loans. These specialized loans are primarily loans and deposits accounts that we have originated for borrowers. Servicing the specialized loans that we originate provides logical continuity for us and our borrowers and investors, and provides us with attractive financial and operating synergies. In 2024, we refined our servicing strategy to focus solely on in-house servicing of select loan types such as AIO Loans; and the private label outsourcing of non-specialized mortgage servicing to a scaled sub-servicer. We will continue to use our origination platform to provide a self-sustaining replenishment of our specialized servicing portfolio while continuing the flow of non-specialized servicing to a sub-servicer under a private label sub-servicing agreement. Servicing a specialized, revolving purchase product like AIO Loans requires sophisticated servicing systems and operational skills. Investors in mortgage loans with a revolving purchase facility require three major factors: (i) being approved and rated by a major rating agency, (ii) access to licensed deposit acceptance, and (iii) significant documentation of compliance of the servicing platforms (i.e., SOC 1 Type 2 Reports, Regulation AB and USAP attestations issued by third-party auditors). Based on publicly available licensing data, we are one of two rated servicers of specialized servicers of AIO-styled loans. Our servicing duties include handling the recording, acceptance, and remittance of principal and interest payments from borrowers, holding FDIC-insured deposits, calculating variable rate interest payments, as well as the administration of taxes, insurance and escrow payments, as applicable; and may also include negotiations of loan workouts and modifications upon default or other proceedings. We currently service for ourselves and investors AIO-styled loans with approximately $3.0 billion of available credit against equity and which have $1.93 billion in outstanding Unpaid Principal Balance (“UPB”). Critical to the success of our servicing platform is being an approved seller/servicer for the largest government-related mortgage agencies (FNMA, FNMA, FHLMC, FHLB) as well as being rated by a third-party rating agency (Fitch) as a qualified servicer for investor-owned securitizations and other non-agency products.
Technology Coupled with Attentive Service Create Differentiation — We continuously adapt and evolve as the mortgage industry evolves and borrowers demand more, better and faster fulfillment. We have been consistently innovating for over two decades to maximize client convenience by bringing refinement to our end-to-end fulfillment. Our digital solutions provide automated data input and retrieval, advancements in underwriting and more capabilities to tailor products as well as terms that allow our team members to put our ICARE pledge (described below) to use and deliver the advantages of our bank-based operations to demonstrable and repeatable use. Our technology extends beyond a simple App as we have integrated our digital solutions with our client-facing team members. Our technologies bring industry standard mortgage origination, underwriting, closing and servicing procedures into our custom-curated and proprietary environment that allows more effective connectivity, speed and control. In addition to our client-facing technology, our sales support functionality builds off the technology we have purchased, developed and implemented to make our employees more productive by enhancing workflow and internal and external reporting and reducing manual errors. We have woven together proven core processing capabilities that we believe can support our growth plans as well as allow us to address and navigate the required cybersecurity risks our industry encounters. We are using the same core system stacks that we relied upon in processing our previous record volumes, and have no major pending or anticipated conversion or major upgrade of these core systems.
Substantially all of our applications are cloud-based or software-as-a-service (“SaaS”); and our technology environment is on-premises in our Bank’s active-active data centers. We have an integrated platform that links (1) Native Data Systems of various third-party vendors (appraisal, fraud, tax, document-prep, fact-sets, and agency requirements) with (2) our Custom Integration pathways (modules for CRM, analytics, POS portals, data extraction, hedging, and pre-funding) which then inform (3) our Core Systems (Byte-Pro and FiServ; which collectively handle loan application, underwriting, closing, post-closing and specialty servicing). The use of Artificial Intelligence (AI) is not new to the mortgage industry given its useful and successful application examples in areas such as compliance, valuation, verification and fraud detection. As such, we are carefully monitoring the opportunities and concerns associated with the use of AI by our vendors.
The digitization of the mortgage marketplace has been and continues to be operationally and economically burdensome for many traditional banks and the less-nimble mortgage companies. But digitization has benefited our Bank, our processes, our clients, our employees and our stockholders. As a specialty bank, our annual tech-spend is particularly focused rather than spread too broadly across other platform requirements, because we believe broad, unfocused annual spending compromises the effectiveness of any tech-spend. Our core strategy of technology adoption typically has been to buy, customize and integrate rather than build. We have only two major in-house developed and built systems — our POS and Warehouse platforms. We attempt to adhere to the philosophy of being “leading edge” while avoiding

“bleeding edge” mistakes. As part of our technology management strategies, we attempt to improve key metrics such as efficiency of our operations, time-to-close a loan and processing capacity per production member.
Bank Charter Brings Strategic Advantages — As a bank offering FDIC insured deposits, we believe we have seven distinct capabilities, operating licenses and regulatory authorizations that provide us with competitive advantages over non-bank originators. We are able to:
1)
Fund our loan origination with deposits and Federal Home Loan Bank borrowings which provide cost-of-fund advantages over other non-bank funding;

2)
Fund conforming/non-conforming mortgages with our own balance sheet and not rely on loan sales to third-party purchasers when market conditions are not providing adequate liquidity or competitive pricing for such loan products;

3)
Offer and efficiently service AIO styled-loans that have an imbedded deposit account that support the revolving HELOC features;

4)
Accept low-cost commercial custodial deposits related to our loan servicing agreements which non-bank servicers are prohibited from accepting;

5)
Use national preemption rights that allow our Bank to originate loans in all 50 states and in some instances, avoid the patchwork of certain differing state license requirement for mortgage loan origination platforms and professionals. Without the preemption rights, we would be subject to significant time, cost and oversight burdens;

6)
Offer a more attractive and stable employment platform for mortgage professionals given the cost of funds advantage and avoidance of state-by-state licensing requirements; and

7)
Diversify our risk exposures as a network of participating banks provide correspondent relationships and flows of assets that can help stabilize our platform in periods of higher volatility, volume fluctuations and rate movements.

We recognize that owning and operating a bank charter does burden us with specific costs of regulatory oversight, capital and liquidity levels and limitations on some types of lending products we can offer. However, we believe the benefits to our stakeholders materially outweigh these costs and limitations.
Growth with Strong Operating Performance to Create Stockholder Value — We have demonstrated a track record of creating value through profitable growth. We establish the trust of our borrowing clients by empowering our experienced and motivated employees to provide timely, technologically-enabled, and attractively priced mortgage products and services. This trust has enabled us to grow organically at attractive levels. Our operating performance in high mortgage volume years has allowed us to retain earnings, achieve high earnings growth, continue to build our Bank as well as perform adequately in low mortgage volume years. Our founding stockholders and other stockholders have continued to own and invest in our Bank since inception and have realized attractive returns on their investment as set forth below. We have measured our stockholder value creation by the accumulation of TBV through our retention of earnings plus the value of dividends we have paid to stockholders. Such returns are illustrated below under various periods:
	TBV /shr + Dividend IRR(%)	EPS Growth (%)	Avg ROA (%)	Avg ROATCE (%)
3yr	9%	18%	0.81	9.5
5yr	30%	51%	1.77	26.6
See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.
Positioned for Potential Growth within a Highly Fragmented Industry — While there is no way to predict where market rates will move, we believe we are well positioned to capitalize on the ongoing shift in market demographics, consumer demands and interest rate changes that affect the mortgage market. According to Fannie Mae, there is approximately $2.0 – $2.4 trillion of single-family mortgage origination volume anticipated in 2024 and 2025, respectively, which is 19% – 44% higher than the expected $1.6 trillion of volume in 2024. Our volume of retail mortgage originations and MPP fundings increased by 32% during the first nine months of 2024 compared to the same period of 2023. While recent periods of rising and elevated rates have dampened consumer demand for refinancing of existing mortgages, the mortgage industry believes there are many widely-used forecasts indicating rates will fall and commentary on pent-up-demand. If the U.S. Treasury were to lower rates, the average mortgage rates would likely fall below the 6.0% threshold that is usually correlated with increased origination volume. The mortgage industry is highly fragmented with the top 250 participants comprising only 57% market share; with the biggest participants having between 1.6% – 3.5%. We have historically gathered market share of 0.15% – 0.23% of the annual single-family volumes. As technology continues to create significant differentiation in the competitive landscape for mortgage origination, we believe there will be ongoing opportunities for scalable platforms that combine a superior client experience with faster speed to close to increase originators’ market share. If rates go up, overall mortgage market volumes would likely decline and our mortgage volumes would likely decline if we maintained our historic market share.
Sustainable Business Model — During the past 10 years, the combination of our leadership, technology, banking platform and operating performance has allowed us to originate or fund approximately 635,000 mortgages. We believe that being a specialty bank has allowed us to better identify pain points for borrowers and create scaled, technology-enhanced solutions to improve customer experience. Over the past 10 years, the mortgage industry has witnessed record high and cyclical low origination volumes. Even with such volatility and while others were exiting mortgage origination, we continued to proactively manage our business model. We realized record profitability (ROA averaging 2.64%) in peak volume periods (2019 – 2021) as rates were low and realized admirable profitability (ROA averaging 1.26%) in the lower volume periods (2021 – 2023). Our dynamic model has allowed us to quickly address both our volume related expenses and fixed expense base. The ability to utilize our deposit funding during low volume periods has allowed our model to continue to originate and hold mortgages when others were unable to fund the rate and structural changes required by consumers. We believe our platform is durable and scalable.
Market Opportunity
According to LendingTree, the U.S. mortgage market today has over 85 million single-family mortgages with over $12.5 trillion in aggregate outstanding unpaid balance. It is one of the largest and most important markets in the world; and a single-family mortgage is often the most significant financial product in the adult life of a consumer. The wide fragmentation of the mortgage originators universe is well documented and the separation between the branch-lite digitized platforms and the legacy brick-and-mortar, decentralized models is widening. Digitized platforms continue to gain market share from the legacy models. In contrast to other financial product categories, such as credit cards, there are no category-killers in the mortgage market. According to S&P (SNL), there were 119 banks and credit unions represented in the top 250 originators of mortgages. In the United States, we are the only single-family mortgage dedicated commercial bank and will be the only publicly traded, mortgage dedicated bank after this offering.
We have found that most mortgage borrowers and nearly all non-bank mortgage originators expect a technology-based user experience and efficient process for their transactions. FNMA’s annual National Housing Survey demonstrated that the submission of financial documents for mortgages was the strongest preference for borrowers as evidence of their increasing desire to have the convenience of speed and simplicity in their mortgage journey. The experience afforded by proven, easy-to-use digital solutions and supported by access to a specifically informed, mortgage origination professional at various moments during the origination journey have been the most satisfying pathway. The shift to digital was massively accelerated by the impact of the COVID-19 pandemic. Furthermore, millennials are expanding as a larger subset within homeowners, and their propensity to use digital apps and online platforms will continue to increase not only the digital delivery pathway, but improvements in the pathway. We have, and will continue to anticipate these demands through our comprehensive strategy that includes the consideration of emerging market trends, disruptive technologies, and industry shifts towards new mortgage products.
According to Home Mortgage Disclosure Act data, at market peaks, there were over 11,000 institutions that originated mortgages and $4.5 trillion in mortgage originations — which contrasts to only approximately

5,000 institutions that originated $1.5 trillion in volume in 2023. The exodus of mortgage originating institutions is primarily attributed to the recent rising rate environment which led to low volumes, falling gain-on-sale margins and materially weakened unit economics. This exodus has led to continued consolidation, which has benefited the surviving institutions that have strengthened their platforms according to Fitch Ratings. See the section entitled “Risk Factors — Risks Related to Our Business — Decreased residential mortgage origination, competition, and changes in interest rates may adversely affect our profitability.” Our platform is thriving in the existing market conditions (still elevated rates, still relatively muted mortgage volumes) as evidenced by our most recent financial performance metrics. And we are positioned to prosper in the increasing volume cycle that is being forecasted by many sources such as Moody’s, S&P, the Mortgage Bankers Association (the “MBA”) and others.
Our Market Opportunity Strategy is to (1) continue to operate as generally configured and perform well in the current rate environment while remaining as rate neutral as possible and (2) expand our available funding resource beyond our existing capacity in the event the forecasted rate environment creates significantly more demand and requires Scalable Growth from us. We have taken measures to prepare for Scalable Growth. We are currently experiencing sufficient client growth demands such that we have $200 – $400 million of MPP facilities syndicated to our network of participating banks. In the event we are successful in this offering, we anticipate that we could immediately (within 30 – 45 days) bring the additional $200 – $400 million of MPP loan facilities onto our balance sheet and fund the incremental growth with a mix of new capital, new deposits, and existing available liquidity. In addition, if we are successful in this offering, we would have the capital to increase our HFI portfolio of retail AIO Loan originated assets and fund those with deposits and/or additional Federal Home Loan Bank of Indianapolis (“FHLB”) borrowings. We believe our funding platform has the ability to fund new loans at a no less than a 6-to-1 ratio relative to any net new capital we issue in this offering.
Our MPP clients recognize that we have supported them for decades while other providers have either exited the business or not been providing credit consistently though the cycles, including the most recent challenging period. We provided our MPP clients uninterrupted warehouse facilities and worked collaboratively to make technology-based fulfillment changes that improve their businesses. As volumes increase for our MPP clients, we anticipate being prepared to increase our facility sizes. We believe our ability to achieve Scaled Growth is not dependent on new MPP clients being on-boarded nor will it require a significant hiring initiative. Our people and platform previously handled the peak volume without compromising our standards of fulfillment and profitability goals.
Our Operating Strategies; Competitive Advantages and Growth Opportunities
Our strategy is to focus on our four areas of expertise — (1) providing mortgage warehouse facilities to institutional originators (MPP), (2) funding retail mortgage borrowers, including AIO Loans, (3) gathering deposits from consumers to fund our HFI loans and (4) servicing specialized loans we originate or that are originated by others. In pursuing these areas, we originate and sell conforming and non-conforming mortgage loans. Our strategy is to have origination production be a balance between conforming and non-conforming loans (currently 50% / 50%). We sell a majority of the mortgage loans we originate. The loans sold are either servicing retained or released depending upon investor pricing and our servicing portfolio needs during a given cycle. The loans we do not sell are typically high-quality, non-agency eligible loans that we desire to hold in our HFI loan portfolio. A majority of HFI loans are funded with core, consumer related, digitally-sourced deposits or Federal Home Loan Bank advances. In addition to direct mortgages, we provide revolving MPP (warehouse) advances to non-bank originating companies (MPP clients) to fund their production. We keep a super-majority of the funded MPP mortgage loans on our Bank’s balance sheet. We believe our Bank’s digital deposit funding is a source of all-in-cost advantage over other non-deposit and wholesale funding alternatives. We utilize a dynamic just-in-time funding model that sources deposits, including brokered CDs, non-brokered rateboard time deposits, retail time and savings deposits, and access to FHLB borrowings and other smaller facilities, that satisfy our daily, weekly, monthly and quarterly funding needs of our loan production pipeline. We have a successful history of managing our funding risks and avoiding the pitfalls of rate mismatches and volatile funding sources that have disrupted and plagued many mortgage banks. Keeping our Bank well-capitalized, striving for rate neutrality and remaining in good standing with the regulators is a core strategy. We believe the strength of our Bank is a competitive advantage. We further believe our strategies have led to compelling risk adjusted returns on our capital. Each of these four areas of expertise have more specific business unit strategies and advantages that we attempt to leverage as set forth below.
Our Mortgage Purchase Program (MPP) / Warehouse Lending business has advantages that include operating on a national level and supporting over 100 non-bank originating companies. We are currently funding approximately $2.2 billion of monthly utilization on $3.4 billion of available MPP facilities authorized, and have funded over $20 billion in volume in the past 12 months. Our MPP platform has significantly higher volume capacity than is currently being utilized, and we believe we could increase our utilization of the platform by using a portion of the proceeds from this offering. The proceeds from this offering would be used in part to increase our on-balance sheet hold of MPP loans. We were the eighth largest mortgage warehouse lender in the U.S. during the past 12 months according to industry publication Inside Mortgage Finance dated September 13, 2024. The platform is state-of-the-art, proprietary, highly efficient and has been financially sound and has historically demonstrated a low risk of loss. We have a robust underwriting and risk management framework supporting the MPP business such that we have had no charge-offs since inception while having funded over $125 billion in loans during that period. Our MPP platform provides attractive yielding assets due to its mix of agency eligible and non-agency eligible loans. Agency eligible loans with high quality collateral represent approximately 52% of the total collateral.
For the nine months ended September 30, 2024, our MPP program earned $85.1 million in interest and fees. During this period, our MPP platform had an average deposit of $67.7 million, and the average utilization rates of the committed purchase program operating system was 60%. Additionally, for the nine months ended September 30, 2024, our weighted average yields (including rates and fees) on MPP facilities was 8.5% annualized; which compares favorably to average loan yields available in other high quality residential mortgage or commercial loans. The weighted average yields (including rates and fees) on MPP facilities was 8.2% in 2023, 4.9% in 2022, 4.2% in 2021, 5.9% in 2020, and 7.8% in 2019. We review every loan and manage our portfolio exposure on a daily basis. Our client base is typically a smaller or regional non-bank originator that relies primarily on our facility to conduct its business. No single MPP client represents more than 12.5% of our MPP portfolio and the top 10 clients represent 55.4% of our MPP portfolio. Part of our dynamic balance sheet and risk management techniques are to use the selling of MPP loan participations to a group of approximately 15 other banks with which we have strong relationships. Selling loan participations provides a fee income stream through loan administration and servicing fees, approximately 16 bps of total unpaid principal balance year to date. Our MPP facilities are funding loans that are ultimately sold to third-party buyers such as FNMA, GNMA, FHLMC as well as other institutional investors. The mortgage loans funded by our MPP facilities are typically sold into permanent structures within 30 days of our MPP facility funding the mortgage’s primary closing. For the nine months ended September 30, 2024, MPP loans earned a total of $85 million in interest and fee income, or $113 million annualized. MPP loans also earned $81 million in 2023, $38 million in 2022, $45 million in 2021, $29 million in 2020, and $20 million in 2019.
Northpointe’s ongoing commitment to the MPP business in combination with our Bank’s strengths and resilience has provided us the growth opportunity set we are pursuing, which includes: (a) increasing our share of wallet with existing clients by increasing exposure, (b) on-boarding new strategic relationships and accepting larger strategic exposures forecasted in our pipeline, (c) expanding the product set to include a wider array of non-agency loan programs, and (d) accepting larger loan balances from existing and new clients currently experiencing shut-down or de-emphasis impacts of their current warehouse providers. We believe that the MPP channel is readily scalable and needs little additional staffing and fixed expense to process significant growth.
Our Residential Lending business is important to our strategic plan. Improving the fulfillment experience and developing new products (such as an AIO Loan’s revolver and deposit functionality) are advancements borrowers seek and have created advantages for us. Other advantages include being an approved origination and servicing platform by FNMA, GNMA, FHLMC as well as the FHLB. Our status with these agencies is an important advantage as we can be originator, seller and servicer in all 50 states and the District of Columbia. Over 80% of our historical production is sold into the secondary market to the agencies and private investors. Our originations support our Specialized Loan Servicing business as a source of replenishment. Since we have invested in being technologically advanced and highly communicative with our borrowers, we have been able to appropriately scale to deliver attractive returns in low and high-volume environments. Our continuous funding of conforming and non-conforming loans (such as first-time buyer programs, jumbo mortgage, and tailored solutions) during a challenging rate environment has allowed us to maintain and expand our presence. Our banking charter and 23 loan production centers have created a more stable employment platform that has attracted the types of regional high quality origination professionals that we desire. Our 132 loan production officers have demonstrated track records of relationship-based success in growing demographic markets. We offer consumers and retail originating mortgage professionals speed and cost benefits across a full array of loan products, including conventional, government, purchase, construction, fixed-rate, variable rate, hybrid adjustable rate mortgages (“ARMs”), AIO and second mortgage loans, all of which are designed to provide our customer with a straightforward, high value solution that fit their needs. Over the past 24 months, we have exited the lower margin correspondent mortgage business. Our latest 12 months of retail production was $2.1 billion, which is below our peak of $7.4 billion realized in 2021. Our peak correspondent mortgage business was $7.5 billion realized in 2020. However, we have demonstrated strong profitability in our last 12 months despite a more muted origination environment. Our ability to re-enter the correspondent business would be low cost given low barriers to entry. The breakout of our residential loan portfolio by mortgage type and purpose since 2019 are shown below.
Funded Production by Purpose	Funded Production by Mortgage Type

Excluding MPP loans, we have $2.7 billion in loans in our HFI portfolio, of which $2.1 billion, or approximately 77%, are in conventional mortgages and $581.7 million are in AIO Loans; and is distributed throughout the United States with the largest concentrations in Florida (13.1%), Colorado (12.5%), California (11.9%), North Carolina (6.0%) and Georgia (4.8%). For our AIO Loans, we had an outstanding balance of $506 million in 2023, $323 million in 2022, $92 million in 2021, $81 million in 2020, and $28 million in 2019. The revenue from AIO Loans was $37 million in 2023, $12 million in 2022, $3 million in 2021, $3 million in 2020, and $2 million in 2019. With respect to regional performance, for the nine months ended September 30, 2024, the originations for consumer direct was $314 million (20.2%), while the Midwest was $421 million (27%), the Southeast was $367 million (23.6%), the Mountain West was $254 million (16.3%), the Northeast and Mid-Atlantic was $158 million (10.1%), and the West was $46 million (3%).
Our capacity to continue to originate HFI non-conforming loans will continue to be an advantage in the retail sector. We have unleveraged liquidity that would allow us to fund more HFI loans as configured, and that amount will expand significantly if we are successful in adding capital from this offering. In addition, our investments in technology in the retail systems and our ability to scale without significant further investments strongly positions us for the normalized mortgage market volume that is forecasted. We see opportunity to continue to expand our product offerings within the retail channel as customer needs evolve.
Our Specialized Servicing of Residential Mortgage Loans strategy provides us with the advantage of recurring, relatively stable, fee income from borrowers and investors in mortgages. We believe that servicing income is a natural hedge to origination income and that total revenues are more diversified when origination volumes are low. Our strategic advantage is being both a strong originator and an approved servicer of mortgages, which supplements and diversifies our sources of revenue. Investors in mortgage securitizations have found it beneficial and are willing to use our platform because we are an FDIC-insured bank that accepts custodial deposits and are a rating agency-approved servicer. More specifically, the advantage is being able to service loans that have either (a) the option to hold related custodial deposits, or

(b) an imbedded deposit account such as the AIO Loans. As of September 30, 2024, including loans we service for our own HFI portfolio, we service or sub-service approximately 53,000 mortgages with nearly $7.1 billion of UPB and a related $137.3 million of custodial deposits. We also serviced or sub-serviced nearly $13.4 billion in 2023, $13.2 billion in 2022, $21.4 billion in 2021, $17.8 billion in 2020, and $11.2 billion in 2019. We are able to manage our exposure to primary and sub-servicing through active portfolio management and readily available market for mortgage servicing rights (“MSRs”). We believe there is real advantage in continuing to retain a touch-point in the borrower relationship that servicing and sub-servicing allow. Although we do not hold a relatively large number of MSRs, we still have the advantage of being an approved mortgage sub-servicer, which means when interest rates go up, we have the ability to more easily navigate the capital constraints that MSRs typically carry when it is a bank-owned asset. On any MSRs held, we continue to focus on MSRs with underlying loans that have higher FICO scores, are agency paper, are within the 2020-2023 origination vintages, have lower loan-to-value ratios and that have demonstrated lower rates of delinquency and forbearance frequency — which we believe lead to lower all-in-cost to service and more stable servicing income. We are not, by design, a large-scale participant in the overall MSR market nor are we focused on higher margin work-out loan servicing. However, our profitable growth opportunities are driven by our Specialized Servicing strategy.
Our Digital Deposit Banking is also core to our strategy because the platform provides the advantage of having a substantial amount of reliable funding coming directly from consumers and deposit brokers and are sourced nationwide rather than from a narrower geography. The deposits are a source of strength, as we believe digital deposits are a more nimble and lower all-in-cost of funding than traditional, branch-based retail deposits. Our experience has demonstrated an ability to fund as needed and with duration and cost of deposit that is consistent with our asset and liability risk appetite. Our ability to fund HFI loans with deposits has allowed us to build a platform when others have been retreating or abandoning the mortgage sector. According to SNL Financial, there are over 9,000 insured banks and credit unions offering deposit services and most offer an online or App-based deposit platform, but we are a top 15 institution ranked by assets that are single-branch platforms. Our strategy targets a specific granularity within our deposit customer base. Our typical retail depositor has average balances of $38,200 and 96.2% have balances under $250,000. Our deposit strategy is unique, as we do not have or seek large balance commercial or public fund deposits due to withdrawal flight-risk, nor do we seek small balance demand accounts that have high operating costs and burden our customer service resources. In the 2023 banking liquidity crisis, we did not experience any significant outflows beyond natural seasonality. Our demand deposits grew in every quarter during 2023 and our total deposits were slightly higher in 2023 than 2022. Our total deposits in 2021 were $2,935 million, much higher than 2020 and 2019, which had $1,657 million and $1,317 million, respectively. Central to our asset and liability strategy is to have term deposits that match the duration of our HFI assets. We prefer term deposits over demand accounts as the known cost and duration of term funding best matches against our asset durations. Evidence of our success is that we have added deposits as we have desired and at rates that are consistent with or below the national pricing platform rates. We recognize our deposit model does attract more rate sensitive depositors and our interest-bearing deposits are typically over 90% of our deposits with a weighted average maturity of approximately seven and a half months; however, we believe these are cheaper and more reliable than other non-deposit sources of funding. Our deposits provide funding for substantially all of our HFI loan assets which creates a stable net interest income that serves as a strength and advantage over many of our competitors. Finally, our deposit gathering platform and FDIC insured deposit accounts allow us to hold institutional custodial deposits. We have opportunities to grow deposits to handle continued growth in loan fundings, such as continuing to strengthen our brand recognition throughout our major loan origination markets.
Our Balance Sheet Strategy has proven to be an advantage by allowing us to hold a relatively simple set of assets and liabilities that have delivered a stable financial banking platform during periods of uncharted rate volatility. We specifically focus on remaining as interest rate and average life neutral as possible by match funding our assets and liabilities. Due to our strategy, we have been able to avoid adverse volatility in our earnings, GAAP capital and regulatory capital that the rapid rise in rates inflicted on the market value of many banking assets (as measured by negative accumulated other comprehensive income (“AOCI”) and fair value losses imbedded in held-to-maturity (“HTM”) assets that hit the industry). Our strategy continues to simply match our originated primarily variable rate HFI loans with similar duration funding — sourced as needed and from our depositors and FHLB advances. We specifically avoid long-term fixed rate mortgages in our HFI portfolio strategy. 81% of them are adjustable rate and over half will re-price within two years. We are not like most traditional branch and demand deposit focused banks that have more complex asset and liability challenges. Many demand deposit focused banks attempt to deploy their deposits (which have high liquidity requirements) into portfolio strategies that blend (a) short-lived, lower yielding assets to meet liquidity requirements balanced with (b) longer-lived, higher yielding, less liquid assets to achieve desired returns. Such mismatching of asset and liability repricing is an important risk we mitigate through our funding strategy and policies. We believe our liquidity profile is an advantage due to existing deposit platform, access to FHLB and Fed Funds in addition to the fact that our MPP loans are short-term facilities that can be curtailed immediately and typically have natural liquidation within 30 days.
We believe the Strength of Our Bank centers upon our strategy to (a) remain a well-capitalized bank and have appropriate liquidity under federal regulatory definitions, (b) adhere to strong operating guidelines, including strict policies on interest rate-risk and credit-risk tolerances, (c) perform well in frequent banking regulatory exams, (d) provide full and detailed financial banking disclosures not necessarily available from other non-bank mortgage companies, and (e) comply with federal banking and consumer laws as well as following mortgage agency requirements. As a bank, we operate sophisticated and dynamic risk management systems that monitor rate, prepayment, credit, forward liquidity needs and other risks of our businesses. Additionally, our strong underwriting is supported by our use of financial tools such as loan syndication and participations, hedging- and other financial instruments to maintain our risk exposures within our policy limits. For these reasons, we believe that relative to more commercial-focused banks, our loan portfolios have lower credit risk — our largest loan category, residential mortgages, has experienced very low net charge-offs throughout our history, and our second largest loan category, MPP loans, has not experienced any charge-offs since we began this lending program in 2010. The strength of our Bank positions us to remain a strongly Rated Originator and Specialty Servicer by third-party ratings agencies that are required by the mortgage agencies and institutional investors.
Our leadership and management team has effectively operated a regulated bank through multiple rate and credit cycles. Strong historical credit quality has contributed to the strength of our Bank. We have recognized only $2.8 million in cumulative net charge-offs (NCO) since 2014 (averaging approximately 0.04% NCO/Loans per year). Between 2019 and 2022, the net charge-offs (recoveries) incurred were $(0.9) million compared to $0.8 million for 2023. Our low loss history exists because we have had no charge-offs in our MPP warehouse lending business since inception. Our specific MPP client selection, credit structure, documentation, underwriting and closing criteria were formulated following lessons learned in the massive industry fallout caused by the Great Financial Crisis (2007 – 2009). We were able to start our MPP platform, with our standards, during an advantageous void in the market. Furthermore, we have specifically avoided or de-emphasized higher risk categories such as commercial real estate, construction and other consumer credit.
These four areas of focused expertise are complementary and have delivered Compelling Risk Adjusted Returns to our stockholders (see the section entitled “— Performance and Returns”). These same four areas are highly scalable platforms operating on state-of-the-art systems. Such returns have been attributable to the strength of our Bank and its ability to leverage our common equity capital nearly 10-to-1 while holding low-risk mortgage loans that are funded by relatively stable, insured deposits with lower costs than non-deposit sources. We do not position ourselves as a supermarket for all-things-mortgage; and do not intend to (a) focus on mortgage insurance, (b) offer real estate brokerage, or (c) offer consumer finance solutions like credit cards or debt consolidation. We are a specialty platform that focuses on the marginal improvements in our four business lines to create distinct strengths and advantages in a sector that has been suppressed by market conditions for the past few years.
Strong Leadership, Distinct Culture and Insider Ownership
Founder and current Chairman and Chief Executive Officer Charles “Chuck” Williams had the vision of creating a specialty bank with material and available advantages in the mortgage sector. Mr. Williams established the ICARE Pledge as the backbone of our culture, managed the evolution of custom-curated and proprietary technological advantages and built our Bank into a nationally recognized mortgage lender and specialty servicer that has delivered the scaled and profitable organic growth it has experienced to date. Our culture has been defined by and instilled in our Bank by Mr. Williams. We use the guiding principles of the ICARE Pledge to act as a blueprint and foundation of how we act individually and corporately. “ICARE”

is an acronym for pledge to Innovate, Client Focus, Act with integrity, Real Value and Empower. We innovate to provide superior products and services. We focus on borrowers and treat them like friends and family. We build trusted relationships because we act with integrity. We believe we deliver real value add through our collaborative, high performance culture and we empower every employee to make decisions benefiting borrowers.
Our executive leadership team is comprised of established industry veterans with a track record of profitable organic growth, achieving operating efficiencies and instilling strong risk management disciplines. In addition to the executives, named below, we have an organizational structure that includes supporting senior officers with long and focused careers that have primary responsibilities in the areas of Direct Lending, Specialty Servicing, Depository Banking, Compliance and Reporting, Legal, Treasury and the Asset-Liability Committee of our board of directors (the “ALCO”), Risk Management, Marketing, and Bank Technology Innovation, Installment and Deployment. In addition to our executive and senior leadership teams, we believe that we are supported by a deep and talented bench of business professionals, many of whom have been with the Company for many years. We believe our executive leadership team has the experience to continue to execute on our strategic vision.
Charles A. Williams — Founder, Chairman and Chief Executive Officer.    Mr. Williams has over 42 years of experience in the banking industry and founded our Bank with the vision of what our Bank is today. He has provided steady leadership during our Bank’s entire 25 year history.
Kevin J. Comps — President.    Mr. Comps has over 20 years of experience in the financial services industry and joined our Bank in 2012 for three years and again in 2017. He is responsible for overseeing Residential Lending, Deposit Banking, Loan Servicing, Information Technology, Compliance, Legal, Administration, Facilities, and Human Resources.
David J. Christel — President of Mortgage Purchase Program (MPP).    Mr. Christel has over 25 years of mortgage warehouse lending and commercial banking experience and joined our Bank in 2010. He is responsible for overseeing the MPP.
Amy Butler — Executive Vice President, National Sales.    Ms. Butler has over 25 years of experience in the mortgage industry and joined our Bank in 2020. She is responsible for overseeing the retail mortgage sales efforts.
Brad T. Howes — Executive Vice President, Chief Financial Officer.    Mr. Howes has over 22 years of experience in the financial services industry and joined our Bank in 2023. He is responsible for overseeing the finance and accounting functions.
See the section entitled “Management” for further information on our board of directors and executive management team.
Each member of our executive leadership team is a participant in our ownership program and collectively have a meaningful ownership investment in our Bank. As of October 31, 2024, our board of directors and executive officers own or otherwise control 21.4% of our outstanding common stock. Our board of directors has decades of combined business experience from a variety of backgrounds. Collectively, our non-executive board of director members also own or control significant ownership in our Bank.
Performance and Returns
The key performance and return metrics that we have primarily focused upon are: (1) TBV per share and its growth combined with (2) return of capital to our stockholders (dividends paid). See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. We believe we have delivered outstanding operating performance that has resulted in attractive returns for our stockholders. The accumulated returns measured by growth in our TBV per share plus our dividends per share distributed to stockholders have delivered a 30% internal rate of return since the end of 2019.
We also monitor performance metrics such as (3) Net Income or Earnings per share (“EPS”) and its growth, (4) Return on Assets, (5) Return on Tangible Common Equity in addition to (6) Revenue Mix and

(7) the Efficiency Ratio, which measures the ratio revenue realized relative to the cost expended to generate the revenue. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. The performance metrics demonstrate our outsized success in the higher relative volume cycles, such as 2020 and 2021, where our ROA was 3.88% and 2.52%, respectively, and our return on average tangible common equity (“ROATCE”) was 69.08% and 35.25%, respectively. In these periods, we believe our performance was superior to nearly all traditional banks and in-line or better than the specialty consumer credit providers and true mortgage banks. During relatively lower volume cycle periods, such as 2022 and 2023, we still delivered positive and respectable returns by quickly and proactively managing expenses. As part of the success of our strategic repositioning efforts during 2022 and into 2023, we experienced very strong balance sheet growth in MPP loans, which has helped diversify revenues and bolster our operating performance during lower retail mortgage origination cycles. As a result, in 2022 and 2023, we averaged, over such two years on a combined basis, a 0.63% ROAA. Furthermore, our ROA was 1.17% for the first nine months of 2024, an increase from 0.92% over the same period of 2023. We believe our attractive Efficiency Ratio is a strong indicator of our operating skills and reflects the benefits of our Bank’s advantages; and it compares favorably to, and is lower than, nearly all mortgage dedicated banks and non-banks who we consider peers.
In the charts below, we show the growth in TBV per share as impacted by our EPS and the individual and cumulative dividends we have paid since 2019.

(1)
See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Recent Developments
Financial Highlights for the Year Ended December 31, 2024
The following presents certain unaudited financial information as of and for the year ended December 31, 2024. The following results are preliminary in nature and based upon currently available information. In the opinion of management, such unaudited financial information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods but may not include normal year-end adjustments. These results are also subject to further revision based upon final actual results for the year ending December 31, 2024, our review and the review of RSM US LLP, our independent registered public accounting firm. Therefore, no assurance can be given that, upon completion of our review and the review of our independent registered public accounting firm, we will not report materially different financial results than those set forth below. In addition, we cannot assure you our results for this period will be indicative of our actual results. Our independent registered public accounting firm, RSM US LLP, has not audited, reviewed, complied or applied agreed-upon procedures with respect to the preliminary financial information, and as such, does not express an opinion, or any assurance, with respect to this preliminary financial information.
In the year ended December 31, 2024, we earned approximately $45 million to $49 million in net income available to common stockholders, which was in line with management’s expectations. Over the same period, we originated approximately $26.3 billion in mortgage loans, which included $24.2 billion in MPP total loans purchased and $2.2 billion in residential mortgage loan originations. The net increase over the prior year of approximately $8.6 billion in MPP total loans purchased was primarily related to increases in usage of existing MPP credit facilities. Asset quality, liquidity and capital all remained stable, relative to prior periods.
Restatement
In our subsequent review of our interim financial statements for the nine months ended September 30, 2024 included in our registration statement on Form S-1, initially filed with the Securities and Exchange Commission on January 23, 2025, we identified an incorrect classification to one on the revenue items within noninterest income. The revenue from the capitalization of MSRs was incorrectly recorded in loan servicing fees as opposed to net gain on the sale of loans held for sale. The error had no impact on equity, noninterest income, net income, or net income available to common stockholders. As a result, we have restated our income statement and cash flow disclosures within this prospectus, as disclosed in Note 24 — Restatement to the consolidated financial statements included elsewhere in this prospectus.
When such errors occur, we evaluate the impact of such an error on our internal controls over financial reporting. Because our internal controls did not timely identify the error in the financial statements included in our initial registration statement with respect to the nine months ended September 30, 2024, we have concluded that a material weakness existed with respect to this matter at September 30, 2024. That material weakness required the aforementioned restatement. In reviewing the presentation of components within noninterest income, our controls discovered the classification error and our financial statements were modified to reflect the correct classification. This includes a restatement of the interim unaudited September 30, 2024 and 2023 financial statements, as well as the other affected periods, the years ended December 31, 2023 and 2022, included in this prospectus. Management has identified the error and remediation is currently underway.

Summary of Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully consider all of the risks described in the section entitled “Risk Factors” before deciding to invest in our common stock. If any of the risks actually occur, our business, growth prospects, financial condition, and results of operations, may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:
•
Decreased residential mortgage origination, competition, and changes in interest rates may adversely affect our profitability.

•
Our mortgage banking profitability could significantly decline if we are not able to originate and resell a high volume of mortgage loans.

•
A decline in our MPP business could have a significant impact on our results of operations.

•
Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.

•
A decline in general business and economic conditions and any regulatory responses to such conditions could have a material adverse effect on our business, financial position, results of operations and growth prospects.

•
Liquidity risks could affect operations and jeopardize our business, financial condition, and results of operations, and deposits, many of which are brokered deposits, are our primary source of funding.

•
Fluctuations in interest rates may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

•
We may be required to repurchase or substitute mortgage loans or MSRs that we have sold, or indemnify purchasers of our mortgage loans or MSRs.

•
We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to the costs and potential risks associated with the ownership of real property, or consumer protection initiatives or changes in state or federal law may substantially raise the cost of foreclosure or prevent us from foreclosing at all.

•
Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

•
Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and adversely impact our financial condition and results of operations.

•
Cyberattacks and other data and security breaches could result in serious harm to our reputation and adversely affect our business.

•
We may not be able to make technological improvements as quickly as demanded by our customers, which could harm our ability to attract customers and adversely affect our financial condition, results of operations, and liquidity.

•
We depend on our ability to sell loans in the secondary market to a limited number of investors and to the government-sponsored enterprises (“GSEs”), and to securitize our loans into mortgage-backed securities (“MBS”) through the GSEs. If our ability to sell or securitize mortgage loans is impaired, whether as a result of regulatory action or otherwise, the volume of mortgage loans that we are able to originate will be reduced.

•
We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

•
Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

•
Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

•
Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

•
We are subject to stringent capital requirements, which could have an adverse effect on our operations.

•
We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act (the “CRA”) and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

•
We are a bank holding company and are dependent upon our Bank for cash flow, and our Bank’s ability to make cash distributions is restricted.

•
The Federal Reserve may require us to commit capital resources to support our Bank.

•
No public market exists for our common stock, and one may not develop.

•
Investors in this offering will experience immediate and substantial dilution.

•
Future sales of our common stock could depress the market price of our common stock.

•
As of September 30, 2024, approximately 32.9% of our voting and non-voting common stock is owned by certain institutional holders, and future sales by these institutional holders may adversely affect the prevailing market price of our common stock.

•
Our stock price may be volatile, and you could lose part or all of your investment as a result.

•
We may not pay dividends on our common stock in the future, and our ability to pay dividends is subject to certain restrictions.

•
The holders of our debt obligations and preferred stock will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and dividends.

•
An investment in our common stock is not an insured deposit.

Corporate Information
Our principal executive office is located at 3333 Deposit Drive Northeast, Grand Rapids, Michigan 49546, and our telephone number is (616) 940-9400. We maintain a website at www.northpointe.com. This reference to our website is included for the convenience of investors only and our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

The Offering
Issuer
Northpointe Bancshares, Inc.
Common Stock Offered by Us
7,352,942 shares
Common Stock Offered by the Selling Stockholders
1,470,590 shares (or 2,794,119 shares if the underwriters exercise their option to purchase additional shares in full)
Option to Purchase Additional Shares of Common Stock Offered by the Selling Stockholders
The Selling Shareholders have granted the underwriters a 30-day option to purchase up to 1,323,529 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.
Shares Outstanding After this Offering
33,042,502 shares
Use of Proceeds
Assuming an initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that the net proceeds that we will receive from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $116.1 million. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
We intend to use the net proceeds that we receive from this offering for general corporate purposes, which may include growing our existing lines of business or using a portion of the proceeds to redeem all or a portion of our preferred stock. Our management will have broad discretion over the use of the net proceeds that we receive from this offering. See the section entitled “Use of Proceeds.”
Dividend Policy
We have historically paid quarterly dividends to holders of our common stock. Nevertheless, we have no obligation to pay dividends and any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, our ability to service debt obligations senior to our common stock, banking regulations, contractual, legal, tax and regulatory restrictions, and limitations on the payment of dividends by us to our stockholders or by our Bank to us, and such other factors as our board of directors may deem relevant. We cannot assure you that we will be able to pay dividends to holders of our common stock in the future. Because we are a BHC and do not engage directly in business activities of a material nature, our ability to pay any dividends on our common stock depends, in large part, upon our receipt of dividends from our Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. See the section entitled “Market for Common Stock and Dividend Policy — Dividend Policy.”

Risk Factors
Investing in our common stock involves risks. See the sections entitled “Risk Factors,” “Prospectus Summary — Summary of Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of factors that you should carefully consider before making an investment decision.
Proposed Trading Symbol
We have applied to list our common stock on the NYSE under the symbol “NPB.”
The number of shares of our common stock to be outstanding after this offering is based upon 25,689,560 shares of our common stock, as of September 30, 2024, and does not include:
•
84,000 shares of our common stock issuable upon the exercise of outstanding stock options, as of September 30, 2024, at a weighted average exercise of $2.29 per share; and

•
849,530 shares of our common stock issuable upon the settlement of restricted stock units under our Omnibus Incentive Plan that were granted subsequent to September 30, 2024, in connection with this offering.

Except as otherwise indicated, the information in this prospectus reflects and assumes:
•
a ten-for-one stock split of our common stock effected on December 30, 2024;

•
no exercise of outstanding stock options referred to above after September 30, 2024;

•
no attribution to any director, officer, principal stockholder or related person any purchases of shares of our common stock in this offering;

•
an initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•
no exercise by the underwriters of their option to purchase up to an additional 1,323,529 shares of our common stock from the selling stockholders in this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
The following tables summarize our historical consolidated financial and other data as of the dates and for the periods indicated. The summary consolidated statements of income data for the years ended December 31, 2023 and 2022, and the consolidated balance sheet data as of December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of income data for the nine months ended September 30, 2024 and 2023, and the consolidated balance sheet data as of September 30, 2024, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of income data for the years ended December 31, 2021, 2020 and 2019 is derived from our audited financial statements not included in this prospectus. Our results of operations for any period are not necessarily indicative of the results to be expected in any future period. The summary historical consolidated financial information and other data below should be read together with the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless otherwise noted, the share and per share amounts in the table below have been adjusted to reflect the ten-for-one stock split effected on December 30, 2024.
	(Unaudited) As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2022	2021	2020	2019
BALANCE SHEET DATA
Total Assets	$5,385,999	$4,888,913	$4,758,479	$4,400,346	$4,726,880	$3,302,490	$2,173,532
Total Gross Loans & Leases (HFI and HFS)	$4,757,085	$4,132,826	$4,133,642	$3,821,097	$3,985,271	$2,716,118	$1,694,848
Mortgage Warehouse (MPP) / Loans %	35.1%	26.5%	27.7%	20.7%	26.1%	22.3%	17.1%
First Lien Residential Mortgage / Loans %	44.4%	49.2%	47.8%	57.9%	63.7%	67.8%	72.2%
All-in-One (AIO) / Loans %	12.2%	11.3%	12.2%	8.5%	2.3%	3.0%	1.7%
Total Deposits	3,531,878	3,041,028	2,925,558	2,921,300	2,935,393	1,656,719	1,315,553
Cash & Cash Equivalents	440,751	469,357	351,890	274,233	452,603	354,196	314,487
Investment Securities	79,331	81,261	83,532	89,732	90,663	51,688	41,306
Mortgage Servicing Rights (MSRs)	11,671	106,847	95,339	101,792	73,385	68,615	31,491
Intangible Asset (net of DTL)	2,879	3,727	3,431	4,331	6,720	7,740	9,811
FHLB and Other Borrowings	1,308,750	1,275,000	1,275,000	925,000	1,247,000	924,488	634,501
Subordinated Debt	43,897	47,733	39,368	56,255	56,079	60,902	62,250
Preferred Stock	103,573	116,157	116,157	116,157	116,157	91,178	0
Stockholders’ Equity	454,782	432,286	430,620	417,307	413,623	311,634	127,631
Tangible Common Equity(1)	348,329	312,402	311,032	296,819	290,746	212,715	117,820
Allowance for Credit Losses	$12,220	$14,273	$12,295	$6,365	$3,886	$10,539	$4,532
ORIGINATION & OFF-BALANCE SHEET DATA
Total Loan Originations	$1,557,955	$2,991,086	$3,566,255	$8,795,062	$12,465,865	$14,805,345	$9,567,450
Total Retail Originations	1,557,955	2,696,346	3,271,032	5,538,613	7,351,327	7,338,437	3,692,278
Total Correspondent Originations	0	294,740	295,223	3,256,449	5,114,538	7,466,908	5,875,172
Total Unused Commitments	2,777,287	3,595,887	3,666,446	3,088,866	247,367	130,795	105,218
Mortgage Warehouse (MPP) Total Loans Funded	17,380,555	11,348,442	15,598,945	14,270,481	21,326,530	18,640,142	11,931,771

	(Unaudited) As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2022	2021	2020	2019
Mortgage Servicing Rights (Unpaid Principal Balance)	7,124,844	13,519,884	13,419,083	13,205,460	21,428,144	17,778,215	11,181,252
PERFORMANCE MEASURES
Return on Average Assets(2)(3)	1.17%	0.92%	0.72%	0.54%	2.52%	3.88%	1.51%
Return on Average Equity(2)	13.20%	10.13%	7.89%	5.53%	26.93%	65.16%	29.74%
Return on Average Tangible Common Equity(2)(4)	15.8%	11.2%	8.0%	4.7%	35.3%	69.1%	33.5%
Net Interest Margin(2)	2.29%	2.23%	2.25%	2.46%	2.47%	1.93%	2.23%
Efficiency Ratio(5)	59.39%	74.41%	77.40%	86.80%	69.67%	64.54%	80.90%
CAPITAL RATIOS(6)
Equity / Assets	8.44%	8.84%	9.05%	9.48%	8.75%	9.44%	5.87%
Tangible Equity / Tangible Assets(7)	6.47%	6.39%	6.54%	6.75%	6.16%	6.46%	5.45%
Tier 1 Leverage Ratio	8.77%	8.95%	9.19%	9.73%	N/A	N/A	N/A
Common Equity Tier 1 Capital Ratio	7.93%	7.62%	7.61%	7.81%	N/A	N/A	N/A
Tier 1 Risk Based Capital Ratio	10.37%	10.53%	10.52%	11.03%	N/A	N/A	N/A
Total Risk Based Capital Ratio (TRBC)	11.36%	11.61%	11.43%	12.46%	N/A	N/A	N/A
Tier 1 Leverage Ratio (Bank)	9.11%	9.43%	9.45%	10.54%	10.28%	10.64%	8.28%
Total Risk Based Capital Ratio (Bank)	11.22%	11.57%	11.26%	11.91%	N/A	N/A	N/A
LIQUIDITY & FUNDING
Loans / Deposits	134.69%	135.90%	141.29%	130.80%	135.77%	163.95%	128.83%
Liquidity Ratio(8)	8.18%	9.60%	7.40%	6.23%	9.58%	10.73%	14.47%
Wholesale Funding Ratio(9)	74.53%	75.28%	74.76%	60.65%	65.42%	45.58%	38.60%
Total Time Deposits / Total Deposits	78.57%	76.71%	65.25%	76.21%	83.06%	62.15%	63.00%
Deposits >$250k / Total Deposits	3.21%	2.36%	2.49%	2.99%	3.23%	5.40%	3.48%
Brokered Deposits / Total Deposits	64.37%	62.90%	58.79%	61.05%	62.82%	15.56%	9.44%
ASSET QUALITY
Nonperforming Loans to Total Loans	1.68%	1.08%	1.50%	0.55%	0.50%	1.42%	1.03%
Nonperforming Assets to Total Assets	1.52%	0.92%	1.31%	0.49%	0.43%	1.18%	0.81%
Ratios Excluding Loans Wholly or Partially
Guaranteed by the U.S Government
Nonperforming Loans to Total Loans	0.90%	0.61%	0.60%	0.33%	0.28%	0.53%	0.31%
Nonperforming Assets to Total Assets	0.84%	0.52%	0.52%	0.30%	0.24%	0.44%	0.25%
Allowance for credit losses to loans HFI	0.28%	0.39%	0.33%	0.21%	0.22%	0.76%	0.43%

	(Unaudited) As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2022	2021	2020	2019
Net charge-offs (recoveries) to Average Loans	0.04%	0.00%	0.02%	-0.01%	-0.02%	0.00%	-0.01%
INCOME STATEMENT DATA
Net Interest Income	$84,193	$74,890	$101,219	$99,437	$88,817	$51,538	$38,396
Provision (Credit) for Credit Losses	118	(340)	(1,485)	2,216	(7,184)	6,000	0
Noninterest Income: Total	59,310	90,374	95,067	158,119	311,836	367,778	147,315
Servicing Income (MSR and Other)	5,970	16,349	10,304	43,850	12,772	10,177	5,195
Gain-on-Sale	49,658	68,789	77,977	109,951	286,214	336,549	125,856
Other	3,682	5,236	6,786	4,318	12,850	21,254	17,429
Noninterest Expense – TOTAL	85,155	123,223	153,084	221,646	284,148	266,752	151,921
Net Income before Tax	58,230	42,381	44,687	33,694	123,689	146,564	34,955
Income Tax	14,061	10,276	10,925	10,455	28,035	36,586	7,334
Net Income	44,169	32,105	33,762	23,239	95,654	109,978	27,621
Preferred Stock Dividends	5,853	7,240	9,650	9,658	7,865	—	—
Net Income available to common stockholders	$38,316	$24,865	$24,112	$13,581	$87,789	$109,978	$27,621
Preferred Dividend	5,853	7,240	9,650	9,658	7,865	0	0
Common Dividend	1,926	1,930	2,573	7,753	11,705	7,422	6,626
PER SHARE DATA ($)
Tangible Book Value(10)	$13.56	$12.14	$12.11	$11.53	$11.26	$8.26	$4.62
Common Dividend	0.075	0.075	0.100	0.300	0.454	0.316	0.313
Earnings	$1.49	$0.97	$0.94	$0.53	$3.40	$4.30	$1.34
Shares Outstanding (Period End)	25,689,560	25,725,560	25,689,560	25,745,560	25,824,610	25,761,610	25,519,930
Shares Outstanding (Average)	25,689,560	25,734,449	25,723,227	25,842,564	25,785,610	25,565,070	20,607,710

(1)
We calculate tangible common equity as stockholders’ equity less goodwill and intangible assets (net of DTL) and preferred stock. See “Non-GAAP Financial Measures” for a reconciliation to the comparable GAAP financial measure.

(2)
Annualized for interim periods.

(3)
We calculate return on average assets as net income before preferred dividends divided by average assets.

(4)
We calculate return on average tangible common equity as annualized net income available to common stockholders divided by average tangible common equity. See “Non-GAAP Financial Measures” for a reconciliation to the comparable GAAP financial measure.

(5)
We calculate efficiency ratio as non-interest expense divided by the sum of net interest income and non-interest income.

(6)
During 2021 and prior the Company was under the community bank leverage ratio rule.

(7)
We calculate tangible common equity / tangible assets as tangible common equity divided by tangible assets (we calculate this as total assets less goodwill and intangible assets, net of DTL). See “Non-GAAP Financial Measures” for a reconciliation to the comparable GAAP financial measure.

(8)
We calculate liquidity ratio as cash and cash equivalents divided by total assets.

(9)
We calculate wholesale funding ratio as average brokered CDs plus average FHLB advances divided by average interest-bearing liabilities.

(10)
We calculate TBV per share as tangible common equity divided by the number of outstanding shares of our common stock at the end of the relevant period. See “Non-GAAP Financial Measures” for a reconciliation to the comparable GAAP financial measure.

Non-GAAP Financial Measures
Some of the financial measures discussed in this prospectus, including in the section entitled “Summary Historical Consolidated Financial Information and Other Data,” are non-GAAP financial measures. In accordance with SEC rules, we classify non-GAAP financial measures as those that exclude or include amounts, or are subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets, statements of cash flows or ratios.
We believe that non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that the non-GAAP financial measures have inherent limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use.
We calculate tangible common equity as stockholders’ equity less goodwill and intangible assets (net of DTL) and preferred stock. We calculate TBV per share as tangible common equity divided by the number of shares of our common stock outstanding at the end of the relevant period. We calculate tangible assets as total assets less intangible assets (net of DTL). We calculate tangible common equity / tangible assets as tangible common equity divided by tangible assets. We calculate return on average tangible common equity as annualized net income available to common stockholders divided by average tangible equity. The most directly comparable GAAP financial measures are outlined in the non-GAAP reconciliation table below.
Management believes that tangible common equity and TBV per share are important to many investors in the marketplace who are interested in changes from period to period in our stockholders’ equity, exclusive of changes in intangible assets.
A reconciliation of GAAP to non-GAAP financial measures is as follows:
	As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
(Dollars in thousands)	2024	2023	2023	2022	2021	2020	2019
Stockholders’ Equity (GAAP)	454,782	432,286	430,620	417,307	413,623	311,634	127,631
Less: Preferred Stock	103,573	116,157	116,157	116,157	116,157	91,178	—
Less: Intangible Assets, net of DTL	2,879	3,727	3,431	4,331	6,720	7,740	9,811
Tangible Common Equity	348,329	312,402	311,032	296,819	290,746	212,715	117,820
Common Shares at End of Period	25,689,560	25,725,560	25,689,560	25,745,560	25,824,610	25,761,610	25,519,930
Tangible Book Value per Share	13.56	12.14	12.11	11.53	11.26	8.26	4.62
Book Value per Share (GAAP)	17.70	16.80	16.76	16.21	16.02	12.10	5.00
Total Assets (GAAP)	5,385,999	4,888,913	4,758,479	4,400,346	4,726,879	3,302,489	2,173,532
Less: Intangible Assets, net of DTL	2,879	3,727	3,431	4,331	6,720	7,740	9,811
Tangible Assets	5,383,120	4,885,186	4,755,048	4,396,015	4,720,160	3,294,749	2,163,721

	As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
(Dollars in thousands)	2024	2023	2023	2022	2021	2020	2019
Tangible Common Equity / Tangible Assets	6.47%	6.39%	6.54%	6.75%	6.16%	6.46%	5.45%
Equity to Assets (GAAP)	8.44%	8.84%	9.05%	9.48%	8.75%	9.44%	5.87%
Net Income Available to Common Stockholders	38,316	24,865	24,112	13,581	87,789	109,977	27,621
Add: Preferred Stock Dividends	5,853	7,240	9,650	9,658	7,865	—	—
Net Income Before Preferred Dividends	44,169	32,105	33,762	23,239	95,654	109,977	27,621
Annualized Net Income Before Preferred Dividends	58,999	42,883	33,762	23,239	95,654	109,977	27,621
Annualized Net Income Available to Common Stockholders	51,181	33,212	24,112	13,581	87,789	109,977	27,621
Average Tangible Equity	324,134	295,850	299,859	291,843	249,025	159,200	82,332
Average Equity	447,058	423,738	427,650	420,469	355,248	168,768	92,880
Return on Average Tangible Common Equity	15.8%	11.2%	8.0%	4.7%	35.2%	69.1%	33.5%
Return on Average Equity (GAAP)	13.20%	10.12%	7.89%	5.53%	26.93%	65.16%	29.74%

RISK FACTORS
An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. Any of these risks, if they are realized, could have an adverse effect on our business, financial condition and results of operations, and consequently, the value of our common stock. In any such case, you could lose all or a portion of your original investment. Further, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect us.
Risks Related to Our Business
Decreased residential mortgage origination, competition, and changes in interest rates may adversely affect our profitability.
We currently operate a residential mortgage origination, warehouse financing, and servicing business. Changes in interest rates and pricing decisions by our competitors may adversely affect demand for our mortgage loan products, the revenue realized on the sale of loans, revenues received from servicing such loans and the valuation of our mortgage servicing rights.
The banking and mortgage origination businesses are highly competitive, and we experience competition in our market from many other financial institutions. Our operations consist of offering banking and residential mortgage services as well as warehouse mortgage financing through our MPP business. Many of our competitors offer the same, or a wider variety of, banking and related financial services within our market areas. These competitors include national banks, regional banks, community banks, mortgage companies, and many other types of financial institutions, including savings and loan institutions, finance companies, credit unions, and other financial intermediaries. Additionally, we face growing competition from online businesses with few or no physical locations, including online banks, lenders and consumer lending platforms. Increased competition in our markets may result in reduced loans, deposits and fees, as well as reduced net interest margin and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain customers in our mortgage origination, warehouse lending, and banking businesses, we may be unable to continue to grow our business, and our financial condition and results of operations may be adversely affected.
Many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. In addition, some of our current MPP clients may seek alternative financing sources as they develop needs for warehouse facilities larger than we may be able to accommodate. Our inability to compete successfully in the markets in which we operate could have an adverse effect on our business, financial condition or results of operations.
Mortgage production, especially refinancing activity, declines in high interest rate environments. Interest rates have been elevated in recent years. Although interest rates have begun to decline, there is no assurance that the trend will continue, and continued high interest rates may inhibit our ability to increase our mortgage production. Moreover, if interest rates increase further, there can be no assurance that our mortgage production will continue at current levels.
Our mortgage banking profitability could significantly decline if we are not able to originate and resell a high volume of mortgage loans.
Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking business also depends in large part on our ability to aggregate a high volume of loans and sell them at a gain in the secondary market. Thus, in addition to our dependence on the interest rate environment, we are dependent upon (i) the existence of an active secondary market and (ii) our ability to profitably sell loans or securities into that market. If our level of mortgage production declines, the profitability will depend upon our ability to reduce our costs commensurate with the reduction of revenue from our mortgage operations.

Our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by GSEs, and other institutional and non-institutional investors. Any significant impairment of our eligibility with any of the GSEs could materially and adversely affect our operations. Further, the criteria for loans to be accepted under such programs may be changed from time to time by the sponsoring entity, which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs of originating qualifying loans and our costs of meeting such criteria.
The ability for us and our warehouse financing clients to originate and sell residential mortgage loans is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by GSEs and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Because the largest participants in the secondary market are Fannie Mae and Freddie Mac, GSEs whose activities are governed by federal law, any future changes in laws that significantly affect the activity of these GSEs could, in turn, adversely affect our operations. In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the U.S. government. The federal government has for many years considered proposals to reform Fannie Mae and Freddie Mac, but the results of any such reform, and their impact on us, are difficult to predict. To date, no reform proposal has been enacted.
A decline in our MPP business could have a significant impact on our results of operations.
Our MPP business accounted for 22% of our total revenues for the nine months ended September 30, 2024. All our MPP clients are residential mortgage originators who are subject to many of the same risks that affect our mortgage origination business. Accordingly macroeconomic, factors that may result in a decrease in our mortgage origination revenue would have a similar effect on our MPP revenue.
An increase in competition in warehouse lending, including from GSEs or new market entrants, could adversely affect our financial condition and results of operations. Additionally, if GSEs who purchase loans from our MPP clients develop real-time funding products for mortgage originators, our MPP clients’ need for warehouse funding facilities such as our MPP would be reduced.
The mortgage originators that participate in the MPP may also have fewer resources to weather adverse business developments, which may impair their ability to continue as going concerns and originate new mortgage loans. If a mortgage originator that participates in the MPP defaults on its obligations to us, we have recourse against both the mortgage originator and any unsold loans on our facility originated by the mortgage originator, but it is still possible that we may not be made whole.
Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.
At September 30, 2024, approximately 99% of our loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral. As a result, adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the area in which the real estate is located. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, significantly impairing the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss, any losses would adversely affect profitability. Such declines and losses could have a material adverse impact on our business, results of operations and growth prospects.
A decline in general business and economic conditions and any regulatory responses to such conditions could have a material adverse effect on our business, financial position, results of operations and growth prospects.
Our business and operations are sensitive to general business and economic conditions in the United States. If the national, regional and local economies experience worsening economic conditions, including high levels of unemployment, our growth and profitability could be constrained. Additionally, our ability to assess the credit worthiness of our customers is made more complex by uncertain business and economic conditions. Weak economic conditions are characterized by, among other indicators, deflation, elevated levels of unemployment, fluctuations in debt and equity capital markets, increased delinquencies on mortgage, commercial and consumer loans, residential and commercial real estate price declines, increases in non-performing assets and foreclosures, and lower home sales and commercial activity. All of these factors are generally detrimental to our business. Our business is significantly affected by monetary and other regulatory policies of the U.S. federal government, its agencies and GSEs. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and growth prospects.
Liquidity risks could affect operations and jeopardize our business, financial condition, and results of operations, and deposits, many of which are brokered deposits, are our primary source of funding.
Liquidity is essential to our business. Our primary source of funding is deposits, and such deposits substantially consist of brokered deposits. An inability to raise funds through deposits, borrowings, the sale of loans and/or investment securities and from other sources could have a substantial negative effect on our liquidity. A source of our funds consists of our customer deposits. These deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors that may be outside of our control, such as a loss of confidence by customers in us or the banking sector generally, customer perceptions of our financial health and general reputation, increasing competitive pressures from other financial services firms for consumer or corporate customer deposits, changes in interest rates and returns on other investment classes. If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds, which would require us to seek wholesale funding alternatives in order to continue to grow, thereby increasing our funding costs and reducing our net interest income and net income.
Additional liquidity is provided by brokered deposits and our ability to borrow from the FHLB. As of September 30, 2024, brokered deposits were approximately $2.3 billion, or 65.7% of our total deposits. Brokered deposits may be more rate sensitive than other sources of funding. In the future, those depositors may not replace their brokered deposits with us as they mature, or we may have to pay a higher rate of interest to keep those deposits or to replace them with other deposits or other sources of funds. Not being able to maintain or replace those deposits as they mature would adversely affect our liquidity. Additionally, if our Bank does not maintain its well-capitalized position, it may not accept or renew any brokered deposits without a waiver granted by the FDIC. We also may borrow from third-party lenders from time to time. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.
Additionally, as a BHC, we are dependent on dividends from our subsidiaries as our primary source of income. Our subsidiaries are subject to certain legal and regulatory limitations on their ability to pay us dividends. Any reduction or limitation on our subsidiaries abilities to pay us dividends could have a material adverse effect on our liquidity and in particular, affect our ability to repay our borrowings.
Any decline in available funding, including a decrease in brokered deposits, could adversely impact our ability to continue to implement our strategic plan, including our ability to originate loans, fund warehouse financing commitments, meet our expenses, declare and pay dividends to our stockholders or to fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.
We rely on participations from third parties as an important funding source.
We frequently sell participations in MPP facilities to third parties in order to manage concentration risk and provide an additional source of funding. If we are not able to maintain and attract such third parties to participate in these transactions or if any existing third parties terminate their participations in existing MPP facilities, then we could face loan concentration issues and capital constraints as we seek to provide alternative funding for the affected MPP facilities.

Fluctuations in interest rates may reduce net interest income and otherwise negatively impact our financial condition and results of operations.
Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. When interest rates rise, the rate of interest we pay on our liabilities, such as deposits, rises more quickly than the rate of interest that we receive on our interest-bearing assets, such as loans, which may cause our profits to decrease. The impact on earnings is more adverse when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates, leading to similar yields between short-term and long-term rates. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply and international economic weaknesses and disorder and instability in domestic and foreign financial markets.
Interest rate increases often result in larger payment requirements for our borrowers, which increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by any reduced demand resulting from higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their mortgages and other indebtedness at lower rates.
As interest rates decrease, the potential for prepayment on our mortgage servicing rights increases and the fair market value of our mortgage servicing rights assets may decrease. Our ability to mitigate this decrease in value is largely dependent on our ability to be the refinancer and retain servicing rights. While we have previously been successful in our servicing retention, we may not be able to achieve the same level of retention in the future.
Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan on nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. Subsequently, we continue to have a cost to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets would have an adverse impact on net interest income.
Rising interest rates will result in a decline in value of any fixed rate mortgage loans that we hold on our balance sheet and any fixed-rate debt securities we may hold in an investment securities portfolio. The unrealized losses resulting from holding these securities would be recognized in other comprehensive income (loss) and reduce total stockholders’ equity. Unrealized losses do not negatively impact our regulatory capital ratios; however, tangible common equity and the associated ratios would be reduced. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. If debt securities in an unrealized loss position are sold, such losses become realized and will reduce our regulatory capital ratios.
If interest rates decline for a prolonged period we could experience net interest margin compression as our interest earning assets could reprice downward while our interest-bearing liability rates could fail to decline in tandem. This could have an adverse effect on our net interest income and our results of operations.
If we do not effectively manage our credit risk, we may experience increased levels of delinquencies, nonperforming loans and charge-offs, which could require increases in our allowance for credit losses.
There are risks inherent in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt and risks resulting from changes in economic and market conditions. We cannot guarantee that our credit underwriting, credit monitoring, and risk management procedures will adequately reduce these credit risks, and they cannot be expected to completely eliminate our credit risks. If the overall economic climate in the United States, generally, or our market areas, specifically, declines, our borrowers may experience difficulties in repaying their loans, and the level of nonperforming loans, charge-offs and delinquencies could rise and require further increases in the allowance for credit losses, which would cause our net income, return on equity and capital to decrease.
Nonperforming assets take significant time to resolve and adversely affect our financial condition and results of operations, and could result in further losses in the future.
Our nonperforming assets adversely affect our net income in various ways. We do not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting our net income and returns on assets and equity, increasing our loan administration costs and adversely affecting our efficiency ratio. When we take collateral in foreclosure and similar proceedings, we are required to mark the collateral to its then-fair market value, which may result in a loss. These nonperforming loans and other real estate owned also increase our risk profile and the level of capital our regulators believe is appropriate for us to maintain in light of such risks. The resolution of nonperforming assets requires significant time commitments from management and can be detrimental to the performance of their other responsibilities. If we experience increases in nonperforming loans and nonperforming assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity.
As of September 30, 2024, our nonperforming loans (which consist of nonaccrual loans and loans past due 90 days or more and still accruing interest, including loans reported at fair value) totaled $79.9 million, or 1.68% of total loans, and our nonperforming assets (which include nonperforming loans and other real estate owned at September 30, 2024) totaled $81.9 million, or 1.52% of total assets. In addition, we had $32.8 million in accruing loans that were 31 – 89 days delinquent as of September 30, 2024.
We may be required to repurchase or substitute mortgage loans or MSRs that we have sold, or indemnify purchasers of our mortgage loans or MSRs.
We make representations and warranties to purchasers when we sell them a mortgage loan or an MSR, including in connection with securitizations. If a mortgage loan or MSR does not comply with the representations and warranties that we made with respect to it at the time of its sale, we could be required to repurchase the loan and/or indemnify secondary market purchasers for losses. If this occurs, we may have to bear any associated losses directly, as repurchased loans typically can only be resold at a steep discount to their repurchase price, if at all. We also may be subject to claims by purchasers for repayment of a portion of the premium we received from such purchaser on the sale of certain loans or MSRs if such loans or MSRs are repaid in their entirety within a specified time period after the sale of the loan. As of September 30, 2024, we accrued $2.5 million in expenses in connection with our reserve for repurchase and indemnification obligations. Actual repurchase and indemnification obligations could materially exceed the reserves we have recorded in our financial statements. Any significant repurchases, substitutions, indemnifications or premium recapture could be detrimental to our business.
Additionally, we may not be able to recover amounts from some third parties from whom we may seek indemnification or against whom we may assert a loan repurchase demand in connection with a breach of a representation or warranty due to financial difficulties or otherwise. As a result, we are exposed to counterparty risk in the event of non-performance by counterparties to our various contracts, including, without limitation, as a result of the rejection of an agreement or transaction in bankruptcy proceedings, which could result in substantial losses for which we may not have insurance coverage.
We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to the costs and potential risks associated with the ownership of real property, or consumer protection initiatives or changes in state or federal law may substantially raise the cost of foreclosure or prevent us from foreclosing at all.
Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we would be exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a foreclosure depends on factors outside of our control, including, but not limited to, general or local economic conditions assessments, interest rates, real estate tax rates, governmental and regulatory rules, and natural disasters. Our inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of other real estate owned could have an adverse effect on our business, financial condition and results of operations.
Additionally, consumer protection initiatives or changes in state or federal law may substantially increase the time and expenses associated with the foreclosure process or prevent us from foreclosing at all. A number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default. Additionally, federal and state regulators have prosecuted or pursued enforcement action against a number of mortgage servicing companies for alleged consumer law violations. If new federal or state laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers to foreclosure, they could have an adverse effect on our business, financial condition and results of operations.
If we lose our ability to be a rated servicer, our business would be adversely affected.
We are currently rated by Fitch as a primary servicer. If we were to lose our servicer rating, our reputation would be adversely affected. Additionally, losing our servicer rating would inhibit us from servicing securitized mortgage loans, which would result in a decrease in our mortgage servicing revenue.
Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.
We establish our allowance for loan losses and maintain it at a level that management considers adequate to absorb probable loan losses based on an analysis of our portfolio, the underlying health of our borrowers and general economic conditions. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Additions to the allowance for loan losses, which are charged to earnings through the allowance for credit losses, are determined based on a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market areas. The determination of the appropriate level of the allowance for loan losses is inherently subjective and requires us to make significant estimates and assumptions regarding current credit risks and future trends, all of which may undergo material changes. The actual amount of loan losses is affected by changes in economic, operating and other conditions within our markets, which may be beyond our control, and such losses may exceed current estimates.
As of September 30, 2024, our allowance for credit losses as a percentage of total loans HFI was 0.28% and as a percentage of total nonaccrual loans was 17.3%. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, we may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management’s decision to do so or because our banking regulators require us to do so. Our bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure and may require us to adjust our determination of the value for these items. These adjustments may adversely affect our business, financial condition and results of operations.
We depend on the accuracy and completeness of information provided by customers and counterparties.
In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon our customers’ representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our clients. We employ various processes to verify the accuracy of information provided to us, such as independently pulling credit reports, IRS tax transcripts, asset verifications, property appraisals, and work history, but such processes may contain limitations. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.
Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our business and the value of our stock.
We are known nationally for mortgage origination, warehouse financing and mortgage servicing, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and employees. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results and the value of our stock may be materially adversely affected.
Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and adversely impact our financial condition and results of operations.
We are dependent on the secure, efficient, and uninterrupted operation of our technology infrastructure, including computer systems, related software applications and data centers, as well as those of certain third parties and affiliates. Our websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. Our technology must be able to facilitate a loan application experience that equals or exceeds the experience provided by our competitors. We have or may in the future experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, team member misconduct, human error, computer hackers, computer viruses and disabling devices, malicious or destructive code, denial of service or information, as well as natural disasters, health pandemics and other similar events and our disaster recovery planning may not be sufficient for all situations. The implementation of technology changes and upgrades to maintain current and integrate new technology systems may also cause service interruptions. Any such disruption could interrupt or delay our ability to provide services to our clients and loan applicants, and could also impair the ability of third parties to provide critical services to us.
Additionally, the technology and other controls and processes we have created to help us identify misrepresented information in our loan origination operations were designed to obtain reasonable, not absolute, assurance that such information is identified and addressed appropriately. Accordingly, such controls may not have detected, and may fail in the future to detect, all misrepresented information in our loan origination operations. If our operations are disrupted or otherwise negatively affected by a technology disruption or failure, this could result in client dissatisfaction and damage to our reputation and brand, and material adverse impacts on our business. We do not carry business interruption insurance sufficient to compensate us for all losses that may result from interruptions in our service as a result of systems disruptions, failures and similar events.
Cyberattacks and other data and security breaches could result in serious harm to our reputation and adversely affect our business.
We are dependent on information technology networks and systems, including the internet, to securely collect, process, transmit and store electronic information. In the ordinary course of our business, we receive, process, retain and transmit proprietary information and sensitive or confidential data, including the public and non-public personal information of our team members, clients and loan applicants. Despite devoting significant time and resources to ensure the integrity of our information technology systems, we have not always been able to, and may not be able to in the future, anticipate or implement effective preventive measures against all security breaches or unauthorized access of our information technology systems or the information technology systems of third-party vendors that receive, process, retain and transmit electronic information on our behalf.
Security breaches, acts of vandalism, natural disasters, fire, power loss, telecommunication failures, team member misconduct, human error and developments in computer intrusion capabilities could result in a compromise or breach of the technology that we or our third-party vendors use to collect, process, retain, transmit and protect the personal information and transaction data of our team members, clients and loan applicants. Similar events outside of our control can also affect the demands we and our vendors may make to respond to any security breaches or similar disruptive events. We invest in industry-standard security technology designed to protect our data and business processes against risk of a data security breach and cyberattack. Our data security management program includes identity, trust, vulnerability and threat management business processes as well as the adoption of standard data protection policies. We measure our data security effectiveness through industry-accepted methods and remediate significant findings. The technology and other controls and processes designed to secure our team member, client and loan applicant information and to prevent, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls have not always detected, and may in the future fail to prevent or detect, unauthorized access to our team member, client and loan applicant information.
The techniques used to obtain unauthorized, improper or illegal access to our systems and those of our third-party vendors, our data, our team members’, clients’ and loan applicants’ data or to disable, degrade or sabotage service are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such techniques change frequently and are often not recognized or detected until after they have been launched, and therefore, we may be unable to anticipate these techniques and may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience. Security attacks can originate from a wide variety of sources, including third parties such as computer hackers, persons involved with organized crime or associated with external service providers, or foreign state or foreign state-supported actors. Those parties may also attempt to fraudulently induce team members, clients and loan applicants or other users of our systems to disclose sensitive information in order to gain access to our data or that of our team members, clients and loan applicants.
Cybersecurity risks for lenders have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of computer hackers, organized crime, terrorists, and other external parties, including foreign state actors. We, our clients and loan applicants, regulators and other third parties have been subject to, and are likely to continue to be the target of, cyberattacks. These cyberattacks could include computer viruses, malicious or destructive code, phishing attacks, denial of service or information, improper access by team members or third-party vendors or other security breaches that have or could in the future result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information of ours, our team members, our clients and loan applicants or of third parties, or otherwise materially disrupt our or our clients’ and loan applicants’ or other third parties’ network access or business operations.
Additionally, cyberattacks on local and state government databases and offices, including the rising trend of ransomware attacks, expose us to the risk of losing access to critical data and the ability to provide services to our clients. These attacks can cause havoc and have at times led title insurance underwriters to prohibit us from issuing policies, and to suspend closings, on properties located in the affected counties or states.
Any penetration of our or our third-party vendors’ information technology systems, network security, mobile devices or other misappropriation or misuse of personal information of our team members, clients or loan applicants, including wire fraud, phishing attacks and business e-mail compromise, could cause interruptions in the operations of our businesses, financial loss to our clients or loan applicants, damage to our computers or operating systems and to those of our clients, loan applicants and counterparties, and subject us to increased costs, litigation, disputes, damages, and other liabilities. In addition, the foregoing events could result in violations of applicable privacy and other laws. If this information is inappropriately accessed and used by a third party or a team member for illegal purposes, such as identity theft, we may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, we may also be subject to regulatory action, investigation or liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our team members’, clients’ and loan applicants’ information. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover these losses.
Security breaches could also significantly damage our reputation with existing and prospective clients and third parties with whom we do business. Any publicized security problems affecting our businesses and/or those of such third parties may negatively impact the market perception of our products and discourage clients from doing business with us. These risks may increase in the future as we continue to increase our reliance on the internet and use of web-based product offerings and on the use of cybersecurity.
We may not be able to make technological improvements as quickly as demanded by our customers, which could harm our ability to attract customers and adversely affect our financial condition, results of operations, and liquidity.
The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial and lending institutions to better serve clients and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology, such as mobile and online services, to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services as quickly as competitors or be successful in marketing these products and services to our clients. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to attract customers and adversely affect our financial condition, results of operations, and liquidity.
Our products use software, hardware and services that may be difficult to replace or cause errors or failures of our products that could adversely affect our business.
In addition to our custom-curated and proprietary software, we license third-party software, utilize third-party hardware and depend on services from various third parties for use in our products. In the future, this software or these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could adversely affect our business. In addition, any errors or defects in or failures of the software or services we rely on, whether maintained by us or by third parties, could result in errors or defects in our products or cause our products to fail, which could adversely affect our business and be costly to correct. Many of our third-party providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our clients or to other third parties that could harm our reputation and increase our operating costs. We will need to maintain our relationships with third-party software and service providers and to obtain software and services from such providers that do not contain any errors or defects. Any failure to do so could adversely affect our ability to deliver effective products to our clients and loan applicants and adversely affect our business.
We could be adversely affected if we inadequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and may encounter disputes from time to time relating to our use of the intellectual property of third parties.
Trademarks and other intellectual property and proprietary rights are important to our success and our competitive position. We rely on a combination of trademarks, service marks, copyrights, trade secrets and domain names, as well as confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. Despite these measures, third parties may attempt to disclose, obtain, copy or use intellectual property rights owned or licensed by us and these measures may not prevent misappropriation, infringement, reverse engineering or other violation of intellectual property or proprietary rights owned or licensed by us, particularly in foreign countries where laws or enforcement practices may not protect our proprietary rights as fully as in the United States. Furthermore, confidentiality procedures and contractual provisions can be difficult to enforce and, even if successfully enforced, may not be entirely effective. In addition, we cannot guarantee that we have entered into confidentiality agreements with all team members, partners, independent contractors or consultants that have or may have had access to our trade secrets and other proprietary information. Any issued or registered intellectual property rights owned by or licensed to us may be challenged, invalidated, held unenforceable or circumvented in litigation or other proceedings, including re-examination, inter partes review, post-grant review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), and such intellectual property rights may be lost or no longer provide us meaningful competitive advantages. Third parties may also independently develop products, services and technology similar to or duplicative of our products and services.
In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and could result in the diversion of time and attention of our management team and could result in the impairment or loss of portions of our intellectual property. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Our failure to secure, maintain, protect and enforce our intellectual property rights could adversely affect our brands and adversely impact our business.
Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. We may in the future encounter, disputes from time to time concerning intellectual property rights of others, including our competitors, and we may not prevail in these disputes. Third parties may raise claims against us alleging an infringement, misappropriation or other violation of their intellectual property rights, including trademarks, copyrights, patents, trade secrets or other intellectual property or proprietary rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid all alleged infringements, misappropriations or other violations of such intellectual property rights. In addition, former employers of our current, former or future team members may assert claims that such team members have improperly disclosed to us the confidential or proprietary information of these former employers. The resolution of any such disputes or litigations is difficult to predict. Future litigation may also involve non-practicing entities or other intellectual property owners who have no relevant product offerings or revenue and against whom our ownership of intellectual property may therefore provide little or no deterrence or protection. An assertion of an intellectual property infringement, misappropriation or other violation claim against us may result in adverse judgments, settlement on unfavorable terms or cause us to spend significant amounts to defend the claim, even if we ultimately prevail and we may have to pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses. Even in instances where we believe that claims and allegations of intellectual property infringement, misappropriation or other violation against us are without merit, defending against such claims could be costly, time consuming and could result in the diversion of time and attention of our management team. In addition, although in some cases a third party may have agreed to indemnify us for such infringement, misappropriation or other violation, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.
We are, and intend to continue, developing new products and services, and our failure to accurately predict their demand or growth could have an adverse effect on our business.
We are, and intend in the future to continue, investing significant resources in developing new tools, features, services, products and other offerings. New initiatives are inherently risky, as each involves unproven business strategies and new products and services with which we have limited or no prior development or operating experience. Risks from our innovative initiatives include those associated with potential defects in the design and development of the technologies used to automate processes, misapplication of technologies, the reliance on data that may prove inadequate, and failure to meet client expectations, among others. As a result of these risks, we could experience increased claims, reputational damage or other adverse effects, which could be material. Additionally, we can provide no assurance that we will be able to develop, commercially market and achieve acceptance of our new products and services. In addition, our investment of resources to develop new products and services may either be insufficient or result in expenses that are excessive in light of revenue actually originated from these new products and services.
The profile of potential clients using our new products and services may not be as attractive as the profile of the clients that we currently serve, which may lead to higher levels of delinquencies or defaults than we have historically experienced. Failure to accurately predict demand or growth with respect to our new products and services could have an adverse impact on our business, and there is always risk that these new products and services will be unprofitable, will increase our costs or will decrease our operating margins or take longer than anticipated to achieve target margins. Further, our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from our existing business. If we do not realize the expected benefits of our investments, our business may be harmed.
New lines of business, products, product enhancements or services may subject us to additional risk.
From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts. In developing, implementing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources. We may underestimate the appropriate level of resources or expertise necessary to make new lines of business or products successful or to realize their expected benefits. We may not achieve the milestones set in initial timetables for the development and introduction of new lines of business, products, product enhancements or services, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. We may also decide to discontinue businesses or products, due to lack of customer acceptance or unprofitability. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have an adverse effect on our business, financial condition and results of operations.
We depend on our ability to sell loans in the secondary market to a limited number of investors and to the GSEs, and to securitize our loans into MBS through the GSEs. If our ability to sell or securitize mortgage loans is impaired, whether as a result of regulatory action or otherwise, the volume of mortgage loans that we are able to originate will be reduced.
A substantial portion of our loan originations are sold into the secondary market. We sell whole loans and loans securitized into MBS through Fannie Mae, Freddie Mac and Ginnie Mae. Loans originated outside of Fannie Mae, Freddie Mac, and the guidelines of the Federal Housing Administration, U.S Department of Agriculture, or VA (for loans securitized with Ginnie Mae) are sold to private investors and mortgage conduits.
The gain recognized from sales in the secondary market represents a significant portion of our revenues and net earnings. A decrease in the prices paid to us upon sale of our loans could be detrimental to our business, as we are dependent on the cash generated from such sales to fund our future loan closings and repay borrowings under our loan funding facilities. If it is not possible or economical for us to complete the sale or securitization of certain of our loans held for sale, we may lack liquidity to continue to fund such loans and our revenues and margins on new loan originations could be materially and negatively impacted. The severity of the impact would be most significant to the extent we were unable to sell conforming home loans to the GSEs or securitize such loans pursuant to the GSEs and government agency-sponsored programs.
Further, there may be delays in our ability to sell future mortgage loans which we originate, or there may be a market shift that causes buyers of our non-GSE products to reduce their demand for such products. These market shifts can be caused by factors outside of our control that affect investor appetite for such non-GSE products. To the extent that happens, we could need to reduce our origination volume. Delays in the sale of mortgage loans also increases our exposure to market risks, which could adversely affect our profitability on sales of loans. Any such delays or failure to sell loans could be detrimental to our business.
Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.
Our profitability is directly affected by changes in interest rates. The market value of closed loans held for sale and interest rate locks generally change along with interest rates. The value of such assets moves opposite of interest rate changes. For example, as interest rates rise, the value of existing mortgage assets falls.
We employ various economic hedging strategies to mitigate the interest rate and the anticipated loan financing probability or “pull-through risk” inherent in such mortgage assets. Our use of these hedge instruments may expose us to counterparty risk as they are not traded on regulated exchanges or guaranteed by an exchange or its clearinghouse and, consequently, there may not be the same level of protections with respect to margin requirements and positions and other requirements designed to protect both us and our counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if a counterparty fails to perform under a derivative agreement, we could incur a significant loss.
Our hedge instruments are accounted for as free-standing derivatives and are included on our consolidated balance sheet at fair market value. Our operating results could be negatively affected because the losses on the hedge instruments we enter into may not be offset by a change in the fair value of the related hedged transaction.
Our hedging strategies also require us to provide cash margin to our hedging counterparties from time to time. Financial Industry Regulatory Authority, Inc. (“FINRA”) requires us to provide daily cash margin to (or receive daily cash margin from, depending on the daily value of related MBS) our hedging counterparties from time to time. The collection of daily margins between us and our hedging counterparties could, under certain MBS market conditions, adversely affect our short-term liquidity and cash-on-hand. Additionally, our hedge instruments may expose us to counterparty risk — the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract, which loss exceeds the value of existing collateral, if any.
Our hedging activities in the future may include entering into interest rate swaps, caps and floors, options to purchase these items, purchasing or selling U.S. Treasury securities, and/or other tools and strategies. These hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. These hedging strategies may be less effective than our current hedging strategies in mitigating the risks described above, which could adversely affect our business and financial condition.
The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.
The preparation of financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events or regulatory views concerning such analysis differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures, in each case resulting in our needing to revise or restate prior period financial statements, cause damage to our reputation and the price of our common stock, and adversely affect our business, financial condition and results of operations.

A portion of our assets are measured at fair value. Fair value determinations require many assumptions and complex analyses, and we cannot control many of the underlying factors. If our estimates prove to be incorrect, we may be required to write down the value of such assets, which could adversely affect our earnings, financial condition and liquidity.
We measure the fair value of our mortgage loans held for sale, derivatives, interest rate lock commitments (“IRLCs”) and MSRs on a recurring basis and we measure the fair value of other assets, such as certain mortgage loans HFI, certain impaired loans and other real estate owned, on a nonrecurring basis. Fair value determinations require many assumptions and complex analyses, especially to the extent there are not active markets for identical assets. For example, we generally estimate the fair value of loans held for sale based on quoted market prices for securities backed by similar types of loans. If quoted market prices are not available, fair value is estimated based on other relevant factors, including dealer price quotations and prices available for similar instruments, to approximate the amounts that would be received from a third party. In addition, the fair value of IRLCs are measured based upon the difference between the current fair value of similar loans (as determined generally for mortgages held for sale) and the price at which we have committed to originate the loans, subject to the anticipated loan financing probability, or pull-through factor (which is both significant and highly subjective).
Further, MSRs do not trade in an active market with readily observable prices and therefore, their fair value is determined using a valuation model that calculates the present value of estimated net future cash flows, using estimates of prepayment speeds, discount rate, cost to service, float earnings, contractual servicing fee income and ancillary income, and late fees.
If our estimates of fair value prove to be incorrect, we may be required to write down the value of such assets, which could adversely affect our financial condition and results of operations.
Because accounting rules for valuing certain assets and liabilities are highly complex and involve significant judgment and assumptions, these complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders and also increase the risk of errors and restatements, as well as the cost of compliance.
We are dependent on the use of data and modeling in our management’s decision-making, and faulty data or modeling approaches could negatively impact our decision-making ability or possibly subject us to regulatory scrutiny in the future.
The use of statistical and quantitative models and other quantitative analyses is critical to bank decision-making, and the employment of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, and the identification of possible violations of anti-money laundering regulations are all examples of areas in which we are dependent on models and the data that underlies them. The use of statistical and quantitative models is also becoming more prevalent in regulatory compliance. While we are not currently subject to annual Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) stress testing (DFAST) and the Comprehensive Capital Analysis and Review (CCAR) submissions, we anticipate that model-derived testing may become more extensively implemented by regulators in the future. We anticipate data-based modeling will penetrate further into bank decision-making, particularly risk management efforts, as the capacities developed to meet rigorous stress testing requirements are able to be employed more widely and in differing applications. While we believe these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could negatively impact our decision-making ability or, if we become subject to regulatory stress-testing in the future, it could result in adverse regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision-making.
Our success is largely dependent upon our ability to successfully execute our business strategy.
There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations, or increase in the future. A downturn in economic conditions in our market, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as rapidly as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, managing a growing number of customer relationships, scaling technology platforms, hiring and retaining qualified employees and successfully implementing our strategic initiatives. We must also successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient and timely manner and identify deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in loan volume in various markets and the infrastructure that comes with expanding operations, including new branches. Our growth strategy may require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to effectively manage and grow our banking platform, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth. We may not have, or may not be able to develop, the knowledge or relationships necessary to be successful in new markets. Our failure to sustain our historical rate of growth, adequately manage the factors that have contributed to our growth or successfully enter new markets could have an adverse effect on our earnings and profitability and, therefore on our business, financial condition and results of operations.
We are highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategic plan, impair our relationships with customers and adversely affect our business, results of operations and growth prospects.
Our success is dependent, to a large degree, upon the continued service and skills of our executive management team.
Our business and growth strategies are built primarily upon our ability to retain employees with experience and business relationships within their respective market areas. We seek to manage the continuity of our executive management team through regular succession planning. As part of such succession planning, other executives and high performing individuals have been identified and are provided certain training in order to be prepared to assume particular management roles and responsibilities in the event of the departure of a member of our executive management team. However, the loss of any of our other key personnel could have an adverse impact on our business and growth because of their skills, years of industry experience, and knowledge of our market areas, our failure to develop and implement a viable succession plan, the difficulty of finding qualified replacement personnel, or any difficulties associated with transitioning of responsibilities to any new members of the executive management team. While our mortgage originators and loan officers are generally subject to non-solicitation provisions as part of their employment, our ability to enforce such agreements may not fully mitigate the injury to our business from the breach of such agreements, as such employees could leave us and immediately begin soliciting our customers. The departure of any of our personnel who are not subject to enforceable non-competition agreements could have a material adverse impact on our business, results of operations and growth prospects.
Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.
We depend to a significant extent on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other internet systems, deposit processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace them, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.
We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.
Employee errors and employee and/or customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation or financial performance. Misconduct by our employees could include, but is not limited to, hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.
We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to overcome the integration and other risks associated with any future acquisitions, which could have an adverse effect on our ability to implement our business strategy.
Although we plan to continue to grow our business organically, we may pursue acquisition opportunities that we believe complement our activities and have the ability to enhance our profitability and provide attractive risk-adjusted returns. Our future acquisition activities could be material to our business and involve a number of risks, including the following:
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intense competition from other banking organizations and other acquirers for potential merger candidates;

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market pricing for desirable acquisitions resulting in returns that are less attractive than we have traditionally sought to achieve;

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incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

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using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

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potential exposure to unknown or contingent liabilities of banks and businesses we acquire, including consumer compliance issues;

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the time and expense required to integrate the operations and personnel of the combined businesses;

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experiencing higher operating expenses relative to operating income from the new operations;

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losing key employees and customers;

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reputational issues if the target’s management does not align with our culture and values;

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significant problems relating to the conversion of the financial and customer data of the target;

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integration of acquired customers into our financial and customer product systems;

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risks of impairment to goodwill; or

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regulatory timeframes for review of applications may limit the number and frequency of transactions we may be able to consummate.

Depending on the condition of any institution or assets or liabilities that we may acquire, that acquisition may, at least in the near term, adversely affect our capital and earnings and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions, and any acquisition we may consider will be subject to prior regulatory approval. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy, which, in turn, could have an adverse effect on our business, financial condition and results of operations.
We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our liquidity, financial condition, and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.
We face significant capital and other regulatory requirements as a financial institution. Although management believes that funds raised in this offering will be sufficient to fund operations and growth initiatives for at least the next 18 to 24 months based on our estimated future operations, we may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. In addition, we, on a consolidated basis, and our Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require us to raise additional capital or contract our operations. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our liquidity, financial condition, and results of operations would be materially and adversely affected.
Changes in accounting standards could materially impact our financial statements.
From time to time, the Financial Accounting Standards Board or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in our needing to revise or restate prior period financial statements. Additionally, as an emerging growth company we intend to take advantage of extended transition periods for complying with new or revised accounting standards affecting public companies.
Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.
In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, in the future our regulators may impose consent orders, civil money penalties, matters requiring attention, or similar types of supervisory criticism. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have an adverse effect on our business, results of operations and results of operations.
Severe weather, natural disasters, pandemics, acts of war or terrorism or other external events could significantly impact our business.
Severe weather, natural disasters, widespread disease or pandemics, acts of war or terrorism or other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue or cause us to incur additional expenses. The occurrence of any of these events in the future could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Industry and Regulation
Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.
The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund not for the protection of our stockholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the FDIC and the Michigan Department of Insurance and Financial Services (the “DIFS”). Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Act, which imposed significant regulatory and compliance changes on financial institutions, is an example of this type of federal law. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have an adverse effect on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Compliance with current and potential regulation, as well as supervisory scrutiny by our regulators, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have an adverse effect on our business, financial condition and results of operations.
Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Additionally, federal and state regulatory agencies may change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or changes to the application of laws and regulations to us. Future changes may have an adverse effect on our business, financial condition and results of operations.
In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. Based on our regulators’ assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business, we may be required to take additional charges or undertake, or refrain from taking, actions that could have an adverse effect on our business, financial condition and results of operations.
Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition and results of operations.
Our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.
The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.
Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.
The Federal Reserve, the FDIC and the DIFS periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve, the FDIC, or the DIFS were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions may include requiring us to remediate any such adverse examination findings.
In addition, these agencies have the power to take enforcement action against us to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have an adverse effect on our business, financial condition and results of operations.
We are subject to stringent capital requirements, which could have an adverse effect on our operations.
Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital to risk-weighted assets ratio of at least 7.0% (a minimum of 4.5% plus a capital conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of at least 8.5% (a minimum of 6.0% plus a capital conservation buffer of 2.5%), a total capital to risk-weighted assets ratio of at least 10.5% (a minimum of 8% plus a capital conservation buffer of 2.5%), and a leverage ratio of Tier 1 capital to total consolidated assets of at least 4.0%. An institution’s failure to exceed the capital conservation buffer with common equity Tier 1 capital would result in limitations on an institution’s ability to make capital distributions and discretionary bonus payments. In addition, for an insured depository institution to be “well-capitalized” under the banking agencies’ prompt corrective action framework, it must have a common equity Tier 1 capital ratio of at least 6.5%, Tier 1 capital ratio of at least 8.0%, a total capital ratio of at least 10.0%, and a leverage ratio of at least 5.0%, and must not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by its primary federal or state banking regulator to meet and maintain a specific capital level for any capital measure.
Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic capital requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have an adverse effect on our business, financial condition and results of operations.
We are subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.
The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations prohibit discriminatory lending practices by financial institutions. The U.S. Department of

Justice, federal banking agencies, and other federal agencies are responsible for enforcing these laws and regulations. A challenge to an institution’s compliance with fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, growth prospects, financial condition, and results of operations.
Additionally, the Consumer Financial Protection Board (the “CFPB”) was created under the Dodd-Frank Act to centralize responsibility for consumer financial protection with broad rulemaking authority to administer and carry out the purposes and objectives of federal consumer financial laws with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. The ongoing broad rulemaking powers of the CFPB have potential to have a significant impact on the operations of financial institutions offering consumer financial products or services.
We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.
Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third-party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees, and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act (the “GLB Act”), which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach.
Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure or perceived failure to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our business, financial condition and results of operations.
We are a bank holding company and are dependent upon our Bank for cash flow, and our Bank’s ability to make cash distributions is restricted.
We are a BHC with no material activities other than activities incidental to holding the common stock of our Bank. Our principal source of funds to pay distributions on our common stock and service any of our obligations, other than further issuances of securities, is dividends received from our Bank. Furthermore, our Bank is not obligated to pay dividends to us, and any dividends paid to us would depend on the earnings or financial condition of our Bank, various business considerations and applicable law and regulation. As is generally the case for banking institutions, the profitability of our Bank is subject to the fluctuating cost and availability of money, changes in interest rates and economic conditions in general. In addition, various federal and state statutes and regulations limit the amount of dividends that our Bank may pay to the Company without regulatory approval.
The Federal Reserve may require us to commit capital resources to support our Bank.
The Federal Reserve requires a BHC to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine that was codified by the Dodd-Frank Act, the Federal Reserve may require a BHC to make capital injections into a subsidiary bank at times when the BHC may not be inclined to do so and may charge the BHC with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to our Bank if it experiences financial distress.
A capital injection may be required at a time when our resources are limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by a BHC to its subsidiary bank is subordinate in right of payment to deposits and certain other indebtedness of such subsidiary bank. In the event of a BHC’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by a BHC for the purpose of making a capital injection to a subsidiary bank may become more difficult and expensive relative to other corporate borrowings.
We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
The Bank Secrecy Act of 1970 (the “BSA”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, the U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”), and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), which is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have an adverse effect on our business, financial condition and results of operations.
Our Bank’s FDIC deposit insurance premiums and assessments may increase.
Our Bank’s deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank’s average consolidated total assets less its average tangible equity. Our Bank’s regular assessments are determined by its CAMELS composite rating (a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk), taking into account other factors and adjustments. In order to maintain a strong funding position and the reserve ratios of the DIF required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have an adverse effect on our business, financial condition and results of operations.
Risks Related to this Offering and an Investment in Our Common Stock
No public market exists for our common stock, and one may not develop.
Prior to this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or may not be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock. The initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business through acquisitions using our common stock as consideration, should we elect to do so.
Investors in this offering will experience immediate and substantial dilution.
If you purchase common stock in this offering, you will pay more for your shares than the tangible book value per share immediately prior to the completion of the offering. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. As a result of the offering, you will incur immediate dilution of $2.94 per share, representing the difference between the assumed initial public offering price of $17.00 per share (the midpoint of the price range on the cover) and our pro forma as adjusted tangible book value of $14.06 per share. Accordingly, if we were liquidated at our pro forma as adjusted tangible book value, you would not receive the full amount of your investment. See the section entitled “Dilution.”
Future sales of our common stock could depress the market price of our common stock.
Following the completion of this offering, based on the number of shares of our capital stock outstanding as of September 30, 2024, we will have 33,042,502 issued and outstanding shares of our common stock, which will be freely transferable without restriction or further registration under the Securities Act. We, our executive officers, directors and certain of our holders of our currently outstanding shares of common stock holding, in the aggregate, 5,491,660 shares of our common stock as of October 31, 2024 (representing approximately 21.4% of our outstanding common stock as of such date), have agreed not to sell any shares of our common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions. See the section entitled “Underwriting.” Following the expiration of this lock-up period, all of these shares will be eligible for resale under Rule 144 of the Securities Act, subject to any remaining holding period requirements and, if applicable, volume limitations. See the section entitled “Shares Eligible for Future Sale.” Actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on favorable terms, or at all. We may issue all of these shares without any action or approval by our stockholders, and these shares, once issued (including upon exercise of outstanding options), will be available for sale into the public market, subject to the restrictions described in this registration statement, if applicable, for affiliate holders. The market price for our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.
As of September 30, 2024, approximately 32.9% of our voting and non-voting common stock is owned by certain institutional holders, and future sales by these institutional holders may adversely affect the prevailing market price of our common stock.
On May 30, 2019, we sold 1,841,780 shares of our voting common stock and 3,972,180 shares of our non-voting common stock to Castle Creek Capital Partners VII, LP (“Castle Creek VII”). Additionally, on

December 24, 2019 we sold 2,600,000 shares of our non-voting common stock to Castle Creek Capital Partners VI, LP (“Castle Creek VI,” and together with Castle Creek VII, “Castle Creek”). The non-voting common stock is non-voting in the hands of any holder of 9.9% or more of our voting common stock. Upon the sale or transfer of the non-voting stock in connection with a widely-distributed public offering or to an underwriter for purposes of a widely-distributed public offering, such transferred shares automatically will become an identical number of shares of voting common stock, as provided in our Amended and Restated Articles of Incorporation. As September 30, 2024, Castle Creek continues to own 8,413,960 shares of common stock and non-voting common stock, representing approximately 32.9% of our issued and outstanding voting and non-voting common stock as of such date. Please see the section entitled “Principal and Selling Stockholders.”
In connection with the transactions above, we entered into a Registration Rights with each of Castle Creek VII and Castle Creek VI (the “Registration Rights Agreements”). The Registration Rights Agreements provide for demand and piggyback registration rights. Pursuant to its demand registration rights, after May 30, 2024 and December 24, 2024, respectively, Castle Creek had the right to require the Company to file a registration statement with the SEC so that Castle Creek may resell its shares of common stock. If the Company files a registration statement for a primary or secondary offer of its securities (other than a registration statement related to equity compensation plans or mergers and acquisitions), the Registration Rights Agreements require the Company to notify Castle Creek, who may elect to have its securities included in such registration statement for resale.
In accordance with the Registration Rights Agreements, Castle Creek VII and Castle Creek VI are acting as selling stockholders in this offering and offering shares of common stock. To the extent that Castle Creek continues to hold shares of common stock following this offering, it is possible that the Company may be required to register for resale shares of common stock of Castle Creek, and such resale could have adverse effect on volatility and the market value of the Company’s common stock then outstanding. Such resales could also make it more difficult for the Company and its stockholders to sell common stock.
Our stock price may be volatile, and you could lose part or all of your investment as a result.
Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Our stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:
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actual or anticipated variations in quarterly or annual operating results, financial conditions or credit quality;

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changes in business or economic conditions;

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changes in accounting standards, policies, guidance, interpretations or principles;

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changes in recommendations or research reports about us or the financial services industry in general published by securities analysts;

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the failure of securities analysts to cover, or to continue to cover, us after this offering;

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changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

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news reports relating to trends, concerns and other issues in the financial services industry;

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reports related to the impact of natural or manmade disasters in our market;

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perceptions in the marketplace regarding us and or our competitors;

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sudden increases in the demand for our common stock, including as a result of any “short squeezes;”

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significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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additional investments from third parties;

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additions or departures of key personnel;

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future sales or issuance of additional shares of common stock;

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fluctuations in the stock price and operating results of our competitors;

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changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;

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new technology used, or services offered, by competitors;

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additional investments from third parties; or

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geopolitical conditions such as acts or threats of terrorism, pandemics or military conflicts.

In particular, the realization of any of the risks described in this section could have an adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance.
Our management will have broad discretion in allocating the net proceeds of this offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.
We intend to use the net proceeds of this offering to increase the capital of our Bank in order to support our organic growth strategies, including expanding our overall market share, to strengthen our regulatory capital and for working capital and other general corporate purposes. However, we are not required to apply any portion of the net proceeds of this offering for any particular purpose and our management could use them for purposes other than those contemplated at the time of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We may be unable to attract or sustain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If we fail to meet the expectations of analysts for our operating results, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.
We may not pay dividends on our common stock in the future, and our ability to pay dividends is subject to certain restrictions.
Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, we are a BHC, and our ability to declare and pay dividends is dependent on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition, and that bank holding companies should inform and consult with the Federal Reserve in advance of declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid.
The holders of our debt obligations and preferred stock will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and dividends.
In any liquidation, dissolution or winding up of the Company, our common stock would rank below all claims of debt holders against us as well as any preferred stock that has been issued. As of September 30, 2024, we had outstanding an aggregate of $43.9 million of subordinated notes, net of debt issuance costs, and we had outstanding an aggregate $103.6 million of non-cumulative perpetual preferred stock. We could incur such debt obligations or issue preferred stock in the future to raise additional capital. In such event, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Company until after all of our obligations to the debt holders are satisfied and holders of subordinated debt and senior equity securities, including preferred shares, if any, have received any payment or distribution due to them. In addition, we will be required to pay interest on the subordinated notes and dividends on the trust preferred securities and preferred stock before we will be able to pay any dividends on our common stock.
Michigan law and the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have an anti-takeover effect, and there are substantial regulatory limitations on changes of control of bank holding companies.
Michigan corporate law and provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our stockholders. Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (5% or more if the acquirer is a BHC) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our Company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors must comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Collectively, provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and other statutory and regulatory provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. Moreover, the combination of these provisions effectively inhibits certain business combinations, which, in turn, could adversely affect the market price of our common stock.
An investment in our common stock is not an insured deposit.
An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.
The requirements of being a public company may strain our resources and divert management’s attention.
As a public company, we will incur additional legal, accounting, insurance and other expenses. We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and applicable securities rules and regulations. These laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices over those of non-public or non-reporting companies. Despite our conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have experienced prior to becoming a public company. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. As an NYSE listed company, we will be required to prepare and file proxy materials which meet the requirements of the Exchange Act and the SEC’s proxy rules. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. In order to maintain, appropriately document and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet the standards required by the Sarbanes-Oxley Act, additional resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Additionally, any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and cause our investors and potential investors to lose confidence in us, and restrict trading in, and reduce the market price of, our common stock, and potentially our ability to access the capital markets.
If we fail to design, implement and maintain effective internal control over financial reporting or remediate any future material weakness in our internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.
Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control over financial reporting in the future, and our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have an adverse effect on our business, financial condition and results of operations.
In the normal course of our operations, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the PCAOB, as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and, when we cease to be an emerging growth company under the JOBS Act, preclude our independent registered public accounting firm from rendering their report addressing an assessment of the effectiveness of our internal control over financial reporting. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, and may negatively affect the market price of our common stock, and could result in the delisting of our securities from the securities exchanges on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, such deficiencies may adversely affect us.
If we are unable to successfully remediate existing or future material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.
In preparing and reviewing our consolidated financial statements as of and for the nine months ended September 30, 2024, and 2023, and in connection with our restatement of previously issued consolidated financial statements for the years ended December 31, 2023 and 2022, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, and remediation is currently underway. The material weakness identified reflected an incorrect classification of revenue from the capitalization of MSRs within noninterest income. As a result, there were adjustments required in connection with preparing our consolidated financial statements for the nine months ended September 30, 2024, and 2023, and a restatement was required for our consolidated financial statements for the years ended 2023 and 2022. In response to this identified material weakness, we reclassified such related revenue under net gain on the sale of loans held for sale, previously classified under loan servicing fees.

However, we cannot assure you that we have identified all of our existing material weaknesses, or that we will not, in the future, have additional material weaknesses. Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. In light of the material weakness that was identified as a result of the limited procedures performed, we believe that it is possible that, had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses or significant control deficiencies may have been identified.
Additionally, we cannot assure you that we will be able to remediate any existing or future material weakness in a timely manner or at all. If our efforts to remediate an identified material weakness are not successful, or if other material weaknesses or other significant control deficiencies occur, our ability to accurately and timely report our financial results could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act as a public company, additional restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the NYSE, and have an adverse effect on our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and for future operations, are forward-looking statements. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “ intend,” “plan” or words or phases of similar meaning. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and short-term and long-term business operations and objectives. We caution that these forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors,” that are subject to change based on factors, which are, in many instances, beyond our control. The forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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decreased residential mortgage origination and competition;

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the ability to originate and resell a high volume of mortgage loans;

•
a decline in our MPP business;

•
factors that impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas;

•
general business and economic conditions and regulatory responses to such conditions;

•
liquidity risks;

•
our reliance on third parties as an important funding source;

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fluctuations in interest rates;

•
our ability to manage credit risk;

•
our nonperforming assets;

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our ability to repurchase or substitute mortgage loans or MSRs that we have sold, or indemnify purchasers of such mortgage loans or MSRs;

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the costs and risks associated with the ownership of real property if forced to foreclose on collateral;

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our ability to be a rated servicer;

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the sufficiency of our allowance for loan losses in our loan portfolio;

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the accuracy and completeness of information provided by our customers and counterparties;

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the ability to maintain our reputation;

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disruption of our business due to technology failures, including a failure in our operational or security systems or infrastructure, or those of third parties;

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cyberattacks and other data and security breaches;

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our ability to make technological improvements quickly;

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our use of software, hardware and services that may be difficult to replace;

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the ability to adequately obtain, maintain, protect and enforce our intellectual property and potential intellectual property disputes related to our use of the intellectual property of third parties;

•
the ability to accurately predict the demand or growth of new products and services that we are developing;

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the risks associated with new lines of business, products, product enhancements or services;

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our ability to sell loans in the secondary market to a limited number of investors and to the GSEs (Fannie Mae and Freddie Mac), and to securitize our loans into MBS through the GSEs and Ginnie Mae;

•
our hedging strategies to mitigate risks associated with changes in interest rates;

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the accuracy of our financial statements and related disclosures;

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our ability to accurately estimate the fair value of a portion of our assets;

•
our dependence on the use of data and modeling in our management’s decision-making;

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the ability to execute our business strategy;

•
changes in our senior management team and our ability to attract and retain qualified personnel;

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our dependence on third-party service providers;

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operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors;

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integration and other risks associated with any future acquisitions;

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our ability to raise additional capital;

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changes in accounting standards;

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potential litigation and regulatory actions, including possible enforcement actions;

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severe weather, natural disasters, pandemics, acts of war or terrorism or other external events;

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the impact of recent and future legislative and regulatory changes;

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monetary policies and regulations of the Federal Reserve;

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our ability to comply with various governmental and regulatory requirements, including supervisory actions by federal and state banking agencies;

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our capital requirements as an insured depository institution;

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our ability to comply with consumer protection laws, including the CRA and fair lending laws;

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compliance with laws regarding the privacy, information security and protection of personal information;

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being a BHC and our dependence on our Bank for cash flow;

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the risk of noncompliance and enforcement action with the BSA and other anti-money laundering statutes and regulations;

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FDIC deposit insurance premiums and assessments;

•
failure of an active public market for our common stock developing;

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immediate and substantial dilution in our common stock as a result of this offering;

•
future sales of our common stock, including by certain institutional holders that own our voting and non-voting common stock, or the perception in the public markets that these sales may occur;

•
volatility in the price of our common stock;

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our use of the net proceeds from this offering;

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securities or industry analysts not publishing research or publishing inaccurate or unfavorable research about us or our business;

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our expectation and ability to pay dividends;

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holders of our debt obligations and preferred stock having priority over our common stock;

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Michigan law and the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws having anti-takeover effect;

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investments in our common stock not being an insured deposit;

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the costs associated with our transformation into a public company;

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our ability to design, implement and maintain effective internal controls over financial reporting; and

•
other risks, uncertainties and factors set forth in this prospectus, including those set forth under the section entitled “Risk Factors.”

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this prospectus, including those discussed in the section entitled “Risk Factors.” New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. For example, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and we cannot guarantee future results, performance or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance and events and circumstances may be materially different from what we expect. See the section entitled “Where You Can Find More Information.”

USE OF PROCEEDS
Assuming an initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $116.1 million. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Each $1.00 increase or decrease in the assumed initial public offering price per share of $17.00, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by $6.9 million. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $15.9 million, assuming no change in the assumed initial public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds that we receive from this offering for general corporate purposes, which may include growing our existing lines of business or using a portion of the proceeds to redeem all or a portion of our preferred stock.
We reserve the right to use the net proceeds we receive in this offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. The actual use of the proceeds of this offering could differ from those outlined above as a result of several factors including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus. Our management will have broad discretion over the use of the net proceeds that we receive from this offering.

CAPITALIZATION
The following table sets forth our capitalization on a consolidated basis as of September 30, 2024:
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on an actual basis and gives effect to the ten-for-one stock split effected on December 30, 2024;

•
on a pro forma basis after giving effect to the grant of restricted stock units to our executive officers on December 19, 2024, which will occur immediately prior to the completion of this offering;

•
on a pro forma as adjusted basis after giving effect to (i) the pro forma adjustments described above and (ii) the sale and issuance by us of 7,352,942 shares of our common stock offered in this offering at an assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering. The following should be read together with the sections entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary — Summary Historical Consolidated Financial Information and Other Data” and our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus.
	As of September 30, 2024
(Dollars in thousands)	Actual	Pro Forma	Pro Forma as Adjusted(1)
Cash and cash equivalents	$440,751	$440,751	$556,876
Debt
Borrowings	1,308,750	1,308,750	1,308,750
Subordinated debentures	38,897	38,897	38,897
Subordinated debentures issues through trusts	5,000	5,000	5,000
Total Debt	1,352,647	1,352,647	1,352,647
Stockholders’ equity
Preferred Stock Non-Cumulative, no par value; 5,000,000 shares authorized
Series A – 82,000 shares issued and outstanding at September 30, 2024 with a liquidation preference of $82,000	—
Series B – 25,000 shares issued and outstanding at September 30, 2024 with a liquidation preference of $25,000	—
Common stock, no par value; 101,500,000 shares authorized and 25,689,560 shares issued and outstanding at September 30, 2024, 26,539,090 shares issued and outstanding (pro forma), 33,892,032 shares issued and outstanding (pro forma as adjusted)	—
Additional paid-in capital	167,462	167,462	283,587
Retained earnings	287,765	287,765	287,765
Accumulated other comprehensive loss	(445)	(445)	(445)
Total stockholders’ equity	454,782	454,782	570,907
Total capitalization	$1,807,429	$1,807,429	$1,923,554

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price per share of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $6.9 million. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered by us would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $15.9 million, assuming no change in the assumed initial public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The outstanding share information in the table above excludes as of September 30, 2024:
•
84,000 shares of our common stock issuable upon the exercise of outstanding stock options, as of September 30, 2024, at a weighted average exercise of $2.29 per share; and

•
849,530 shares of our common stock issuable upon the settlement of restricted stock units under our Omnibus Incentive Plan that were granted subsequent to September 30, 2024, in connection with this offering.

DILUTION
Information in this section gives effect to the ten-for-one stock split effected on December 30, 2024. If you invest in our common stock, your ownership interest will be immediately diluted to the extent that the initial public offering price per share of our common stock exceeds the pro forma as adjusted tangible book value per share of our common stock immediately following this offering. Tangible book value per share is equal to our tangible common equity divided by the number of outstanding shares of our common stock at the end of the relevant period. Tangible common equity equals stockholders’ equity less goodwill and intangible assets (net of our DTL) and preferred stock. Tangible common equity and tangible book value per share are non-GAAP financial measures. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.
Our tangible common equity at September 30, 2024 was $348.3 million, or a tangible book value per share of $13.56, based on the number of shares outstanding as of such date. After giving effect to the net proceeds from the sale by us of shares of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $17.00 per share (the midpoint of the price range on the cover of this prospectus), and after deducting estimated underwriting discounts, commissions and offering expenses, our pro forma as adjusted tangible common equity as of September 30, 2024 would have been approximately $464.5 million, or a tangible book value per share of $14.06. Therefore, this offering will result in an immediate increase of $0.50 in the tangible book value per share to existing stockholders and an immediate dilution of $2.94 in the tangible book value per share to investors purchasing shares in this offering, or approximately 17.3% of the assumed initial public offering price of $17.00 per share (the midpoint of the price range on the cover of this prospectus). Sales of shares by the selling stockholders will have no effect on our book value per share or our tangible book value per share.
The following table illustrates the calculation of the amount of dilution per share as of September 30, 2024 that a purchaser of our common stock in this offering will incur given the assumptions above:
Assumed initial public offering price per share		$17.00
Tangible book value per share as of September 30, 2024	$13.56
Increase in tangible book value per share attributable to this offering	$0.50
Pro forma as adjusted tangible book value per share after this offering		$14.06
Dilution in tangible book value per share to new investors in this offering		$2.94
A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the price range on the cover of this prospectus) would increase (decrease) our pro forma as adjusted tangible book value per share after this offering by $0.21 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts, commissions and offering expenses payable by us.
The following table summarizes the total consideration paid to us and the average price paid per share by existing stockholders and investors purchasing common stock in this offering. To the extent that any of our officers or directors or any promoters, or any persons affiliated with any of the foregoing, participated in an offering of our common stock, these individuals paid the same price as all other participants in the same offering. This information is presented on a pro forma as adjusted basis as of September 30, 2024, after giving effect to our sale of 7,352,942 shares of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $17.00 per share (the midpoint of the price range on the cover of this prospectus).
	Shares Purchased		Total Consideration		Average Price Per Share
(Dollars in thousands, except per share data)	Number	Percent	Amount	Percent
Existing stockholders as of September 30, 2024	25,689,560	77.7%	$167,462	57.3%	$6.52
New investors in this offering	7,352,942	22.3%	$125,000	42.7%	$17.00
Total	33,042,502	100%	$292,462	100%	$8.85

Sales of an estimated 1,470,590 shares of common stock by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 24,218,970 shares, or 63.3% of the total number of shares of our common stock outstanding following the completion of this offering, and will increase the number of shares held by new investors by 1,470,590 shares, or 26.7% of the total number of shares outstanding following the completion of this offering.
After giving effect to the sale of shares in this offering by the selling stockholders and us, if the underwriters’ option to purchase additional shares is exercised in full, our existing stockholders would own approximately 69.3% and our new investors would own approximately 30.7% of the total number of shares of our common stock outstanding after this offering.
The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering to be determined at pricing. To the extent we issue any additional stock options or any outstanding stock options are exercised, or we issue any other securities or convertible debt in the future, investors will experience further dilution.
The number of shares of our common stock to be outstanding after this offering is based upon 25,689,560 shares of our common stock as of September 30, 2024, and does not include:
•
84,000 shares of our common stock issuable upon the exercise of outstanding stock options, as of September 30, 2024, at a weighted average exercise of $2.29 per share; and

•
849,530 shares of our common stock issuable upon the settlement of restricted stock units under our Omnibus Incentive Plan that were granted subsequent to September 30, 2024, in connection with this offering.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY
Market for Common Stock
Prior to this offering, our common stock has not been traded on an established public trading market, and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock. As of September 30, 2024, there were 95 holders of record of our common stock.
We have applied to list our common stock for trading on the NYSE under the symbol “NPB.” However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See the section entitled “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.
Dividend Policy
We have historically paid quarterly dividends to holders of our common stock. Nevertheless, we have no obligation to pay dividends and any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, our ability to service debt obligations senior to our common stock, banking regulations, contractual, legal, tax and regulatory restrictions, and limitations on the payment of dividends by us to our stockholders or by our Bank to us, and such other factors as our board of directors may deem relevant. We cannot assure you that we will be able to pay dividends to holders of our common stock in the future. Because we are a BHC and do not engage directly in business activities of a material nature, our ability to pay any dividends on our common stock depends, in large part, upon our receipt of dividends from our Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies.
Dividend Limitations.   Michigan law places limits on the amount of dividends our Bank may pay to the Company without prior approval. Absent prior regulatory approval, we would not be able to pay a dividend in excess of net income on hand, after deducting losses and bad debts. We must also ensure that the payment of any dividend will not reduce our surplus to less than 20% of our capital, after making mandatory transfers to surplus. See the section entitled “Supervision and Regulation” for more information. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve System (the “Federal Reserve”) has the same authority over BHCs.
The Federal Reserve has established requirements with respect to the maintenance of appropriate levels of capital by registered BHCs. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. Where a BHC intends to declare or pay a dividend that could raise safety and soundness concerns, it generally will be required to inform and consult with the Federal Reserve in advance. It is the policy of the Federal Reserve that a BHC should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the company’s capital needs, asset quality and overall current and prospective financial condition, and that BHCs should inform and consult with the Federal Reserve in advance of declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid. As a depository institution, the deposits of which are insured by the FDIC, our Bank may not pay dividends or make capital distributions if our Bank would thereafter be undercapitalized. In addition, our Bank may not pay dividends on its capital stock if it remains in default on any assessment due to the FDIC. Our Bank currently is not in default under any of its obligations to the FDIC. See the section entitled “Supervision and Regulation” for more information regarding the regulatory limitations on our ability to declare and pay dividends.

Our ability to pay dividends may also be limited on account of our outstanding indebtedness. We currently have issued multiple series of subordinated debentures, including subordinated debentures issued through trusts, and two series of non-cumulative perpetual preferred stock. We must make the required payments on our debentures before any cash dividends can be paid on our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with the section entitled “Prospectus Summary — Summary Historical Consolidated Financial Information and Other Data” and our audited and unaudited consolidated financial statements and related notes thereto and other financial information included elsewhere in this prospectus. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to containing historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements, except to the extent required by law.
Unless otherwise stated, all information in this prospectus gives effect to a ten-for-one stock split, whereby each holder of our common stock received nine additional shares of common stock for each share owned as of the record date of December 19, 2024, which was distributed on December 30, 2024. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.
Business Overview
The Company is a BHC that is headquartered in Grand Rapids, Michigan. Through our wholly owned subsidiary, Northpointe Bank, we focus on providing residential mortgage purchase program to more than 100 independent mortgage banking companies located in 19 states (we refer to this mortgage warehouse business as MPP), as well as residential mortgage and digital banking services to retail customers nationwide. Our residential lending business provides a comprehensive range of financing options nationwide through two main channels: consumer direct and traditional retail. These channels combine the convenience of on-line, self-service platforms with the personalized service of an experienced residential mortgage loan officer as needed. Both residential mortgage loan origination channels are supported by our proprietary POS digital platform that streamlines the loan application and closing processes. Our consumer direct and traditional retail channels primarily originate mortgage loans which are saleable through an end investor. In addition, our traditional retail channel selectively originates specialized first mortgage revolving (HELOC-styled) loans that are linked to a demand deposit bank account of the customer (we refer to these loans as “All-in-One”). We have one bank branch located in Grand Rapids, Michigan and loan production offices located in 23 cities across the country, which are supported by our centralized operations and back-office support teams based in Grand Rapids, Michigan.
Our results of operations are driven by a combination of net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities, as well as fee income from a variety of sources. Key components of noninterest income include gains from the sale of newly originated loans, loan servicing fees, and service charges from our deposit services and our MPP and residential lending businesses. Our principal operating expense, aside from interest expense, consists of salaries and employee benefits, including commissions paid to loan originators, occupancy and equipment costs, data processing expense, professional fees, and provisions for credit losses. Our income is affected by regulatory, economic, and competitive factors that influence interest rates, residential loan demand and deposits costs. In addition, we are subject to interest rate risk to the degree that our interest-earnings assets mature or reprice at different times or at different speeds than our interest-bearing liabilities.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions and complex judgements that affect amounts presented in our consolidated financial statements. These estimates, assumptions and judgements are based on information available as of the date of the financial statements; accordingly, as this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgements. Management has identified our most significant accounting policies in Note 2 of our consolidated financial statements to be the accounting areas that require the most complex and subjective judgements and, as such, could be most subject to revision as new and additional information becomes available or circumstances change including changes in the economic climate and interest rate changes.
Pursuant to the JOBS Act, as an emerging growth company, we can elect to opt out of the extended transition period for adopting any new or revised accounting standards. We have elected to take advantage of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the standard on the application date for private companies. We have elected to take advantage of the scaled disclosures and other relief under the JOBS Act, and we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us under the JOBS Act, so long as we qualify as an emerging growth company.
As outlined in Note 24 to the Notes to Consolidated Financial Statements, the Company has restated its financial statements, specifically the classification of loan servicing fees and net gain on the sale of loans held for sale, both within noninterest income. The discussion in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” gives effect to the restatement. See also “Recent Developments” and “Risk Factors”.
Primary Factors Used to Evaluate our Business
In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.
Net Interest Income
Net interest income is generally the most significant contributor to our net income. Net interest income represents interest income from interest earning assets, primarily our loan portfolio, including MPP loans, residential mortgage loans, and our first lien home equity product AIO Loans, as well as interest earned on our liquid assets primarily invested at the Federal Reserve and FHLB dividends, less interest expense on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings, which are used to fund those assets. The amount of our net income is affected by overall loan demand, economic conditions, the slope of the yield curve, and changes in the absolute level of interest rates, the amounts and composition of our loan portfolio and interest-bearing liabilities.
For 2023 and the first nine months of 2024, net interest income accounted for more than half of our total revenue. During periods when market conditions are such that industry residential loan originations are significantly higher, such as in 2020 and 2021, it is expected that noninterest income will grow substantially, driven primarily by gain on sale of mortgage loans, resulting in net interest income dropping to under half of total revenue.
Noninterest Income
Noninterest income consists primarily of net gains on the sale of loans, loan servicing fees, and other fee revenue, including MPP loan-related fees and fees related to customer deposits. Noninterest income is a key contributor to our net income and is expected to account for more than half of our revenue in market conditions when industry residential mortgage loan origination volumes are significantly higher, such as in 2020 and 2021.
Noninterest Expense
Noninterest expense includes salaries and employee benefits, occupancy and equipment costs, data processing and software fees, professional services fees, and other general and administrative expenses including taxes and insurance. In evaluating our level of noninterest expense, we also monitor our efficiency ratio. As a residential real estate mortgage-focused bank, our efficiency ratio will typically be higher than other non-mortgage focused banks and will tend to decrease significantly with any meaningful increase in industry mortgage originations. The efficiency ratio represents non-interest expense divided by the sum of net interest income and noninterest income.
We continually seek to identify ways to streamline our business and operate more efficiently, which has enabled us to reduce our noninterest expense in both absolute terms and as a percentage of our revenue while continuing to achieve growth in total loans and assets. A large component of our expense base is mortgage-related commissions, which are variable in nature and move up or down in line with residential mortgage originations. We also proactively manage our production-related back-office expenses and will right size those expenses based on the anticipated level of production.
Over the past several years, we have continued to invest in growth strategies and resources, including personnel, technology and infrastructure. We believe we are well positioned to continue our growth trajectory without meaningful additions to our current cost structure.
Public Company Costs
Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC, the FDIC, and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.
Financial Condition
The primary factors we use to evaluate and manage our financial condition include asset quality, liquidity and capital.
Asset Quality
We manage the quality of our loans based upon trends at the overall loan portfolio level as well as within specific product types. We measure and monitor key factors that include the level and trend of classified, delinquent, nonaccrual and nonperforming assets, collateral coverage and credit scores and debt service coverage, where applicable. These metrics directly impact our evaluation of the adequacy of our allowance for credit losses.
Liquidity
We manage liquidity based upon factors that include the level of diversification of our funding sources, the composition and duration of our deposits, the availability of unused funding sources, off-balance sheet obligations, the amount of cash we hold and the availability of assets to be readily converted into cash without undue loss. Our liquidity position benefits significantly from the fact that approximately one-third of the loan portfolio is in MPP loans, in which loans typically have a dwell time on the warehouse client’s facility for less than 30 days after the loan is funded, and which we have the unilateral right not to fund. We maintain appropriate funding capacity through our diversified and nimble funding structure, which includes a scalable digital banking platform, non-brokered rateboard time deposits, brokered CDs, and access to funding from the FHLB and other smaller facilities. The FDIC evaluates the liquidity of our Bank on a stand-alone basis pursuant to applicable guidance and policies.
Capital
We manage our capital by tracking our level and quality of capital with consideration given to our overall financial condition, our asset quality, our level of allowance for credit losses, our geographic and industry concentrations, and other risk factors in our balance sheet, including interest rate sensitivity. Bank holding companies and banks are subject to various regulatory capital requirements administered by federal bank and state regulatory agencies. Our Bank is subject to minimum risk-based and leverage capital requirements under federal regulations implementing the Basel III framework, and to regulatory thresholds that must be met for an insured depository institution to be classified as “well-capitalized” under the prompt corrective action framework. Our capital ratios and the capital ratios of our Bank at September 30, 2024 exceeded all applicable minimum capital requirements and the regulatory standards for our Bank to be “well-capitalized.”
Operating Highlights
Year-to-date September 30, 2024 vs. 2023
Our net income for the first nine months of 2024, compared to the same period of 2023, demonstrates our success in strategic repositioning over the past several years.
•
Net income available to common stockholders for the first nine months of 2024 was $38.3 million, an increase of $13.5 million, or 54.1%, over the same period of 2023.

•
Despite higher interest rates and lower mortgage originations over the same period, net income increased by 54.1%, attributable to higher net interest income and lower noninterest expense, which more than offset the decrease in noninterest income.

•
Did not incur any material one-time costs associated with strategic repositioning.

•
Noninterest expense decreased by $38.1 million, or 30.9%, over the first nine months of 2024, compared to the same period of 2023, reflecting lower variable compensation and our proactive measures to manage mortgage-related back-office expenses.

•
Continued to intentionally change the mix of our HFI loan portfolio.

•
MPP loans increased to 35.1% of total gross loans at September 30, 2024, from 27.7% at December 31, 2023.

•
Residential mortgage loans decreased to 41.5% of total gross loans at September 30, 2024 from 45.1% at December 31, 2023.

•
AIO Loans were 12.2% of total gross loans at September 30, 2024, flat from December 31, 2023.

•
MPP loans increased by $525.0 million, or 45.8%, at September 30, 2024 compared to December 31, 2023, reflecting strong new customer acquisition and market share gains, as well as an increase in overall industry mortgage originations.

•
Liquidity remained stable, with total cash and cash equivalents of $440.8 million at September 30, 2024, compared to $351.9 million at December 31, 2023.

•
As of September 30, 2024, our capital ratios were above all regulatory requirements to be considered well-capitalized.

Full-year 2023 vs. 2022
•
Net income available to common stockholders for the full year 2023 and 2022 was $24.1 million and $13.6 million, respectively, which is lower than other periods in recent history due to the decrease in industry mortgage originations resulting from a higher interest rate environment.

•
Did not incur any material one-time costs associated with strategic repositioning.

•
The total loan portfolio was $4.1 billion at the end of 2023 compared to $3.8 billion at the end of 2022, primarily driven by growth in MPP loans.

•
Liquidity remained stable, with total cash and interest-bearing deposits of $351.9 million at December 31, 2023 and $274.2 million at December 31, 2022.

•
For 2023 and 2022, our capital ratios were above all regulatory requirements to be considered well-capitalized.

Results of Operations
Net Interest Income
The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the nine months ended September 30, 2024 and 2023:
	For the Nine Months Ended September 30,
	2024			2023
(Dollars in thousands)	Average Balance	Interest Inc/Exp	Average Yield/Rate	Average Balance	Interest Inc/Exp	Average Yield/Rate
Interest-Earning Assets
Loans(1)	$4,347,308	$210,660	6.46%	$3,912,894	$173,901	5.92%
Securities, AFS(2)	9,884	477	6.43%	16,183	687	5.66%
Securities, FHLB Stock	69,132	4,751	9.16%	73,413	2,865	5.20%
Interest Bearing Deposits	466,277	18,943	5.42%	477,074	18,009	5.03%
Total Earning Assets	4,892,601	234,831	6.40%	4,479,564	195,462	5.82%
Noninterest Earning Assets(3)	149,263			200,189
Total Assets	$5,041,864			$4,679,753
Interest-Bearing Liabilities
Deposits:
Transaction Accounts	$395,765	$14,639	4.93%	$175,444	$6,602	5.02%
Money Market & Savings	395,580	13,152	4.43%	452,769	11,755	3.46%
Time	2,131,676	84,177	5.26%	2,107,696	71,960	4.55%
Total Interest-bearing deposits	2,923,021	111,968	5.11%	2,735,909	90,317	4.40%
Sub Debt	40,767	2,855	9.33%	56,284	3,510	8.31%
Borrowings	1,321,471	35,815	3.61%	1,113,202	26,745	3.20%
Total Interest-bearing liabilities	4,285,259	150,638	4.69%	3,905,395	120,572	4.12%
Noninterest-bearing liabilities
Noninterest-bearing deposits	251,850			285,732
Other noninterest-bearing liabilities	57,697			64,887
Total Noninterest-bearing liabilities	309,547			350,619
Equity	447,058			423,738
	$5,041,864			$4,679,752
Net Interest Spread(4)			1.71%			1.70%
Net Interest Margin(5)		$84,193	2.29%		$74,890	2.23%

(1)
Loan balance includes loans held for investment and held for sale. Nonaccrual loans are included in total loan balances and no adjustment has been made for these loans in the yield calculation. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.

(2)
Average yield based on carrying value and there are no tax-exempt securities in the portfolio.

(3)
Noninterest-earning assets includes the allowance for loan losses.

(4)
Net interest spread is the average yield on total interest-earning assets minus the average rate on total interest-bearing liabilities.

(5)
Net interest margin is net interest income divided by total interest-earning assets.

Net interest income increased to $84.2 million for the nine months ended September 30, 2024, compared to $74.9 million for the nine months ended September 30, 2023, representing an increase of $9.3 million, or 12.4%. The increase in net interest income was primarily due to a 9.2% increase in our earning assets to $4.9 billion, from $4.5 billion, consistent with the Company’s strategic repositioning efforts described in the Operating Highlights. Net interest margin increased to 2.29% from 2.23% over the same period.
The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the years ended December 31, 2023 and 2022:
	For the Years Ended December 31,
	2023			2022
(Dollars in thousands)	Average Balance	Interest Inc/Exp	Average Yield/Rate	Average Balance	Interest Inc/Exp	Average Yield/Rate
Interest-Earning Assets
Loans(1)	$3,932,840	$237,396	6.04%	$3,544,383	$156,705	4.42%
Securities, AFS(2)	16,117	923	5.73%	15,070	805	5.34%
Securities, FHLB Stock	71,627	4,191	5.85%	74,330	2,328	3.13%
Interest Bearing Deposits	482,246	24,872	5.16%	410,154	6,287	1.53%
Total Earning Assets	4,502,830	267,382	5.94%	4,043,937	166,125	4.11%
Noninterest Earning Assets(3)	200,113			241,822
Total Assets	$4,702,943			$4,285,760
Interest-Bearing Liabilities
Deposits:
Transaction Accounts	$233,199	$11,974	5.13%	$400,482	$5,200	1.30%
Money Market & Savings	434,395	15,705	3.62%	548,484	8,641	1.58%
Time	2,044,351	96,226	4.71%	1,344,343	26,214	1.95%
Total Interest-bearing deposits	2,711,945	123,905	4.57%	2,293,309	40,055	1.75%
Sub Debt	53,418	4,562	8.54%	56,161	3,876	6.90%
Borrowings	1,157,969	37,696	3.26%	1,032,590	22,756	2.20%
Total Interest-bearing liabilities	3,923,332	166,163	4.24%	3,382,060	66,687	1.97%
Noninterest-bearing liabilities
Noninterest-bearing deposits	286,569			385,919
Other noninterest-bearing liabilities	65,392			97,312
Total noninterest-bearing liabilities	351,961			483,231
Equity	427,650			420,469
	$4,702,943			$4,285,760
Net Interest Spread(4)			1.70%			2.14%
Net Interest Margin(5)		$101,219	2.25%		$99,438	2.46%

(1)
Loan balance includes loans held for investment and held for sale. Nonaccrual loans are included in total loan balances and no adjustment has been made for these loans in the yield calculation. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.

(2)
Average yield based on carrying value and there are no tax-exempt securities in the portfolio.

(3)
Noninterest-earning assets includes the allowance for loan losses.

(4)
Net interest spread is the average yield on total interest-earning assets minus the average rate on total interest-bearing liabilities.

(5)
Net interest margin is net interest income divided by total interest-earning assets.

For the year ended 2023, net interest income increased to $101.2 million, a slight increase from $99.4 million for the year ended 2022. This increase was due to the combined impact of an 11.3% increase in earning assets to $4.5 billion from $4.0 billion, mostly offset by a decrease in the net interest margin to 2.25% from 2.46%. The decrease in net interest margin was driven by a higher cost of funds, as the increase in deposit and other interest-bearing liabilities costs more than outpaced the increase in interest-earning asset yields.
Yield and Volume Impact on Net Interest Income
Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the current period’s average rate. The effect of rate changes is calculated by multiplying the change in average rate by the previous period’s volume. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.
	For the Nine Months Ended Sept 30,			For the Years Ended December 31,
	2024 vs 2023			2023 vs 2022
	Variance Due To			Variance Due To
(Dollars in thousands)	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest-Earning Assets
Loans	$25,735	$11,024	$36,759	$23,448	$57,243	$80,691
Securities, AFS	(356)	146	(210)	60	58	118
Securities, FHLB Stock	(223)	2,108	1,885	(158)	2,021	1,863
Interest-Bearing Deposits	(543)	1,478	935	3,718	14,866	18,584
Total Interest-Earning Assets	24,613	14,756	39,369	27,068	74,188	101,256
Interest-Bearing Liabilities
Deposits:
Transaction Accounts	11,052	(3,014)	8,038	(8,590)	15,365	6,775
Money Market & Savings	(1,979)	3,375	1,396	(4,125)	11,189	7,064
Time	1,091	11,126	12,217	32,949	37,063	70,012
Total Interest-Bearing Deposits	10,164	11,487	21,651	20,234	63,617	83,851
Sub Debt	(1,292)	635	(657)	(234)	920	686
Borrowings	6,670	2,400	9,070	4,082	10,857	14,939
Total Interest-Bearing liabilities	15,542	14,522	30,064	24,082	75,394	99,476
Net Interest Income / Margin	$9,071	$234	$9,305	$2,986	$(1,206)	$1,780
The yield and volume table above shows that the $9.3 million increase for the nine months ended September 30, 2024, compared to the same period for the prior year, was primarily driven by the increase in volume of earning assets. The $1.8 million increase in net interest margin for the full year 2023, compared to the full year 2022, was due to a $3.0 million benefit from increased earnings asset volume offset by a $1.2 million decrease in net interest margin.
Provision for Credit Losses
The provision for credit losses represents a charge to earnings necessary to establish an allowance for credit losses that, in management’s evaluation, is adequate to provide coverage for all expected future credit losses. The provision for credit losses is impacted by inherent risk characteristics in our loan portfolio, the level of nonperforming loans and net charge-offs, both current and historic, recent historical and projected future economic conditions, loan growth, the direction of the change in collateral values, and the level of actual net charge-offs incurred. Our provision for credit loss reflects risks in the loan portfolio, which is comprised predominately of collateralized single-family mortgage loans, and low historical loss experience.
We recorded a provision for credit losses of $0.1 million for the nine months ended September 30, 2024, reflecting net charge-offs of $1.3 million and an ending allowance for credit losses of $12.2 million. For the nine months ended September 30, 2023, we recorded a release of provision for credit losses of $(0.3) million, reflecting $33 thousand in net recoveries and an ending allowance for credit losses of $14.3 million. Provision for credit losses also includes provision for unfunded loan commitments on the consolidated statements of income. The Company released a provision of $1.1 million during the nine months ended September 30, 2024 and provided a provision of $1.1 million during the nine months ended September 30, 2023, which drove the decrease in allowance for credit losses over the same period.
During 2023, we adopted ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”). For the full year 2023, we recorded a release of provision for credit losses of $(1.5) million, reflecting net charge-offs of $0.8 million and an ending allowance for credit losses of $12.3 million. Provision for credit losses in 2023 also included a $1.1 million provision for unfunded loan commitments on the consolidated statements of income. For the full year 2022, we recorded a provision for credit losses of $2.2 million, reflecting net recoveries of $0.3 million and an ending allowance for credit losses of $6.4 million. The increase in allowance for credit losses for 2023 reflected the adoption of CECL and the provision for unfunded loan commitments.
Noninterest income
The following table presents the major components of our noninterest income for the nine months ended September 30, 2024 and 2023:
(Dollars in thousands) Noninterest Income	For the nine months ended		$ Increase (Decrease)
	2024	2023
Service charges on deposits and other fees	$1,387	$2,017	$(630)
Loan Servicing fees	5,970	16,349	(10,378)
Mortgage purchase program loan fees	3,823	2,609	1,214
Net gain on sale of loans held for sale	49,658	68,789	(19,133)
Sold loan fees	—	222	(222)
Unrealized gain (loss) on equity securities	28	(40)	68
Net (loss) gain on sale of assets	(1,556)	428	(1,984)
	$59,310	$90,374	$(31,064)
Noninterest income decreased to $59.3 million for the nine months ended September 30, 2024, from $90.4 million compared to the same period in 2023. This decrease was primarily driven by lower net gain on sale of loans and lower loan servicing fees. In the first nine months of 2024 and 2023, the decrease in our noninterest income was more than offset by lower noninterest expense resulting from our proactive management of operating expenses.
The following tables present the major components of our loan servicing fees and net gain on sale of loans held for sale for the nine months ended September 30, 2024 and 2023:
(Dollars in thousands) Loan Servicing Fees	For the nine months ended		$ Increase (Decrease)
	2024	2023
Fees on servicing	$10,565	$18,711	$(8,146)
Change in fair value of MSRs(1)	(4,595)	(2,362)	(2,233)
	$5,970	$16,349	$(10,379)

(1)
Includes change in fair value and paid in full MSRs.

(Dollars in thousands) Net Gain on Sale of Loans Held for Sale	For the nine months ended		$ Increase (Decrease)
	2024	2023
Capitalized MSRs	$2,736	$4,694	$(1,958)
Change in fair value of loans(1)	19,244	(3,272)	22,516
Gain on sale of loans, net(2)	27,678	67,368	(39,690)
	$49,658	$68,789	$(19,131)

(1)
Includes the change in fair value of interest rate locks, loans held for sale, and held for investment.

(2)
Includes (a) net gain on sale of loans, (b) loan origination fees, points and costs, (c) provision from investor reserves, (d) gain or loss from forward commitments from hedging, and (e) fair value of lender risk account.

Loan servicing fees decreased by $10.4 million for the nine months ended September 30, 2024, compared to the same period in 2023. This decrease was primarily driven by our strategic decision to sell a substantial portion of our residential mortgage servicing portfolio in 2024, resulting in lower fees on servicing loans.
Net gain on sale of loans held for investment decreased by $19.1 million for the year ended December 31, 2023, compared to the same period in 2022. This decrease was primarily driven by lower saleable loan volume, partially offset by an increase in the change in fair value of loans.
The following table presents the major components of our noninterest income for the years ended December 31, 2023 and 2022:
(Dollars in thousands) Noninterest Income	For the years ended		$ Increase (Decrease)
	2023	2022
Service charges on deposits and other fees	$2,669	$3,759	$(1,090)
Loan servicing fees	10,304	43,850	(33,546)
Mortgage purchase program loan fees	3,584	3,659	(75)
Net gain on sale of loans held for sale	77,977	109,951	(31,974)
Sold loan fees	223	2,635	(2,412)
Unrealized gain (loss) on equity securities	18	(170)	188
Net gain (loss) on sale of assets	292	(5,565)	5,857
	$95,067	$158,119	$(63,052)
Noninterest income declined by $63.1 million between year-end 2023 and 2022, driven primarily by lower loan servicing fees and lower net gain on sale of loans held for sale. For the years ended 2023 and 2022, the decrease in our noninterest income was more than offset by lower noninterest expense resulting from our proactive management of operating expenses.
The following tables present the major components of our loan servicing fees and net gain on sale of loans held for sale for the years ended December 31, 2023 and 2022:
(Dollars in thousands) Loan Servicing Fees	For the years ended		$ Increase (Decrease)
	2023	2022
Fees on servicing	$24,322	$25,773	$(1,451)
Change in fair value of MSRs(1)	(14,017)	18,077	(32,095)
	$10,304	$43,850	$(33,546)

(1)
Includes change in fair value and paid in full MSRs.

(Dollars in thousands) Net Gain on Sale of Loans Held for Sale	For the years ended		$ Increase (Decrease)
	2023	2022
Capitalized MSRs	$4,842	$40,030	$(35,188)
Change in fair value of loans(1)	(3,678)	(85,273)	78,379
Gain on sale of loans, net(2)	76,814	155,193	(78,380)
	$77,977	$109,950	$(31,973)

(1)
Includes the change in fair value of interest rate locks, loans held for sale, and held for investment.

(2)
Includes (a) net gain on sale of loans, (b) loan origination fees, points and costs, (c) provision from investor reserves, (d) gain or loss from forward commitments from hedging, and (e) fair value of lender risk account.

Loan servicing fees decreased by $33.5 million for the nine months ended September 30, 2024, compared to the same period in 2023. This decrease was primarily driven by a decrease in the fair value of MSRs.
Net gain on sale of loans held for investment decreased by $32.0 million for the year ended December 31, 2023, compared to the same period in 2022. This decrease was primarily driven by lower saleable loan volume and a lower level of capitalized MSRs, partially offset by an increase in the fair value of unhedged loans.
Noninterest expense
The following table presents the major components of our noninterest expense for the nine months ended September 30, 2024 and 2023:
(Dollars in thousands) Noninterest Expense	For the nine months ended		$ Increase (Decrease)
	2024	2023
Salaries and employee benefits	$58,817	$85,811	$(26,994)
Occupancy and equipment	3,456	5,466	(2,010)
Data processing expense	7,047	8,585	(1,538)
Professional fees	3,341	3,858	(517)
Other taxes and insurance	4,894	4,948	(54)
Other	7,600	14,555	(6,955)
	$85,155	$123,223	$(38,068)
For the nine months ended September 30, 2024, noninterest expense declined by 30.9% to $85.2 million, from $123.2 million for the first nine months of 2023. The largest driver of this decline was from a $27.0 million decline in salaries and employee benefits expense, driven primarily by lower variable commissions, along with other staff reductions, both consistent with lower residential mortgage origination volume and the Company’s ability to quickly and proactively manage its expense base.
The following table presents the major components of our noninterest expense for the years ended December 31, 2023 and 2022:
(Dollars in thousands) Noninterest Expense	For the years ended		$ Increase (Decrease)
	2023	2022
Salaries and employee benefits	$104,286	$159,876	$(55,590)
Occupancy and equipment	6,924	7,242	(318)
Data processing expense	11,107	12,658	(1,551)
Professional fees	4,879	9,689	(4,810)
Other taxes and insurance	6,976	4,408	2,568
Other	18,912	27,773	(8,861)
	$153,084	$221,646	$(68,562)

For the full year 2023, operating expenses decreased by $68.6 million, or 30.9%, as compared to the full year 2022, primarily driven by a $55.6 million decrease in salaries and benefits expense. The decrease in salaries and benefits was driven primarily by lower variable commissions, along with other staff reductions, both consistent with lower residential mortgage origination volume. Professional fees and other operating expenses decreased by $4.8 million and $8.9 million, respectively, from 2022 to 2023, reflecting corporate-wide efficiency initiatives and lower production-related loan fees.
Income tax expense
Total income tax expenses were $14.1 million for the nine months ended 2024, compared to $10.3 million for the same period of 2023. The effective tax rate was 24.1% for the nine months ended September 30, 2024, relatively unchanged for the same period of 2023.
Total income tax expenses were $10.9 million for the year ended 2023, compared to $10.5 million for the year ended 2022. The effective tax rate was 24.5% for the year ended 2023, a decrease from 31.0% for the year ended 2022. The decrease in tax rate was driven primarily by a change in state apportionment and the impact of changes in the deferred tax liability.
Operating Segment Analysis
We have two reporting segments, Retail Banking and MPP. As discussed in Note 22 of our Consolidated Financial Statements included elsewhere in this prospectus, our reportable segments have been determined based on management’s focus and internal reporting structure.
The MPP segment provides residential mortgage purchase program to more than 100 independent mortgage banking companies located in 19 states nationwide. The Retail Banking segment provides a vast array of financial products and services to consumers nationwide. These include residential mortgages, AIO Loans, other consumer loans, and loan servicing, as well as various types of deposit products, including checking, savings and time deposit accounts. It also includes general and administrative expenses for the enterprise-wide support functions, which are allocated among the segments, internal funds transfer pricing offsets resulting from allocations to or from the other segments, and certain elimination entries.
Our reported segments and the financial information disclosed in the reported segments are not necessarily comparable with similar information reported by other financial institutions. Furthermore, changes in management structure or allocation methodologies and procedures may result in future changes to previously reported operating segment financial information.

The following tables present our reported segment results for the nine months ended September 30, 2024 and 2023:
	As of or for the Nine Months Ended September 30,
	2024			2023
(Dollars in thousands)	Retail Banking	Mortgage Warehouse (MPP)	Total	Retail Banking	Mortgage Warehouse (MPP)	Total
Interest Income	$153,567	$81,264	$234,831	$140,344	$55,118	$195,462
Interest Expense	(150,638)	—	(150,638)	(120,574)	—	(120,574)
Funds Transfer Pricing	52,584	(52,584)	—	35,768	(35,768)	—
Net Interest Income	$55,513	$28,680	$84,193	$55,539	$19,350	$74,890
(Credit) Provision for Credit Losses	$(92)	$210	$118	$(462)	$122	$(340)
Net Income after provision	$56,605	$28,470	$84,075	$56,000	$19,228	$75,230
Noninterest Income	$55,487	$3,823	$59,310	$87,765	$2,609	$90,374
Noninterest Expense	(80,775)	(4,380)	(85,155)	(118,277)	(4,946)	(123,223)
Expense Allocation	2,266	(2,266)	—	1,802	(1,802)	—
Net Income before Taxes	$32,583	$25,647	$58,230	$27,290	$15,089	$42,381
Income Tax Expense	$(7,868)	$(6,193)	$(14,061)	$(6,618)	$(3,658)	$(10,276)
Net Income	$24,715	$19,454	$44,169	$20,674	$11,431	$32,105
Average Balance Sheet Assets	3,708,073	1,333,791	5,041,864	3,725,065	954,687	4,679,752
Period Ending Assets	3,714,171	1,671,829	5,385,999	3,791,991	1,096,922	4,888,913
Mortgage Warehouse (MPP)
For the nine months ended September 30, 2024, the MPP segment reported net income before preferred dividends of $19.5 million, an increase of $8.0 million, or 70.2%, over the $11.4 million reported over the same period of 2023. The increase was driven primarily by a 39.7% increase in average balances reflecting strong new customer acquisition and market share gains.
Retail Banking
For the nine months ended September 30, 2024, the Retail Banking segment reported net income before preferred dividends of $24.7 million, an increase of $4.0 million, or 19.5%, over the $20.7 million reported over the same period of 2023. The increase was driven primarily by lower noninterest expense, which outpaced the decrease in noninterest income and net interest income. The decrease in noninterest expense reflects lower variable mortgage commissions and proactive expense management across the channel.

The following tables present our reported segment results for the years ended December 31, 2023 and 2022:
	As of or for the Year Ended December 31,
	2023			2022
(Dollars in thousands)	Retail Banking	Mortgage Warehouse (MPP)	Total	Retail Banking	Mortgage Warehouse (MPP)	Total
Interest Income	$190,645	$76,737	$267,382	$131,907	$34,217	$166,124
Interest Expense	(166,163)	—	(166,163)	(66,687)	—	(66,687)
Funds Transfer Pricing	49,497	(49,497)	—	13,896	(13,896)	—
Net Interest Income	$73,979	$27,240	$101,219	$79,117	$20,321	$99,437
(Credit) Provision for Credit Losses	$(1,627)	$142	$(1,485)	$2,316	$(100)	$2,216
Net Income after provision	$75,606	$27,098	$102,704	$76,800	$20,421	$97,221
Noninterest Income	$91,483	$3,584	$95,067	$154,460	$3,659	$158,119
Noninterest Expense	(148,138)	(4,946)	(153,084)	(216,873)	(4,773)	(221,646)
Expense Allocation	2,648	(2,648)	—	2,117	(2,117)	—
Net Income before Taxes	$21,599	$23,088	$44,687	$16,504	$17,190	$33,694
Income Tax Expense	$(5,281)	$(5,644)	$(10,925)	$(5,121)	$(5,334)	$(10,455)
Net Income	$16,318	$17,444	$33,762	$11,383	$11,856	$23,239
Average Balance Sheet Assets	$3,725,065	$977,873	$4,702,943	$3,509,394	$776,365	$4,285,759
Period Ending Assets	3,611,652	1,146,826	4,758,479	3,608,427	791,919	4,400,346
Mortgage Warehouse (MPP)
For the year ended December 31, 2023, the MPP segment reported net income before preferred dividends of $17.4 million, an increase of $5.6 million, or 47.1%, over the $11.9 million reported over the same period of 2022. The increase was driven primarily by a 26.0% increase in average balances reflecting strong new customer acquisition and market share gains.
Retail Banking
For the year ended December 31, 2023, the Retail Banking segment reported net income before preferred dividends of $16.3 million, an increase of $4.9 million, or 43.3%, over the $11.4 million reported over the same period of 2022. The increase was driven primarily by lower noninterest expense, which outpaced the decrease in noninterest income and net interest income. The decrease in noninterest expense reflects lower variable mortgage commissions and proactive expense management across the channel.

Discussion and Analysis of Financial Condition
The following table summarizes selected components of our balance sheet as of September 30, 2024, and as of years ended 2023 and 2022:
	September 30	December 31
(Dollars in thousands)	2024	2023	2022
BALANCE SHEET DATA
Total Assets	$5,385,999	$4,758,479	$4,400,346
Cash and cash equivalents	440,751	351,890	274,233
Equity and debt securities	9,757	16,045	16,201
Other securities	69,574	67,487	73,531
Loans and loans held for sale, net	4,744,865	4,121,347	3,814,732
Mortgage servicing rights	11,671	95,339	101,792
Deposits	3,531,878	2,925,558	2,921,300
Borrowings	1,308,750	1,275,000	925,000
Subordinated debentures	43,897	39,368	56,255
Total Equity Capital	454,782	430,620	417,307
Total Assets
Total assets were $5.4 billion at September 30, 2024, an increase from $4.8 billion at December 31, 2023. The $627.5 million increase in total assets from year end 2023 was primarily driven by higher net loans and loans held for sale, which increased by $623.5 million over the same period.
Total assets were $4.8 billion at December 31, 2023, and increase from $4.4 billion at December 31, 2022. The year-over-year increase was primarily due to higher net loans and loans held for sale, which increased by $306.6 million over the same period.
Loan Portfolio
The following table presents the balance and associated percentage of each major loan type within our portfolio, including net deferred fees and costs, as of the dates indicated:
	September 30, 2024		December 31, 2023		December 31, 2022
(Dollars in thousands)	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans	Amount	% of Total Gross Loans
Residential:
Construction	$86,300	1.8%	$141,326	3.4%	$148,757	3.9%
All-in-One (AIO)(1)	581,728	12.2%	506,035	12.2%	323,321	8.5%
Other Consumer / Home Equity(1)	99,648	2.1%	106,650	2.6%	103,350	2.7%
Residential Mortgage(2)	1,972,468	41.5%	1,862,325	45.1%	1,648,012	43.1%
Commercial	1,088	0.0%	18,037	0.4%	14,774	0.4%
Mortgage Warehouse (MPP)	1,671,829	35.1%	1,146,826	27.7%	791,919	20.7%
Total Loans Held for Investment:	4,412,061	92.7%	3,781,199	91.5%	3,030,133	79.3%
Retail	345,024	7.3%	352,443	8.5%	520,649	13.6%
Correspondent	—	0.0%	—	0.0%	270,315	7.1%
Loans Held for Sale:	345,024	7.3%	352,443	8.5%	790,964	20.7%
Total Gross Loans (HFI and HFS)	$4,757,085	100.0%	$4,133,642	100.0%	$3,821,097	100.0%

(1)
AIO and Other Consumer / Home Equity are aggregated into Home equity lines of credit loans within the tables in our consolidated financial statements.

(2)
Residential Mortgage loans consist of Closed end first liens, Closed end second liens, and Land development loans.

Our loan portfolio includes both loans held for investment and loans held for sale. Our loans held for investment portfolio typically comprises over 85% of our total assets and provides higher yields than other categories of earnings assets. As evidence of our strong underwriting and diligent risk controls, our largest loan category, residential mortgages, has experienced very low net charge-offs throughout our history, and our second largest loan category, MPP loans, has not experienced any charge-offs since we began this lending program in 2010.
MPP loans are loans to independent mortgage banking companies located around the country. These are floating rate, short term loans that are collateralized by single-family mortgage loans that these mortgage banks are preparing to be delivered to the secondary mortgage market. In most cases, mortgage loans sit in the mortgage banking company’s warehouse for less than 30 days after the loan is funded.
Residential mortgage loans include fixed or adjustable-rate residential real estate loans collateralized by 1 – 4 family properties. Our portfolio is geographically diversified across the United States. To mitigate interest rate risk, most of the loans we choose to hold in our portfolio are floating rate loans. The majority of our residential mortgage loans are first liens, with a weighted average LTV of 78% and FICO score of 749. As of September 30, 2024, the weighted average FICO was 613 for GNMA, 753 for FNMA, 757 for FHLMC, and 758 for FHLB.
AIO Loans are floating rate, first mortgage revolving purchase facilities that include a checking account linked to the revolving purchase facility.
We also have a smaller portfolio of construction loans, home equity lines of credit, and commercial loans, which represented less than 4% of the overall loan portfolio as of September 30, 2024.
As of September 30, 2024, our loans net of allowance for credit losses was $4.7 billion compared to $4.1 billion on December 31, 2023 and $3.8 billion at December 31, 2022. This loan growth was primarily attributable to the strong growth in MPP loans, which grew by an annualized rate of 61% since December 31, 2023. This growth represents the strength of scalable technology, long-standing strong relationships built by account executives since inception, as well as our ability to capitalize on recent market disruption within the business line. Another key driver of our overall loan growth is growth in our AIO Loan product, which grew by 15.0% to $581 million as of September 30, 2024, from $506 million at December 31, 2023, and grew by 79.9% from December 31, 2022. Prudently growing this portfolio and the associated loan customer relationships is a strategic priority for the Company.
As of September 30, 2024, residential mortgage comprised 41.5% of our total loan portfolio compared to 35.1% for MPP and 12.2% for AIO Loans.
Contractual Maturities and Rate Structures of Loan Portfolio
The following table sets forth the contractual maturities and rate structures on September 30, 2024 and year end 2023:

Contractual Loan Maturities as of September 30, 2024
	Due in 1 Year or less		Due after 1 Year through 5 years		Due after 5 Years through 15 years		Due after 15 years
(Dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Residential
Construction	$21,089	—	—	—	—	—	$64,387	$824	$86,300
All-in-One (AIO)(1)	—	—	—	—	—	—	—	581,728	581,728
Other Consumer / Home Equity(1)	—	100	—	0	—	203	—	98,345	99,648
Residential Mortgage(2)	161	35	338	620	16,188	13,896	417,472	1,523,758	1,972,468
Commercial	177	172	138	237	119	84	161	—	1,088
Mortgage Warehouse (MPP)	—	1,671,829	—	—	—	—	—	—	1,671,829
Total Loans Held for Investment:	21,427	1,672,136	476	857	16,307	14,183	482,020	2,204,655	4,412,061
Retail Loans Held for Sale:	—	—	—	—	105	—	337,513	7,406	345,024
Total Gross Loans (HFI and HFS)	$21,427	$1,672,136	$476	$857	$16,412	$14,183	$819,533	$2,212,061	$4,757,086

(1)
AIO and Other Consumer / Home Equity are aggregated into Home equity lines of credit loans within the tables in our consolidated financial statements.

(2)
Residential Mortgage loans consist of Closed end first liens, Closed end second liens, and Land development loans.

Contractual Loan Maturities as of December 31, 2023
	Due in 1 Year or less		Due after 1 Year through 5 years		Due after 5 Years through 15 years		Due after 15 years
(Dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Residential
Construction	$25,986	$—	4,148	—	—	—	110,113	1,079	141,326
All-in-One (AIO)(1)	—	—	—		—	—	—	$506,035	$506,035
Other Consumer / Home Equity(1)	—	186	—	—	—	204	—	106,260	106,650
Residential Mortgage(2)	515	53	337	843	12,447	13,879	276,889	1,557,362	1,862,325
Commercial	89	16,738	331	262	175	278	164	—	18,037
Mortgage Warehouse (MPP)	—	1,146,826	—	—	—	—	—	—	1,146,826
Total	26,590	1,163,803	4,816	1,105	12,622	14,361	387,166	2,170,736	3,781,199
Retail Loans Held for Sale:	—	—	—	—	2,694	—	332,135	17,614	352,443
Total Gross Loans (HFI and HFS)	$9,107	$1,163,803	$4,816	$1,105	$15,316	$14,361	$719,301	$2,188,350	$4,133,642

(1)
AIO and Other Consumer / Home Equity are aggregated into Home equity lines of credit loans within the tables in our consolidated financial statements.

(2)
Residential Mortgage loans consist of Closed end first liens, Closed end second liens, and Land development loans.

Our mortgage loan portfolio has ARMs which reset annually after the initial fixed rate period, which ranges from one to 10 years. AIO adjustable rate loans reset monthly. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
As of September 30, 2024, 35.6% of our total loan portfolio had a contractual maturity of less than one year, up from 28.8% at year-end 2023. The increase was primarily due to growth in our MPP loans over this period. Our MPP loans are all floating rate loans and generally have terms of 30 days or less given that is the time period that a funded mortgage stays in our mortgage banking clients warehouse prior to the sale of the mortgage in the secondary market. Very few of our loans have intermediate contractual maturities of between one and fifteen years. As of September 30, 2024, 63.7% of total loans had contractual maturities of longer than 15 years, compared to 70.3% at year-end 2023. For our two largest categories of long duration loans as of September 30, 2024, 78.4% of residential mortgage and 100% of our AIO Loans were floating rate.
Nonperforming Assets
The following table provides details of our nonperforming and restructured assets as of the dates presented and certain other related information:
(Dollars in thousands)	September 30, 2024	December 31, 2023	December 31, 2022
Nonaccrual Loans(1):
Commercial	—	—	20
Construction	1,674	2,201	223
Land Development	2,488	2,201	588
Home Equity Lines of Credit	6,231	3,597	619
First Lien Mortgage	21,953	12,501	9,379
First Lien Mortgage Wholly or Partially Guaranteed by the U.S Government	37,064	12,525	5,095
Junior Lien Mortgage	1,295	726	422
Mortgage Warehouse (MPP)	—	—	—
	70,705	33,751	16,346
Loans Past Due 90 Days or More and Still Accruing(1):
Commercial	—	—	—
Construction	—	—	—
Land Development	—	—	—
Home Equity Lines of Credit	235	497	—
First Lien Mortgage	8,264	2,785	1,432
First Lien Mortgage Wholly or Partially Guaranteed by the U.S Government	171	25,171	3,214
Junior Lien Mortgage	542	—	80
Mortgage Warehouse (MPP)	—	—	—
	9,212	28,453	4,726
Total Nonperforming Loans	79,917	62,204	21,072
Other Real Estate Owned	1,990	24	551
Total Nonperforming Assets	81,907	62,228	21,623
Nonaccrual Loans to Total Loans	1.49%	0.82%	0.43%
Nonperforming Loans to Total Loans	1.68%	1.50%	0.55%

(Dollars in thousands)	September 30, 2024	December 31, 2023	December 31, 2022
Nonperforming Assets to Total Assets	1.52%	1.31%	0.49%
Allowance for Credit Losses to Nonaccrual Loans	17.28%	36.43%	38.94%
Ratios Excluding Loans Wholly or Partially Guaranteed by the U.S Government
Nonaccrual Loans to Total Loans	0.71%	0.51%	0.29%
Nonperforming Loans to Total Loans	0.90%	0.60%	0.33%
Nonperforming Assets to Total Assets	0.84%	0.52%	0.30%
Allowance for Credit Losses to Nonaccrual Loans	36.32%	57.92%	56.57%

(1)
Includes loans which are reported at fair value (see Note 18 of our consolidated financial statements)

At September 30, 2024, nonperforming assets were $81.9 million compared to $62.2 million at year end 2023 and $21.6 million at year end 2022. The increase in nonperforming assets relative to December 31, 2023, was primarily driven by an increase in nonperforming residential first lien mortgages. The increase in nonperforming assets relative to December 31, 2022, was primarily driven by increases in nonperforming residential first lien mortgages, with over half of the increase in loans wholly or partially guaranteed by the U.S Government. Nonperforming assets as a percent of total assets was 1.52%, 1.31% and 0.49%, respectively, at the end of each of these periods. Excluding the portion of our loans that are wholly or partially guaranteed by the U.S. Government, nonperforming loans to total assets declined to 0.84% at September 30, 2024, compared to 0.52% at year-end 2023 and 0.30% at year-end 2022. Approximately 54% of our nonperforming loans have a form of government guarantee. Loans that have been sold and are insured or guaranteed by Government National Mortgage Association (“GNMA”) are described in more detail in Note 3 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
The Company uses a risk grading system for our loans to aid us in evaluating the overall credit of our loan portfolio and assessing the adequacy of our allowance for credit losses. All loans are categorized into a risk category at the time of origination. Loans are re-evaluated for proper risk grading as new information such as payment patterns, collateral condition and other relevant information comes to our attention.
The Company categorized each loan into credit risk categories based on current financial information, overall debt service coverage, comparison against industry averages, collateral coverage, historical payment experience, and current economic trends. The Company uses the following definitions for credit risk ratings:
A)
Performing.   Residential real estate credits not covered by the non-performing definition below.

B)
Non-performing.   Residential real estate loans classified as non-performing are generally loans on nonaccrual status.

C)
Pass.   Commercial credits not covered by the definitions below are pass credits, which are not considered to be adversely rated.

D)
Special Mention (Watch).   Loans classified as special mention, or watch credits, have a potential weakness or weaknesses that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

E)
Substandard.   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution may sustain some loss if the deficiencies are not corrected.

F)
Doubtful.   These are loans in which the collection or liquidation of the entire debt is highly questionable or improbable. Typically, the possibility of loss is extremely high. The losses on these loans are deferred until all pending factors have been addressed.

Our classified assets are described in more detail in Note 3 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Allowance for Credit Losses and Net Charge-Offs
The allowance for credit losses is established through a provision for credit losses charged to operations. Loans are charged against the allowance for credit losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the allowance for credit losses. The allowance for credit losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans considering historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While the entire allowance for credit losses is available to absorb losses from all loans, the following table represents management’s allocation of our allowance for credit losses by loan category, and the percentage of allowance for credit losses in each category, for the periods indicated:
	September 30, 2024		December 31, 2023		December 31, 2022
(Dollars in thousands)	Dollars	% of Total	Dollars	% of Total	Dollars	% of Total
Collectively Allocated for Impairment:
Commercial & Other	$20	0.2%	$52	0.4%	$53	0.8%
Construction	553	4.5%	488	4.0%	98	1.5%
Land Development	1,128	9.2%	1,607	13.1%	581	9.1%
Home Equity Lines of Credit	2,113	17.3%	2,039	16.6%	1,119	17.6%
First Lien Mortgage	5,013	41.0%	5,246	42.7%	2,065	32.4%
Junior Lien Mortgage	1,859	15.2%	2,211	18.0%	1,226	19.3%
Mortgage Warehouse (MPP)	669	5.5%	458	3.7%	317	5.0%
	11,355	92.9%	12,101	98.4%	5,459	85.8%
Individually Allocated for Impairment	863	7.1%	150	1.2%	844	13.3%
Unallocated	2	0.0%	44	0.4%	62	1.0%
	865	7.1%	194	1.6%	906	14.2%
Total Allowance for Credit Losses	$12,220	100.0%	$12,295	100.0%	$6,365	100.0%
The following table provides an analysis of the activity in our allowance for the periods indicated:
	For the nine months ended September 30, 2024		For the Years Ended
			December 31, 2023		December 31, 2022
(Dollars in thousands)	Activity	% of Loans Held for Investment(1)	Activity	% of Loans Held for Investment	Activity	% of Loans Held for Investment
Loans held for investment	$4,412,061		$3,781,199		$3,030,133
Beginning allowance for credit losses	12,295		6,365		3,886
Net (charge-offs) recoveries:
Commercial & Other	116	4.75%	55	1.07%	101	2.12%
Construction	(178)	-0.16%	(482)	-0.23%	12	0.01%
Land Development	—	0.00%	—	0.00%	—	0.00%
Home Equity Lines of Credit	(1,045)	-0.24%	(183)	-0.04%	—	0.00%
First Lien Mortgage	(27)	0.00%	(156)	-0.01%	150	0.01%
Junior Lien Mortgage	(152)	-0.23%	(42)	-0.05%	—	0.00%

	For the nine months ended September 30, 2024		For the Years Ended
			December 31, 2023		December 31, 2022
(Dollars in thousands)	Activity	% of Loans Held for Investment(1)	Activity	% of Loans Held for Investment	Activity	% of Loans Held for Investment
Mortgage Warehouse (MPP)	—	0.00%	—	0.00%	—	0.00%
Total net (charge-offs) recoveries	(1,286)		(808)		263
Provision for credit losses	1,211		(2,569)		2,216
Impact of Adopting ASC 326	—		9,307		—
Ending allowance for credit losses	$12,220		$12,295		$6,365
Allowance for credit losses to loans held for investment	0.28%		0.33%		0.21%
Net charge-offs (recoveries) to Average Loans(1)	-0.04%		-0.02%		0.01%

(1)
Net charge-offs annualized for interim period

The allowance for credit losses was 0.28% of total loans as of September 30, 2024 compared to 0.33% for year end 2023 and 0.21% for year-end 2022. Management estimates the allowance by using relevant available information from internal and external sources related to historical loss experience, current borrower risk characteristics, current economic conditions, reasonable and supportable forecasts, and other relevant factors. The allowance is measured on a collective or pool basis when similar risk characteristics exist or on an individual basis when loans have unique risk characteristics which differentiate them from other loans within the loan segment. The process for estimating credit losses incorporates methodologies and procedures specific to the residential and commercial loan portfolios, each of which has unique risk characteristics. Our allowance for credit losses methodology is described in more detail in Note 2 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Our allowance for credit losses, and associated percentage of total loans, reflect the relative credit risk of our loan portfolio. These include the seasoning of the portfolio, LTV, FICO score, debt to income ratio (“DTI”) and collateral coverage. Given these risk characteristics, and the stark contrast to other financial institutions with a commercial heavy loan portfolio, our allowance and associated ratios will be much lower than those of bank peers with similar asset size. This nuance is also evidenced by the low level of charge-offs we have incurred. Since 2019, our cumulative charge-offs, net of recoveries, totaled $1.2 million. The annualized net charge-off rate was 0.04% for the nine months ended September 30, 2024, compared to 0.00% for the nine months ended September 30, 2023. The annualized net charge-off rate was 0.02% for year ended 2023 and a recovery of (0.01)% for the year ended 2022.
Mortgage Servicing Rights
Mortgage servicing rights are the contractual agreement to service existing mortgage loans held by other investors. Mortgage servicing rights were most typically created on mortgages that were originated by the Company but sold to third parties. Additionally, a small portion of our mortgage servicing rights were acquired from other mortgage originators. The mortgage servicing asset represents future cash flows the Company expects to receive from the mortgage for which it has the contractual right to service. Mortgage servicing rights totaled $11.7 million at September 30, 2024, a substantial decrease from $95.3 million at year end 2023 and $101.8 million at year end 2022. The decrease in 2024 was due to the Company’s strategic decision to sell the majority of its mortgage servicing rights portfolio.
Investment Portfolio
The Company has historically maintained a very small debt securities portfolio relative to other banking institutions preferring to invest in highly liquid loans or hold its liquidity in cash or cash equivalents.

As of September 30, 2024, debt securities totaled $8.4 million, or 0.16% of total assets. The total debt securities portfolio was $14.7 million at year end 2023 and $14.9 million at year end 2022.
The following table presents the carrying value of our investment portfolio as of the dates indicated:
	September 30, 2024		December 31, 2023		December 31, 2022
(Dollars in thousands)	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
Available for sale securities:
Corporate Debt	8,411	100.0%	14,727	100.0%	9,087	61.0%
Total available for sale securities	8,411	100.0%	14,727	100.0%	9,087	61.0%
Held to maturity securities:
Corporate Debt	—	0.0%	—	0.0%	5,814	39.0%
Total held to maturity securities	—	0.0%	—	0.0%	5,814	39.0%
Total investment securities	8,411	100.0%	14,727	100.0%	14,901	100.0%
The following table presents the par value of our debt securities by their stated maturities, as well as the weighted average yields for each maturity range as of the dates indicated:
	Due in 1 Year or Less		Due after 1 Year through 5 Years		Due after 5 Years through 10 Years		Due after 10 Years		Total
(Dollars in thousands)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)
September 30, 2024
Available for sale securities:
Corporate Debt	—	—	—	—	$9,000	6.63%	—	—	$9,000	6.63%
Total available for sale securities	—	—	—	—	9,000	6.63%	—	—	9,000	6.63%
Held to maturity securities:
Corporate Debt	—	—	—	—	—	—	—	—	—	—
Total held to maturity securities	—	—	—	—	—	—	—	—		—
Total investment securities	—	—	—	—	$9,000	6.63%	—	—	$9,000	6.63%
	Due in 1 Year or Less		Due after 1 Year through 5 Years		Due after 5 Years through 10 Years		Due after 10 Years		Total
December 31, 2023	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)
Available for sale securities:
Corporate Debt	—	—	$5,000	6.00%	$5,000	6.00%	$5,500	5.40%	$15,500	5.79%
Total available for sale securities	—	—	5,000	6.00%	5,000	6.00%	5,500	5.40%	15,500	5.79%
Held to maturity securities:
Corporate Debt	—	—	—	—	—	—	—	—	—	—
Total held to maturity securities	—	—	—	—	—	—	—	—		—
Total investment securities	—	—	$5,000	6.00%	$5,000	6.00%	$5,500	5.40%	$15,500	5.79%

	Due in 1 Year or Less		Due after 1 Year through 5 Years		Due after 5 Years through 10 Years		Due after 10 Years		Total
December 31, 2022	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)	Par Value	Weighted Avg Yield(1)
Available for sale securities:
Corporate Debt	—	—	$5,000	6.00%	$5,000	6.00%	$5,500	5.40%	$15,500	5.79%
Total available for sale securities	—	—	5,000	6.00%	5,000	6.00%	5,500	5.40%	15,500	5.79%
Held to maturity securities:
Corporate Debt	—	—	—	—	—	—	—	—	—	—
Total held to maturity securities	—	—	—	—	—	—	—	—		—
Total investment securities	—	—	$5,000	6.00%	$5,000	6.00%	$5,500	5.40%	$15,500	5.79%

(1)
Weighted-average yields on investment securities are computed based on par value and exclude any premiums or discounts recorded. There are no tax-exempt securities in the portfolio.

Deposits
Deposits are the primary source of funding our business operations. As of September 30, 2024, total deposits were $3.5 billion compared to $2.9 billion at both years ends 2023 and 2022. The $606.3 million, or 20.7%, increase in our deposits from year end 2023 to September 23, 2024 reflects higher time deposits and demonstrates our ability to quickly scale up our deposit base to respond to market opportunities through brokered, rateboard and retail CDs.
The following table summarizes our deposit composition by average deposits and average rates paid for the periods indicated:
	September 30, 2024			December 31, 2023			December 31, 2022
(Dollars in thousands)	Average Amount	Weighted Avg Rate Paid	Percent of Total Deposits	Average Amount	Weighted Avg Rate Paid	Percent of Total Deposits	Average Amount	Weighted Avg Rate Paid	Percent of Total Deposits
Noninterest bearing demand	$251,850	0.00%	8%	$286,569	0.00%	10%	$385,919	0.00%	14%
Interest bearing demand	395,765	4.93%	12%	233,199	5.13%	8%	400,482	1.30%	15%
Savings & money market	395,580	4.43%	12%	434,395	3.62%	14%	548,484	1.58%	20%
Time	2,131,676	5.26%	67%	2,044,351	4.71%	68%	1,344,343	1.95%	50%
Total deposits	$3,174,871	4.70%	100%	$2,998,514	4.13%	100%	$2,679,228	1.50%	100%
The following tables set forth the maturity of time deposits for the periods indicated:
(Dollars in thousands) September 30, 2024	Three Months or Less	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Brokered CDs	$2,186,208	$—	$—	$87,330	$2,273,538
All other CDs	68,431	40,479	90,522	123,387	322,819
Total Time deposits	$2,254,639	$40,479	$90,522	$210,717	$2,596,357

December 31, 2023	Three Months or Less	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Brokered CDs	$1,381,776	$—	$—	$87,330	$1,469,106
All other CDs	84,987	17,964	71,341	60,477	234,769
Total Time deposits	$1,466,763	$17,964	$71,341	$147,807	$1,703,875
December 31, 2022	Three Months or Less	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Brokered CDs	$1,053,919	$352,902	$277,301	$—	$1,684,122
All other CDs	21,038	24,346	118,746	142,413	306,543
Total Time deposits	$1,074,957	$377,248	$396,047	$142,413	$1,990,665
Total uninsured deposits were $236.1 million at September 30, 2024.
The following table shows the portion of time deposits that are uninsured, by remaining time until maturity, at September 30, 2024:
(Dollars in thousands)	As of September 30, 2024
3 months or less	$3,324
Over 3 through 6 months	3,389
Over 6 through 12 months	10,666
Over 12 months	6,185
Total:	$23,565
FHLB Advances
Another key source of funding for the Company are collateralized borrowings from the FHLB. At both September 30, 2024 and December 31, 2023, our total FHLB borrowings were $1.3 billion, up from $925 million at December 31, 2022. At September 30, 2024, we had $1.0 billion in additional borrowing capacity at the FHLB.
The following table is a summary of our outstanding FHLB Advances for the periods indicated:
(Dollars in thousands)	September 30, 2024	December 31, 2023	December 31, 2022
Period ending balance	$1,308,750	$1,275,000	$925,000
Average balance during period	1,308,988	1,150,342	1,024,309
Maximum outstanding at any month end	1,371,422	1,275,000	1,197,325
Weighted Avg Rate Paid	3.81%	3.36%	2.94%
Subordinated Debentures and Subordinated Debentures Issued through Trusts
At September 30, 2024, we had $40.0 million in outstanding subordinated debenture notes. These notes were issued to investors in two separate private placements, one in 2018 and one in 2024. The two outstanding subordinated notes totaling $40.0 million qualify as Tier 2 capital at our Bank entity.
At September 30, 2024, we had $5.0 million in subordinated debentures issued through trusts due in March 17, 2034, but callable on December 17, 2024, which qualify as Tier 1 capital at our Bank entity.
The following tables provide a summary of our outstanding subordinated notes and subordinated debentures issued through trusts for the periods indicated:

Subordinated Notes and Subordinated Debentures issued through Trusts as of September 30, 2024
(Dollars in thousands)	Issuance Date	Amount of Notes	Current Coupon	Next Call Date	Maturity Date
Subordinated Notes:
Fixed to Floating due 2028 (NPB)	September 28, 2018	$15,000	9.38% (3 mo SOFR + 4.03)%	October 1, 2024	October 1, 2028
Fixed to Floating due 2034 (NPBI)	August 22, 2024	25,000	9.00% (fixed)	September 1, 2029	September 1, 2034
Subordinated Debentures Issued Through Trusts:
Trust Preferred due 2034 (NPBI)	March 17, 2004	5,000	8.39% (3 mo SOFR + 2.79)%	December 17, 2024	March 17, 2034
		45,000
Unamortized Issuance Costs		(1,103)
		$43,897
Subordinated Notes and Subordinated Debentures issued through Trusts as of December 31, 2023
(Dollars in thousands)	Issuance Date	Amount of Notes	Current Coupon	Next Call Date	Maturity Date
Subordinated Notes:
Fixed to Floating due 2028 (NPB)	September 28, 2018	$15,000	9.29% (3 mo SOFR + 4.03)%	January 1, 2024	October 1, 2028
Fixed to Floating due 2029 (NPBI)	September 19, 2019	20,000	6.00% (fixed)	September 30, 2024	September 30, 2029
Subordinated Debentures Issued Through Trusts:
Trust Preferred due 2034 (NPBI)	March 17, 2004	5,000	8.42% (3 mo SOFR + 2.79)%	March 15, 2024	March 17, 2034
		40,000
Unamortized Issuance Costs		(632)
		$39,368
Off-balance Sheet Arrangements
In the normal course of business, we enter into lending commitments that are not on our consolidated balance sheet. The largest component is lending commitments to our mortgage warehouse loan customers, which the Company has a unilateral right not to fund. The remainder are undrawn revolving loan commitments on our AIO Loans and undrawn commitments on home equity lines of credit. While these commitments represent contractual cash requirements, a portion of these commitments to extend credit are expected to expire without being drawn upon. Therefore, future commitments do not necessarily represent future cash requirements.
The following is a summary of our off-balance commitments outstanding as of the dates presented.
(Dollars in thousands)	September 30, 2024	December 31, 2023	December 31, 2022
Commitments to fund loans held for investment	$2,451,906	$3,373,318	$2,870,488
Unused Commitments	325,381	293,128	218,378

Qualitative and Quantitative Disclosures About Market Risk
Our primary business activities include gathering retail deposits, non-brokered rateboard time deposits, brokered CDs, and funding from the FHLB and other smaller facilities, which are used to invest in cash and loans. These activities involve interest rate risk, which arises from factors such as timing and volume differences in the repricing of our rate-sensitive assets and liabilities, changes in credit spreads, fluctuations in the general level of market interest rates, and shifts in the shape and level of market yield curves. Changes in interest rates can affect our current and prospective earnings, through volatility in our net interest income and the level of other interest rate-sensitive revenues and operating expenses. Interest rate fluctuations can also influence the underlying economic value of our assets, liabilities and off-balance sheet items. This is driven by the fact that the present values of future cash flows, and potentially the cash flows themselves, may change when interest rates materially move up or down depending on the economic environment.
Interest rate risk is generally considered a significant market risk for financial institutions. The ALCO of our board of directors establishes broad policy limits with respect to interest rate risk. We have established a system for monitoring our net interest rate sensitivity positions. Our ALCO meets monthly to monitor the level of interest rate risk sensitivity to ensure compliance with the risk and policy limits. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints. However, it’s important to note that despite these measures, significant changes in interest rates could potentially impact our earnings, liquidity and capital positions.
An asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.
We use interest rate risk models and rate shock simulations to assess the interest rate risk (“IRR”) sensitivity of net interest income and the economic value of equity (“EVE”) over a variety of parallel and non-parallel rate scenarios. A number of assumptions are used to calculate the impact of interest rate fluctuations on our net interest income, including asset prepayment speeds, non-maturity deposit price sensitivity, and decay rates. Due to the inherent use of estimates and assumptions in the model, our actual results may, and most likely will, differ from our simulated results. Any key model or input changes are reported to ALCO monthly. Management engages a third-party to review its IRR assumptions on an annual basis. Key findings are presented to ALCO.
Potential changes to our net interest income in hypothetical rising and declining rate scenarios are calculated as of September 30, 2024, December 31, 2023, and December 2022, and are presented in the table below:
	Net Interest Income Sensitivity
	12 Month Projection
(Shock in basis points)	-200	-100	+100	+200
September 30, 2024	-9.65%	-4.90%	4.56%	9.03%
December 31, 2023	-2.49%	-1.89%	1.87%	3.23%
December 31, 2022	-10.00%	-5.13%	5.32%	10.42%
We also model the impact of interest rate changes on our EVE. We base the modeling of EVE on interest rate shocks as shocks are considered more appropriate for EVE, which accelerates future interest rate risk into current capital via a present value calculation of all future cashflows from our Bank’s existing inventory of assets and liabilities. The results from our EVE modeling reflect only assets and liabilities that exist on our balance sheet in that period, and do not incorporate the large increases to noninterest income we generate when industry residential loan originations are significantly higher, such as in 2020 and 2021. The results of the model are presented in the table below:
	Economic Value of Equity Sensitivity
(Shock in basis points)	-200	-100	+100	+200
September 30, 2024	-1.30%	0.50%	-1.80%	-4.80%
December 31, 2023	5.90%	4.70%	-5.60%	-11.90%
December 31, 2022	8.20%	4.90%	-4.80%	-9.70%
Liquidity
Liquidity refers to our capacity to meet our cash obligations at a reasonable cost. Our cash obligations require us to have cash flow that is adequate to fund loan growth and maintain on-balance sheet liquidity while meeting present and future obligations of deposit withdrawals, borrowing maturities and other contractual cash obligations. In managing our cash flows, management regularly confronts situations that can give rise to increased liquidity risk. These include funding mismatches, market constraints in accessing sources of funds and the ability to convert assets into cash. Changes in economic conditions or exposure to credit, market, operational, legal and reputational risks also could affect our Bank’s liquidity risk profile and are considered in the assessment of liquidity management. The Company is a corporation separate and apart from our Bank and, therefore, must provide for its own liquidity, including liquidity required to meet its debt service requirements on its senior notes and junior subordinated debentures. The Company’s main source of cash flow is dividends declared and paid to it by our Bank.
There are statutory and regulatory limitations that affect the ability of our Bank to pay dividends to the Company. See the section entitled “Market for Common Stock and Dividend Policy” elsewhere in this prospectus for more information. We believe that these limitations will not impact our ability to meet our ongoing short-term cash obligations. For contingency purposes, the Company typically maintains a minimum level of cash to fund two year’s projected operating cash flow needs and trust preferred debt service. We continually monitor our liquidity position to ensure that our assets and liabilities are managed in a manner to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Management has established a comprehensive management process for identifying, measuring, monitoring and controlling liquidity risk.
Because of its critical importance to the viability of our Bank, liquidity risk management is fully integrated into our risk management processes. Critical elements of our liquidity risk management include: effective corporate governance consisting of oversight by the board of directors and active involvement by management; appropriate strategies, policies, procedures and limits used to manage and mitigate liquidity risk; comprehensive liquidity risk measurement and monitoring systems including stress tests that are commensurate with the complexity of our business activities; active management of intraday liquidity and collateral; an appropriately diverse mix of existing and potential future funding sources; adequate levels of highly liquid marketable securities free of legal, regulatory, or operational impediments, that can be used to meet liquidity needs in stressful situations; comprehensive contingency funding plans that sufficiently address potential adverse liquidity events and emergency cash flow requirements; and internal controls and internal audit processes sufficient to determine the adequacy of our Bank’s liquidity risk management process.
The Company considers the maintenance of adequate liquidity to be an important part of managing risk. Consistent with our balance sheet strategy, we have intentionally kept our liquidity primarily in cash and interest-bearing deposits rather than investing heavily in investment securities, which typically includes significant unrealized gains or losses.
Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our liquidity requirements are met primarily through our deposits, FHLB advances and the principal and interest payments we receive on loans and investment securities. Cash on hand, cash at third-party banks, and maturing or prepaying balances in our loan portfolios are our most liquid assets. Additionally, the Company has a unilateral right not to fund its mortgage warehouse loans, which it could exercise within 30 days, if needed or as necessary, to generate additional liquidity. Other sources of liquidity that are routinely available to us include funds from retail and wholesale deposits, advances from the FHLB and proceeds from the sale of loans. See “FHLB Advances” above for more information regarding FHLB advances that are available to us. Less commonly used sources of funding include other borrowings and lines of credit. We believe we have ample liquidity resources to fund future growth and meet other cash needs as necessary.
Capital Adequacy
We and our Bank are subject to various regulatory capital requirements administered by the federal and state banking regulators. Our capital management consists of providing equity to support our current operations and future growth. Failure to meet minimum regulatory capital requirements may result in mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, our Bank must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and off-balance sheet items as calculated under regulatory accounting policies. As of September 30, 2024, we and our Bank exceeded all applicable minimum regulatory capital requirements, including the capital conservation buffer applicable to our Bank, and our Bank qualified as “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations.
The following table presents our regulatory capital ratios as of the dates presented, as well as the regulatory capital ratios that are required by FDIC regulations for our Bank to maintain “well-capitalized” status:
Regulatory Capital Ratios
	Actual		Required for Capital Adequacy Purposes		Required to be Well Capitalized Under PCA
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Northpointe Bancshares Inc.
As of September 30, 2024
Total capital to RWA	$504,818	11.36%	$355,637	8.00%	N/A	N/A
Tier 1 capital to RWA	$461,095	10.37%	$266,728	6.00%	N/A	N/A
Common Equity Tier 1 to RWA	$352,522	7.93%	$200,046	4.50%	N/A	N/A
Tier 1 capital to average assets (leverage)	$461,095	8.77%	$210,342	4.00%	N/A	N/A
As of December 31, 2023
Total capital to RWA	$476,512	11.43%	$333,530	8.00%	N/A	N/A
Tier 1 capital to RWA	$438,611	10.52%	$250,147	6.00%	N/A	N/A
Common Equity Tier 1 to RWA	$317,454	7.61%	$187,611	4.50%	N/A	N/A
Tier 1 capital to average assets (leverage)	$438,611	9.19%	$190,958	4.00%	N/A	N/A
Northpointe Bank
As of September 30, 2024
Total capital to RWA	$498,802	11.22%	$355,622	8.00%	$444,527	10.00%
Tier 1 capital to RWA	$479,193	10.78%	$266,716	6.00%	$355,622	8.00%
Common Equity Tier 1 to RWA	$479,193	10.78%	$200,037	4.50%	$288,942	6.50%
Tier 1 capital to average assets (leverage)	$479,193	9.11%	$210,341	4.00%	$262,926	5.00%
As of December 31, 2023
Total capital to RWA	$469,422	11.26%	$333,528	8.00%	$416,909	10.00%
Tier 1 capital to RWA	$451,147	10.82%	$250,145	6.00%	$333,528	8.00%
Common Equity Tier 1 to RWA	$451,147	10.82%	$187,609	4.50%	$270,991	6.50%
Tier 1 capital to average assets (leverage)	$451,147	9.45%	$190,969	4.00%	$238,712	5.00%

BUSINESS
Our Business
Our Company Overview
We are a bank holding company headquartered in Grand Rapids, Michigan and registered under the Bank Holding Company Act of 1956, as amended. We operate our business primarily through our wholly-owned banking subsidiary, Northpointe Bank. We emphasize to our employees and clients that our specialized business lines differentiate us as a business that has the added benefit of being a bank. Our Bank was founded in 1999 as a focused mortgage portfolio lender primarily operating in the midwestern states of Michigan, Ohio and Indiana. Since then, we have evolved, and our business now offers a nationwide mortgage purchase program, residential mortgage loans, digital deposit banking to our retail customers and custodial deposit services to our loan servicing clients, which we believe is unique for a bank. We believe we are recognized in the market for the methods we utilize to acquire new borrowers and for our ability to provide simple, fast, and trusted digital solutions to borrowers in the mortgage banking marketplace. Our delivery systems are primarily digital and are available to clients nationwide; and we provide our staff with loan production offices across 23 cities in 15 states and support them through our centralized operating center in Grand Rapids, Michigan. Our nationwide presence has enabled us to have clients in all 50 states and the District of Columbia. As of September 30, 2024, we had $5.4 billion in assets, $4.8 billion in gross loans, including HFI and HFS, $3.5 billion of deposits and $454.8 million of stockholders’ equity. We have originated more than $190 billion in home loan financings over the last 10 years.
In the large and fragmented mortgage marketplace, we believe we are well-positioned as a specialty bank that uses a widely accepted and growing digitally-enabled platform to serve the borrowing and payment needs of increasingly sophisticated mortgage warehouse MPP clients and the rapidly evolving demands of professional mortgage originators and retail borrowers. Our strategy is to primarily operate four major business channels that offer products which we believe requires differentiated expertise in order to originate, hold and service those products. We believe our specialized credit, technology and payment processing expertise allows us to successfully compete and achieve the desired profitability in the channels in which we operate. We have expertise in the below businesses, which are reflected in our two primary business channels:
1)
Mortgage Warehouse, or Mortgage Purchase Program (MPP) — our mortgage warehouse revolving purchase facility, which we refer to as MPP, utilizes proprietary software and payment technology which is integrated with our credit underwriting process to manage the high velocity of credit extension draws and repayments that result from extensive use by our MPP clients of their revolving purchase facilities. We process approximately $2.2 billion in funding draws/repayments per month; and have experienced no charge-offs in our 15-year history of MPP lending.

2)
Retail Banking, including Residential Lending and our All-in-One Loan — are a rapidly growing category of specialized first mortgage revolving (HELOC-styled) loans, linked by one account to a demand deposit bank account of the borrower. An AIO account requires us to accurately process a high frequency of payments, including changes in payment amounts associated with variable rate structures, revolving loan features and constantly changing balances of contractually linked demand deposit accounts.

a.
Specialized Mortgage Loan & Deposit Account Servicing — requires highly developed operating skills and a customized platform capable of: (a) being approved and rated by major agencies to handle subservicing AIO-style loans, (b) being a well-capitalized FDIC-insured depository institution able to accept deposits, and (c) documenting significant compliance requirements. We believe very few financial institutions have been able to offer and successfully conduct the servicing of the variable rate, varying balance and higher velocity of payments related to such linked loan and deposit accounts. We further believe we are the largest of the limited number of entities that originate, hold and service these types of loans for their own balance sheet, as well as being rated and approved for servicing such products for other issuers.

b.
Digital Deposit Banking — requires delivery of easy to use, real-time branchless banking to retail deposit customers nationwide with a technologically competitive delivery framework. While many financial institutions offer digital banking, our digital-only focus has allowed us to remain contemporary without being “a bleeding edge” provider. We provide our digital banking services along with attractive rates to a focused digital banking customer subset that fit our specific balance sheet strategy.

We have strategically built our primary business channels to provide us with synergies across our lines of business. We believe this approach offers us substantial insulation from cyclical economic changes, credit swings and rate volatility. Within our lines of business, we pursue very focused strategies that we believe have (1) historically proven to be well received by borrowers, (2) allowed us to differentiate ourselves from the competition and (3) resulted in strong financial performance during high volume cycles and durable performance during low volume cycles. We believe our platform has been able to dynamically and profitably scale up and down with the changes in volume in the mortgage industry. We have demonstrated an ability to generate and scale revenues while proactively managing variable costs and containing fixed costs, resulting in attractive financial results. As evidence of our platform’s proactive adaptability, we completed our strategic repositioning efforts over 23 months starting in 2022, which included the following: (i) quickly exiting the correspondent lending business as margins declined in the sector, (ii) entering into private-labelled subservicing agreements for non-specialized mortgage products, such as conforming agency mortgage loans, and (iii) remixing our available lending capacities by (a) increasing MPP clients and balances as other lenders exited the sector and (b) holding more specialized residential loan products, such as our AIO Loans. These actions resulted in long-term cost reductions that outpaced revenue reduction which, in combination with increased yields on assets, delivered strong performance metrics and substantial growth in profitability for the first nine months of 2024 compared to the first nine months of 2023. These strategic actions are consistent with our rate, liquidity and credit risk strategies. We believe we are well positioned to continue to deliver strong balance sheet and profitability growth even if the relatively soft national mortgage origination market continues. Additionally, we believe we are even better positioned to take advantage of opportunities for substantial growth if the national loan origination volumes return to levels we experienced during the 2020 to 2021 time period.
Our historical success is evidenced by the significant growth in our platform, growing assets at a CAGR of 27% since inception and over 25% since the Great Financial Crisis that ended in 2011. Since 2018,we have raised over $38.0 million in common equity and $220 million of preferred equity and debt capital to fund such growth and originations. We have delivered TBV per share growth plus dividend distributions of 30% since the end of 2019. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. Going forward, our focus will be on driving increased profitability combined with continued strong growth through our lines of business. We believe our platform and capital structure are well-positioned for the mortgage industry’s anticipated growth in the upcoming years.
(1) Mortgage Purchase Program (MPP) — We offer residential mortgage warehouse facilities to over 100 independent mortgage banking platforms nationwide. Our MPP clients’ utilization during the last 12 months ending September 30, 2024 totaled over $21.6 billion. Our core product is based upon a collateralized mortgage purchase facility, marketed to small to mid-size independent mortgage bankers. These facilities enable our MPP clients to close and fund their mortgages and during a relatively short period (typically less than 30 days), the originated loans are sold into the secondary market via government agencies (Fannie Mae, Freddie Mac or Ginnie Mae) or institutional investors (banks, large mortgage companies, insurance companies, mortgage REIT’s) or are securitized. Approximately 52% of our MPP loans are backed by high quality, agency eligible collateral (approximately 27% conventional collateral and 25% government collateral). Our MPP facilities provide a key source of liquidity to the residential mortgage marketplace. We believe more than half of all residential mortgage originations are funded via warehouse facilities. Our ability to help our purchase program clients build and prosper through the various mortgage cycles, while developing long lasting relationships is our brand. We believe our proprietary, state of the art warehouse technology and team of experienced warehouse lending professionals sets us apart in the industry. Our relationship management team has, on average, over 25 years of banking and mortgage warehouse funding experience. That experience has been instrumental in attracting and growing our client base. Based on data through September 13, 2024 published by Inside Mortgage Finance, our MPP platform is ranked within the top eight for warehouse lending providers in the country. By leveraging such experience, our management team has implemented best practices and safeguards into the MPP, which has helped us achieve zero charge-offs in the program’s history of over 419,000 mortgage loans totaling over $128 billion in funding. In addition, we have developed a participation program where we directly participate in some of our MPP facilities and act as the lead-agent bank.
(2) Retail Banking, including Residential Lending and our All-in-One Loan — Our residential lending division provides a comprehensive range of financing options for home purchases and refinancing, serving borrowers nationwide through two main channels: Consumer Direct and Traditional Retail. These channels combine the convenience of online, self-service platforms with the personalized service of traditional, referral-based interactions. The heart of Northpointe’s loan process is internally branded as HOME, our Bank’s proprietary POS platform that streamlines the application experience. Through HOME, borrowers can easily apply for loans, upload documents, speak with loan officers, track progress, and make payments — all from one secure, user-friendly interface. Northpointe offers a broad spectrum of loan programs, including conventional, government, and non-QM loans, catering to a wide variety of borrowers’ needs. As a direct seller/servicer to Fannie Mae, Freddie Mac, and Ginnie Mae, we ensure competitive rates and efficient processing. With a focus on speed, quality, and client satisfaction, we leverage our customized technology in our underwriting process, leading to faster decisions and document delivery. This commitment to excellence is reflected in an impressive 96% NPS and a customer satisfaction rating of 4.86 out of 5 as of September 30, 2024. During the 12 months ending September 30, 2024, Northpointe has originated over $2.0 billion in loans, with a mission to deliver value, innovation, and exceptional service, positioning itself as a fulfillment leader in the residential lending industry.
One of our quickly growing products is the licensed and trade-marked All-in-One Loan®. AIO Loan combines the benefits of a revolving equity line of credit, a market rate cost of a first mortgage and the sweep benefits of a deposit account. The primary benefit to the borrower is a reduced amount of interest charged on the credit line as a result of the daily sweep from the linked bank checking account. The combined functionality of a first mortgage with a revolving line of credit and deposit account is to: (a) allow borrowers immediate access to funds (real-time through a full-functioning deposit debit card, online or ATM) when needed and (b) the sweep of funds to paydown credit when funds are deposited or are not needed. The ease of use and the comprehensive nature of the product allow our AIO borrowers to use the linked-account as their primary bank account because it has convenient features such as debit card, direct deposit acceptance and bill-payment services. Additionally, an AIO borrower would use the linked-account as their primary bank checking account because they are able to use any funds deposited into the linked-account to pay down the principal balance of the loans through the daily sweep function and therefore pay interest on a lower outstanding principal balance until the funds are actually needed by the borrower to cover expenses. For example, AIO borrowers typically use the linked- account to pay their normal expenses through a combination of debit card, physical checks, and online bill pay transactions and so an AIO borrower’s available liquidity, up to the maximum line of credit of the borrower’s home equity loan, would automatically sweep to cover such checking account transactions. The initial maximum line of credit is fully available to redraw as many times as needed during the first 10 years after origination of the loan. Resultingly, rather than having their funds sitting in a low or no interest-bearing checking account, funds deposited into an AIO borrower’s linked-account would reduce the borrower’s interest expense at the interest rate of the home equity loan. An AIO Loan is not structured as a traditional higher rate, second-lien or HELOC (subordinate credit to the first mortgage lien holder). Rather, AIO Loans are typically market rate, first-lien mortgage revolving line of credit, which have variable payments based upon average daily balances, rather than fixed monthly payments of a traditional mortgage. AIO loans require an interest-only monthly payment for the first 120 months. Borrowers can obtain advances up to their “initial credit limit” for the first 120 months of the 360-month AIO credit line obligation. Beginning in the 121st month billing period, the amount of the initial credit limit will be reduced by 1/240 of the initial credit limit and begin the “reduced credit line limit period” each month until maturity of the obligation. Therefore, if a borrower has a principal balance drawn to their initial credit limit, they would be required to reduce principal (and any accrued interest) 1/240 per month until maturity of the original 360-month obligation. The reduced credit limit period functions to set the amortization schedule of principal. The loan will be contractually required to be fully paid off with the final payment at month 360. We believe our borrowers choose the AIO Loan product as it allows them to

(i) pay off the mortgage more quickly and easily, (ii) create non-traditional income payment schedules, (iii) consolidate total household debt more economically, and (iv) navigate retirement finances more easily. We have compounded growth rates of 89% and 96% since 2019 and 2021, respectively, on total AIO Loan balances, with total outstanding drawn balances of $581.7 million and undrawn available lines of credit of approximately $260 million as of September 30, 2024. With over 1,600 AIO Loans during the nine months ended September 30, 2024, we believe the success of our AIO Loan product is due to a rapidly growing segment of borrowers that desire a revolving equity-line-of-credit linked to a dynamic bank account.
Our digitized processes for borrowers and origination professionals give access to our proprietary Apps and POS support, respectively, with support features to quickly, intelligently, and securely gather personal and loan information. Borrowers also have access to account advisors to help borrowers on their journey when they need human assistance. We believe our processes have allowed us to improve upon traditional mortgage offering with products advancements such as: Lock & Shop, Temporary Buydown, TrueApproval, Delayed Financing, and Rate Refresh along with Jumbo, Renovation, traditional HELOC, VA Loans and our AIO Loan. We offer more than just the generalized App-based or online loan calculators, rent versus buy decisioning, purchase-power and loan qualifier tools. Our products are coupled with digital delivery and real-person interaction, which allow borrowers to pursue their home purchase with advantages of price, surety, speed and clarity. Surveys of our mortgage origination professionals indicate that they have joined Northpointe because of the breadth of our products, the speed of delivery and the benefits of us also being a bank, including the state-level mortgage licensing exemption.
(a) Digital Deposit Banking — Our automated account opening, direct to customer deposit platform and product suite provide our depositors with effective, competitive, modern digital banking services and provide us with reliable access to deposit funding. Our strategy is to fund a portion of our assets with core deposits; and to do so dynamically and according to our needs in any given period throughout a week, month, quarter, year and cycle. We offer and utilize the full spectrum of deposit products, including noninterest-bearing accounts, savings, money-market demand accounts; but we focus upon term CDs. Our digital platform (supported by one central branch) offers very competitive rates that allow us to attract deposits at an attractive all-in cost to us. Historically, the majority of our time deposits were term CDs that were structured with intermediate (close to one year) maturities and priced at rates that are in the top 25 of average nationwide industry deposit rates for similar maturities. If we need higher levels of funding to support stronger balance sheet growth, we will increase deposit rates to be within the top five average nationwide industry deposit rates. The maturity and rates of our deposit platform have been germane to our overall interest rate risk and balance sheet strategy. Beyond term and rate, we successfully compete with other digital-only banks by offering a simple online account opening experience, friendly features such as ATM fee rebates, no/low overdraft fees and a dynamic mobile banking solution. In addition to retail deposits, we offer commercial deposits which are primarily noninterest bearing custodial deposits related to our loan servicing business. As of September 30, 2024, our deposit balances were $3.5 billion, of which $221.9 million were non-interest bearing accounts, primarily comprised of servicing-related custodial deposits and deposits from our MPP clients. Custodial deposits and deposits from our MPP clients are both contractually obligated to remain at Northpointe unless we are not well-capitalized.
(b) Specialized Servicing of Residential Loans & Deposit Accounts — We service and sub-service specialized loans on behalf of our borrowers and investors, which includes a monthly fee paid by the investor of $30.00 compared to the typical $6.50 to $7.50 for agency loans. These specialized loans are primarily loans and deposits accounts that we have originated for borrowers. Servicing the specialized loans that we originate provides logical continuity for us and our borrowers and investors, and provides us with attractive financial and operating synergies. In 2024, we refined our servicing strategy to focus solely on in-house servicing of select loan types such as AIO Loans; and the private label outsourcing of non-specialized mortgage servicing to a scaled sub-servicer. We will continue to use our origination platform to provide a self-sustaining replenishment of our specialized servicing portfolio while continuing the flow of non-specialized servicing to a sub-servicer under a private label sub-servicing agreement. Servicing a specialized, revolving purchase product like AIO Loans requires sophisticated servicing systems and operational skills. Investors in mortgage loans with a revolving purchase facility require three major factors: (i) being approved and rated by a major rating agency, (ii) access to licensed deposit acceptance, and (iii) significant documentation of compliance of the servicing platforms (i.e., SOC 1 Type 2 Reports, Regulation AB and USAP attestations issued by third-party auditors). Based on publicly available licensing data, we are one of two rated servicers of specialized servicers of AIO-styled loans. Our servicing duties include handling the recording, acceptance, and remittance of principal and interest payments from borrowers, holding FDIC-insured deposits, calculating variable rate interest payments, as well as the administration of taxes, insurance and escrow payments, as applicable; and may also include negotiations of loan workouts and modifications upon default or other proceedings. We currently service for ourselves and investors AIO-styled loans with approximately $3.0 billion of available credit against equity and which have $1.93 billion in outstanding UPB. Critical to the success of our servicing platform is being an approved seller/servicer for the largest government-related mortgage agencies (FNMA, FNMA, FHLMC, FHLB) as well as being rated by a third-party rating agency (Fitch) as a qualified servicer for investor-owned securitizations and other non-agency products.
Technology Coupled with Attentive Service Create Differentiation — We continuously adapt and evolve as the mortgage industry evolves and borrowers demand more, better and faster fulfillment. We have been consistently innovating for over two decades to maximize client convenience by bringing refinement to our end-to-end fulfillment. Our digital solutions provide automated data input and retrieval, advancements in underwriting and more capabilities to tailor products as well as terms that allow our team members to put our ICARE pledge (described below) to use and deliver the advantages of our bank-based operations to demonstrable and repeatable use. Our technology extends beyond a simple App as we have integrated our digital solutions with our client-facing team members. Our technologies bring industry standard mortgage origination, underwriting, closing and servicing procedures into our custom-curated and proprietary environment that allows more effective connectivity, speed and control. In addition to our client-facing technology, our sales support functionality builds off the technology we have purchased, developed and implemented to make our employees more productive by enhancing workflow and internal and external reporting and reducing manual errors. We have woven together proven core processing capabilities that we believe can support our growth plans as well as allow us to address and navigate the required cybersecurity risks our industry encounters. We are using the same core system stacks that we relied upon in processing our previous record volumes, and have no major pending or anticipated conversion or major upgrade of these core systems.
Substantially all of our applications are cloud-based or SaaS; and our technology environment is on-premises in our Bank’s active-active data centers. We have an integrated platform that links (1) Native Data Systems of various third-party vendors (appraisal, fraud, tax, document-prep, fact-sets, and agency requirements) with (2) our Custom Integration pathways (modules for CRM, analytics, POS portals, data extraction, hedging, and pre-funding) which then inform (3) our Core Systems (Byte-Pro and FiServ; which collectively handle loan application, underwriting, closing, post-closing and specialty servicing). The use of Artificial Intelligence (AI) is not new to the mortgage industry given its useful and successful application examples in areas such as compliance, valuation, verification and fraud detection. As such, we are carefully monitoring the opportunities and concerns associated with the use of AI by our vendors.
The digitization of the mortgage marketplace has been and continues to be operationally and economically burdensome for many traditional banks and the less-nimble mortgage companies. But digitization has benefited our Bank, our processes, our clients, our employees and our stockholders. As a specialty bank, our annual tech-spend is particularly focused rather than spread too broadly across other platform requirements, because we believe broad, unfocused annual spending compromises the effectiveness of any tech-spend. Our core strategy of technology adoption typically has been to buy, customize and integrate rather than build. We have only two major in-house developed and built systems — our POS and Warehouse platforms. We attempt to adhere to the philosophy of being “leading edge” while avoiding “bleeding edge” mistakes. As part of our technology management strategies, we attempt to improve key metrics such as efficiency of our operations, time-to-close a loan and processing capacity per production member.
Bank Charter Brings Strategic Advantages — As a bank offering FDIC insured deposits, we believe we have seven distinct capabilities, operating licenses and regulatory authorizations that provide us with competitive advantages over non-bank originators. We are able to:
1)
Fund our loan origination with deposits and Federal Home Loan Bank borrowings which provide cost-of-fund advantages over other non-bank funding;

2)
Fund conforming/non-conforming mortgages with our own balance sheet and not rely on loan sales to third-party purchasers when market conditions are not providing adequate liquidity or competitive pricing for such loan products;

3)
Offer and efficiently service AIO styled-loans that have an imbedded deposit account that support the revolving HELOC features;

4)
Accept low-cost commercial custodial deposits related to our loan servicing agreements which non-bank servicers are prohibited from accepting;

5)
Use national preemption rights that allow our Bank to originate loans in all 50 states and in some instances, avoid the patchwork of certain differing state license requirement for mortgage loan origination platforms and professionals. Without the preemption rights, we would be subject to significant time, cost and oversight burdens;

6)
Offer a more attractive and stable employment platform for mortgage professionals given the cost of funds advantage and avoidance of state-by-state licensing requirements; and

7)
Diversify our risk exposures as a network of participating banks provide correspondent relationships and flows of assets that can help stabilize our platform in periods of higher volatility, volume fluctuations and rate movements.

We recognize that owning and operating a bank charter does burden us with specific costs of regulatory oversight, capital and liquidity levels and limitations on some types of lending products we can offer. However, we believe the benefits to our stakeholders materially outweigh these costs and limitations.
Growth with Strong Operating Performance to Create Stockholder Value — We have demonstrated a track record of creating value through profitable growth. We establish the trust of our borrowing clients by empowering our experienced and motivated employees to provide timely, technologically-enabled, and attractively priced mortgage products and services. This trust has enabled us to grow organically at attractive levels. Our operating performance in high mortgage volume years has allowed us to retain earnings, achieve high earnings growth, continue to build our Bank as well as perform adequately in low mortgage volume years. Our founding stockholders and other stockholders have continued to own and invest in our Bank since inception and have realized attractive returns on their investment as set forth below. We have measured our stockholder value creation by the accumulation of TBV through our retention of earnings plus the value of dividends we have paid to stockholders. Such returns are illustrated below under various periods:
	TBV /shr + Dividend IRR(%)	EPS Growth (%)	Avg ROA (%)	Avg ROATCE (%)
3yr	9%	18%	0.81	9.5
5yr	30%	51%	1.77	26.6
10yr	%	%
Trough to Peak: 2011 – 2020%		%
See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.
Positioned for Potential Growth within a Highly Fragmented Industry — While there is no way to predict where market rates will move, we believe we are well positioned to capitalize on the ongoing shift in market demographics, consumer demands and interest rate changes that affect the mortgage market. According to Fannie Mae, there is approximately $2.0 – $2.4 trillion of single-family mortgage origination volume anticipated in 2024 and 2025, respectively, which is 19% – 44% higher than the expected $1.6 trillion of volume in 2024. Our volume of retail mortgage originations and MPP fundings increased by 32% during the first nine months of 2024 compared to the same period of 2023. While recent periods of rising and elevated rates have dampened consumer demand for refinancing of existing mortgages, the mortgage industry believes there are many widely-used forecasts indicating rates will fall and commentary on pent-up-demand. If the U.S. Treasury were to lower rates, the average mortgage rates would likely fall below the

6.0% threshold that is usually correlated with increased origination volume. The mortgage industry is highly fragmented with the top 250 participants comprising only 57% market share; with the biggest participants having between 1.6% – 3.5%. We have historically gathered market share of 0.15% – 0.23% of the annual single-family volumes. As technology continues to create significant differentiation in the competitive landscape for mortgage origination, we believe there will be ongoing opportunities for scalable platforms that combine a superior client experience with faster speed to close to increase originators’ market share. If rates go up, overall mortgage market volumes would likely decline and our mortgage volumes would likely decline if we maintained our historic market share.
Sustainable Business Model — During the past 10 years, the combination of our leadership, technology, banking platform and operating performance has allowed us to originate or fund approximately 635,000 mortgages. We believe that being a specialty bank has allowed us to better identify pain points for borrowers and create scaled, technology-enhanced solutions to improve customer experience. Over the past 10 years, the mortgage industry has witnessed record high and cyclical low origination volumes. Even with such volatility and while others were exiting mortgage origination, we continued to proactively manage our business model. We realized record profitability (ROA averaging 2.64%) in peak volume periods (2019 – 2021) as rates were low and realized admirable profitability (ROA averaging 1.26%) in the lower volume periods (2021 – 2023). Our dynamic model has allowed us to quickly address both our volume related expenses and fixed expense base. The ability to utilize our deposit funding during low volume periods has allowed our model to continue to originate and hold mortgages when others were unable to fund the rate and structural changes required by consumers. We believe our platform is durable and scalable.
Market Opportunity
According to LendingTree, the U.S. mortgage market today has over 85 million single-family mortgages with over $12.5 trillion in aggregate outstanding unpaid balance. It is one of the largest and most important markets in the world; and a single-family mortgage is often the most significant financial product in the adult life of a consumer. The wide fragmentation of the mortgage originators universe is well documented and the separation between the branch-lite digitized platforms and the legacy brick-and-mortar, decentralized models is widening. Digitized platforms continue to gain market share from the legacy models. In contrast to other financial product categories, such as credit cards, there are no category-killers in the mortgage market. According to S&P (SNL), there were 119 banks and credit unions represented in the top 250 originators of mortgages. In the United States, we are the only single-family mortgage dedicated commercial bank and will be the only publicly traded, mortgage dedicated bank after this offering.
We have found that most mortgage borrowers and nearly all non-bank mortgage originators expect a technology-based user experience and efficient process for their transactions. FNMA’s annual National Housing Survey demonstrated that the submission of financial documents for mortgages was the strongest preference for borrowers as evidence of their increasing desire to have the convenience of speed and simplicity in their mortgage journey. The experience afforded by proven, easy-to-use digital solutions and supported by access to a specifically informed, mortgage origination professional at various moments during the origination journey have been the most satisfying pathway. The shift to digital was massively accelerated by the impact of the COVID-19 pandemic. Furthermore, millennials are expanding as a larger subset within homeowners, and their propensity to use digital apps and online platforms will continue to increase not only the digital delivery pathway, but improvements in the pathway. We have and will continue to anticipate these demands through our comprehensive strategy that includes the consideration of emerging market trends, disruptive technologies, and industry shifts towards new mortgage products.
According to Home Mortgage Disclosure Act data, at market peaks, there were over 11,000 institutions that originated mortgages and $4.5 trillion in mortgage originations — which contrasts to only, approximately 5,000 institutions that originated $1.5 trillion in volume in 2023. The exodus of mortgage originating institutions is primarily attributed to the recent rising rate environment which led to low volumes, falling gain-on-sale margins and materially weakened unit economics. This exodus has led to continued consolidation, which has benefited the surviving institutions that have strengthened their platforms according to Fitch Ratings. See the section entitled “Risk Factors — Risks Related to Our Business — Decreased residential mortgage origination, competition, and changes in interest rates may adversely affect our profitability.” Our platform is thriving in the existing market conditions (still elevated rates, still relatively muted mortgage volumes) as evidenced by our most recent financial performance metrics. And we are positioned to prosper in the increasing volume cycle that is being forecasted by many sources such as Moody’s, S&P, the MBA and others.
Our Market Opportunity Strategy is to (1) continue to operate as generally configured and perform well in the current rate environment while remaining as rate neutral as possible and (2) expand our available funding resource beyond our existing capacity in the event the forecasted rate environment creates significantly more demand and requires Scalable Growth from us. We have taken measures to prepare for Scalable Growth. We are currently experiencing sufficient client growth demands such that we have $200 – $400 million of MPP facilities syndicated to our network of participating banks. In the event we are successful in this offering, we anticipate that we could immediately (within 30 – 45 days) bring the additional $200 – $400 million of MPP loan facilities onto our balance sheet and fund the incremental growth with a mix of new capital, new deposits, and existing available liquidity. In addition, if we are successful in this offering, we would have the capital to increase our HFI portfolio of retail AIO Loan originated assets and fund those with deposits and/or additional FHLB borrowings. We believe our funding platform has the ability to fund new loans at a no less than a 6-to-1 ratio relative to any net new capital we issue in this offering.
Our MPP clients recognize that we have supported them for decades while other providers have either exited the business or not been providing credit consistently though the cycles, including the most recent challenging period. We provided our MPP clients uninterrupted warehouse facilities and worked collaboratively to make technology-based fulfillment changes that improve their businesses. As volumes increase for our MPP clients, we anticipate being prepared to increase our facility sizes. We believe our ability to achieve Scaled Growth is not dependent on new MPP clients being on-boarded nor will it require a significant hiring initiative. Our people and platform previously handled the peak volume without compromising our standards of fulfillment and profitability goals.
Our Operating Strategies; Competitive Advantages and Growth Opportunities
Our strategy is to focus on our four areas of expertise — (1) providing mortgage warehouse facilities to institutional originators (MPP), (2) funding retail mortgage borrowers, including AIO Loans, (3) gathering deposits from consumers to fund our HFI loans and (4) servicing specialized loans we originate or that are originated by others. In pursuing these areas, we originate and sell conforming and non-conforming mortgage loans. Our strategy is to have origination production be a balance between conforming and non-conforming loans (currently 50% / 50%). We sell a majority of the mortgage loans we originate. The loans sold are either servicing retained or released depending upon investor pricing and our servicing portfolio needs during a given cycle. The loans we do not sell are typically high-quality, non-agency eligible loans that we desire to hold in our HFI loan portfolio. A majority of HFI loans are funded with core, consumer related, digitally-sourced deposits or Federal Home Loan Bank advances. In addition to direct mortgages, we provide revolving MPP (warehouse) advances to non-bank originating companies (MPP clients) to fund their production. We keep a super-majority of the funded MPP mortgage loans on our Bank’s balance sheet. We believe our Bank’s digital deposit funding is a source of all-in-cost advantage over other non-deposit and wholesale funding alternatives. We utilize a dynamic just-in-time funding model that sources deposits, including brokered CDs, non-brokered rateboard time deposits, retail time and savings deposits, and access to FHLB borrowings and other smaller facilities, that satisfy our daily, weekly, monthly and quarterly funding needs of our loan production pipeline. We have a successful history of managing our funding risks and avoiding the pitfalls of rate mismatches and volatile funding sources that have disrupted and plagued many mortgage banks. Keeping our Bank well-capitalized, striving for rate neutrality and remaining in good standing with the regulators is a core strategy. We believe the strength of our Bank is a competitive advantage. We further believe our strategies have led to compelling risk adjusted returns on our capital. Each of these four areas of expertise have more specific business unit strategies and advantages that we attempt to leverage as set forth below.
Our Mortgage Purchase Program (MPP) / Warehouse Lending business has advantages that include operating on a national level and supporting over 100 non-bank originating companies. We are currently funding approximately $2.2 billion of monthly utilization on $3.4 billion of available MPP facilities authorized, and have funded over $20 billion in volume in the past 12 months. Our MPP platform has significantly higher volume capacity than is currently being utilized, and we believe we could increase our utilization of the platform by using a portion of the proceeds from this offering. The proceeds from this offering would be used in part to increase our on-balance sheet hold of MPP loans. We were the eighth largest mortgage warehouse lender in the U.S. during the past 12 months according to industry publication Inside Mortgage Finance dated September 13, 2024. The platform is state-of-the-art, proprietary, highly efficient and has been financially sound and has historically demonstrated a low risk of loss. We have a robust underwriting and risk management framework supporting the MPP business such that we have had no charge-offs since inception while having funded over $125 billion in loans during that period. Our MPP platform provides attractive yielding assets due to its mix of agency eligible and non-agency eligible loans. Agency eligible loans with high quality collateral represent approximately 52% of the total collateral.
For the nine months ended September 30, 2024, our MPP program earned $85.1 million in interest and fees. During this period, our MPP platform had an average deposit of $67.7 million and the average utilization rates of the committed purchase program operating system was 60%. Additionally, for the nine months ended September 30, 2024, our weighted average yields (including rates and fees) on MPP facilities was 8.5% annualized; which compares favorably to average loan yields available in other high quality residential mortgage or commercial loans. The weighted average yields (including rates and fees) on MPP facilities was 8.2% in 2023, 4.9% in 2022, 4.2% in 2021, 5.9% in 2020, and 7.8% in 2019. We review every loan and manage our portfolio exposure on a daily basis.
Our client base is typically a smaller or regional non-bank originator that relies primarily on our facility to conduct its business. No single MPP client represents more than 12.5% of our MPP portfolio and the top 10 clients represent 55.4% of our MPP portfolio. Part of our dynamic balance sheet and risk management techniques are to use the selling of MPP loan participations to a group of approximately 15 other banks with which we have strong relationships. Selling loan participations provides a fee income stream through loan administration and servicing fees, approximately 16 bps of total unpaid principal balance year to date. Our MPP facilities are funding loans that are ultimately sold to third-party buyers such as FNMA, GNMA, FHLMC as well as other institutional investors. The mortgage loans funded by our MPP facilities are typically sold into permanent structures within 30 days of our MPP facility funding the mortgage’s primary closing. For the nine months ended September 30, 2024, MPP loans earned a total of $85 million in interest and fee income, or $113 million annualized. MPP loans also earned $81 million in 2023, $38 million in 2022, $45 million in 2021, $29 million in 2020, and $19 million in 2019.
Northpointe’s ongoing commitment to the MPP business in combination with our Bank’s strengths and resilience has provided us the growth opportunity set we are pursuing, which includes: (a) increasing our share of wallet with existing clients by increasing exposure, (b) on-boarding new strategic relationships and accepting larger strategic exposures forecasted in our pipeline, (c) expanding the product set to include a wider array of non-agency loan programs, and (d) accepting larger loan balances from existing and new clients currently experiencing shut-down or de-emphasis impacts of their current warehouse providers. We believe that the MPP channel is readily scalable and needs little additional staffing and fixed expense to process significant growth.
Our Residential Lending business is important to our strategic plan. Improving the fulfillment experience and developing new products (such as an AIO Loan’s revolver and deposit functionality) are advancements borrowers seek and have created advantages for us. Other advantages include being an approved origination and servicing platform by FNMA, GNMA, FHLMC as well as the FHLB. Our status with these agencies is an important advantage as we can be originator, seller and servicer in all 50 states and the District of Columbia. Over 80% of our historical production is sold into the secondary market to the agencies and private investors. Our originations support our Specialized Loan Servicing business as a source of replenishment. Since we have invested in being technologically advanced and highly communicative with our borrowers, we have been able to appropriately scale to deliver attractive returns in low and high-volume environments. Our continuous funding of conforming and non-conforming loans (such as first-time buyer programs, jumbo mortgage, and tailored solutions) during a challenging rate environment has allowed us to maintain and expand our presence. Our banking charter and 23 loan production centers have created a more stable employment platform that has attracted the types of regional high quality origination professionals that we desire. Our 132 loan production officers have demonstrated track records of relationship-based success in growing demographic markets. We offer consumers and retail originating mortgage professionals speed and cost benefits across a full array of loan products, including conventional, government, purchase, construction, fixed-rate, variable rate, hybrid ARMs, AIO and second mortgage loans, all of which are designed to provide our customer with a straightforward, high value solution that fit their needs. Over the past 24 months, we have exited the lower margin correspondent mortgage business. Our latest 12 months of retail production was $2.1 billion, which is below our peak of $7.4 billion realized in 2021. Our peak correspondent mortgage business was $7.5 billion realized in 2020. However, we have demonstrated strong profitability in our last 12 months despite a more muted origination environment. Our ability to re-enter the correspondent business would be low cost given low barriers to entry. The breakout of our residential loan portfolio by mortgage type and purpose since 2019 are shown below.
Funded Production by Purpose	Funded Production by Mortgage Type

Excluding MPP loans, we have $2.7 billion in loans in our HFI portfolio, of which $2.1 billion, or approximately 77%, are in conventional mortgages and $581.7 million are in AIO Loans; and is distributed throughout the United States with the largest concentrations in Florida (13.1%), Colorado (12.5%), California (11.9%), North Carolina (6.0%) and Georgia (4.8%). For our AIO Loans, we had an outstanding balance of $506 million in 2023, $323 million in 2022, $92 million in 2021, $81 million in 2020, and $28 million in 2019. The revenue from AIO Loans was $37 million in 2023, $12 million in 2022, $3 million in 2021, $3 million in 2020, and $2 million in 2019. With respect to regional performance, for the nine months ended September 30, 2024, the originations for consumer direct was $314 million (20.2%), while the Midwest was $421 million (27%), the Southeast was $367 million (23.6%), the Mountain West was $254 million (16.3%), the Northeast and Mid-Atlantic was $158 million (10.1%), and the West was $46 million (3%).
Our capacity to continue to originate HFI non-conforming loans will continue to be an advantage in the retail sector. We have unleveraged liquidity that would allow us to fund more HFI loans as configured, and that amount will expand significantly if we are successful in adding capital from this offering. In addition, our investments in technology in the retail systems and our ability to scale without significant further investments strongly positions us for the normalized mortgage market volume that is forecasted. We see opportunity to continue to expand our product offerings within the retail channel as customer needs evolve.
Our Specialized Servicing of Residential Mortgage Loans strategy provides us with the advantage of recurring, relatively stable fee income from borrowers and investors in mortgages. We believe that servicing income is a natural hedge to origination income and that total revenues are more diversified when origination volumes are low. Our strategic advantage is being both a strong originator and an approved servicer of mortgages, which supplements and diversifies our sources of revenue. Investors in mortgage securitizations have found it beneficial and are willing to use our platform because we are an FDIC-insured bank that accepts custodial deposits and are a rating agency-approved servicer. More specifically, the advantage is being able to service loans that have either (a) the option to hold related custodial deposits, or (b) an imbedded deposit account such as the AIO Loans. As of September 30, 2024, including loans we service for our own HFI portfolio, we service or sub-service approximately 53,000 mortgages with nearly $7.1 billion of UPB and a related $137.3 million of custodial deposits. We also serviced or sub-serviced nearly $13.4 billion in 2023, $13.2 billion in 2022, $21.4 billion in 2021, $17.8 billion in 2020, and $11.2 billion in 2019. We are able to manage our exposure to primary and sub-servicing through active portfolio management and readily available market for MSRs. We believe there is real advantage in continuing to retain a touch-point in the borrower relationship that servicing and sub-servicing allow. Although we do not hold a relatively large number of MSRs, we still have the advantage of being an approved mortgage sub-servicer, which means when interest rates go up, we have the ability to more easily navigate the capital constraints that MSRs typically carry when it is a bank-owned asset. On any MSRs held, we continue to focus on MSRs with underlying loans that have higher FICO scores, are agency paper, are within the 2020-2023 origination vintages, have lower loan-to-value ratios and that have demonstrated lower rates of delinquency and forbearance frequency — which we believe lead to lower all-in-cost to service and more stable servicing income. We are not, by design, a large-scale participant in the overall MSR market nor are we focused on higher margin work-out loan servicing. However, our profitable growth opportunities are driven by our Specialized Servicing strategy.
Our Digital Deposit Banking is also core to our strategy because the platform provides the advantage of having a substantial amount of reliable funding coming directly from consumers and deposit brokers and are sourced nationwide rather than from a narrower geography. The deposits are a source of strength, as we believe digital deposits are a more nimble and lower all-in-cost of funding than traditional, branch-based retail deposits. Our experience has demonstrated an ability to fund as needed and with duration and cost of deposit that is consistent with our asset and liability risk appetite. Our ability to fund HFI loans with deposits has allowed us to build a platform when others have been retreating or abandoning the mortgage sector. According to SNL Financial, there are over 9,000 insured banks and credit unions offering deposit services and most offer an online or App-based deposit platform, but we are a top 15 institution ranked by assets that are single-branch platforms. Our strategy targets a specific granularity within our deposit customer base. Our typical retail depositor has average balances of $38,200 and 96.2% have balances under $250,000. Our deposit strategy is unique, as we do not have or seek large balance commercial or public fund deposits due to withdrawal flight-risk, nor do we seek small balance demand accounts that have high operating costs and burden our customer service resources. In the 2023 banking liquidity crisis, we did not experience any significant outflows beyond natural seasonality. Our demand deposits grew in every quarter during 2023 and our total deposits were slightly higher in 2023 than 2022. Our total deposits in 2021 were $2,935 million, much higher than 2020 and 2019, which had $1,657 million and $1,317 million, respectively. Central to our asset and liability strategy is to have term deposits that match the duration of our HFI assets. We prefer term deposits over demand accounts as the known cost and duration of term funding best matches against our asset durations. Evidence of our success is that we have added deposits as we have desired and at rates that are consistent with or below the national pricing platform rates. We recognize our deposit model does attract more rate sensitive depositors and our interest-bearing deposits are typically over 90% of our deposits with a weighted average maturity of approximately seven and a half months; however, we believe these are cheaper and more reliable than other non-deposit sources of funding. Our deposits provide funding for substantially all of our HFI loan assets which creates a stable net interest income that serves as a strength and advantage over many of our competitors. Finally, our deposit gathering platform and FDIC insured deposit accounts allow us to hold institutional custodial deposits. We have opportunities to grow deposits to handle continued growth in loan fundings, such as continuing to strengthen our brand recognition throughout our major loan origination markets.
Our Balance Sheet Strategy has proven to be an advantage by allowing us to hold a relatively simple set of assets and liabilities that have delivered a stable financial banking platform during periods of uncharted rate volatility. We specifically focus on remaining as interest rate and average life neutral as possible by match funding our assets and liabilities. Due to our strategy, we have been able to avoid adverse volatility in our earnings, GAAP capital and regulatory capital that the rapid rise in rates inflicted on the market value of many banking assets (as measured by negative AOCI and fair value losses imbedded in HTM assets that hit the industry). Our strategy continues to simply match our originated primarily variable rate HFI loans with similar duration funding — sourced as needed and from our depositors and FHLB advances. We specifically avoid long-term fixed rate mortgages in our HFI portfolio strategy. 81% of them are adjustable rate and over half will re-price within two years. We are not like most traditional branch and demand deposit focused banks that have more complex asset and liability challenges. Many demand deposit focused banks attempt to deploy their deposits (which have high liquidity requirements) into portfolio strategies that blend (a) short-lived, lower yielding assets to meet liquidity requirements balanced with (b) longer-lived, higher yielding, less liquid assets to achieve desired returns. Such mismatching of asset and liability repricing is an important risk we mitigate through our funding strategy and policies. We believe our liquidity profile is an advantage due to existing deposit platform, access to FHLB and Fed Funds in addition to the fact that our MPP loans are short-term facilities that can be curtailed immediately and typically have natural liquidation within 30 days.

We believe the Strength of Our Bank centers upon our strategy to (a) remain a well-capitalized bank and have appropriate liquidity under federal regulatory definitions, (b) adhere to strong operating guidelines, including strict policies on interest rate-risk and credit-risk tolerances, (c) perform well in frequent banking regulatory exams, (d) provide full and detailed financial banking disclosures not necessarily available from other non-bank mortgage companies, and (e) comply with federal banking and consumer laws as well as following mortgage agency requirements. As a bank, we operate sophisticated and dynamic risk management systems that monitor rate, prepayment, credit, forward liquidity needs and other risks of our businesses. Additionally, our strong underwriting is supported by our use of financial tools such as loan syndication and participations, hedging- and other financial instruments to maintain our risk exposures within our policy limits. For these reasons, we believe that relative to more commercial-focused banks, our loan portfolios have lower credit risk — our largest loan category, residential mortgages, has experienced very low net charge-offs throughout our history, and our second largest loan category, MPP loans, has not experienced any charge-offs since we began this lending program in 2010. The strength of our Bank positions us to remain a strongly Rated Originator and Specialty Servicer by third-party ratings agencies that are required by the mortgage agencies and institutional investors.
Our leadership and management team has effectively operated a regulated bank through multiple rate and credit cycles. Strong historical credit quality has contributed to the strength of our Bank. We have recognized only $2.8 million in cumulative net charge-offs (NCO) since 2014 (averaging approximately 0.04% NCO/Loans per year). Between 2019 and 2022, the net charge-offs (recoveries) incurred were $(0.9) million compared to $0.8 million for 2023. Our low loss history exists because we have had no charge-offs in our MPP warehouse lending business since inception. Our specific MPP client selection, credit structure, documentation, underwriting and closing criteria were formulated following lessons learned in the massive industry fallout caused by the Great Financial Crisis (2007 – 2009). We were able to start our MPP platform, with our standards, during an advantageous void in the market. Furthermore, we have specifically avoided or de-emphasized higher risk categories such as commercial real estate, construction and other consumer credit.
These four areas of focused expertise are complementary and have delivered Compelling Risk Adjusted Returns to our stockholders (see the section entitled “— Performance and Returns”). These same four areas are highly scalable platforms operating on state-of-the-art systems. Such returns have been attributable to the strength of our Bank and its ability to leverage our common equity capital nearly 10-to-1 while holding low-risk mortgage loans that are funded by relatively stable, insured deposits with lower costs than non-deposit sources. We do not position ourselves as a supermarket for all-things-mortgage; and do not intend to (a) focus on mortgage insurance, (b) offer real estate brokerage, or (c) offer consumer finance solutions like credit cards or debt consolidation. We are a specialty platform that focuses on the marginal improvements in our four business lines to create distinct strengths and advantages in a sector that has been suppressed by market conditions for the past few years.
Strong Leadership, Distinct Culture and Insider Ownership
Founder and current Chairman and Chief Executive Officer Charles “Chuck” Williams had the vision of creating a specialty bank with material and available advantages in the mortgage sector. Mr. Williams established the ICARE Pledge as the backbone of our culture, managed the evolution of custom-curated and proprietary technological advantages and built our Bank into a nationally recognized mortgage lender and specialty servicer that has delivered the scaled and profitable organic growth it has experienced to date. Our culture has been defined by and instilled in our Bank by Mr. Williams. We use the guiding principles of the ICARE Pledge to act as a blueprint and foundation of how we act individually and corporately. “ICARE” is an acronym for pledge to Innovate, Client Focus, Act with integrity, Real Value and Empower. We innovate to provide superior products and services. We focus on borrowers and treat them like friends and family. We build trusted relationships because we act with integrity. We believe we deliver real value add through our collaborative, high performance culture and we empower every employee to make decisions benefiting borrowers.
Our executive leadership team is comprised of established industry veterans with a track record of profitable organic growth, achieving operating efficiencies and instilling strong risk management disciplines. In addition to the executives, named below, we have an organizational structure that includes supporting senior officers with long and focused careers that have primary responsibilities in the areas of Direct Lending, Specialty Servicing, Depository Banking, Compliance and Reporting, Legal, Treasury and the ALCO, Risk Management, Marketing, and Bank Technology Innovation, Installment and Deployment. In addition to our executive and senior leadership teams, we believe that we are supported by a deep and talented bench of business professionals, many of whom have been with the Company for many years. We believe our executive leadership team has the experience to continue to execute on our strategic vision.
Charles A. Williams — Founder, Chairman and Chief Executive Officer. Mr. Williams has over 42 years of experience in the banking industry and founded our Bank with the vision of what our Bank is today. He has provided steady leadership during our Bank’s entire 25 year history.
Kevin J. Comps — President. Mr. Comps has over 20 years of experience in the financial services industry and joined our Bank in 2012 for three years and again in 2017. He is responsible for overseeing Residential Lending, Deposit Banking, Loan Servicing, Information Technology, Compliance, Legal, Administration, Facilities, and Human Resources.
David J. Christel — President of Mortgage Purchase Program (MPP). Mr. Christel has over 25 years of mortgage warehouse lending and commercial banking experience and joined our Bank in 2010. He is responsible for overseeing the MPP.
Amy Butler — Executive Vice President, National Sales. Ms. Butler has over 25 years of experience in the mortgage industry and joined our Bank in 2020. She is responsible for overseeing the retail mortgage sales efforts.
Brad T. Howes — Executive Vice President, Chief Financial Officer. Mr. Howes has over 22 years of experience in the financial services industry and joined our Bank in 2023. He is responsible for overseeing the finance and accounting functions.
See the section entitled “Management” for further information on our board of directors and executive management team.
Each member of our executive leadership team is a participant in our ownership program and collectively have a meaningful ownership investment in our Bank. As of October 31, 2024, our board of directors and executive officers own or otherwise control 21.4% of our outstanding common stock. Our board of directors has decades of combined business experience from a variety of backgrounds. Collectively, our non-executive board of director members also own or control significant ownership in our Bank.
Performance and Returns
The key performance and return metrics that we have primarily focused upon are: (1) TBV per share and its growth combined with (2) return of capital to our stockholders (dividends paid). See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. We believe we have delivered outstanding operating performance that has resulted in attractive returns for our stockholders. The accumulated returns measured by growth in our TBV per share plus our dividends per share distributed to stockholders have delivered a 30% internal rate of return since the end of 2019.
We also monitor performance metrics such as (3) Net Income or EPS and its growth, (4) Return on Assets, (5) Return on Tangible Common Equity in addition to (6) Revenue Mix and (7) the Efficiency Ratio, which measures the ratio revenue realized relative to the cost expended to generate the revenue. See the section entitled “Summary Historical Consolidated Financial Information and Other Data — Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. The performance metrics demonstrate our outsized success in the higher relative volume cycles, such as 2020 and 2021, where our ROA was 3.88% and 2.52%, respectively, and our ROATCE was 69.08% and 35.25%, respectively. In these periods, we believe our performance was superior to nearly all traditional banks and in-line or better than the specialty consumer credit providers and true mortgage banks. During relatively lower volume cycle periods, such as 2022 and 2023, we still delivered positive and respectable returns by quickly and proactively managing expenses. As part of the success of our strategic repositioning efforts during 2022 and into 2023, we experienced very strong balance sheet growth in MPP loans, which has helped diversify revenues and bolster our operating performance during lower retail mortgage origination cycles.
As a result, in 2022 and 2023, we averaged, over such two years on a combined basis, a 0.63% ROAA. Furthermore, our ROA was 1.17% for the first nine months of 2024, an increase from 0.92% over the same period of 2023. We believe our attractive Efficiency Ratio is a strong indicator of our operating skills and reflects the benefits of our Bank’s advantages; and it compares favorably to, and is lower than, nearly all mortgage dedicated banks and non-banks who we consider peers.
In the charts below, we show the growth in TBV per share as impacted by our EPS and the individual and cumulative dividends we have paid since 2019.

(1)
See the section entitled “Summary Historical Consolidated Financial Information and Other Data —  Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Competition
We compete in a number of areas, including deposit banking, residential mortgages, and mortgage warehouse lending. These industries are highly competitive, and our Bank faces strong direct competition for loans and deposits. We compete with other nondepository financial institutions and community banks, thrifts and credit unions. In addition, we compete with large banks and other financial intermediaries, such as consumer finance companies, mortgage banking companies, and online banks. We believe that the range and quality of products that we offer, the knowledge of our personnel and our emphasis on building long-lasting relationships sets us apart from our competitors.
Risk Management
We believe that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Risk management refers to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include liquidity, interest rate, credit, operational, compliance, regulatory, strategic, financial and reputational risk exposures. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, including routinely conducting enterprise risk management assessments, cyber, BSA/anti-money laundering and third-party risk assessments, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.
The Audit Committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and our compensation structure generally. In particular, our Compensation Committee, in conjunction with our President and Chief Executive Officer and other members of our management, as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Governance and Nominating Committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.
Our senior management is responsible for implementing our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, and reporting to our board of directors regarding our risk management processes. Our senior management is also responsible for creating and recommending to our board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.
The role of our board of directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.
Properties
Our principal executive office is located at 3333 Deposit Drive Northeast, Grand Rapids, Michigan 49546. In addition to our principal executive office, we operate loan production offices across 23 cities in 15 states that are supported through our centralized operating center in Grand Rapids, Michigan.
Human Capital
To facilitate talent attraction and retention, we strive to create an inclusive, safe and healthy workplace with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits and health and welfare programs.
Employee Profile
As of September 30, 2024, we had 531 full-time employees and 10 part-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Compensation and Benefits
We provide a competitive compensation and benefits program to help meet the needs of our employees. In addition to salaries, these programs include annual bonus opportunities, a 401(k) plan with an employer matching contribution, healthcare and insurance benefits, flexible spending accounts, paid time off and family leave and an employee assistance program.
Learning and Development
We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that empowers, intellectually grows, and professionally develops our colleagues. In particular, we facilitate the educational and professional development of our employees through support to attend conferences and obtain degrees, licenses and certifications while employed by us.
Legal Proceedings
From time to time, we are a party to various litigation matters incidental to the conduct of our business. We do not believe that any currently pending legal proceedings will have a material adverse effect on our business, financial condition or results of operations.
Corporate Information
Our principal executive offices are located at 3333 Deposit Drive Northeast, Grand Rapids, Michigan 49546, and our telephone number at that address is (616) 940-9400. Our website address is www.northpointe.com. This reference to our website is included for the convenience of investors only and our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

SUPERVISION AND REGULATION
We are extensively regulated under federal and state law. The following is a brief summary that does not purport to be a complete description of all regulations that affect us or all aspects of those regulations. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions described below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Company’s and our Bank’s business. In addition, proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal levels. The likelihood and timing of any changes in these laws and regulations, and the impact such changes may have on us and our Bank, are difficult to predict. Regulatory agencies may issue enforcement actions, policy statements, interpretive letters, and similar written guidance applicable to us or to our Bank. Changes in applicable laws, regulations, or regulatory guidance, or their interpretation by regulatory agencies or courts may have a material adverse effect on our and our Bank’s business, operations, and earnings.
We, our Bank, and in some cases, our nonbank affiliates, must undergo regular examinations by the appropriate regulatory agency, which will examine for adherence to a range of legal and regulatory compliance responsibilities. A bank regulator conducting an examination has complete access to the books and records of the examined institution. The results of the examination are confidential. Supervision and regulation of banks, their holding companies, and affiliates is intended primarily for the protection of depositors and clients, the DIF of the FDIC, and the U.S. banking and financial system rather than holders of our securities.
Regulation of the Company
We are registered as a bank holding company with the Federal Reserve under the BHC Act. As such, we are subject to comprehensive supervision and regulation by the Federal Reserve and are subject to its regulatory reporting requirements. Federal law subjects bank holding companies, such as the Company, to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements. Various federal and state bodies regulate and supervise our non-bank activities including our trust and insurance agency activities.
Violations of laws and regulations, or other unsafe and unsound practices, may result in regulatory agencies imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, these agencies may enforce remedies directly against officers, directors, employees, and other parties participating in the affairs of a bank or bank holding company. Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, state banking regulators, the Federal Reserve, and separately the FDIC as the insurer of bank deposits have the authority to compel or restrict certain actions on our part if they determine that we have insufficient capital or other resources, or are otherwise operating in a manner that may be deemed to be inconsistent with safe and sound banking practices. Under this authority, our regulators can require us or our subsidiaries to enter into informal or formal supervisory agreements, including board resolutions, memoranda of understanding, written agreements, and consent or cease and desist orders pursuant to which we would be required to take identified corrective actions to address cited concerns and to refrain from taking certain actions.
If we become subject to and are unable to comply with the terms of any regulatory actions or directives, supervisory agreements or orders, then we could become subject to additional, heightened supervisory actions and orders, possibly including prompt corrective action restrictions and/or other regulatory actions, including prohibitions on the payment of dividends on our common stock and preferred stock. If our regulators were to take such supervisory actions, then we could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. The terms of any such action could have a material negative effect on our business, reputation, operating flexibility, financial condition, and the value of our common stock and preferred stock.

Activity Limitations
Bank holding companies are generally restricted to engaging in the business of banking, managing or controlling banks and certain other activities determined by the Federal Reserve to be closely related to banking. In addition, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any nonbanking activity or terminate its ownership or control of any nonbank subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.
Source of Strength Obligations
A bank holding company, such as us, is required to act as a source of financial and managerial strength to its subsidiary bank. The term “source of financial strength” means the ability of a company, such as us, that directly or indirectly owns or controls an insured depository institution, such as our Bank, to provide financial assistance to such insured depository institution in the event of financial distress. The appropriate federal banking agency for the depository institution (in the case of our Bank, this agency is the FDIC) may require reports from us to assess our ability to serve as a source of strength and to enforce compliance with the source of strength requirements by requiring us to provide financial assistance to our Bank in the event of financial distress. If we were to enter bankruptcy or become subject to the orderly liquidation process established by the Dodd-Frank Act, any commitment by us to a federal bank regulatory agency to maintain the capital of our Bank would be assumed by the bankruptcy trustee or the FDIC, as appropriate, and entitled to a priority of payment. In addition, the FDIC provides that any insured depository institution generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled insured depository institution. Our Bank is an FDIC-insured depository institution and thus subject to these requirements.
Acquisitions
The BHC Act permits acquisitions of banks by bank holding companies, such that we and any other bank holding company, whether located in Michigan or elsewhere, may acquire a bank located in any other state, subject to certain deposit-percentage, age of bank charter requirements, and other restrictions. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any additional bank or bank holding company, (ii) taking any action that causes an additional bank or bank holding company to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company. The Federal Reserve may not approve any such transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade unless the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider: (i) the financial and managerial resources of the companies involved, including pro forma capital ratios; (ii) the risk to the stability of the United States banking or financial system; (iii) the convenience and needs of the communities to be served, including performance under the CRA; and (iv) the effectiveness of the company in combatting money laundering.
Change in Control
Federal law restricts the amount of voting stock of a bank holding company or a bank that a person may acquire without the prior approval of banking regulators. Under the Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company, such as the Company, or to the appropriate regulator before acquiring control of any FDIC-insured bank, such as our Bank. Upon receipt of such notice, the regulator may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a person or group acquires the power to vote 10% or more of our outstanding common stock. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, stockholders of the Company may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Investors should be aware of these requirements when acquiring shares of our stock.
Repurchase or Redemption of Shares
A BHC is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then-outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding twelve months, is equal to 10.0% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for BHCs that meet certain “well-capitalized” and “well-managed” standards and are not the subject of any unresolved supervisory issue.
Incentive Compensation
The Dodd-Frank Act required the federal banking agencies and the SEC to establish joint rules or guidelines for financial institutions with more than $1 billion in assets, such as us and our Bank, which prohibit incentive compensation arrangements that the agencies determine to encourage inappropriate risks by the institution. The federal banking agencies issued proposed rules in 2011 and previously issued guidance on sound incentive compensation policies. In 2016, the federal banking agencies and the SEC proposed rules that would, depending upon the assets of the institution, directly regulate incentive compensation arrangements and would require enhanced oversight and recordkeeping. As of December 20, 2024, these rules have not been implemented, although the SEC did adopt final rules implementing the clawback provisions of the Dodd-Frank Act in 2022. We and our Bank have undertaken efforts to ensure that our incentive compensation plans do not encourage inappropriate risks, consistent with three key principles — that incentive compensation arrangements should appropriately balance risk and financial rewards, be compatible with effective controls and risk management, and be supported by strong corporate governance.
Capital Requirements
We and our Bank are required under federal law to maintain certain minimum capital levels based on ratios of capital to total assets and capital to risk-weighted assets. The required capital ratios are minimums, and the regulators may determine that a banking organization based on its size, complexity, or risk profile must maintain a higher level of capital in order to operate in a safe and sound manner. Risks such as concentration of credit risks and the risk arising from non-traditional activities, as well as the institution’s exposure to a decline in the economic value of its capital due to changes in interest rates, and an institution’s ability to manage those risks, are important factors that are to be taken into account in assessing an institution’s overall capital adequacy. The following is a brief description of the relevant provisions of these capital rules and their potential impact on our capital levels.
We and our Bank are subject to the following risk-based capital ratios: a CET1 risk-based capital ratio, a Tier 1 risk-based capital ratio, which includes CET1 and additional Tier 1 capital, and a total risk-based capital ratio, which includes Tier 1 and Tier 2 capital. CET1 is primarily comprised of the sum of common stock instruments and related surplus net of treasury stock plus retained earnings less certain adjustments and deductions, including with respect to goodwill, intangible assets, mortgage servicing assets, and deferred tax assets subject to temporary timing differences. Additional Tier 1 capital is primarily comprised of noncumulative perpetual preferred stock. Tier 2 capital consists of instruments disqualified from Tier 1 capital, including qualifying subordinated debt and a limited amount of loan loss reserves up to a maximum of 1.25% of risk-weighted assets, subject to certain eligibility criteria. The capital rules also define the risk-weights assigned to assets and off-balance sheet items to determine the risk-weighted asset components of the risk-based capital rules, including, for example, certain “high volatility” commercial real estate, past due assets, structured securities, and equity holdings.
The leverage capital ratio, which serves as a minimum capital standard, is the ratio of Tier 1 capital to quarterly average total consolidated assets net of goodwill, certain other intangible assets, and certain required deduction items. The required minimum leverage ratio for all banks and bank holding companies is 4%.
In addition, effective January 1, 2019, the capital rules required a capital conservation buffer of 2.5% above each of the minimum risk-based capital ratio requirements (CET1, Tier 1, and total capital), which is designed to absorb losses during periods of economic stress. These buffer requirements must be met for a bank or bank holding company to be able to pay dividends, engage in share buybacks, or make discretionary bonus payments to executive management without restriction.
The Federal Deposit Insurance Corporation Improvement Act (the “FDICIA”), among other things, requires the federal bank regulatory agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five regulatory capital tiers: “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDICIA imposes progressively more restrictive restraints on operations, management, and capital distributions depending on the category in which an institution is classified. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations, and are required to submit capital restoration plans for regulatory approval. A depository institution’s holding company must guarantee any required capital restoration plan up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
To be well-capitalized, our Bank must maintain at least the following capital ratios:
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6.5% CET1 to risk-weighted assets;

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8.0% Tier 1 capital to risk-weighted assets;

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10.0% Total capital to risk-weighted assets; and

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5.0% leverage ratio.

The Federal Reserve has not yet revised the well-capitalized standard for bank holding companies to reflect the higher capital requirements imposed under the current capital rules applicable to banks. For purposes of the Federal Reserve’s Regulation Y, including determining whether a bank holding company meets the requirements to be a financial holding company, bank holding companies, such as the Company, must maintain a Tier 1 risk-based capital ratio of 6.0% or greater and a total risk-based capital ratio of 10.0% or greater to be well-capitalized. Also, the Federal Reserve may require bank holding companies, including the Company, to maintain capital ratios substantially in excess of mandated minimum levels depending upon general economic conditions and a bank holding company’s particular condition, risk profile, and growth plans.
Failure to be well-capitalized or to meet minimum capital requirements could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have an adverse material effect on our operations or financial condition. Failure to meet minimum capital requirements could also result in restrictions on the Company’s or our Bank’s ability to pay dividends or otherwise distribute capital or to receive regulatory approval of applications or other restrictions on its growth.

Payment of Dividends
We are a legal entity separate and distinct from our Bank and our other subsidiaries. The primary sources of funds for our payment of dividends to our stockholders are cash on hand and dividends from our Bank and our non-bank subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that our Bank may pay. Under Michigan law, banks may not declare dividends out of capital or surplus. Our Bank may only declare dividends on its common stock out of net income on hand, after deducting losses and bad debts, and provided the bank will have a surplus of 20.0% or more of its capital after payment of the proposed dividend. Moreover, a bank must transfer to surplus at least 10.0% of its net income (a) for the prior six months, in the case of quarterly or semiannual dividends or (b) for the two prior six-month periods, in the case of annual dividends.
In addition, we and our Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The FDIC has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve has indicated that holding companies should generally pay dividends only out of current operating earnings.
Under a Federal Reserve policy adopted in 2009, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if:
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its net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

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its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

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it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Regulation of our Bank
Our Bank is subject to comprehensive supervision and regulation by the FDIC, and is subject to its regulatory reporting requirements, as well as supervision and regulation by the DIFS.
Broadly, regulations applicable to our Bank include limitations on loans to a single borrower and to its directors, officers, and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital ratios; the granting of credit under equal and fair conditions; the disclosure of the costs and terms of such credit; requirements to maintain reserves against deposits and loans; limitations on the types of investment that may be made by our Bank; and requirements governing risk management practices. Subject to FDIC approval and certain state filing requirements, our Bank is permitted under federal law to branch on a de novo basis across state lines wherever the laws of that state would permit a bank chartered by that state to establish a branch.
Transactions with Affiliates and Insiders
Our Bank is subject to restrictions on extensions of credit and certain other transactions between our Bank and the Company or any nonbank affiliate as defined. Generally, these covered transactions with either the Company or any affiliate are limited to 10% of our Bank’s capital and surplus, and all such transactions between our Bank and the Company and all of its nonbank affiliates combined are limited to 20% of our Bank’s capital and surplus. Loans and other extensions of credit from our Bank to the Company or any affiliate generally are required to be secured by eligible collateral in specified amounts. In addition, any transaction between our Bank and the Company or any affiliate are required to be on an arm’s length basis. Federal banking laws also place similar restrictions on certain extensions of credit by insured banks, such as our Bank, to their directors, executive officers, and principal stockholders.

FDIC Insurance Assessments and Depositor Preference
Our Bank’s deposits are insured by the FDIC’s DIF up to the limits under applicable law, which currently are set at $250,000 per depositor, per insured bank, for each account ownership category. Our Bank is subject to FDIC assessments for its deposit insurance. The FDIC calculates quarterly deposit insurance assessments based on an institution’s average total consolidated assets less its average tangible equity and applies one of four risk categories determined by reference to its capital levels, supervisory ratings, and certain other factors. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits.
As of June 30, 2020, the DIF reserve ratio fell to 1.30%, below the statutory minimum of 1.35%. The FDIC, as required under the Federal Deposit Insurance Act, established a plan on September 15, 2020 to restore the DIF reserve ratio to meet or exceed the statutory minimum of 1.35% within eight years. On October 18, 2022, the FDIC adopted an amended restoration plan to increase the likelihood that the reserve ratio would be restored to at least 1.35% by September 30, 2028. The FDIC’s amended restoration plan increases the initial base deposit insurance assessment rate schedules uniformly by 2 bps, beginning in the first quarterly assessment period of 2023. The FDIC could further increase the deposit insurance assessments for certain insured depository institutions, including our Bank, if the DIF reserve ratio is not restored as projected.
In November 2023, the FDIC approved a final rule to implement a special assessment to recover the loss to the DIF associated with several bank failures that occurred during early 2023. The assessment base for the special assessment is equal to estimated uninsured deposits reported as of December 31, 2022, adjusted to exclude the first $5 billion, to be collected at an annual rate of approximately 13.4 basis points for an anticipated total of eight quarterly assessment periods, beginning the first quarterly assessment period of 2024.
Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by a bank’s federal regulatory agency. In addition, the Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution, including those of the parent bank holding company.
Standards for Safety and Soundness
The Federal Deposit Insurance Act requires the federal bank regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i) internal controls; (ii) information systems and audit systems; (iii) loan documentation; (iv) credit underwriting; (v) interest rate risk exposure; and (vi) asset quality. The federal banking agencies have adopted regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement these required standards. These guidelines set forth the safety and soundness standards used to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if a regulator determines that a bank fails to meet any standards prescribed by the guidelines, the regulator may require the bank to submit an acceptable plan to achieve compliance, consistent with deadlines for the submission and review of such safety and soundness compliance plans.
Anti-Money Laundering
A continued focus of governmental policy relating to financial institutions in recent years has been combating money laundering and terrorist financing. The USA PATRIOT Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions such as broker-dealers, investment advisors, and insurance companies, and strengthened the ability of the U.S. government to help prevent, detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA PATRIOT Act require that regulated financial institutions, including state banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. Failure of a financial institution to comply with the USA PATRIOT Act’s requirements could have serious legal and reputational consequences for the institution. Our Bank has augmented its systems and procedures to meet the requirements of these regulations and will continue to revise and update its policies, procedures, and controls to reflect changes required by law.
FinCEN has adopted rules that require financial institutions to obtain beneficial ownership information with respect to legal entities with which such institutions conduct business, subject to certain exclusions and exemptions. Bank regulators are focusing their examinations on anti-money laundering compliance, and we continue to monitor and augment, where necessary, our anti-money laundering compliance programs. Banking regulators will consider compliance with the USA PATRIOT Act’s money laundering provisions in acting upon merger and acquisition proposals. Bank regulators routinely examine institutions for compliance with these obligations and have been active in imposing cease and desist and other regulatory orders and civil money penalties against institutions found to be violating these obligations. Sanctions for violations of the USA PATRIOT Act can be imposed in an amount equal to twice the sum involved in the violating transaction, up to $1 million.
Economic Sanctions
The U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various executive orders and acts of Congress. OFAC publishes, and routinely updates, lists of names of persons and organizations suspected of aiding, harboring, or engaging in terrorist acts, including the Specially Designated Nationals and Blocked Persons List. If we find a name on any transaction, account, or wire transfer that is on an OFAC list, we must undertake certain specified activities, which could include blocking or freezing the account or transaction requested, and we must notify the appropriate authorities.
Concentrations in Lending
During 2006, the federal bank regulatory agencies released guidance on “Concentrations in Commercial Real Estate Lending” (the “Guidance”) and advised financial institutions of the risks posed by CRE lending concentrations. The Guidance requires that appropriate processes be in place to identify, monitor, and control risks associated with real estate lending concentrations. Higher allowances for loan losses and capital levels may also be required. The Guidance is triggered when CRE loan concentrations exceed either:
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total reported loans for construction, land development, and other land of 100% or more of a bank’s total risk-based capital; or

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total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land of 300% or more of a bank’s total risk-based capital.

The Guidance also applies when a bank has a sharp increase in CRE loans or has significant concentrations of CRE secured by a particular property type. We have always had exposures to loans secured by CRE due to the nature of our markets and the borrowing needs of both consumer and commercial clients. We believe our long-term experience in CRE lending, underwriting policies, internal controls, and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are generally appropriate in managing our concentrations as required under the Guidance.
Community Reinvestment Act
Our Bank is subject to the provisions of the CRA, which imposes a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs of entire communities where the bank accepts deposits, including low- and moderate-income neighborhoods. The FDIC’s assessment of our Bank’s CRA record is made available to the public. CRA agreements with private parties must be disclosed and annual CRA reports must be made to the FDIC. Federal CRA regulations require, among other things, that evidence of discrimination against applicants on a prohibited basis and illegal or abusive lending practices be considered in the CRA evaluation. Our Bank has a rating of “Satisfactory” in its most recent CRA evaluation.
On October 24, 2023, the Office of the Comptroller of the Currency (“OCC”), Federal Reserve, and FDIC issued a final rule to modernize their respective CRA regulations. The revised rules substantially alter the methodology for assessing compliance with the CRA, with material aspects taking effect January 1, 2026 and revised data reporting requirements taking effect January 1, 2027. Among other things, the revised rules evaluate lending outside traditional assessment areas generated by the growth of non-branch delivery systems, such as online and mobile banking, apply a metrics-based benchmarking approach to assessment, and clarify eligible CRA activities. The revised CRA regulations have been subject to an injunction since March 29, 2024. The effective dates will be extended for each day the injunction remains in place, pending the resolution of the lawsuit.
Anti-Tying Restrictions
In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for them on the condition that (i) the client obtain or provide some additional credit, property, or services from or to the bank or bank holding company or their subsidiaries or (ii) the client not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. A bank may, however, offer combined-balance products and may otherwise offer more favorable terms if a client obtains two or more traditional bank products. The law also expressly permits banks to engage in other forms of tying and authorizes the Federal Reserve Board to grant additional exceptions by regulation or order. Also, certain foreign transactions are exempt from the general rule.
Consumer Financial Services
The structure of federal consumer protection regulation applicable to all providers of consumer financial products and services changed significantly on July 21, 2011, when the CFPB commenced operations to oversee and enforce consumer protection laws. The CFPB has broad rulemaking authority for a wide range of consumer protection laws that apply to all providers of consumer products and services, including our Bank, as well as the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over insured depository institutions and their holding companies with more than $10 billion in assets. (The CFPB has similar authority over certain nonbanking organizations.) Banks and savings institutions with $10 billion or less in assets, like our Bank, will continue to be examined by their primary federal regulators, which can be expected to nonetheless look to the rulings and enforcement actions of the CFPB as they carry out their supervision of larger institutions.
Because abuses in connection with residential mortgages were a significant factor contributing to the financial crisis, many new rules issued by the CFPB and required by the Dodd-Frank Act address mortgage and mortgage-related products, their underwriting, origination, servicing and sales. The Dodd-Frank Act significantly expanded underwriting requirements applicable to loans secured by 1-4 family residential real property and augmented federal law combating predatory lending practices. In addition to numerous disclosure requirements, the Dodd-Frank Act imposed new standards for mortgage loan originations on all lenders, including banks and savings associations, in an effort to strongly encourage lenders to verify a borrower’s ability to repay, while also establishing a presumption of compliance for certain “qualified mortgages.” In addition, the Dodd-Frank Act generally required lenders or securitizers to retain an economic interest in the credit risk relating to loans that the lender sells, and other asset-backed securities that the securitizer issues, if the loans do not comply with the ability-to-repay standards described below. The risk retention requirement generally is 5.0%, but the statute and its implementing regulations, exempt certain transactions from the requirement. The CFPB’s rules have impacted our operations, and have resulted in higher compliance costs for our Bank.
Consumer Laws
Numerous federal, state and local consumer protection laws impose substantive requirements upon mortgage lenders, servicers and holders of mortgage loans in connection with the origination, servicing and enforcement of mortgage loans.

Our Bank must comply with many federal laws including:
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the Truth in Lending Act (“TILA”) and Regulation Z promulgated thereunder, which (among other things) require specific disclosures to the borrowers regarding the terms of the mortgage loans and inclusion of certain terms in an originator’s underwriting guidelines;

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the Consumer Financial Protection Act, enacted as part of the Dodd-Frank Act, which (among other things) created the CFPB and gave it broad rulemaking, supervisory and enforcement jurisdiction over mortgage lenders and servicers, and proscribes any unfair, deceptive or abusive acts or practices in connection with any consumer financial product or services;

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the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which (among other things) prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

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the Fair Credit Reporting Act, as amended by the Fair and Accurate Transactions Act, which (among other things) regulates the use and reporting of information related to the borrower’s credit experience.

Other federal laws also may apply, including but not limited to, the Alternative Mortgage Transactions Parity Act, BSA, Electronic Funds Transfer Act, Fair Debt Collection Practices Act, Fair Housing Act, Federal Trade Commission Act, Flood Disaster Protection Act of 1998, Gramm-Leach-Bliley Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act (“RESPA”), Right to Financial Privacy Act, SAFE Mortgage Licensing Act, and the Servicemembers Civil Relief Act.
Our mortgage lending activities are also subject to applicable state and local laws that regulate among other things, interest rates and other charges, require specific disclosure, regulate specific practices and require licensing of various participants in the transaction. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, ownership, servicing or collection of mortgage loans.
The CFPB, state and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities continue to monitor lending practices. State, local and federal governmental agencies have imposed sanctions on originators for practices including, but not limited to, charging borrowers excessive fees, steering borrowers to loans with higher costs or more onerous terms, imposing higher interest rates than the borrower’s credit risk warrants, failing to adequately disclose the material terms of loans to the borrowers and otherwise engaging in discriminatory lending practices or unfair, deceptive or abusive acts or practices.
S.A.F.E. Act
Regulations issued under the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “S.A.F.E. Act”) require residential mortgage loan originators who are employees of institutions regulated by the foregoing agencies to meet the registration requirements of the S.A.F.E. Act. The S.A.F.E. Act requires residential mortgage loan originators who are employees of regulated financial institutions to register with the Nationwide Mortgage Licensing System and Registry, a database created by the Conference of State Bank Supervisors and the American Association of Residential Mortgage Regulators to support the licensing of mortgage loan originators by the states. The S.A.F.E. Act generally prohibits employees of regulated financial institutions from originating residential mortgage loans unless they obtain and annually maintain registration as a registered mortgage loan originator.
Our Bank conducts all its mortgage origination and warehouse finance activities directly from our Bank itself, and is exempt from most state, but not all, licensing requirements by virtue of being a state-chartered bank. Our Bank is licensed to originate and service loans in Maine, Maryland, New Mexico and Utah, and has filed an exemption registration in Nevada. Other states may require our Bank to obtain mortgage or servicer licenses in their respective jurisdictions.

Loan Originator Compensation
On January 20, 2013, the CFPB issued a final rule under the Truth in Lending Act (Regulation Z) which imposed several requirements and restrictions on the compensation of mortgage loan originators. These compensation rules are intended to prevent originators from steering consumers into higher cost mortgages.
The California Homeowner Bill of Rights
The California Homeowner Bill of Rights, which became effective on January 1, 2013 and was amended effective January 1, 2019, among other measures (i) prohibits “dual track” foreclosures (servicers will be required to halt the foreclosure process while any modification is being considered), (ii) creates a single point of contact for homeowners while negotiating a loan modification, (iii) expands upon notice requirements to a borrower before taking action on a loan modification application or pursuing foreclosure and (iv) allows for injunctions against foreclosure until violations are corrected and permits civil penalties (including monetary damages) against servicers that file multiple inaccurate mortgage documents or otherwise violate California law. The California Homeowner Bill of Rights is likely to extend foreclosure times in California and lead to increased litigation of the foreclosure process.
Homeowner Association Super Priority Liens May Take Priority Over the Mortgage Liens
In some states it is possible that the first lien of the mortgages may be extinguished by super priority liens of homeowner associations (“HOA”), potentially resulting in a loss of the mortgage loan’s outstanding principal balance. In at least 20 states, and the District of Columbia, HOA or condominium association assessment liens can take priority over first lien mortgages under certain circumstances. The number of these so called “super lien” states has increased in the past few decades and may increase further. Rulings by the highest courts of Nevada and the District of Columbia have held that the “super lien statute” provides the HOA or condominium association with a true lien priority rather than a payment priority from the proceeds of the sale, creating the ability to extinguish the senior mortgage and greatly increasing the risk of losses on mortgage loans secured by homes whose owners fail to pay HOA or condominium fees.
The laws of these “super lien” states that provide for HOA super liens vary in terms of (a) the duration of the priority period (with many at six months and some with no limitations); (b) the assessments secured by the HOA lien (charges can include not only unpaid HOA assessments, but also late charges, collection costs, attorneys’ fees, foreclosure costs, fines, and interest); (c) whether the HOA must give lenders with liens encumbering the mortgaged property notice of the homeowner’s failure to pay the assessment; and (d) the statute of limitations on HOA foreclosure rights.
Predatory Lending Laws/High Cost Loans
Various federal, state and local laws have been enacted to discourage predatory lending practices. The federal Home Ownership and Equity Protection Act of 1994 (“HOEPA”), amends TILA to prohibit inclusion of certain provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and require that borrowers be given certain disclosures prior to the origination of mortgage loans. Some states have enacted, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA.
In addition, under federal law and the anti-predatory lending laws of some states, the origination of certain mortgage loans (including loans that are not classified as “high cost” loans under applicable law) must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a mortgage loan does not meet the test even if the related originator reasonably believed that the test was satisfied,
Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the originator and its assignees to monetary penalties and could result in the voiding or rescission of the affected mortgage loans. Lawsuits have been brought in various states making claims against assignees of high-cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market, including some securitization trusts.

All of the Mortgage Loans Originated by our Bank Are Subject to the “Know Before You Owe” TRID Disclosures
All of our mortgage loans are subject to the CFPB’s Know Before You Owe TRID rule, which became effective for mortgage loans whose applications were received on or after October 3, 2015. The purpose of the TRID rule was to reconcile overlapping disclosure obligations under TILA and RESPA and to provide for integrated closing disclosure and loan estimate forms that would satisfy those requirements under both TILA and RESPA.
Regular instances of potential non-compliance with the TRID rule have been reported in the marketplace since it became effective. Certain TILA-based disclosure provisions of the TRID rule carry assignee liability. Violations of TILA-based disclosure provisions of the TRID rule are limited in individual actions to actual damages, statutory damages for certain violations of not more than $4,000 per mortgage loan plus attorney’s fees and court costs, and can potentially result in liability for assignees where the violation is apparent on the face of the disclosure and the assignment was voluntary. While the statute of limitations under TILA is generally one year from the date of origination for most TRID violations, mortgagors may raise a violation of the TRID rules as a matter of defense by recoupment or set-off to an action to collect the debt beyond the one-year period, if permitted by state law. Further, for certain mortgage loans, while not changed by TRID requirements, TILA’s right of rescission may be extended to three years from consummation if there are errors in certain “material disclosures” such as the required disclosures of finance charges and payment schedule, which are contained within the TRID closing disclosure.
Risks Associated with Ability to Repay Laws
TILA provides that subsequent purchasers of mortgage loans originated in violation of certain requirements specified in TILA that require lenders to consider consumers’ “ability to repay” before extending them credit may have liability for such violations. The CFPB issued implementing regulations, which became effective January 10, 2014 for mortgage loans for which the application from the related mortgagor was taken on or after January 10, 2014, specifying the standards for a “qualified mortgage” that would have the benefit of a safe harbor from such liability if certain requirements are satisfied, or a rebuttable presumption of compliance with respect to such liability if certain requirements are satisfied and the annual percentage rate of the loan exceeds certain thresholds. The regulations apply to mortgage loans made for a personal, family, or household purpose secured by a one-to-four unit dwelling for which the application from the related mortgagor was taken on or after January 10, 2014.
Revised QM Rules
On December 10, 2020, the CFPB, issued the revised qualified mortgage rules (the “QM Rules”) that replaced Appendix Q and the strict 43.0% DTI underwriting threshold with a priced-based “Qualified Mortgage Loan” definition. The revised QM Rules also terminated the “QM Patch,” under which certain loans eligible for purchase by Fannie Mae and Freddie Mac do not have to be underwritten to Appendix Q or satisfy the capped 43.0% DTI requirement. In order to qualify for QM status, the mortgage loan must continue to meet the statutory requirements regarding the 3.0% points and fees limits, and must not contain negative amortization, a balloon payment (except in the existing limited circumstances), or a term exceeding 30 years. Compliance with the revised QM rules became mandatory on October 1, 2022.
On the same day, the CFPB also issued a final “Seasoned QM” rulemaking that creates a pathway to “safe harbor” QM status for performing non-QM and “rebuttable presumption” QM first lien loans that meet certain performance criteria portfolio requirements over a seasoning period of at least 36 months and that satisfy certain product restrictions, points and fees limits, and underwriting requirements prior to consummation. The “Seasoned QM” rule became effective with respect to applications received on or after March 1, 2021.
Under the revised QM rules, for first-lien transactions, a loan receives a conclusive presumption that the consumer had the ability to repay (and hence receives the safe harbor presumption of QM compliance) if the annual percentage rate does not exceed the average prime offer rate (“APOR”) for a comparable transaction by 1.5 percentage points or more as of the date the interest rate is set. A first-lien loan receives a “rebuttable presumption” that the consumer had the ability to repay if the APR exceeds the APOR for a comparable transaction by 1.5 percentage points or more but by less than 2.25 percentage points. The revised QM rules provide for higher thresholds for loans with smaller loan amounts, for subordinate-lien transactions, and for certain manufactured housing loans.
To qualify for QM status, the mortgage loan must continue to meet the statutory requirements regarding the 3.0% points and fees limits, and it must not contain negative amortization, a balloon payment (except in the existing limited circumstances), or a term exceeding 30 years.
CFPB Mortgage Servicing Rules
In February 2012, the Department of Justice, the Department of Housing and Urban Development and 49 States’ Attorneys General reached a settlement with five leading bank mortgage servicers that requires those servicers to implement comprehensive reforms to their mortgage servicing practices. Consent judgments implementing the agreement were filed in the U.S. District Court in Washington, D.C. in March 2012. The servicing standards outlined in the settlement agreement include (i) preventing mortgage servicers from engaging in robo-signing and other improper foreclosure practices, (ii) requiring servicers to offer loss mitigation alternatives to borrowers before pursuing foreclosure, (iii) increasing the transparency of the loss mitigation process, (iv) imposing timelines for servicers to respond to borrowers and (v) restricting the practice of “dual tracking,” where foreclosure is initiated despite the borrower’s engagement in a loss mitigation process.
The CFPB Servicing Rules, among other things, incorporate many of the provisions of the servicing settlement discussed above, targets early intervention with borrowers following initial delinquency and imposes detailed requirements applicable in each step of the Servicer’s loss mitigation process. These rules, for example, prohibit the Servicer from commencing a foreclosure until a mortgage loan is more than 120 days delinquent and require the Servicer to provide certain notices and follow specific procedures relating to loss mitigation and foreclosure alternatives. The CFPB Servicing Rules therefore could result in increased delays in foreclosure or the inability to foreclose, which could in turn result in delays in payments on, or losses in respect of, the mortgage loans originated by our Bank.
On August 4, 2016, the CFPB announced amendments to certain of the CFPB Servicing Rules (“2016 Final Servicing Rule Amendments”) relating to force-placed insurance notices, delinquency and early intervention, loss mitigation, periodic monthly statements, and successors-in-interest to borrowers that could further impact servicing and delay foreclosures. Portions of the 2016 Final Servicing Rule Amendments became effective on August 19, 2017, and the remaining provisions became effective on April 19, 2018. On March 8, 2018, the CFPB issued a final rulemaking to amend certain sections of the 2016 Final Servicing Rule Amendments relating to the timing for servicers providing periodic statements and coupon books in connection with borrowers’ bankruptcy cases. As with the 2016 Final Servicing Rule Amendments, this final rule became effective on April 19, 2018. The 2016 Final Servicing Rule Amendments could result in increased delays in foreclosure or the inability to foreclose, which could in turn result in delays in payments on, or losses in respect of, the mortgage loans originated by our Bank.
On October 30, 2020, the CFPB issued a final rule to restate and clarify prohibitions on harassment and abuse, false or misleading representations, and unfair practices by debt collectors when collecting consumer debt. The rule focuses on debt collection communications and gives consumers more control over how often and through what means debt collectors can communicate with them regarding their debts. The rule also clarifies how the protections of the Fair Debt Collection Practices Act, which was passed in 1977, apply to newer communication technologies, such as email and text messages.
The final rule also contains provisions on disputes, and record retention, among other topics. The rule took effect on November 21, 2020. The CFPB issued a second debt collection final rule focused on consumer disclosures in December 2020. The second rule, issued in December 2020, clarifies disclosures debt collectors must provide to consumers at the beginning of collection communications. The second rule also prohibits debt collectors from suing or threatening to sue consumers on time barred debt. Additionally, the second rule requires debt collectors to take specific steps to disclose the existence of a debt to consumers before reporting information about the debt to a consumer reporting agency. Both rules took effect on November 30, 2021.

On July 10, 2024, the CFPB proposed a rule to amend provisions of the CFPB Servicing Rules to significantly revamp requirements relating to borrowers experiencing payment difficulties (the “Proposed Rule”). The Proposed Rule includes a number of key changes to the servicing requirements in Regulation X (12 C.F.R. Part 1024), and would streamline existing requirements when borrowers seek payment assistance in times of distress, add safeguards when borrowers seek help, and revise existing requirements with respect to borrower assistance. The Proposed Rule would also require servicers to provide certain communications in languages other than English, such as when a borrower is seeking payment assistance with their mortgage. While many of the key concepts were anticipated by the industry, the proposed provisions go much further than expected. The CFPB accepted comments on the Proposed Rule through September 9, 2024.
Privacy, Credit Reporting, and Data Security
The GLB generally prohibits disclosure of non-public consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to clients annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB. The GLB also directed federal regulators to prescribe standards for the security of consumer information. Our Bank is subject to such standards, as well as standards for notifying clients in the event of a security breach. Our Bank utilizes credit bureau data in underwriting activities. Use of such data is regulated under the Fair Credit Reporting Act and Regulation V on a uniform, nationwide basis, including credit reporting, prescreening, and sharing of information between affiliates and the use of credit data. The Fair and Accurate Credit Transactions Act, which amended the Fair Credit Reporting Act, permits states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of that Act. Clients must be notified when unauthorized disclosure involves sensitive client information that may be misused. On November 18, 2021, the federal banking agencies issued a new rule effective in 2022 that requires banks to notify their primary federal regulator within 36 hours of a “computer-security incident” that rises to the level of a “notification incident.”
The federal banking regulators regularly issue guidance regarding cybersecurity intended to enhance cyber risk management standards among financial institutions. As a result, financial institutions, like us and our Bank, are expected to establish multiple lines of defense and to ensure their risk management processes address the risk posed by potential threats to the institution. A financial institution’s management is expected to maintain sufficient processes to effectively respond and recover the institution’s operations after a cyber-attack. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations if a critical service provider of the institution falls victim to this type of cyber-attack. Our information security protocols are designed in part to adhere to the requirements of this guidance.
State regulators have also been increasingly active in implementing privacy and cybersecurity standards and regulations. Recently, several states have adopted regulations requiring certain financial institutions to implement cybersecurity programs and providing detailed requirements with respect to these programs, including data encryption requirements. Many states have also recently implemented or modified their data breach notification and data privacy requirements. We expect this trend of state-level activity in those areas to continue and are continually monitoring developments in the states in which our clients are located.

MANAGEMENT
Board of Directors
Our board of directors currently consists of seven members, all of whom will be elected annually at the annual meeting of stockholders and serve one-year terms, until their successors are duly elected and qualified. Pursuant to our Amended and Restated Bylaws, our board of directors is authorized to have not less than two nor more than 25 directors, unless changed by resolution of our board of directors. All directors of the Company also serve as directors of our Bank.
The following table sets forth certain summary information about our current directors, including their names, ages, classes, and year in which they began serving as a director. No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director except as disclosed below. See the section entitled “Certain Relationships and Related Party Transactions — Transactions with Castle Creek — Board Representation and Observer Rights.”
Name	Age	Position	Director Since
Charles A. Williams	62	Founder, Chairman and Chief Executive Officer	1998
Carrie L. Boer	63	Director	2020
Robert W. De Vlieger II	68	Director	1999
R. Jeffery Dean	66	Director	1999
Bruce L. Edger	73	Director	2005
John M. Eggemeyer III	78	Director	2019
David S. Hooker	65	Director	1999
Charles A. Williams.   Mr. Williams is the Founder, Chairman, Chief Executive Officer, and director of the Company and the Chief Executive Officer and director of our Bank. Mr. Williams has over 42 years of experience in the banking industry. Prior to becoming Chief Executive Officer of the Company and our Bank in 1998, Mr. Williams served as a Senior Vice President, Senior Lending Officer, and Director of First National Bank of America (formerly named First National Bank of Michigan), where he was employed from 1988 through 1997. His responsibilities included originating, negotiating, approving, and administering loans similar to those originated and made by our Bank. At First National Bank of America, Mr. Williams served on the executive committee of the board of directors and participated on all major senior management committees. Mr. Williams has a degree from the Graduate School of Banking at the University of Wisconsin. We believe that Mr. Williams’ knowledge of the Company, experience building and leading the Company, extensive banking experience in the Midwest, and his first-hand knowledge of our lines of business and corporate strategy provide our board of directors a valuable resource for understanding the day-to-day operations and strategic direction of the Company and the industry.
Carrie L. Boer.   Mrs. Boer is a director of the Company and our Bank. Since 2000, Mrs. Boer has served as the director of Investments for Cook Holdings, a family investment office, and as a director and the Treasurer of the Peter C. & Emajean Cook Foundation, a family charitable foundation. Under direction from the Peter C. & Emajean Cook Foundation’s board of directors, Mrs. Boer is responsible for oversight of investment and philanthropic activity. Previously, Mrs. Boer was an auditor for BDO and held various positions with Mazda Great Lakes, including VP of Finance. Mrs. Boer received her bachelor’s degree in Accounting from Michigan State University in 1982, and earned her Certified Public Accountant credential in 1985. Mrs. Boer’s extensive accounting experience coupled with her investment management expertise and financial acumen enhances our board of directors’ knowledge in these areas.
Robert W. De Vlieger II.   Mr. De Vlieger II is a director of the Company and our Bank. Mr. De Vlieger II is also the president of Bond Corporation, a consumer mortgage financing and general management firm, where he has been employed from 1993 to the present. Mr. De Vlieger II was previously employed with Manufacturers Hanover Bank, Beneficial Finance Corporation, and GE Capital Corporation.

Mr. De Vlieger II is also presently on the board of Advantage Leasing Corporation, which leases commercial equipment nationwide. Mr. De Vlieger II holds a double major with a liberal arts degree from Hope College in Mathematics and Business Administration. Mr. De Vlieger II’s extensive management and oversight experience and expertise in consumer mortgage financing, commercial equipment leasing and his background in the markets in which we serve provides our board of directors with significant insight.
R. Jeffery Dean.   Mr. Dean is a director of the Company and our Bank. Mr. Dean is the President and Owner of Tallgrass Properties, a commercial real estate development company, and JCMD Leasing, an industrial equipment leasing company, a position he has held since 2010 and 1994, respectively. He was formerly a President of Evolution Insurance Company, and Chief Executive Officer and President of The Armada Group in Grand Rapids, Michigan. Prior to Armada, Mr. Dean held positions with General Electric, Price Waterhouse, and BDO Seidman. He is a Certified Public Accountant, with Certified Management Accountant and Certified in Production and Inventory Management certificates, and graduated with Bachelor of Science degree in finance from Michigan State University. Mr. Dean’s commercial real estate expertise and considerable experience in accounting provides the board of directors with a meaningful perspective and valuable insight.
Bruce L. Edger.   Mr. Edger is a director of the Company and our Bank. Since 1990, he has served as a Registered Securities Principal with Beaconsfield Financial Services, Inc., a full service brokerage firm, and an Investment Advisor Representative with Summit Advisors, LLC, a portfolio management company for individuals and small businesses. In this capacity, Mr. Edger provides investment advisory and wealth management services for clients, including a number of stockholders of Northpointe Bancshares. Previously, Mr. Edger was the Chief Executive Officer and co-owner of Pension Systems, LLC, a firm providing retirement plan services to employers. Mr. Edger served as Controller and General Manager of Reclamet, Incorporated and prior to that, served as a Loan Officer with Hastings City Bank. Mr. Edger holds a bachelor’s degree in Business from Davenport College. Mr. Edger offers expertise in financial services and a unique understanding of our markets, operations and competition, all of which provides our board of directors with a valuable resource and perspective.
John M. Eggemeyer III.   Mr. Eggemeyer is a director of the Company and our Bank. Mr. Eggemeyer is a Founder and Managing Partner of Castle Creek Capital LLC, which has been an investor in the banking industry since 1990. Mr. Eggemeyer has over 40 years of experience in the banking industry. In 2006, the American Banker honored Mr. Eggemeyer as “Community Banker of the Year” for his success as a builder of community banking companies. Prior to founding Castle Creek, Mr. Eggemeyer spent nearly 20 years as a senior executive with some of the largest banking organizations in the U.S. with responsibilities across a broad spectrum of banking activities. Mr. Eggemeyer served on the board of directors of Pacwest Bancorp, a public company that owns Pacific Western Bank, from 2000 until 2023 and The Bancorp, Inc., a public company and parent company of The Bancorp Bank, from 2016 to 2024. Mr. Eggemeyer serves on the board of Primis Financial Corp., a public company and parent company of Primis Bank, where he serves as chairman of the enterprise risk committee. In addition, Mr. Eggemeyer serves on the board of Banc of California, Inc., a public company and parent company of Banc of California, where he serves as chair of the board and is a member of the Compensation, Nominating and Corporate Governance Committee and the Finance Committee. Mr. Eggemeyer holds a Bachelor of Science degree from Northwestern University and a Master of Business Administration from the University of Chicago. With his wide-ranging professional and investing background in the banking industry, Mr. Eggemeyer brings a wealth of business and management experience to our board of directors.
David S. Hooker.   Mr. Hooker is a director of the Company and our Bank. Mr. Hooker is the Chief Executive Officer and Manager of Greenville Partners, and the Executive Manager of Greenville Asset Management, positions he has held since 2023. Greenville Partners and Greenville Asset Management are private investment management firms. Previously he served as President & CEO of Frederik Meijer Gardens & Sculpture Park, a private non-profit Michigan corporation serving the public, from 2008 to 2023. Mr. Hooker is also President and Managing Member of C&H Holdings, a real estate and automotive investment company. From 2004 to 2006, he was a Partner in DaVinci Capital, a private equity capital firm that assisted new, emerging and growing companies secure financing. Mr. Hooker currently serves on the board of Mary Free Bed Rehabilitation Hospital, the Gerald R. Ford Presidential Foundation and Beer City Dog Biscuits. He previously served as a Trustee to Grand Valley State University. Mr. Hooker holds a bachelor’s degree in Economics from Kenyon College and a master’s in business administration degree from the University of Michigan. Mr. Hooker’s extensive experience and leadership, along with his business acumen and management experience well qualify him to serve on our board of directors.
Corporate Governance Principles and Board Matters
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. In connection with this initial public offering, our board of directors will adopt corporate governance guidelines that will become effective upon the consummation of this offering, which will set forth the framework within which our board of directors, assisted by its committees, will direct the affairs of our Company. Our corporate governance guidelines will address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors. Upon completion of this offering, these corporate governance guidelines will be available on our website at www.northpointe.com.
Director Qualifications
We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all stockholders. When considering potential director candidates, our board of directors also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our board of directors. Our board of director’s priority in selecting board members is the identification of persons who will further the interests of our stockholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy.
Board Leadership Structure
The boards of directors of the Company and our Bank are comprised of the same individuals. All such meetings are led by our chairman of the board, Mr. Charles A. Williams, who is also our Chief Executive Officer. Mr. Williams’ primary duties are to lead our board of directors in establishing our overall vision and strategic plan and to lead our management in carrying out that plan. Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board. Our board of directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the board of directors does not believe that mandating a particular structure, such as designating an independent lead director or having a separate Chairman of the board and Chief Executive Officer, is necessary to achieve effective oversight. As a result, our board of directors has not designated an independent lead director nor has it designated a separate Chairman of the board and Chief Executive Officer. Six of the board’s seven directors have been determined by our board of directors to be independent under the listing standards of the NYSE. All directors, including the Chairman of the board, are bound by fiduciary obligations imposed by law, to serve the best interests of the stockholders. Accordingly, separating the offices of Chairman of the board and Chief Executive Officer would not serve to materially enhance or diminish the fiduciary duties of any director.
To further strengthen the oversight of the full board of directors, our independent directors may hold executive sessions at which only independent directors are present.
Board Role in Risk Oversight
The board of directors has ultimate authority and responsibility for overseeing our risk management. The board does not view risk in isolation and considers risk in virtually every business decision and as part of the Company’s overall business strategy. The board of directors monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific reports from executive management on financial, credit, liquidity, interest rate, capital, operational, legal compliance and reputation risks and the degree of exposure to those risks. The board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Board committees have responsibility for risk oversight in specific areas. The Audit Committee oversees risks related to financial reporting, internal controls over financial reporting, valuation of investment securities, internal and independent audit functions, capital adequacy, legal matters, tax matters, credit matters, and reputational risks relating to these areas. The Compensation Committee oversees risks related to incentive compensation, executive and director compensation, executive succession planning, talent retention, human capital, and reputational risks relating to these areas. The Corporate Governance and Nominating Committee is tasked with overseeing the nomination and evaluation of the board and our corporate governance principles. In addition, the Corporate Governance and Nominating Committee will oversee ESG-related risks and corporate governance-related risks, such as board composition and effectiveness, board succession planning, corporate governance policies, related party transactions, ethics, and reputational risks relating to these areas.
As part of the risk governance process, the head of the Company’s enterprise risk management also provides a quarterly report and updates on risk management to the board of directors. The Company believes that its enterprise risk framework, including the active engagement of management with the board in the risk oversight function, supports the risk oversight function of the board.
Director Independence
The NYSE listing standards provide that a director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with Northpointe Bancshares). The board of directors has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, which will be available in the Corporate Governance section of our website at www.northpointe.com.
In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE rules.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
The board of directors has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the board of directors. Our board of directors has determined that, as of October 31, 2024, the following six directors are independent: Carrie L. Boer, R. Jeffery Dean, Robert W. De Vlieger II, Bruce L. Edger, John M. Eggemeyer III, and David S. Hooker. Please see the section entitled “Certain Relationships and Related Party Transactions” for a discussion of certain relationships between the Company and its independent directors. These relationships have been considered by the board of directors in determining a director’s independence from the Company under the Company’s Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.
Code of Business Conduct and Ethics
In connection with this initial public offering, our board of directors will adopt a Code of Business Conduct and Ethics that will be effective upon the consummation of this offering and that is designed to ensure that our directors, executive officers and associates meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics will require that our directors, executive officers and associates avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Upon completion of this offering, a copy of our Code of Conduct will be available free of charge on our website at www.northpointe.com. We expect that any amendments to such code and guidelines, or any waivers of their requirements with respect to our directors or executive officers, will be disclosed on our corporate website or by such other means as may be required by applicable NYSE rules.
Board Committees
Our board of directors currently has three principal standing committees, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, and each committee will have a written charter adopted by the board of directors that complies with the applicable listing standards of the NYSE pertaining to corporate governance.
Audit Committee
Our Audit Committee currently consists of R. Jeffery Dean (chair), Carrie L. Boer,                   Robert W. De Vlieger II, Bruce L. Edger, John M. Eggemeyer III, and David S. Hooker, all of whom are independent directors. Our board of directors has affirmatively determined that each member of the Audit Committee also satisfies the additional independence standards under the NYSE rules and applicable SEC rules for audit committee service and has the ability to read and understand fundamental financial statements.
The board of directors has determined that R. Jeffery Dean has: (i) an understanding of generally accepted accounting principles and financial statements; (ii) an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) an experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.
Therefore, the board determined that R. Jeffery Dean meets the definition of  “audit committee financial expert” under the applicable rules and regulations of the SEC and is “financially sophisticated” as defined by the applicable rules and regulations of the NYSE. The designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit Committee or board of directors.
In connection with this initial public offering, our Audit Committee will adopt a written charter that sets forth the committee’s duties and responsibilities. The charter of the Audit Committee will be available on our website at www.northpointe.com upon completion of this offering. As will be described in its charter, our Audit Committee will have the responsibility for, among other things:
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monitoring the integrity of the Company’s financial statements, the Company’s systems of internal controls, and the Company’s compliance with regulatory and legal requirements;

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overseeing the risks relating to financial reporting, litigation, credit, cybersecurity, reputation and related matters;

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reviewing and discussing with the Company’s management and the independent auditor the Company’s financial statements and related information, including non-GAAP financial information, critical audit matters, and other disclosures included in the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing or furnishing with the SEC;

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monitoring the independence, qualifications, and performance of the Company’s independent auditor and internal audit function, including with respect to appointment, compensation, retention and termination of the independent auditor;

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providing an avenue of communication among the independent auditor, management, internal audit, and the board of directors;

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approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent auditor; and

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performing such other duties and responsibilities as may be directed by the board of directors or required by applicable laws, rules or regulations.

Compensation Committee
Our Compensation Committee currently consists of Bruce L. Edger (chair), R. Jeffery Dean, Carrie L. Boer, Robert W. De Vlieger II, John M. Eggemeyer III, and David S. Hooker, all of whom are independent directors. Our board of directors has affirmatively determined that each member of the Compensation Committee also satisfies the additional independence standards under the NYSE rules and applicable SEC rules for compensation committee service.
In connection with this initial public offering, our Compensation Committee will adopt a written charter, that sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee will be available on our website at www.northpointe.com upon completion of this offering. As will be described in its charter, our Compensation Committee will have the responsibility for, among other things:
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approving and overseeing the Company’s executive compensation program;

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reviewing and approving annual corporate goals and objectives for the Chief Executive Officer (CEO), evaluating the CEO’s performance in light of those goals and objectives, and determining the CEO’s compensation level based on such evaluation;

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approving non-CEO executive compensation, including base salary and short-term and long-term compensation;

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overseeing all compensation and benefit programs in which broad-based employees of the Company are eligible to participate;

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reviewing the Company’s incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviewing and discussing, at least annually, the relationship between risk management and incentive compensation;

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review and approve any compensation-related matters to be considered by stockholders at the annual meeting, including those proposed by management or stockholders, and recommend any actions to be taken by the board with respect to these proposals;

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review and approve the Compensation Committee’s annual report that is to be included in the Company’s proxy statement in accordance with applicable SEC rules and regulations;

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developing and recommending to the board of directors compensation for non-employee directors;

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monitoring and reviewing the talent management and succession planning processes for the CEO and the Company’s other key executives;

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providing oversight of the Company’s broader talent management and diversity, equity, and inclusion processes and initiatives;

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assisting the board of directors in its oversight of all other human capital management strategies, practices, and risks; and

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coordinating as necessary with the Corporate Governance and Nominating Committee in its oversight role of ESG.

Information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation is provided in the section entitled “Executive and Director Compensation.” Except to the extent prohibited by law or regulation, the Compensation Committee may delegate matters within its power and responsibility to individuals or subcommittees when it deems appropriate.
In addition, the Compensation Committee has the authority under its charter to retain outside advisors to assist the Compensation Committee in the performance of its duties.
Corporate Governance and Nominating Committee.
Our Corporate Governance and Nominating Committee currently consist of Bruce L. Edger (chair), R. Jeffery Dean, Carrie L. Boer, Robert W. De Vlieger II, John M. Eggemeyer III, and David S. Hooker, all of whom are independent directors. Our board of directors has affirmatively determined that each member of the Corporate Governance and Nominating Committee also satisfies independence standards under the applicable rules and regulations of the SEC and rules of the NYSE.
In connection with this initial public offering, our Corporate Governance and Nominating Committee will adopt a written charter that sets forth the committee’s duties and responsibilities. The charter of the Corporate Governance and Nominating Committee will be available on our website at www.northpointe.com upon completion of this offering. As will be described in its charter, our Corporate Governance and Nominating Committee will have the responsibility for, among other things:
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identifying qualified individuals to become members of the board of directors of the Company;

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recommending to the board of directors the director nominees for each annual meeting of stockholders and director nominees to be elected by the board of directors to fill interim director vacancies;

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recommending to the board of directors the leadership structure of the board of directors and the composition and leadership of board of directors’ committees;

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overseeing the annual review and evaluation of the performance of the board of directors and its committees;

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developing and recommending to the board of directors updates to our corporate governance documents;

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reviewing and assessing stockholders’ feedback related to our governance practices and stockholder engagement process; and

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overseeing the Company’s ESG strategy, initiatives, and policies.

The information contained on our website is not a part of, or incorporated by reference into, this prospectus.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee (i) is or has ever been an employee of ours, (ii) was, during the last completed fiscal year, a participant in any related party transaction requiring disclosure under “Certain Relationships and Related Party Transactions,” except with respects to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

Executive Officers
The following table sets forth certain summary information regarding our executive officers, including their names, ages and positions.
Name	Age	Position
Charles A. Williams	62	Founder and Chief Executive Officer
Kevin J. Comps	43	President and Secretary
Brad T. Howes	45	Executive Vice President, Chief Financial Officer
David J. Christel	59	President of MPP
Amy M. Butler	48	Executive Vice President, National Sales
The business experience of each of the executive officers documented in the table above is set forth below, except for Charles A. Williams, as his business experiences are described above in the board of directors section. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.
Kevin J. Comps.   Mr. Comps is the President and Secretary of Northpointe Bancshares and our Bank. Mr. Comps joined our Bank in 2012 for three years and again in 2017, and is responsible for overseeing Residential Lending, Deposit Banking, Loan Servicing, Information Technology, Compliance, Legal, Administration, Facilities, and Human Resources. Mr. Comps has over 20 years of experience in the financial services industry including various roles in executive management including Director of Finance and Accounting, Controller and Chief Financial Officer. Prior to joining Northpointe Bancshares, Mr. Comps held leadership roles at Capitol National Bank, Flagstar Bank, Michigan Commerce Bank, and Capitol Bancorp Limited. Mr. Comps has a Bachelor of Science degree in Business Administration from the Central Michigan University and also a degree from the Graduate School of Banking at the University of Wisconsin.
Brad T. Howes.   Mr. Howes is the Executive Vice President and Chief Financial Officer of Northpointe Bancshares and our Bank. Since joining Northpointe Bancshares in 2023, Mr. Howes has been responsible for overseeing the finance and accounting functions. From 2021 until 2023, Mr. Howes was the Chief Financial Officer at West Shore Bank. Mr. Howes has over 22 years of experience in the financial services industry. That includes various senior finance roles including Director of Investor Relations, Senior Finance Manager of Financial Planning & Analysis and Chief Financial Officer. Prior to joining Northpointe Bancshares, Mr. Howes held leadership roles at Comerica Bank, Flagstar Bank, Umpqua Bank, TCF Bank and West Shore Bank. Mr. Howes has a Bachelor of Science degree in business administration from Central Michigan University and a Juris Doctorate from the University of Detroit Mercy School of Law.
David J. Christel.   Mr. Christel is the President of MPP. Since joining our Bank in 2010, Mr. Christel has been responsible for overseeing the company’s MPP business. Mr. Christel has over 25 years of mortgage warehouse lending and commercial banking experience. Prior to joining Northpointe Bank, Mr. Christel served as president of NattyMac, a nationwide warehouse lender from 2004 to 2010. Mr. Christel has also held Senior Level Management positions with Citigroup from 2000 to 2004, Republic Bank from 1996 to 2000, and HSBC form 1988 to 1996. Mr. Christel holds a Bachelor of Science degree in business administration from the University of Buffalo.
Amy M. Butler.   Ms. Butler joined our Bank in 2020, where she currently serves as the Executive Vice President, National Sales, overseeing the Retail Mortgage Sales efforts. From 2018 until 2020, Ms. Butler was a Builder Services Manager at Ameris Bank and Fidelity Bank (prior to being acquired by Ameris Bank). With over 23 years of experience in the mortgage industry, Ms. Butler has held several leadership positions, including Strategic Accounts Vice President, Regional Vice President of Sales, and Senior Vice President of Sales. Before joining our Bank from Ameris Bank, she held prominent roles at United Guaranty and Arch Mortgage Insurance.

EXECUTIVE AND DIRECTOR COMPENSATION
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer, our two other most highly compensated executive officers and one former executive offer whose compensation would have been in such top two, who are referred to as our named executive officers, or NEOs. For our fiscal year ended December 31, 2023, our NEOs were Charles A. Williams, our Chief Executive Officer and Chairman, David J. Christel, our President of Warehouse Lending, Kevin J. Comps, our President, and Brian Kuelbs, our former Chief Financial Officer.
Summary Compensation Table
The following table sets forth information concerning the compensation paid to our NEOs during our fiscal year ended December 31, 2023.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles A. Williams Founder, Chief Executive Officer and Chairman	2023	437,749.92	—	2,287,957.61	411,700.00	3,137,407.53
David J. Christel President of Warehouse Lending	2023	175,000.08	—	841,280.22	411,700.00	1,427,980.30
Kevin J. Comps President	2023	292,239.17	200,000.00	—	248,220.00	740,459.17
Brian Kuelbs(4) Former Chief Financial Officer	2023	501,923.07	—	—	1,975,550.01	2,477,473.08

(1)
Reflects a discretionary bonus.

(2)
Reflects amounts paid under our annual cash bonus program.

(3)
Reflects: (a) for each of Messrs. Williams and Christel, the amount realized upon the automatic exercise of their cash-settled stock appreciation rights (“Cash-Settled SARs”) granted in 2018 (the “2023 SAR Payment”); (b) for Mr. Comps, his 2023 SAR Payment ($247,020) and a mobile device allowance ($1,200); and (c) for Mr. Kuelbs, a lump sum severance payment paid in connection with his termination of employment.

(4)
Mr. Kuelbs terminated employment on October 20, 2023.

Material Components of Compensation Program
Annual Bonus Program
The Company did not maintain a formal bonus program during 2023. Annual cash bonuses are discretionary in nature and earned based on the Compensation Committee’s subjective review of company performance and employee performance during the fiscal year.
Cash-Settled SARs
The Company has previously granted to the NEOs and certain other employees Cash-Settled SARs, which vest and are automatically exercised on the earliest to occur of (i) the five year anniversary of the grant date, (ii) a change in control, (iii) the holder’s death, and (iv) the holder’s separation from service at any time after he has reached the age of 62. The holder is entitled to receive, on the vesting and automatic exercise date, the value of the Cash-Settled SAR, which value is equal to (1) the excess, if any, of (i) the fair market value of one share of Company common stock on the date of exercise, over (ii) the base price of the Cash-Settled SAR; plus (2) the aggregate amount of cash dividends payable with respect to one share of Company common stock for all dividend record dates occurring at any time on or after the grant date but prior to the date of exercise of the SAR, without interest. Effective as of December 19, 2024, the Company cancelled the outstanding Cash-Settled SARs held by the NEOs.
Employment Agreements with Named Executive Officers
During 2023, we were party to employment agreements with each of our NEOs, which provide for severance and change in control payments in certain scenarios. The material terms of the employment agreements are summarized below.
Term.   Each agreement has an initial term of five years, in the case of Messrs. Williams and Comps, or one year, in the case of Mr. Christel. The terms automatically renew on each anniversary thereafter for additional one-year periods.
Termination for Disability.   If the Company terminates the NEOs in connection with his disability, then, subject to the conditions of their respective employment agreement: (A) Messrs. Williams and Christel will receive (i) on a monthly basis for the remainder of the then current term of the employment agreement plus six months, in the case of Mr. Williams (the “Williams Severance Period”), and twelve months, in the case of Mr. Christel (the “Christel Severance Period”), 70% of his then current base salary and continued participation in the Company’s health plans, and (ii) for the remainder of the then current term of the employment agreement, 70% of any incentive compensation that would have been otherwise payable; and (B) Mr. Comps will receive (i) payment for any outstanding accrued earned time off pay, (ii) on a monthly basis for the remainder of the then current year plus three months, 40% of his then current base salary, (iii) for the remainder of the then current year, 40% of incentive compensation otherwise payable, and (iv) continued health care coverage for six months.
Resignation without Good Reason; Termination for Cause.   If the NEO’s employment is terminated by the Company for “cause” or the NEO resigns without “good reason” (as such terms are defined in the employment agreements), then the Company’s only obligation will be to pay all compensation and benefits accrued through the date of termination. Mr. Comps will also receive payment for any accrued earned time off.
Termination without Cause.   If the NEO’s employment is terminated by the Company without cause, or if the NEO’s employment terminates in connection with the Company’s failure to renew the employment agreement, then, subject to the conditions of his employment agreement, the NEO will be entitled to receive: (i) continued payment of his then current base salary for the Williams Severance Period or Christel Severance Period, as applicable, or, in the case of Mr. Comps, twelve months; (ii) an amount equal to the greater of the annual incentive payment that he would have earned for the year of termination if his employment had not terminated or the most recent annual incentive payment earned by him prior to his termination (the “Most Recent Earned Annual Incentive Payment”), in the case of Messrs. Williams and Christel, or an amount equal to the Most Recent Earned Annual Incentive Payment, in the case of Mr. Comps, payable during the respective severance period; and (iii) continued provision of certain benefits provided in the employment agreement for the Williams Severance Period or Christel Severance Period, as applicable, or, in the case of Mr. Comps, six months.
Resignation for Good Reason.   If Messrs. Comp or Christel resigns for good reason prior to a change in control, then, subject to the conditions of his employment agreement, he will be entitled to receive the same benefits as described above under Termination without Cause.
Termination in Connection with a Change in Control
Charles A. Williams.   If Mr. Williams’ employment is terminated by the Company without cause within two years prior to a change in control, then, subject to the conditions of his employment agreement, he will be entitled to receive a lump sum payment equal to 299% of the sum of (x) his then current base salary plus (y) his Most Recent Earned Annual Incentive Payment (the “Williams CIC Severance Payment”). In the event the change in control subsequently occurs during the remaining term of the agreement plus six months, Mr. Williams will receive continued health care coverage for thirty-six months. If Mr. Williams’ employment if terminated by the Company without cause within two years following a change in control, or if he voluntarily resigns for any reason within six months following a change in control, then, subject to the conditions of his employment agreement, he will be entitled to receive (i) the Williams CIC Severance Payment; and (ii) continued health care coverage for thirty-six months.
Kevin J. Comps.   If Mr. Comps’ employment is terminated by the Company without cause or he resigns for good reason, in either case within six months prior to or within one year following a change in control, then, subject to the conditions of his employment agreement, he will be entitled to receive: (i) a lump sum payment equal to 100% of his then current base salary and his Most Recent Earned Annual Incentive Payment, payable over twelve months, and (ii) continued health care coverage for eighteen months.
David J. Christel.   If Mr. Christel’s employment is terminated by the Company without cause within six months prior to a change in control, then, subject to the conditions of his employment agreement, he will be entitled to receive: (i) a lump sum payment equal to 150% of the sum of (x) his then current base salary plus (y) his Most Recent Earned Annual Incentive Payment (the “Christel CIC Severance Payment”); and (ii) if a change in control occurs during the remaining term of the agreement plus 12 months, continued health care coverage for eighteen months. If Mr. Christel’s employment is terminated by the Company without cause within twelve months following a change in control, then, subject to the conditions of his employment agreement, he will be entitled to receive: (i) a lump sum payment equal to the Christel CIC Severance Payment; and (ii) continued health care coverage for eighteen months.
Restrictive Covenants.   Each of the employment agreements includes covenants regarding non-competition and non-solicitation of customers and employees that apply for one year following termination of employment, in the case of Mr. Williams and Mr. Comps, or two years, in the case of Mr. Christel.
Outstanding Equity Awards at 2023 Fiscal Year End
The table below sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2023. Mr. Kuelbs did not have any SARs outstanding as of December 31, 2023.
	Option Awards(1)
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Exercise Price ($)	Expiration Date(2)
Charles A. Williams	2019	—	50,000	5.12	4/1/2024
	2020	—	50,000	5.60	4/1/2025
	2021	—	50,000	12.40	4/1/2026
	2022	—	50,000	13.60	4/1/2027
	2023	—	50,000	10.839	4/1/2028
David J. Christel	2016	50,000	—	2.45	1/1/2026
	2019	—	50,000	5.12	4/1/2024
	2020	—	50,000	5.60	4/1/2025
	2021	—	50,000	12.40	4/1/2026
	2022	—	50,000	13.60	4/1/2027
	2023	—	50,000	10.839	4/1/2028
Kevin J. Comps	2019	—	42,500	5.12	4/1/2024
	2020	—	42,500	5.60	4/1/2025
	2021	—	42,500	12.40	4/1/2026
	2022	—	42,500	13.60	4/1/2027
	2023	—	50,000	10.839	4/1/2028

*
Share and per share amounts are presented to reflect the ten-for-one stock split effected on December 30, 2024.

(1)
Reflects Cash-Settled SARs.

(2)
The Cash-Settled SARS vest and are automatically exercised on the earliest to occur of (a) the five year anniversary of the grant date, (b) a change in control, (c) the holder’s death, and (d) the holder’s separation from service at any time after he has reached the age of 62.

2023 Director Compensation
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2023.
Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Carrie L. Boer	76,600.00	76,600.00
Robert W. De Vlieger II	76,600.00	76,600.00
R. Jeffery Dean	81,800.00	81,800.00
Bruce L. Edger	77,200.00	77,200.00
John M. Eggemeyer III	76,600.00	76,600.00
David S. Hooker	77,200.00	77,200.00
For calendar year 2023, each non-employee director received an annual cash retainer of $40,000, plus fees for attendance at meetings as follows: (i) $1,750 per director, or $2,000 for the Chairman, for monthly board meetings; (ii) $600 per director for Executive Loan Committee and ALCO Committee meetings; (iii) $600 per director, or $1,000 for the Chairman, for Audit Committee meetings; and (iv) $600 per director for Compensation Committee meetings.
Compensation Program Following Offering
In connection with this offering, our board of directors and stockholders approved the Northpointe Bancshares, Inc. Omnibus Incentive Plan, or the Omnibus Plan.
Permissible Awards
The Omnibus Plan authorizes the granting of awards in any of the following forms:
•
options to purchase shares of our common stock, which may be designated under the tax code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

•
SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our common stock on the date of exercise over the base price of the award;

•
restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by our compensation committee;

•
restricted stock units, or RSUs, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting criteria;

•
deferred stock units, or DSUs, which represent the right granted to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a future time as determined by our compensation committee, or as determined by the recipient within guidelines established by our compensation committee in the case of voluntary deferral elections;

•
performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the Omnibus Plan may be granted in the form of a performance award);

•
other stock-based awards in the discretion of our compensation committee, including unrestricted stock grants; and

•
cash-based awards, including annual bonuses.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.
Authorized Shares
Subject to adjustment as provided in the Omnibus Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the Omnibus Plan is 4,500,000. In the event of a nonreciprocal transaction between us and our stockholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Omnibus Plan will be adjusted proportionately, and our compensation committee must make such adjustments to the Omnibus Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.
Limit on Compensation Payable to Non-Employee Directors
With respect to any one calendar year, the aggregate compensation that may be granted to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of awards, may not exceed $400,000, or $550,000 in the case of a non-employee Chairman of the board of directors or Lead Director. For purposes of such limit, the value of awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).
Limitations on Transfer
No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that our compensation committee may permit other transfers (other than transfers for value) where our compensation committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards.
Treatment of Awards Upon a Change in Control
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of our company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our compensation committee or our board of directors: (i) all outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse; and (iii) the payout opportunities attainable under all outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the change in control.
With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then: (i) all of that participant’s outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the date of termination.

Discretionary Acceleration
Our compensation committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason. Our compensation committee may discriminate among participants or among awards in exercising such discretion.
Certain Transactions
Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, our compensation committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.
Termination and Amendment
The Omnibus Plan will terminate on December 19, 2034, the tenth anniversary of the date our board of directors first approved the Omnibus Plan. Our board of directors or compensation committee may, at any time and from time to time, terminate or amend the Omnibus Plan, but if an amendment to the Omnibus Plan would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the Omnibus Plan may adversely affect any award previously granted under the Omnibus Plan without the written consent of the participant. Without the prior approval of our stockholders, and except as otherwise permitted by the anti-dilution provisions of the Omnibus Plan, the Omnibus Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.
Our compensation committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our stockholders or otherwise permitted by the anti-dilution provisions of the Omnibus Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.
Prohibition on Repricing
As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our stockholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our stockholders.
Certain Federal Income Tax Effects
The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Omnibus Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.
Nonstatutory Stock Options
There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the Omnibus Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options
There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
SARs
A participant receiving a SAR under the Omnibus Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises a SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.
Restricted Stock
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the tax code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.
Restricted or Deferred Stock Units
A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of our common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time.

Equity Awards in Connection with this Offering
In connection with this offering, our compensation committee approved one-time restricted stock unit awards (the “Special RSU Awards”) to our named executive officers, as follows: Mr. Williams, 257,690; Mr. Christel, 257,690; and Mr. Comps, 239,090. The Special RSU Awards granted to each of Messrs. Christel and Comps vest on each of the first three anniversaries of the date of grant, subject to the executive officer’s continued employment with the Company on each respective vesting date. The Special RSU Award granted to Mr. Williams vests to 49,560 shares on April 1, 2025, 49,560 shares on April 1, 2026, 49,560 shares on April 1, 2027, 49,560 shares on April 1, 2028, and 59,450 shares on April 1, 2029. The Special RSU Awards were granted under the Omnibus Plan and the award agreement evidencing the grant thereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Loans to Officers, Directors and Affiliates
We offer loans in the ordinary course of business to our insiders, including our executive officers and directors, their related interests and immediate family members and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers must also comply with our Bank’s statutory lending limits and regulatory requirements regarding lending limits and collateral. All extensions of credit to the related parties must be reviewed and approved by our Bank’s board of directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.
We have made loans to directors and executive officers. The loans to such persons (i) complied with our Regulation O policies and procedures, (ii) were made in the ordinary course of business, (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related us, and (iv) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.
Related Party Transaction Policy
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W, which governs certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal stockholders. We have adopted policies to comply with these regulatory requirements and restrictions.
In addition, prior to completion of this offering, our board of directors will adopt a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our President, in consultation with counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to our board of directors or Audit Committee for approval. In determining whether to approve a related party transaction, our board of directors or Audit Committee may consider such factors as it deems appropriate, which factors may include, without limitation, the related party’s interest in the related party transaction, the approximate dollar value of the amount involved in the related party transaction, the approximate dollar value of the amount of the related party’s interests in the related party transaction without regard to the amount of any profit or loss, whether the related party transaction was undertaken in the ordinary course of business, whether the related party transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to the Company of, the related party transaction, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators, the potential violations of other corporate policies, and any other information regarding the related party transaction or the related party in the context of the proposed related party transaction that would be material to investors in light of the circumstances of the particular related party transaction. Upon completion of this offering, our Related Person Transaction Policy will be available on our website at www.northpointe.com.

Other than the compensation arrangements with directors and executive officers described in the section entitled “Executive Compensation” and the ordinary banking relationships described above, none of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest, in any transactions to which we have been a party in which the amount involved exceeded or will exceed $120,000.
Transactions with Castle Creek
On May 30, 2019, we sold 1,841,780 shares of our voting common stock and 3,972,180 shares of our non-voting common stock to Castle Creek VII. Additionally, on December 24, 2019, we sold 2,600,000 shares of our non-voting common stock to Castle Creek VI. In connection with each of those transactions, we entered into Securities Purchase Agreements, dated as of May 30, 2019 and December 24, 2019, respectively, with each Castle Creek VI and Castle Creek VII. Under these agreements, we have agreed to comply with certain continuing obligations with respect to Castle Creek which are described in more detail below.
Board Representation and Observer Rights
We have agreed to nominate one person designated by Castle Creek to our board of directors, subject to satisfaction of the legal and governance requirements regarding service as a member of our board of directors and to the reasonable approval of the Company, and to the board of directors of Northpointe Bank. We have also agreed that we will recommend to our stockholders that the Castle Creek representative is elected to our board of directors at all of the Company’s meetings of stockholder as which members of the board of directors are to be elected. In addition, subject to limited exceptions, we have agreed that, if at any time Castle Creek does not have a representative on our board of directors, to invite one person designated by Castle Creek to attend all meetings of our board of directors and all meetings of the board of directors of Northpointe Bank.
The above-described board representation and board observation rights will continue with respect to Castle Creek for so long as Castle Creek, together with its affiliates, continues to hold 4.9% or more of our issued and outstanding voting common stock. If Castle Creek ceases to hold the required ownership percentage, Castle Creek will no longer have any further board representation rights, and Castle Creek will use all reasonable best efforts to cause its board representative to promptly resign from our board of directors and from the board of directors of Northpointe Bank. Currently, John M. Eggemeyer III serves on our board of directors as the representative of Castle Creek.
Indemnification
We have agreed that we will be the indemnitor of “first resort” with respect to any claims against the director designated by Castle Creek for indemnification claims that are indemnifiable by both us and Castle Creek. To the extent that indemnification is permissible under applicable law, we will have full liability for such claims, including for the advancement of any expenses.
Information and Access Rights
We have also agreed to certain ongoing financial reporting obligations. In particular, we have agreed to provide Castle Creek with: (1) our unaudited quarterly financial statements, (2) our audited annual financial statements, and (3) for so long as Castle Creek and its affiliates continue hold 4.9% or more of our issued and outstanding voting common stock, all documents and information provided to members of our board of directors in connection with monthly meetings, subject to certain exceptions. In addition, we have agreed to grant Castle Creek reasonable access to inspect our properties and corporate and financial records and to discuss our business with key personnel.
Preemptive Rights
We have agreed that, for so long as Castle Creek holds 4.9% or more of the voting common stock of the Company, Castle Creek will generally have the right to purchase its pro rata share of any securities that we may issue in the future. Such rights do not apply to certain transactions such as a mergers or issuances pursuant to an equity incentive plan approved by the board of directors (subject to certain limitations). The purchase right would be triggered as a result of this offering, although Castle Creek has waived its purchase rights in connection with this offering.
Registration Rights
In connection with the transactions above, we entered into the Registration Rights Agreements providing for demand and piggyback registration rights. Pursuant to its demand registration rights, after May 30, 2024 and December 24, 2024, respectively, Castle Creek had the right to require the Company to file a registration statement with the SEC so that Castle Creek may resell its shares of common stock. The Company must file such registration statement with the SEC within 90 days of its receipt of such request and use its reasonable best efforts to cause such registration statement to become effective. If the Company is unable to file a registration statement or cause the registration statement to become effective within specified timeframes, the Company must, subject to certain limitations, pay Castle Creek an amount in cash equal to 2.0% of their aggregate original purchase price of the voting and non-voting common stock held Castle Creek each month until the default is cured. Such payment will bear interest of 1.0% per month on an annualized basis if such payment is not made within 10 business days of the due date.
If the Company files a registration statement for a primary or secondary offer of its securities (other than a registration statement related to equity compensation plans or mergers and acquisitions), the Company must give notice to Castle Creek at least 10 business days’ prior to the anticipated registration statement filing date, and Castle Creek may elect to have their securities included in a piggyback registration statement for resale. The Company must effect registration of all securities that Castle Creek requests to be included in the piggyback registration within 5 business days following the notice given by the Company. However, if this offering is underwritten, the number of shares to be sold by the Company may be reduced upon recommendation of the managing underwriters.
In any of the foregoing registration statements, the Company will pay the fees and expenses of such registration statements, including all registration and filing fees, printing expenses, trading market fees, fees and disbursements of counsel for the Company and fees and expenses of the Company reasonably incurred, including up to $50,000 of the expense that each of Castle Creek VI and Castle Creek VII actually and reasonably incur.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table presents certain information with respect to the beneficial ownership of our common stock as of October 31, 2024, and as adjusted to reflect the sale of our common stock offered by us and the selling stockholders in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, by:
•
each of our directors;

•
each of our named executive officers;

•
all of our directors and executive officers as a group;

•
each stockholder known by us to be a beneficial owner of more than 5% of our outstanding shares of our common stock; and

•
each selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 31, 2024 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
We have based our calculation of the percentage ownership of our common stock before this offering on 25,619,560 shares of our common stock outstanding on October 31, 2024, and giving effect to the grant of restricted stock units to our executive officers on December 19, 2024, which will occur immediately prior to the completion of this offering. Percentage ownership of our common stock after this offering also assumes the sale by us and the selling stockholders of shares of our common stock in this offering.
			Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering		Assuming No Exercise of the Underwriters’ Option(1)		Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% or greater stockholders
Castle Creek Capital Partners VII, LP(2)	5,813,960	22.7%	5,813,960	17.6%	5,813,960	17.6%
Charles A Williams TR Charles A Williams Trust(3)	2,680,370	10.5%	2,680,370	8.1%	2,680,370	8.1%
Second Rewritten Trust Indenture of the John S Simoni Living Trust(4)	2,642,620	10.3%	2,523,087	7.7%	2,415,507	7.3%
Castle Creek Capital Partners VI, LP(5)	2,600,000	10.1%	1,614,602	4.9%	727,745	2.2%
Gainey Foundation(6)	2,350,000	9.2%	2,179,246	6.6%	2,025,568	6.1%
Directors and Named Executive Officers
Directors
Charles A. Williams	—	0.0%	—	0.0%	—	0.0%
Carrie L. Boer	—	0.0%	—	0.0%	—	0.0%
Robert W. De Vlieger II(7)	909,630	3.6%	909,630	2.8%	909,630	2.8%
R. Jeffery Dean(8)	614,790	2.4%	614,790	1.9%	614,790	1.9%
Bruce L. Edger(9)	223,830	*	223,830	*	223,830	*
John M. Eggemeyer III	—	0.0%	—	0.0%	—	0.0%

			Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering		Assuming No Exercise of the Underwriters’ Option(1)		Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
David S. Hooker(10)	912,040	3.6%	912,040	2.8%	912,040	2.8%
Non-Director NEOs				%		%
David J. Christel	100,000	*	100,000	*	100,000	*
Kevin J. Comps	1,000	*	1,000	*	1,000	*
Brian Kuelbs(11)	50,000	*	50,000	*	50,000	*
All executive officers and directors as a group (11 persons)	5,491,660	21.4%	5,491,660	30.1%	5,491,600	32.0%

Share and per share amounts are presented to reflect the ten-for-one stock split effected on December 30, 2024.
*
Less than 1%

(1)
The underwriters have the option to purchase up to an additional 1,323,529 shares from selling stockholders at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.

(2)
Consists of (a) 1,841,780 shares of voting common stock and (b) 3,972,180 of non-voting common stock, held by Castle Creek VII. Mr. Eggemeyer III, the founder and managing principal of Castle Creek Capital VII LLC, the general partner of Castle Creek VII, has no voting and shared investment power with respect to the shares held by Castle Creek VII. The address of Castle Creek VII is 11682 El Camino Road, Suite 320, San Diego, California 92130. The natural persons who have or share voting and/or dispositive powers over the shares held are Messrs. Eggemeyer III, Sundeep Rana, Tony Scavuzzo and David Volk, the managing principals of Castle Creek VII.

(3)
Mr. Williams, the trustee of the Charles A Williams TR Charles A Williams Trust (the “Williams Trust”), holds voting and investment power with respect to the shares held by the Williams Trust.

(4)
John S. Simoni, the trustee of the Second Rewritten Trust Indenture of the John S Simoni Living Trust (the “Simoni Trust”), holds voting and investment power with respect to the shares held by the Simoni Trust.

(5)
Mr. Eggemeyer III, the founder and managing principal of Castle Creek Capital VI LLC, the general partner of Castle Creek VI, has no voting and shared investment power with respect to the shares held by Castle Creek VI. The address of Castle Creek VI is 11682 El Camino Road, Suite 320, San Diego, California 92130. The natural persons who have or share voting and/or dispositive powers over the shares held are Messrs. Eggemeyer III, Sundeep Rana, Tony Scavuzzo and David Volk, the managing principals of Castle Creek VI.

(6)
Consists of (a) 809,920 shares of common stock held in the name of Harvey N. Gainey, of which Mrs. Gainey is the surviving spouse and holds voting and investment power with respect to the shares held by Harvey N. Gainey, (b) 533,330 shares of common stock held by the Carl Oosterhouse TR Annie E Gainey Marital Trust (the “Annie E. Gainey Marital Trust”), of which Mrs. Gainey has no voting power, but does have investment power, with respect to the shares held by the Annie E. Gainey Marital Trust, (c) 500,000 shares of common stock held by the Carl Oosterhouse TR UA 12/30/2020 Annie E Gainey Eight Year Trust (the “Annie E. Eight Year Trust”), of which Mrs. Gainey has no voting power, but does have investment power, with respect to the shares held by the Annie E. Gainey Eight Year Trust, (d) 343,750 shares of common stock held by the Carl Oosterhouse TR UA 12/30/2020 Harvey N Gainey Twelve Year Trust (the “Harvey N. Gainey Twelve Year Trust), of which Mrs. Gainey has no voting power, but does have investment power, with respect to the shares held by the Harvey N. Gainey Twelve Year Trust, and (e) 163,000 shares of common stock held by the Carl Oosterhouse TR UA 12/27/2019 Harvey Newton Gainey Irrevocable Trust (the “Harvey Newton Gainey Irrevocable Trust”), of which Mrs. Gainey has no voting power, but does have investment power, with respect to the shares held by the Harvey Newton Gainey Irrevocable Trust.

(7)
Consists of 909,630 shares of common stock held by the Robert De Vlieger II UA 12/12/2007 Robert W. De Vlieger II Descendants Trust (the “De Vlieger II Trust”), of which Mr. De Vlieger II is the trustee and holds voting and investment power with respect to the shares held by the De Vlieger II Trust.

(8)
Consists of 614,790 shares of common stock held by the Jill M Dean U/A/D November 16 2007 Trust (the “Dean Trust”), of which Mr. Dean is the trustee and holds voting and investment power with respect to the shares held by the Dean Trust.

(9)
Consists of 223,830 shares of common stock held by the Bruce L Edger Trust (the “Edger Trust”), of which Mr. Edger is the trustee and holds voting and investment power with respect to the shares held by the Edger Trust.

(10)
Consists of (a) 900,040 shares of common stock held by the David S. Hooker Trust (the “David Hooker Trust”) and (b) 12,000 shares of common stock held by the Tanis S. Hooker Discretionary Trust (the “Tanis Hooker Trust”), for each of which Mr. Hooker is the trustee and holds voting and investment power with respect to the shares held by the David Hooker Trust and the Tanis Hooker Trust.

(11)
Consists of 50,000 shares of common stock held by the Brian P. Kuelbs + Elizabeth C. Kuelbs Trust UA 07/30/2010 Kuelbs Family Trust (the “Kuelbs Trust”), of which Mr. Kuelbs is the trustee and holds voting and investment power with respect to the shares held by the Kuelbs Trust. Mr. Kuelbs was our Chief Financial Officer until October 20, 2023. See the section entitled “Executive and Director Compensation.”

The following table provides information regarding the beneficial ownership of our common stock as of October 31, 2024, and as adjusted to reflect the completion of this offering, for each of our selling stockholders. The percentage of beneficial ownership is based on 25,619,560 shares of our common stock outstanding as of October 31, 2024 and 32,972,502 shares to be outstanding after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares.
			Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering		Assuming No Exercise of the Underwriters Options		Assuming Full Exercise of the Underwriters Option
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Castle Creek Capital Partners VI, LP	2,600,000	10.2%	1,614,602	4.9%	727,745	2.2%
Second Rewritten Trust Indenture of the John S Simoni Living Trust	2,642,620	10.3%	2,523,087	7.7%	2,415,507	7.3%
Robert De Vlieger II UA 12/12/2007 Robert W. De Vlieger II Descendants Trust	909,630	3.6%	826,887	2.5%	752,419	2.3%
David S. Hooker Trust	900,040	3.5%	859,329	2.6%	822,688	2.5%
Jill M Dean Trust U/A/D November 16 2007 Trust	614,790	2.4%	586,981	1.8%	561,953	1.7%
Harvey N. Gainey	809,920	3.2%	639,166	1.9%	485,488	1.5%
Bruce L Edger TR Bruce L Edger Revocable Trust Agreement Dated 4/2/96	223,830	*	214,113	*	205,367	*
Gainey Foundation	500,000	2.0%	466,075	1.4%	435,543	1.3%

Share and per share amounts are presented to reflect the ten-for-one stock split effected on December 30, 2024.

*
Less than 1%

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock, as they will be in effect upon the completion of this offering. The following description of our capital stock does not purport to be complete so you should refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of the information contained in this section.
General
Our authorized capital stock consists of 101,500,000 shares, of which 94,500,000 shares are voting common stock, no par value per share (“voting common stock”) and 7,000,000 shares are non-voting common stock, no par value per share (“non-voting common stock,” and together with voting common stock, “common stock”), and 5,000,000 shares are preferred stock, no par value (“preferred stock”). As of September 30, 2024, and giving effect to a ten-for-one stock split, 25,689,560 shares of our common stock were outstanding and 107,000 shares of our preferred stock were designated or outstanding.
An aggregate of 849,530 shares of common stock are expected to be reserved for issuance under the Omnibus Incentive Plan.
If all shares are sold in this offering, we anticipate that there will be shares of our common stock and no shares of preferred stock outstanding upon the completion of this offering.
All of our outstanding shares of common stock are, and the shares of our common stock issued in this offering will be, fully paid and nonassessable.
Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock.
Voting Rights; Majority Written Consent
Following the completion of this offering, it is expected that holders of our voting common stock will be entitled to one vote per share on all matters requiring stockholder action, including the election of directors. Any shares sold by Castle Creek as a selling stockholder in this offering will be or will become voting common stock in the hands of the underwriters and purchasers from the underwriters. Our Amended and Restated Bylaws provide that a majority of the shares entitled to vote at a stockholders’ meeting, represented in person or by proxy, constitute a quorum. When a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, such affirmatively voting shares constituting at least a majority of the required quorum, will be required to take action, unless otherwise specified by law or our Amended and Restated Articles of Incorporation and except for the election of directors, which will be determined by a plurality vote. There will not be cumulative voting rights.
Except as otherwise required by law, any action required or permitted to be taken by any of our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.
Liquidation Rights
In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of the holders of all other securities of the Company that, by their respective terms, are senior to the non-voting common stock or the voting common stock, the holders of our non-voting common stock and voting common stock will be entitled to receive a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, dividends with respect to such share of non-voting common stock at the time of such liquidation, dissolution, or winding up, and (ii) the amount the holder of such share of non-voting common stock would receive in respect of such share if such share had been converted into shares of voting common stock at the then-applicable conversion rate at the time of such liquidation, dissolution, or winding up (assuming the conversion of all shares of non-voting common stock at such time, without regard to any limitations on conversion of the non-voting common stock). All Liquidation Distributions to the holders of the non-voting common stock and voting common stock set forth in clause (ii) above will be made pro rata to the holders thereof. Except to the extent a Liquidation Distribution may be deemed to be a redemption, there are no redemption or sinking fund provisions applicable to our non-voting common stock or voting common stock.
Dividends
The payment of dividends is subject to the restrictions set forth in the Michigan Business Corporation Act (“MBCA”). The MBCA provides that neither a company nor any of its subsidiaries shall make any distribution to its stockholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount (as calculated pursuant to Section 500(b) of the MBCA), or (ii) following the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount (as calculated pursuant to Section 500(b) of the MBCA).
Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and our Bank.
Conversion Rights
Subject to the restrictions and requirements provided in our Amended and Restated Articles of Incorporation, a holder of non-voting common stock shall be permitted to convert, or upon the written request of the Company shall convert, shares of non-voting common stock into shares of voting common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of the Company’s voting common stock (or of any class of voting securities issued by the Company). Additionally, subject to the restrictions provided in our Amended and Restated Articles of Incorporation, each share of non-voting common stock will automatically convert into one (1) share of voting common stock, without any further action on the part of any holder, subject to adjustment as provided in our Amended and Restated Articles of Incorporation, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder in a transfer permitted under the Amended and Restated Articles of Incorporation. Such permitted transfers of non-voting common stock are limited to transfers: (i) to the Company; (ii) in a widely-distributed public offering of voting common stock or non-voting common stock; (iii) that is part of an offering that is not a widely-distributed public offering of voting common stock or non-voting common stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the voting securities of the Company then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of voting common stock or non-voting common stock to an underwriter for the purpose of conducting a widely-distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the voting securities of the Company without giving effect to such transfer.
Restrictions on Ownership of Company Common Stock
The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHC Act requires any BHC to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHC Act, would be subject to regulation as a BHC under the BHC Act. In addition, any person other than a BHC may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act, or CBCA. See the section entitled “Supervision and Regulation — Regulation of the Company” for additional description of these federal law restrictions on ownership of our common stock. Further, prior approval of the DFPI is required for any person to acquire control of us, and control for these purposes is presumed to exist when a person owns 10% or more of our outstanding common stock.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our Amended and Restated Bylaws provide that stockholders must provide advance notice of any proposal or nomination for election as a director which a stockholder desires to bring before a meeting of stockholders. Such requirements are in addition to any requirements under SEC Rule 14a-8 for stockholder proposals sought to be included in the Company’s proxy materials.
Preferred Stock
Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. The shares of preferred stock may be divided into and issued in one or more series, with such relative rights, preferences, and limitations as determined by the board of directors in its discretion. The board of directors is hereby authorized to establish one or more series of preferred stock and to cause shares of preferred stock to be issued from time to time. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of stockholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.
Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares over our then-market price.
Series A Preferred Stock
The board of directors will designate a series of preferred stock, comprised of 100,000 shares of the preferred stock, no par value per share, as the 8.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”). Such shares shall have a liquidation preference of $1,000 per share.
Ranking
Shares of the Series A Preferred Stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:
•
senior to common stock and to any class or series of capital stock the Company may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;

•
on parity with, or equally to, any class or series of capital stock expressly stated to be on parity with the Series A Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock; and

•
junior to any class or series of capital stock expressly stated to be senior to the Series A Preferred Stock.

Dividends
Dividends on shares of the Series A Preferred Stock are discretionary and will not be cumulative. Holders of the Series A Preferred Stock will be entitled to receive, if, when, and as declared by the board of directors or a duly authorized committee of board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 30, June 30, September 30, and December 30 of

each year, beginning on March 30, 2021 (each such date being referred to herein as a “dividend payment date”) based on a liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including the original issue date to, but excluding, December 30, 2025 or the date of earlier redemption (the “fixed rate period”), at a rate of 8.25% per annum. If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including December 30, 2025 to, but excluding, the date of earlier redemption (the “floating rate period”), at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 799 basis points. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
Dividends on shares of the Series A Preferred Stock are not cumulative. Accordingly, if board of directors or a duly authorized committee of board of directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and the Company will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.
Priority of Dividends
The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of the preferred stock that the Company may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time the Company does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, the Company may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until the Company has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before the Company may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:
•
no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

•
no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

•
no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.
Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series A Preferred Stock and any shares of parity stock, all dividends declared upon the Series A Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence, the Company’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series A Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series A Preferred Stock. To the extent a dividend period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series A Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption Rights
The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.
The Company may, at its option, redeem the Series A Preferred Stock (i) in whole or in part, from time to time, on December 30, 2025, or on any dividend payment date on or after December 30, 2025, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect the Company to redeem the Series A Preferred Stock on or after the date it becomes redeemable at the Company’s option.
If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Company’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•
the redemption date;

•
the number of shares of the Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•
the redemption price; and

•
that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as the Company may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
Liquidation Rights
In the event that the Company voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the Series A Preferred Stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Company’s business and affairs, including the Series A Preferred Stock, and before the Company makes any distribution or payment out of its assets to the holders of common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of the Company’s assets.
In any such distribution, if the Company’s assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Stock and all holders of any shares of capital stock ranking as to any such liquidating distribution on parity with the Series A Preferred Stock, including the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Stock as to liquidation rights has been paid in full, the holders of common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock will be entitled to receive all of the remaining assets according to their respective rights and preferences.
The Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event the Company’s enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of its affairs.
Because the Company is a holding company, the rights and the rights of the Company’s creditors and stockholders, including the holders of the Series A Preferred Stock, to participate in any distribution of assets of any of the Company’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that the Company is a creditor with recognized claims against the subsidiary.
Holders of the Series A Preferred Stock are subordinate to all of the Company’s indebtedness and to other non-equity claims on the Company and its assets, including in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Series A Preferred Stock (and of depositary shares representing the Series A Preferred Stock) may be fully subordinated to interests held by the U.S. government in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
Except as provided below and as determined by the Company’s board of directors or a duly authorized committee of board of directors or as otherwise expressly required by law, the holders of the Series A Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock, or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series A Preferred Stock for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which refer to as a “nonpayment”), the holders of the Series A Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of board of directors (which referred to as the “preferred directors”); provided that board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. In that event, the number of directors on board of directors shall automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and such special voting preferred stock, including the Series A Preferred Stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock and such special voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series A Preferred Stock and such special voting preferred stock, the holders of the Series A Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on the Company’s board of directors shall automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series A Preferred Stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. The preferred directors shall each be entitled to one vote per director on any matter on which the Company’s directors are entitled to vote.
Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over the Company, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While the Company does not believe the shares of Series A Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control the Company if they own one-third or more of the Company’s total equity.
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
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authorize, create, issue, or increase the authorized amount of any class or series of the Company capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or as to distributions upon the Company’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Company’s capital stock;

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amend, alter, or repeal the provisions of the Company’s Amended and Restated Articles of Incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; or

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consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the Company’s liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred

Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series A Preferred Stock to effect such redemption.
Conversion Rights
The holders of shares of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.
Preemptive Rights
The holders of shares of the Series A Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.
Depositary Shares — Series A Preferred Stock
General
Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock and will be evidenced by depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent. As of September 30, 2024, there were 3,280,000 depositary shares issued in respect of the Series A Preferred Stock.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series A Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If the Company makes a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with the Company’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent, then the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by the Company or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the depositary shares.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of the Company’s affairs.
Redemption of Depositary Shares
If the Company redeems the Series A Preferred Stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the redemption date.
If the Company redeems shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If the Company redeems less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as the Company may determine to be fair and equitable. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.
Voting
Because each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote.
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).
Depositary
Computershare Inc. and Computershare Trust Company, N.A. are currently acting as the joint depositary for the depositary shares. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.
Series B Preferred Stock
The board of directors will designate a series of preferred stock, comprised of 100,000 shares of the preferred stock, no par value per share, as the 7.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”). Such shares shall have a liquidation preference of $1,000 per share.

Ranking
Shares of the Series B Preferred Stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:
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senior to common stock and to any class or series of capital stock the Company may issue that is not expressly stated to be on parity with or senior to the Series B Preferred Stock;

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on parity with, or equally to, any class or series of capital stock expressly stated to be on parity with the Series B Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock; and

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junior to any class or series of capital stock expressly stated to be senior to the Series B Preferred Stock.

Dividends
Dividends on shares of the Series B Preferred Stock are discretionary and will not be cumulative. Holders of the Series B Preferred Stock will be entitled to receive, if, when, and as declared by the board of directors or a duly authorized committee of board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 30, June 30, September 30, and December 30 of each year, beginning on March 30, 2022 (each such date being referred to herein as a “dividend payment date”) based on a liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including the original issue date to, but excluding, December 30, 2026 or the date of earlier redemption (the “fixed rate period”), at a rate of 7.25% per annum. If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including December 30, 2026 to, but excluding, the date of earlier redemption (the “floating rate period”), at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 799 basis points. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
Dividends on shares of the Series B Preferred Stock are not cumulative. Accordingly, if board of directors or a duly authorized committee of board of directors does not declare a full dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and the Company will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period.
Priority of Dividends
The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of the preferred stock that the Company may issue in the future that is expressly stated to be senior to the Series B Preferred Stock. If at any time the Company does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series B Preferred Stock with respect to dividends, the Company may not pay any dividends on the Series B Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series B Preferred Stock until the Company has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before the Company may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series B Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series B Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series B Preferred Stock:
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no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
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no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

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no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series B Preferred Stock and any shares of parity stock, all dividends declared upon the Series B Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series B Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence, the Company’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series B Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series B Preferred Stock. To the extent a dividend period with respect to the Series B Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series B Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series B Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes common stock, from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption Rights
The Series B Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series B Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series B Preferred Stock.

The Company may, at its option, redeem the Series B Preferred Stock (i) in whole or in part, from time to time, on December 30, 2026, or on any dividend payment date on or after December 30, 2026, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series B Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect the Company to redeem the Series B Preferred Stock on or after the date it becomes redeemable at the Company’s option.
If shares of the Series B Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series B Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Company’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series B Preferred Stock are held in book-entry form through DTC may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of shares of the Series B Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

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the redemption price; and

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that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series B Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as the Company may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series B Preferred Stock is listed.
Liquidation Rights
In the event that the Company voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the Series B Preferred Stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series B Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Company’s business and affairs, including the Series B Preferred Stock, and before the Company makes any distribution or payment out of its assets to the holders of common stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock with respect to distributions upon liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of the Company’s assets.

In any such distribution, if the Company’s assets are not sufficient to pay the liquidation preference in full to all holders of Series B Preferred Stock and all holders of any shares of capital stock ranking as to any such liquidating distribution on parity with the Series B Preferred Stock, including the Series B Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series B Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series B Preferred Stock as to liquidation rights has been paid in full, the holders of common stock or any other capital stock ranking, as to liquidation rights, junior to the Series B Preferred Stock will be entitled to receive all of the remaining assets according to their respective rights and preferences.
The Series B Preferred Stock may be fully subordinate to interests held by the U.S. government in the event the Company’s enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of its affairs.
Because the Company is a holding company, the rights and the rights of the Company’s creditors and stockholders, including the holders of the Series B Preferred Stock, to participate in any distribution of assets of any of the Company’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that the Company is a creditor with recognized claims against the subsidiary.
Holders of the Series B Preferred Stock are subordinate to all of the Company’s indebtedness and to other non-equity claims on the Company and its assets, including in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Series B Preferred Stock (and of depositary shares representing the Series B Preferred Stock) may be fully subordinated to interests held by the U.S. government in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
Except as provided below and as determined by the Company’s board of directors or a duly authorized committee of board of directors or as otherwise expressly required by law, the holders of the Series B Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series B Preferred Stock, or any parity stock upon which similar voting rights have been conferred (including the Series A Preferred Stock) (“special voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series B Preferred Stock for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which refer to as a “nonpayment”), the holders of the Series B Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of board of directors (which referred to as the “preferred directors”); provided that board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. In that event, the number of directors on board of directors shall automatically increase by two and, at the request of any holder of Series B Preferred Stock, a special meeting of the holders of Series B Preferred Stock and such special voting preferred stock, including the Series B Preferred Stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series B Preferred Stock and such special voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series B Preferred Stock and such special voting preferred stock, the holders of the Series B Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on the Company’s board of directors shall automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series B Preferred Stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. The preferred directors shall each be entitled to one vote per director on any matter on which the Company’s directors are entitled to vote.
Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over the Company, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While the Company does not believe the shares of Series B Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control the Company if they own one-third or more of the Company’s total equity.
So long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series B Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
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authorize, create, issue, or increase the authorized amount of any class or series of the Company capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or as to distributions upon the Company’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Company’s capital stock;

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amend, alter, or repeal the provisions of the Company’s Amended and Restated Articles of Incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series B Preferred Stock, taken as a whole; or

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consummate a binding share exchange or reclassification involving the Series B Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series B Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series B Preferred Stock, taken as a whole.
When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the Company’s liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series B Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series B Preferred Stock to effect such redemption.
Conversion Rights
The holders of shares of the Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.
Preemptive Rights
The holders of shares of the Series B Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.
Depositary Shares — Series B Preferred Stock
General
Each depositary share represents a 1/40th interest in a share of the Series B Preferred Stock and will be evidenced by depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series B Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series B Preferred Stock those depositary shares represent. As of September 30, 2024, there were 1,000,000 depositary shares issued in respect of the Series B Preferred Stock.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series B Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series B Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If the Company makes a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with the Company’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent, then the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series B Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series B Preferred Stock will be reduced by any amounts required to be withheld by the Company or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series B Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series B Preferred Stock represented by the depositary shares.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of the Company’s affairs.
Redemption of Depositary Shares
If the Company redeems the Series B Preferred Stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series B Preferred Stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series B Preferred Stock to, but excluding, the redemption date.
If the Company redeems shares of the Series B Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series B Preferred Stock so redeemed. If the Company redeems less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as the Company may determine to be fair and equitable. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Stock and the related depositary shares.
Voting
Because each depositary share represents a 1/40th ownership interest in a share of Series B Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series B Preferred Stock are entitled to vote.
When the depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series B Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series B Preferred Stock represented by depositary shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series B Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).
Depositary
Computershare Inc. and Computershare Trust Company, N.A. are currently acting as the joint depositary for the depositary shares. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series B Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.
Registration Rights for Preferred Stock
We have entered into registration rights agreements dated December 30, 2020 and December 30, 2021, respectively, with holders of our Series A Preferred Stock and Series B Preferred Stock, respectively. Subject to certain exceptions, such registration rights agreements generally require us to file registration statements covering the Series A Preferred Stock and Series B Preferred Stock within 90 days following the completion of a public offering of our common stock. Additionally, we would be required no later than 90 days following the completion of a public offering of our common stock to submit an initial listing application or equivalent application to list the shares of Series A Preferred Stock and Series B Preferred Stock for trading on a nationally recognized securities exchange.
Anti-Takeover Provisions
Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the MBCA and federal banking regulations applicable to us, may be deemed to have anti-takeover effects and may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock. See the section entitled “Supervision and Regulation — Regulation of the Company” for a description of the federal banking regulations applicable to us that may be deemed to have anti-takeover effects.
Authorized but Unissued Shares
The corporate laws and regulations applicable to us will enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common stock or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common stock or preferred stock at its sole discretion may enable our board of directors to sell shares to individuals or groups who the board of directors perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the stockholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.
Preferred Stock
Our Amended and Restated Articles of Incorporation contains provisions that will permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
Board Size and Vacancies
Pursuant to our Amended and Restated Bylaws, our board of directors are authorized to have not less than two nor more than 25 directors, unless changed by resolution of our board of directors. Our board of directors will be able to increase the size of the board of directors between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.
No Cumulative Voting
Our Amended and Restated Bylaws do not permit cumulative voting in the election of directors. In the absence of cumulative voting, the holders of a majority of the shares of our common stock may elect all of the directors standing for election, if they should so choose.
Special Meetings of Stockholders
For a special stockholders’ meeting to be called, our Amended and Restated Bylaws require the Chairman of the board of directors, the Company’s President, or any two directors to call it pursuant to resolution therefor by the board of directors.
Advance Notice Procedures for Director Nominations and Stockholder Proposals
Our Amended and Restated Bylaws includes an advance notice procedure with regard to business to be brought before an annual or special meeting of stockholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our stockholders and us.
Amending our Amended and Restated Bylaws
Our board of directors may amend our Amended and Restated Bylaws, other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa, without stockholder approval.
Approval of Merger
Under the MBCA, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a Michigan corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a Michigan corporation may, but are not required to, set a higher standard for approval of such transactions. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not set higher limits.
Michigan Law and Federal Banking Laws
We are subject to the provisions of Sections 775, et seq., of the MBCA, which contain provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our stockholders could receive a premium for their shares or other changes in our management. Prior to entering into any “business combination,” we must obtain an advisory statement from our board of directors and approval of (a) at least 90% of the votes of each class of stock entitled to vote and (b) at least two-thirds of the votes of each class of stock entitled to vote, other than those beneficially owned by the “interested stockholder.” A “business combination” broadly encompasses various forms of sale or merger to which an “interested stockholder” or their affiliate is a party. Michigan law considers a person to be an “interested stockholder” if the person directly or indirectly beneficially owns 10% or more of the subject entity’s voting stock or is an affiliate of the subject entity and, at any time during the prior two-year period, directly or indirectly beneficially owned 10% or more of the subject entity’s voting stock. Accordingly, the MBCA could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority stockholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, or effect a proxy contest for control of us or other changes in our management.
Furthermore, the BHC Act, and CBCA, and Michigan Financial Code impose notice, application and approvals and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect control of BHCs or banks, as applicable. These laws could delay or prevent an acquisition.
Other Matters
Under our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the holders of our common stock have no preemptive or other subscription rights (except as otherwise disclosed herein) and there are no redemption, sinking fund or conversion privileges applicable to our common stock.
Listing
We have applied to list our common stock on the NYSE under the symbol “NPB.”
Transfer Agent
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no established public market for our common stock. Although we have applied to list our common stock on the NYSE, we cannot assure you that a significant public market for our common stock will develop or be sustained. Future sales of substantial amounts of our common stock (including shares issued on the exercise of options) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.
Upon completion of this offering, based on the number of shares of our capital stock outstanding as of October 31, 2024, we will have 32,972,502 shares of common stock issued and outstanding. Of these shares, all shares sold by us and the selling stockholders in this offering will be freely tradable without further restriction or registration under the Securities Act, except for any shares purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. As a result of the lock-up agreements and market standoff provisions described below and subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

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beginning on the date of this prospectus, all of the shares of our common stock sold in this offering, which includes 1,470,590 shares of our common stock to be sold in this offering by the selling stockholders, will be immediately available for sale in the public market;

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beginning on the date of this prospectus, 7,352,942 shares of our common stock, assuming no exercise of outstanding options, will be immediately available for sale in the public market;

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beginning 180 days after the date of this prospectus, 18,677,796 additional shares of our common stock (or 17,345,471 additional shares if the underwriters exercise the overallotment option in full) will become eligible for sale in the public market, of which 17,572,555 shares (or 16,424,440 additional shares if the underwriters exercise the overallotment option in full) will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; provided that, such additional shares shall become eligible for sale in the public market; and

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the remainder of the shares of our common stock will be eligible for sale in the public market from time to time thereafter upon subject to vesting and, in some cases, to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements and Market Standoff Provisions
All our directors, executive officers and certain stockholders of our outstanding common stock are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions described under the section entitled “Underwriting,” prohibit them from (i) offering, pledging, selling, contracting to sell, granting any option, right or warrant for the sale of, or otherwise disposing of any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing; (ii) entering into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economics of ownership of the shares of our common stock or such other securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or (iii) publicly disclosing the intention to make any such offer, pledge, sale or disposition, or entering into any such swap, hedge, transaction or other arrangement. for a period of at least 180 days following the date of this prospectus, without the prior written consent of Keefe, Bruyette & Woods, Inc. These agreements are subject to certain customary exceptions. For additional information, see the section entitled “Underwriting — Lock-Up Agreements.” As a result of these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the underwriters.
Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144 and the requirements of the lock-up and market standoff agreements, as described above. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares (subject to the requirements of the lock-up and market standoff agreements, as described above) without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff provisions described above, within any three-month period, a number of shares that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

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the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 under the Securities Act generally applies to stockholders who purchased our capital stock pursuant to a written compensatory plan or other written agreement and who is not deemed to have been an affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements and or market standoff agreements as described under the section entitled “Underwriting” and will not become eligible for sale until the expiration of those agreements.
Registration Statement on Form S-8
In connection with this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act registering shares of our common stock subject to outstanding stock options and the shares of common stock reserved for issuance under our equity incentive plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject, as described under the section entitled “Underwriting.”
Registration Rights
See the section entitled “Certain Relationships and Related Party Transactions — Transactions with Castle Creek — Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
The following is a summary of the material United States federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of our common stock. The following summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable United States federal income tax regulations promulgated under the Code (the “Treasury Regulations”) and judicial and administrative authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not sought and do not plan to seek any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions. This summary does not consider the consequences related to state, local, gift, estate, or foreign tax or the Medicare tax on certain investment income, nor does it address tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States expatriates or United States expatriated entities, those who are subject to the United States anti-inversion rules, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security or other integrated investment or risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as capital assets (generally, property held for investment) within the meaning of section 1221 of the Code. Each potential non-U.S. investor should consult its own tax advisor as to the United States federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.
You are a “non-U.S. holder” if you are a beneficial owner of our common stock for United States federal income tax purposes that is:
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a nonresident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

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a corporation (or other entity that is taxable as a corporation for United States federal income tax purposes) not created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia);

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an estate other than an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

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a trust other than a trust: (A) the administration of which is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust; or (B) that has a valid election in effect under appropriate Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity or arrangement holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.
Distributions
Distributions of cash or property (other than certain stock distributions) with respect to our common stock will be treated as dividends when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes as of the end of the taxable year of the distribution. To the extent any such distributions exceed both our current and accumulated earnings and profits, such excess amount will be allocated ratably among each share of common stock with respect to which the distribution is paid and will first be treated as a tax-free return of capital reducing your adjusted tax basis in our common stock, but not below zero, and thereafter will be treated as gain from the sale or other taxable disposition of such stock, the treatment of which is discussed below under “Gain on Disposition of Shares of Common Stock.” Your adjusted tax basis in a share of our common stock is generally your purchase price for such share, reduced (but not below zero) by the amount of such prior tax-free returns of capital.
Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% gross rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We may withhold up to 30% of the gross amount of the entire distribution, even if greater than the amount constituting a dividend (as described in the paragraph above), to the extent provided for in the Treasury Regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a refund of any such excess amounts may be obtained if a refund claim is timely filed with the IRS.
Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% gross rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or our paying agent:
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a valid IRS Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

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if our common stock is held through certain foreign intermediaries or foreign partnerships, other documentary evidence establishing your entitlement to the lower treaty rate in accordance with Treasury Regulations.

This valid certification must be provided to us or our paying agent prior to the payment to you of any dividends and must be updated periodically, including upon a change in circumstances that makes any information on such certificate incorrect.
If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.
If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we generally are not required to withhold tax from such dividends, provided that you have furnished to us or our paying agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•
you are a non-U.S. person; and

•
the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends, although not subject to withholding tax, are taxed on a net income basis at applicable graduated individual or corporate tax rates in generally the same manner as if the non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% gross rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain on Disposition of Shares of Common Stock
Subject to the discussions below regarding backup withholding and FATCA, if you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless (i) you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist, (ii) the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition to subjecting you to United States taxation on a net income basis; or (iii) we are or have been a U.S. real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that you held shares of our common stock, and certain other conditions are met.
If you are an individual described in (i) above, you will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the sale, which may be offset by certain United States source capital losses, if any, recognized in the taxable year of the disposition of our common stock. If you are a non-U.S. holder described in (ii) above, gain recognized on the sale will generally be subject to United States federal income tax at graduated United States federal income tax rates on a net income basis and in generally the same manner as if the non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. Additionally, a non-U.S. holder that is a corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty. We believe, although we have not made a determination, that we are not currently and will not become a USRPHC. If, however, we are or become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds, or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of the common stock. Non-U.S. holders should consult their own tax advisors about the consequences if we are, or become, a USRPHC.
Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide different results.
Information Reporting and Backup Withholding
Payment of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN or Form W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.
Payment of the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related entities and financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, W-8BEN-E (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA Withholding
The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions,” or “FFIs,” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.
As a general matter, FATCA imposes a 30% withholding tax on dividends on our common stock if paid to a foreign entity unless (i) the foreign entity is an FFI that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of an FFI that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement; (ii) the foreign entity is not an FFI and either certifies that it does not have any “substantial” U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign entity qualifies for an exemption from these rules. In certain cases, a “substantial” United States owner can mean an owner of any interest in the foreign entity.
On December 13, 2018, the IRS and the Treasury Department issued proposed regulations that provide certain guidance and relief from the regulatory burden associated with FACTA, or the Proposed Regulations. The Proposed Regulations provide that the gross proceeds from a disposition of stock, such as our common stock, is no longer subject to the 30% withholding tax under FATCA. With limited exceptions, the IRS and the Treasury Department provide that taxpayers can generally rely on the Proposed Regulations until final regulations are issued.
If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would be exempt from withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available).
Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.
This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership, and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult with your tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law discussed in this summary or under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

UNDERWRITING
We and the selling stockholders are offering the shares of our common stock described in this prospectus in an underwritten offering in which we, the selling stockholders and Keefe, Bruyette & Woods, Inc., as representative for the underwriters named below, are entering into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase, and we and the selling stockholders have severally and not jointly agreed to sell, the respective number of shares of common stock indicated in the following table.
Number of Shares
Keefe, Bruyette & Woods
Piper Sandler & Co.
Janney Montgomery Scott LLC
Total
This is a firm commitment underwritten offering. The underwriters are offering the shares of our common stock subject to a number of conditions, including (among other things) that the representations and warranties made by us and the selling stockholders to the underwriters in the underwriting agreement are true, that there is no material adverse change in the financial markets, that we and the selling stockholders deliver customary closing documents and legal opinions to the underwriters and receipt and acceptance of our common stock by the underwriters. The obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to these conditions. The underwriting agreement further provides that if any underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.
In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically. See the section entitled “— Electronic Distribution.”
Underwriting Discount
Shares of our common stock sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all of the shares of our common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares of our common stock made outside of the U.S. may be made by affiliates of the underwriters. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.
The following table shows the initial public offering price, underwriting discounts and proceeds before expenses to us and to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase an additional 1,323,529 shares of our common stock from the selling stockholders, discussed below:
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts
Proceeds to us, before Expenses
Proceeds to selling stockholders, before expense
We and the selling stockholders estimate the expenses of this offering, not including the underwriting discounts, to be approximately $      , and such expenses are payable by us. We also have agreed to reimburse the underwriters for their expenses incurred in connection with this offering in an amount up to $      .

Option to Purchase Additional Shares
The selling stockholders have granted the underwriters an option to purchase up to 1,323,529 additional shares of our common stock, at the initial public offering price, less the underwriting discount. The underwriters may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus. We will be obligated to sell these shares to the underwriters to the extent the overallotment option is exercised. Furthermore, if the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of common stock from us proportionate to the number of shares reflected next to such underwriter’s name in the table above relative to the total number of shares reflected in such table.
Lock-Up Agreements
We, our executive officers, directors, the selling stockholders and certain holders of our currently outstanding shares of common stock, holding, in the aggregate,           shares of our common stock as of           , 2025 (representing approximately    % of our outstanding common stock as of such date), are entering into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative and subject to certain exceptions:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing;

•
enter into any swap, hedge, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock or such other securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or

•
publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions are subject to customary exceptions and will be in effect for a period of      days after the date of this prospectus. At any time and without public notice, the representative may, in their sole discretion, waive or release all or some of the securities from these lock-up agreements. However, as to any of our executive officers or directors, the representative has agreed to notify us at least three business days before the effective date of any release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.
These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock. They also apply to common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Pricing of this Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares of our common stock may not develop. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.
Exchange Listing
We have applied to list our common stock on the NYSE under the symbol “NPB.”
Indemnification and Contribution
We and the selling stockholders have agreed to indemnify the underwriters and their affiliates, selling agents, and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents, and controlling persons may be required to make in respect of those liabilities.
Price Stabilization, Short Positions, and Penalty Bids
To facilitate this offering and in accordance with Regulation M under the Exchange Act, or Regulation M, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock, including:
•
stabilizing transactions;

•
short sales; and

•
purchase to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ purchase option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position either by exercising their purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.
As an additional means of facilitating our initial public offering, the underwriters may bid for, and purchase, shares of our common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of our common stock.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Passive Market Making
In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us, and should not be relied upon by investors.
Affiliations
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financial, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Selling Restrictions
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area
In relation to each Member State of the European Economic Area, or Member State, no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
•
to any qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer;

•
to investors who acquire shares for a total consideration of at least EUR 100,000 per investor, for each separate offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the

Order (all such persons together we refer to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA. This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity, to which this prospectus supplement relates, is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.
EXPERTS
The consolidated balance sheets of Northpointe Bancshares, Inc. as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, included in this registration statement, have been so included in reliance on the report of RSM US LLP, independent auditors, given on the authority of that firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the related exhibits therewith. For further information about us and our common stock offered hereby, we refer you to the complete registration statement and the exhibits filed therewith. Statements or summaries in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and, in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC. You may read a copy the registration statement of which this prospectus forms a part, including the exhibits and schedules to such registration statement, on the SEC’s website at www.sec.gov.
Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with those requirements, will file periodic and current reports, proxy statements and other information with the SEC. These periodic and current reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.northpointe.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Northpointe Bancshares, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Northpointe Bancshares, Inc. and its subsidiary (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 24 to the financial statements, the December 31, 2023 and 2022 financial statements have been restated to correct a misstatement.
Adoption of New Accounting Pronouncement
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for credit losses on financial instruments in 2023 due to the adoption of Accounting Standards Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326: Measurement of Credit Losses on Financial Instruments (Credit Losses).
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/RSM US LLP
We have served as the Company’s auditor since 2022.
Philadelphia, Pennsylvania
December 20, 2024, except for Note 24, as to which the date is February 6, 2025

Northpointe Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2023 and 2022
(Dollars in thousands)
	2023	2022
Assets
Cash and cash equivalents	$351,890	$274,233
Equity securities	1,318	1,300
Debt securities available for sale (Note 19)	14,727	9,087
Debt securities held to maturity, fair value of $6,276 as of December 31, 2022	—	5,814
Other securities	67,487	73,531
Loans held for sale, at fair value	352,443	790,964
Loans, net of allowance for credit losses of $12,295 and $6,365 as of December 31, 2023 and 2022, respectively Note 3)	3,768,904	3,023,768
Mortgage servicing rights (Note 5)	95,339	101,792
Intangible assets, net	4,541	5,699
Premises and equipment (Note 4)	29,296	29,573
Other assets (Note 6)	72,534	84,585
Total Assets	$4,758,479	$4,400,346
Liabilities and Stockholders’ Equity
Liabilities
Deposits: (Note 7)
Noninterest-bearing	$253,143	$342,585
Interest-bearing	2,672,415	2,578,715
Total Deposits	2,925,558	2,921,300
Borrowings (Note 8)	1,275,000	925,000
Subordinated debentures (Note 11)	34,368	51,255
Subordinated debentures issues through trusts (Note 12)	5,000	5,000
Deferred tax liability	24,132	28,419
Other liabilities	63,801	52,065
Total Liabilities	4,327,859	3,983,039
Stockholders’ Equity
Preferred Stock Non-Cumulative – No Par Value; 5,000,000 shares authorized
Series A – 95,000 shares issued and outstanding at 2023 and 2022 with a liquidation preference of $95,000
Series B – 25,000 shares issued and outstanding at 2023 and 2022 with a liquidation preference of $25,000
Common Stock – No Par Value
Authorized – 101,500,000; shares issued and outstanding – 25,689,560 and 25,745,560 shares at 2023 and 2022, respectively
Additional paid in capital	180,046	180,662
Retained earnings	251,375	237,331
Accumulated other comprehensive loss	(801)	(686)
Total Stockholders’ Equity	430,620	417,307
Total Liabilities and Stockholders’ Equity	$4,758,479	$4,400,346
See notes to consolidated financial statements.

Northpointe Bancshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2023 and 2022
(Dollars in thousands)
	2023	2022
Interest Income
Loans – Including fees	$237,396	$156,704
Investment securities – Taxable	923	805
Other	29,063	8,615
Total interest income	267,382	166,124
Interest Expense
Deposits	123,905	40,055
Subordinated debentures	4,562	3,876
Borrowings	37,696	22,756
Total interest expense	166,163	66,687
Net Interest Income	101,219	99,437
(Credit) Provision for Credit Losses	(1,485)	2,216
Net Interest Income after (Credit) Provision for Credit Losses	102,704	97,221
Noninterest Income
Service charges on deposits and other fees	2,669	3,759
Loan servicing fees	10,304	43,850
Mortgage purchase program loan fees	3,584	3,659
Net gain on sale of loans held for sale	77,977	109,951
Sold loan fees	223	2,635
Unrealized gain (loss) on equity securities	18	(170)
Net gain (loss) on sale of assets	292	(5,565)
Total noninterest income	95,067	158,119
Noninterest Expense
Salaries and employee benefits	104,286	159,876
Occupancy and equipment	6,924	7,242
Data processing expense	11,107	12,658
Professional fees	4,879	9,689
Other taxes and insurance	6,976	4,408
Other	18,912	27,773
Total noninterest expense	153,084	221,646
Income – Before Income Taxes	44,687	33,694
Income Tax Expense	10,925	10,455
Net Income	33,762	23,239
Preferred Stock Dividends	9,650	9,658
Net Income available to common stockholders	$24,112	$13,581
Basic Earnings Per Common Share	$0.94	$0.53
Diluted Earnings Per Share	$0.93	$0.52
See notes to consolidated financial statements.

Northpointe Bancshares, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2023 and 2022
(Dollars in thousands)
	2023	2022
Net Income	$33,762	$23,239
Other Comprehensive Loss
Change in unrealized loss on securities, net of tax of $49 and $284 at 2023 and 2022, respectively	(115)	(891)
Total other comprehensive loss	(115)	(891)
Comprehensive Income	$33,647	$22,348
See notes to consolidated financial statements.

Northpointe Bancshares, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2023 and 2022
(Dollars in thousands)
	Preferred Stock, Series A Shares	Preferred Stock, Series B Shares	Common Stock, Number of Shares	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
Balance – January 1, 2022	95,000	25,000	25,824,610	$181,915	$231,503	$205	$413,623
Net Income	—	—	—	—	23,239	—	23,239
Other comprehensive loss	—	—	—	—	—	(891)	(891)
Dividends declared ($0.30 per share)	—	—	—	—	(7,753)	—	(7,753)
Treasury stock – repurchase	—	—	(110,000)	(1,496)	—	—	(1,496)
Stock options exercised	—	—	15,950	39	—	—	39
Stock issued	—	—	15,000	204	—	—	204
Preferred stock dividends	—	—	—	—	(9,658)	—	(9,658)
Balance – December 31, 2022	95,000	25,000	25,745,560	$180,662	$237,331	$(686)	$417,307
Net Income	—	—	—	—	33,762	—	33,762
Adoption of ASC 326, Credit Losses	—	—	—	—	(7,495)	—	(7,495)
Other comprehensive loss	—	—	—	—	—	(115)	(115)
Dividends declared ($0.10 per share)	—	—	—	—	(2,573)	—	(2,573)
Treasury stock – repurchase	—	—	(56,000)	(616)	—	—	(616)
Preferred stock dividends	—	—	—	—	(9,650)	—	(9,650)
Balance – December 31, 2023	95,000	25,000	25,689,560	$180,046	$251,375	$(801)	$430,620
See notes to consolidated financial statements.

Northpointe Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2023 and 2022
(Dollars in thousands)
	2023	2022
Cash Flows from Operating Activities
Net Income	$33,762	$23,239
Adjustments to reconcile consolidated net income to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	2,996	2,998
(Credit) provision for credit losses	(1,485)	2,216
Intangible asset impairment	137	—
Amortization of intangible asset	1,021	1,021
Amortization of bond premium	10	7
Amortization of debt issuance costs	363	176
Net gain on sale of loans held for sale	(77,976)	(109,951)
Proceeds from sales of loans held for sale	3,342,689	8,084,915
Origination of mortgage loans held for sale	(2,814,414)	(6,653,764)
Net gain on sales of other real estate	(46)	(42)
Net loss on disposal of premises and equipment	90	184
Net loss on sale of mortgage servicing rights	—	5,405
MSR Change in fair value	14,017	(18,078)
Deferred tax expense	(1,884)	8,036
Change in fair value of equity securities	(18)	170
Change in mortgage banking derivatives	2,614	14,104
Net change in:
Other assets	5,731	(6,526)
Accrued and other liabilities	(3,439)	(2,476)
Net cash and cash equivalents provided by operating activities	504,168	1,351,634
Cash Flows from Investing Activities
Purchase of FHLB stock	(2,064)	—
Redemption of FHLB stock	8,108	5,399
Purchase of available for sale debt securities	—	(5,821)
Purchase of mortgage servicing rights	(2,723)	(1,704)
Proceeds from sales of other real estate	790	1,287
Purchases of premises and equipment	(2,809)	(3,392)
Net increase in portfolio loans	(752,092)	(1,198,726)
Contributions from Lender Risk Account	(1,572)	(817)
Proceeds from Lender Risk Account	1,682	2,527
Proceeds from sale of mortgage servicing rights	—	26,000
Net cash and cash equivalents used in investing activities	(750,680)	(1,175,247)
Cash Flows from Financing Activities
Net change in deposits	4,258	(14,093)
Cash dividends paid on common stock	(2,573)	(7,753)
Subordinated debt call and repayment	(17,250)	—
Advances of FHLB borrowings	350,000	1,265,000
Repayment of FHLB borrowings	—	(1,587,000)
Proceeds from issuance of common stock	—	204
Preferred stock dividend	(9,650)	(9,658)
Stock repurchased	(616)	(1,496)
Proceeds from exercised stock options	—	39
Net cash and cash equivalents provided by (used in) financing activities	324,169	(354,757)
Net Increase (Decrease) in Cash and Cash Equivalents	77,657	(178,370)
Cash and Cash Equivalents – Beginning of year	274,233	452,603
Cash and Cash Equivalents – End of year	$351,890	$274,233
Supplemental Cash Flow Information
Cash paid for:
Interest	$164,197	$63,511
Income taxes	3,275	2,270
Non-cash supplemental information:
Rebooked GNMA loans over 90 days	19,966	5,475
Loans transferred to other real estate	217	1,590
Loans transferred from loans held for sale to portfolio loans	241,556	61,708
Loans transferred from portfolio to loans held for sale	119,344	—
Adoption of ASC 326	7,495	—
See notes to consolidated financial statements.

Northpointe Bancshares, Inc.
Note 1 — Nature of Operations
Northpointe Bancshares, Inc.’s (the “Company”) primary lending focus is the origination of residential mortgages throughout the United States. The majority of these loans are sold in the secondary market through a network of investors. The Company has also developed a mortgage advance program which provides funding to pre-approved mortgage bankers who originate and sell individual conforming and non-qualified loan products in the secondary market. The Company continues to service loans which were originated and sold to investors as well as loans held in its portfolio which were originated and selectively held in portfolio.
Note 2 — Significant Accounting Policies
Basis of Presentation and Consolidation
The consolidated financial statements include the accounts of Northpointe Bancshares, Inc. and its wholly owned subsidiary, Northpointe Bank (the “Bank”), and its wholly owned subsidiary, Northpointe Insurance Agency, Inc. (the “Insurance Company”). All significant intercompany balances and transactions have been eliminated in consolidation.
Significant Group Concentrations of Credit Risk
The Company’s only banking branch is located in Michigan, but the Company markets its banking products to deposit customers located throughout the United States. The Company is also active nationwide in mortgage lending through a network of mortgage bankers and other financial institutions. Note 3 discusses the types of lending in which the Company engages. The Company’s primary concentration is in real estate lending, including the origination and sale of 1 – 4 family real estate mortgages to the secondary market to Government Sponsored Entities (“GSEs”).
Change in Presentation due to Stock Split
On December 19, 2024, the stockholders approved a 10-for-1 stock split whereby each holder of common stock received nine additional shares of common stock for each share owned as of the record date of December 19, 2024. Such shares were distributed on December 30, 2024. All share and per share amounts set forth in the consolidated financial statements of the Company have been retroactively restated to reflect the stock split as if it had occurred as of the earliest period presented.
Revenue Recognition
Net gain on sale of loans held for sale includes all components related to the origination and sale of mortgage loans, including (1) net gain on sale of loans, which represents the premium received in excess of the loan principal amount and certain fees charged by investors upon sale of loans into the secondary market, (2) loan origination fees (credits), points and certain costs, (3) provision for or benefit from investor reserves, (4) the change in fair value of interest rate locks, loans held for sale, and held for investment, (5) the gain or loss on forward commitments hedging loans held for sale and interest rate lock commitments (IRLCs), (6) the fair value of Lender Risk Account (“LRA”), and (7) capitalization of MSRs. An estimate of the net gain on sale of loans, net is recognized at the time an IRLC is issued, net of a pull-through factor. Subsequent changes in the fair value of IRLCs and mortgage loans held for sale are recognized in current period earnings. When the mortgage loan is sold into the secondary market, any difference between the proceeds received and the current fair value of the loan is recognized in current period earnings in net gain on sale of loans held for sale.
Loan servicing (loss) income, net includes income from (1) servicing, (2) sub-servicing and ancillary fees, and is recorded to income as earned, which is upon collection of payments from borrowers, and (3) the fair value changes in MSRs.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Interest income, net includes interest earned on held for investment loans, held for sale loans, warehouse lines and securities net of the interest expense paid on our deposit and borrowing facilities. Interest income is recorded as earned and interest expense is recorded as incurred.
ASC 606, Revenue Recognition (“Topic 606”), (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned. The majority of the Company’s revenue is from interest income, including loans and securities, which are outside the scope of the standard. The services that fall within the scope of the standard are presented within noninterest income on the consolidated statement of income and are recognized as revenue as the Company satisfies its obligations to the customer. The revenue that falls within the scope of Topic 606 is primarily related to service charges on deposit accounts, debit/credit card and ATM fees, and sales of other real estate owned, when applicable.
Cash and Cash Equivalents
For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items in process of collection, balances due from other financial institutions and federal funds sold which mature within 90 days. The carrying amount of these instruments is considered a reasonable fair value. The Company maintains its cash in deposits accounts, the balance of which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.
Securities
Debt securities are classified as available for sale or held to maturity. Securities classified as available for sale are recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive (loss) income. Securities classified as held to maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Equity securities include investments in mutual funds and are recorded at fair value with unrealized gains and losses included in noninterest income in the accompanying consolidated statements of income. Purchase premiums and discounts on debt securities are recognized in interest income using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For available for sale securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the securities before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any credit losses that has not been recorded through an allowance for credit losses is recognized in other comprehensive (loss) income. Accrued interest receivable on available for sale debt securities totaled $195 thousand at December 31, 2023 and is excluded from the estimate of credit losses.
Other securities, totaling $67.5 million and $73.5 million at December 31, 2023 and 2022, respectively, consist of restricted Federal Home Loan Bank stock, which is carried at cost and periodically evaluated for credit losses. Both cash and stock dividends are reported as other interest income.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at fair value in accordance with the fair value option. Net unrealized gains and losses are recognized in net gain on sale of loans held for sale in the accompanying consolidated statements of income. Fair value is determined on an aggregate basis based on commitments from investors to purchase such loans and upon prevailing market rates. See Note 18 for a description of the methods used to determine fair value at December 31, 2023 and 2022.
Originated government guaranteed loans are pooled and sold as Ginnie Mae MBS. Pursuant to Ginnie Mae servicing guidelines, the Company has the unilateral right to repurchase loans securitized in Ginnie Mae pools that are due, but unpaid, for three consecutive months (typically referred to as 90 days past due). As a result, once the delinquency criteria have been met, regardless of whether the repurchase option has been or intends to be exercised, the loan is required to be re-recognized on the balance sheet by the MSR owner. These loans, totaling $22.8 million as of December 31, 2023 and totaling $2.8 million as of December 31, 2022, are recorded in loans held for sale and a corresponding liability to repurchase the loans is recorded in accrued and other liabilities on the consolidated balance sheets.
Warehouse Lending
The Company has developed a program whereby it provides lending facilities to pre-approved mortgage bankers. Individual advances under the facility are reviewed and approved by the Company and are secured by specific 1 – 4 family mortgage loans, which the mortgage banker intends to sell and deliver to the secondary market within 60 days. The Company, from time to time, also participates out portions of the individual advances (“the participating interest”) through participation agreements with other financial institutions. Cash flows associated with the individual advances are shared on a pro-rata basis with the participating banks.
The Company charges the mortgage banker an administrative fee up to $125 per loan and earns interest while the loan is owned by the Company. Fee income is included in mortgage purchase program loan fee income on the consolidated statements of income. There were no delinquent loans and no credit losses recorded during 2023 or 2022 on the warehousing lending loans.
Extended dwell line of purchase facilities may be issued to the mortgage bankers to facilitate loans that may not be delivered to the secondary market within the terms of the original advance. At December 31, 2023 and 2022, the Bank had outstanding balances on these facilities of $28.3 million and $39.4 million, respectively.
Participations of the individual advances referenced above are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Mortgage Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets with servicing retained. The Company has adopted the fair value method of accounting for capitalized mortgage loan servicing rights pursuant to FASB Accounting Standards Codification topic 860 — “Transfers and Servicing”.
Management obtains a third-party valuation on the servicing assets portfolio on a monthly basis. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Changes in the fair value of mortgage servicing

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
rights are reported on the consolidated statements of income in Loan servicing fees. See Note 18 for a description of the methods used to determine fair value at December 31, 2023 and 2022.
Mortgage Banking Derivatives and Financial Instruments
The Company enters into various derivative contracts and holds financial instruments to manage risk associated with the loans originated with the intention to sell on the secondary market. The Company has not designated any of the derivatives as hedging instruments. All derivatives are recorded at fair value with the change in fair value impacting net gain on sale of loans held for sale. Derivatives include commitments to originate loans and forward sales commitments; commitment to originate loans intended to be sold whereby the interest rate on the loan is determined prior to funding; forward sales commitments whereby the Company has a mandatory commitment to deliver loans at a future date. The fair value of both rate lock commitments and mandatory forward sales commitments is based on the estimated cash flows associated with delivering a pool of assets at the prevailing market rates and pull through rate.
To further mitigate the risk associated with the loans originated with the intention to sell on the secondary market, the Company has elected to account for other financial instruments at fair value. This includes contracts to deliver mortgages entered into on a “best efforts” basis, which otherwise do not meet the criteria of a derivative. The Company has elected to record at fair value the best efforts contracts under the fair value option with the change in fair value impacting net gain on sale of loans held for sale. The fair values of the best efforts contracts are based on the estimated price to deliver a pool of assets at the prevailing market interest rates. See Note 18 for a description of the methods used to determine fair value at December 31, 2023 and 2022.
Lender Risk Account
A Lender Risk Account (“LRA”) has been established for loans sold by the Company to the Federal Home Loan Bank of Indianapolis (“FHLB”). The LRA is funded and maintained by the FHLB at 1.20 percent of the loan balance and is used to offset credit losses over the life of the loans sold by the Company to the FHLB. If the LRA has not been depleted by losses, funds are returned to the Company over time, beginning after five years and continuing through 25 years. As of December 31, 2023 and 2022, the Company had on deposit with the FHLB $56.0 million and $52.4 million, respectively, in these LRA’s. Additionally, as of December 31, 2023 and 2022, the Company estimated the guaranty account to be $2.3 million and $1.3 million, respectively. The Company carries the asset at fair value on the accompanying consolidated balance sheets in other assets with changes in the fair value included in the consolidated statements of income with net gain on sale of loans held for sale. See Note 18 for a description of the methods used to determine fair value at December 31, 2023 and 2022.
Loans
The Company grants mortgage and commercial loans to customers. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the markets where the Company has originated portfolio loans.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off and where the fair value option has not been elected are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
Accrued interest receivable for loans is included in other assets on the Company’s consolidated balance sheet. The Company elected not to measure an allowance for accrued interest receivable and instead elected

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
to reverse accrued interest income on loans that are placed on nonaccrual status. Accrued interest on loans totaled $20.9 million as of December 31, 2023.
The accrual of interest on loans is discontinued at the time the loan is delinquent (120 days for mortgages and 90 days for commercial) unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Credit Losses (“Allowance”)
Management estimates the allowance by using relevant available information from internal and external sources related to historical loss experience, current borrower risk characteristics, current economic conditions, reasonable and supportable forecasts, and other relevant factors. The allowance is measured on a collective or pool basis when similar risk characteristics exist or on an individual basis when loans have unique risk characteristics which differentiate them from other loans within the loan segment. The process for estimating credit losses incorporates methodologies and procedures specific to the residential and commercial loan portfolios, each of which has unique risk characteristics. Each of these portfolios is further disaggregated into loan segments, which are discussed in more detail below.
A loss given default methodology is utilized to estimate losses on the residential loan portfolio, which makes up substantially all held-for-investment loans. This methodology is used to project a default rate, prepayment rate, and severity factor for each loan in the portfolio to arrive at the lifetime credit loss for the construction and land development, home equity loans, and closed end, first and second liens. The accumulated expected credit losses are impacted by changes in borrower delinquencies, changes in loan to values, and changes in FICO scores. Lifetime credit losses are also adjusted by reasonable and supportable economic forecasts. As of December 31, 2023, the Moody’s Baseline December U.S. Macroeconomic Outlook was utilized.
For the majority of the commercial loan portfolio, a discounted cash flow methodology adjusted for peer group benchmarks on probability of default, prepayment speeds, and curtailment rate is used. For warehouse lending, as the Company has not experienced any losses, the accumulated expected credit losses are currently derived based on qualitative factors described below. Within these portfolios, management utilizes an internal loan grading system and assigns each loan a grade of pass, special mention, substandard, or doubtful, which are more fully explained in Note 3. The amount of credit losses, if any, is measured by a comparison of the loan’s carrying value to the net present value of future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected to solely from the collateral.
Loans that do not share risk characteristics are evaluated on an individual basis and are not included in the collective evaluation. Factors considered by management in determining credit losses include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as individually evaluated. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Credit losses are individually analyzed by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Qualitative Factors
Each quarter, management also considers the need to adjust historical loss rates as determined to reflect the extent to which current conditions and reasonable and supportable economic forecasts are expected to differ or where specific risks and uncertainties are not fully captured by the quantitative model. These qualitative adjustments may increase or decrease the estimate of expected future credit losses. The qualitative factors include economic forecast uncertainty, underwriting and collection trends, changes in nature and volume of portfolio, changes in the volume and severity of past due loans, collateral trends, concentration risk, quality of loan review, changes in personnel, external factors, and other considerations.
Residential Loan Segments
Construction and land development:   Construction and land development loans consist of loans to individuals for the construction of their primary residences. Loans to individuals for the construction of their residences typically run for up to 12 or 18 months and then convert to permanent loans. These construction loans have rates and terms comparable to one-to-four family loans. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 80%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.
Construction loans generally are made for relatively short terms. However, to the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions and the concentration of credit with a limited number of borrowers. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon timely completion of the project and the estimated cost (including interest) of the project.
Home equity lines of credit:   Home equity lines of credit mainly consist of variable-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Home equity products are limited to 90% of the property value less any other mortgages if the first loan is with the Bank. Home equity products in a secondary lien position are limited to 85% of the property value less any superior liens. The Company uses the same underwriting standards for home equity lines-of-credit as it uses for one-to-four family residential mortgage loans. Home equity lines-of-credit provide for an initial draw period of up to ten years. Home equity loans are susceptible to weakening general economic conditions and increase in unemployment rates and declining real estate values.
Closed end, first and second liens:   Closed end, first and second liens consist of one-to-four family residential loans consist primarily of loans secured by first or second liens or mortgages on primary residences. We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans for the construction, purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Loans on one-to-four-family residential real estate are generally originated in amounts of up to 90% for owner-occupied one-to-four family homes and up to 85% for non-owner occupied homes. Mortgage title insurance and hazard insurance are normally required. Such loans are susceptible to weakening general economic conditions and increases in unemployment rates and declining real estate values.
Commercial Loan Segments
Commercial:   Commercial business loans and lines of credit consist of loans to small- and medium-sized companies in the Company’s market area. Commercial business loans are generally used for working capital purposes. Risk to this category include declining valuation of collateral and weakening general economic conditions.
Warehouse lending:   The Company has developed a program whereby it provides lending facilities to pre-approved mortgage bankers. Individual advances under the facility are reviewed and approved by the

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Company and are secured by specific 1 – 4 family mortgage loans, which the mortgage banker intends to sell and deliver to the secondary market within 60 days. Warehouse lending loans are susceptible to weakening general economic conditions and increases in unemployment rates and declining real estate values.
Unfunded Loan Commitments
The Company is also required to consider expected credit losses associated with loan commitments over the contractual period in which it is exposed to credit risk on the underlying commitments unless the obligation is unconditionally cancellable by the Company. Any allowance for off balance sheet credit exposure is reported in other liabilities on the Company’s consolidated balance sheets and is increased or decreased by provision for credit losses on the Company’s consolidated statement of income. The calculation uses the same methodology, inputs, and assumptions as the funded portion of the loans at the segment level applied to the amount of commitments expected to be funded.
Off-balance-sheet Instruments
In the ordinary course of business, the Company may enter into commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded. There were no letters of credit commitments as of December 31, 2023 and 2022.
Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (less costs to sell) at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Related revenue, expenses, and changes in the valuation allowance are included in other expenses. Total other real estate owned included in other assets at December 31, 2023 and 2022 was approximately $24 thousand and $550 thousand, respectively. The Company had real estate in the process of foreclosure totaling $2.5 million as of December 31, 2023, and $372 thousand as of December 31, 2022.
Bank Premises and Equipment, net
Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to Occupancy and equipment over the estimated useful lives of the assets ranging from 1 to 40 years. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter. Interest costs incurred during the construction period of new facilities are capitalized as part of the cost of the building and depreciated over the estimated useful life of the asset.
Use of Estimates
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the fair value of financial instruments, including mortgage banking derivatives, mortgage servicing rights, lender risk account, loans held for sale, and loans held for investment fair value option.
Repurchase Reserve
The Company sells residential mortgage loans to investors in the normal course of business. Residential mortgage loans sold to investors are predominantly conventional residential first lien mortgages originated

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
under our usual underwriting procedures and are sold on a nonrecourse basis. The Company’s agreements to sell residential mortgage loans usually require general representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently untrue or breached, could require the Company to indemnify or repurchase certain loans affected. The balance in the repurchase reserve at the balance sheet date reflects the estimated amount of potential loss the Company could incur from repurchasing a loan, as well as loss reimbursements, indemnification, and other “make whole” settlement resolutions. The Company’s repurchase reserve was approximately $4.6 million and $3.6 million, as of December 31, 2023 and 2022, respectively, and is included in accrued and other liabilities on the consolidated balance sheet.
Stock Compensation Plans
The Company recognizes compensation cost for equity-based compensation for all new or modified grants. The recognized costs are based on the fair value of the option granted and are recognized over the vesting period.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.
Income Taxes
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
The Company records uncertain tax positions in accordance with ASC Topic 740 “Income Taxes” on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company evaluates the realization of the deferred tax assets based on future taxable income, among other things. In the event that the deferred tax asset has been determined to not be realizable, a valuation allowance is established.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Intangible Assets
Intangible assets subject to amortization are amortized over the estimated life, using a method that approximates the time the economic benefits are realized by the Company. Intangible assets are reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
The Company acquired certain retail lending offices from an unaffiliated company during 2018. This merger enabled the Company to expand its geographical footprint of retail lending offices. The acquired retail lending offices included $0.3 million of acquired tangible assets. The fair value of customer-related intangible assets was $11.2 million less the expected payout of $732 thousand for a net value of $10.5 million.
Amortization of the intangible asset was $1.0 million in 2023 and 2022. Decreases in loan production, margin, or other changes in the secondary market may impact the carrying value of the recorded intangible asset. As a result of projected decreases in loan production and margins, an impairment of $137 thousand was recorded in 2023. Amortization is expected to be approximately $1.0 million per year through 2028.
The results of operations due to the acquisition have been included in the Company’s results since the acquisition date.
Earnings Per share
Basic earnings per share represent net income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflect additional potential shares that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common stock that may be issued by the Company is determined using the treasury stock method.
Emerging Growth Company Status
The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period when complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards apply to private companies; however, the EGC can still early adopt new or revised accounting standards. We have elected to take advantage of this extended transition period, which means these financial statements, as well as financial statements we file in the future will be subject to all new or revised accounting standards generally applicable to private companies, unless stated otherwise. This decision will remain in effect until the Company loses its EGC status.
Recently Adopted Accounting Pronouncements
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, in response to the scheduled discontinuation of LIBOR. Since the issuance of this guidance, cessation of U.S. Dollar LIBOR was extended and went to into effect on June 30, 2023. The amendments in this update provide optional guidance designed to provide relief from the accounting analysis and impacts that may otherwise be required for modifications to agreements (e.g. loans, debt securities, derivatives, borrowings, among others) necessitated by reference rate reform. The following optional expedients for applying the requirements of certain ASC Topics or Industry Subtopics in the Codification are permitted for contracts that are modified because of reference rate reform and that meet certain scope guidance: 1) modifications of contracts within the scope of ASC Topic 310, Receivables, and ASC Topic 470, Debt, should be accounted for by prospectively adjusting the effective interest rate; 2) modifications of contracts within the scope of ASC Topic 842, Leases, should be accounted for as a continuation of the existing contracts with no reassessments of the lease classification and the discount rate or remeasurements of lease payments that otherwise would be required under this ASC Topic for modifications not accounted for as separate contracts; 3) modifications of contracts do not require an entity to reassess its original conclusion about whether that contract contains an embedded derivative that is clearly and closely related to the economic characteristics and risks of the host contract under Subtopic ASC 815-15, Derivatives and Hedging-Embedded Derivatives; and 4) for other ASC Topics or Industry Subtopics in the Codification, the amendments in this update also include a general principle that permits an entity to consider contract modifications due to reference rate reform to be an event that does not require

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
contract remeasurement at the modification date or reassessment of a previous accounting determination. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, in order to clarify that certain optional expedients and exceptions in ASC Topic 848 apply to derivatives that are affected by the discounting transition. Specifically, certain provisions in ASC Topic 848, if elected by an entity, apply to derivative instruments that use an interest rate for margining, discount, or contract price alignment that is modified as a result of reference rate reform. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, to defer the expiration date of ASC 848 from December 31, 2022, to December 31, 2024. These amendments are effective immediately upon issuance and due to the prospective nature of the revised guidance, the adoption of these updates did not have a material impact on the Company’s financial position and/or results of operations.
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and accounts receivable. It also applies to off-balance sheet credit exposures such as loan commitments. In addition, ASC 326 made changes to the accounting for available for sale debt securities.
The Company adopted ASC 326 using the modified retrospective method for all financial assets measure at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The company recorded a net decrease to retained earnings of $7.5 million as of January 1, 2023 for the cumulative effect of adopting ASC 326.
The following table illustrates the impact of ASC 326 (000s omitted):
	January 1, 2023
	As Reported Under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets:
Allowance for credit losses on loans	$15,672	$6,365	$9,307
Allowance for credit losses on debt securities held to maturity	3	—	3
Allowance for credit losses on accounts receivable	30	—	30
Liabilities:
Allowance for credit losses on unfunded credit commitments	508	—	508
Gross Total	16,213	6,365	9,848
Deferred tax liability	(2,353)	—	(2,353)
Retained Earnings	$13,860	$6,365	$7,495
The Federal Reserve Bank (“FRB”), Office of Comptroller (“OCC”) and Federal Deposit Insurance Corporation (“FDIC”) have adopted a rule that gives a banking organization the option to phase in over a three-year period the day-one adverse effects of CECL on its regulatory capital. The Company adopted this phase in option during 2023.
In March 2022, the FASB issued ASU 2022-02, “Financial Instruments — Credit Losses (Topic 326)”. The amendments in this ASU eliminate the accounting guidance for troubled debt restructures (“TDRs”) by creditors in Subtopic 310-40, “Receivables — Troubled Debt Restructurings by Creditors,” while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying the recognition and measurement guidance for TDRs, an entity must apply the loan refinancing and restructuring guidance in paragraphs 310-20-35-9

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
through 35-11 to determine whether a modification results in a new loan or a continuation of an existing loan. In addition, for public business entities, the amendments in this Update require that an entity disclose current-period gross charge-offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20, “Financial Instruments — Credit Losses — Measured at Amortized Cost.” Adoption of this ASU on January 1, 2023 did not have a material impact on the Company’s financial results and the additional required disclosures for gross charge-offs have been included in the footnotes to the consolidated financial statements.
In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820).” The amendments in this ASU clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security, and therefore, is not considered in measuring fair value. Furthermore, the amendments to this ASU clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update to this ASU requires the following disclosures for equity securities: (1) The fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet; (2) The nature and remaining duration of the restriction(s) and; (3) The circumstances that could cause a lapse in the restriction(s). The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company has concluded that the updates did not have a material impact on the Company’s financial position and/or results of operations.
New Accounting Pronouncements
In March 2022, the FASB issued ASU No. 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging — Portfolio Layer Method (“ASU 2022-01”), which clarifies the guidance on fair value hedge accounting of interest rate risk for portfolios of financial assets. This ASU amends the guidance in ASU 2017-12 that, among other things, established the “last-of-layer” method for making the fair value hedge accounting for these portfolios more accessible. ASU 2022-01 renames that method the “portfolio layer” method and expands the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. This scope expansion is consistent with the FASB’s efforts to simplify hedge accounting and allows entities to apply the same method to similar hedging strategies. ASU 2022-01 is effective for private entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, with early adoption permitted. The Company is currently assessing the impact of the update on its operations, financial position, and disclosures.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures, which requires enhanced disclosures on both an annual and interim basis about significant segment expenses, including for companies with only one reportable segment. This ASU is effective on a retrospective basis for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 31, 2024. The Company is evaluating the impact the adoption of this ASU will have on its consolidated financial statement disclosures.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes: Improvement to Income Tax Disclosures (Topic 740).” This ASU requires entities to disclose specific categories in the rate reconciliations and provide additional information for reconciling items that meet a quantitative threshold. The ASU requires all entities to disclose the amount of income taxes paid, disaggregated by federal state and foreign taxes, the amount of income taxes paid disaggregated by individual jurisdictions in which income taxes paid is equal or greater than 5 percent of total income taxes paid. The ASU also requires that entities disclose income (loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic or foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective beginning after December 15, 2024. The Company is currently assessing the impact of the update and its operations, financial position, and disclosures.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Subsequent Events
The consolidated financial statements and related disclosures include evaluation of events up through and including December 20, 2024, which is the date the consolidated financial statements were available to be issued.
Note 3 — Loans and Allowance for Credit Losses
A summary of the balances of loans follows (000s omitted):
	2023	2022
Residential	$2,605,413	$2,212,369
Commercial	18,037	14,774
Warehouse lending	1,146,826	791,919
Total loans	3,770,276	3,019,062
Less:
Allowance for credit losses	12,295	6,365
Net deferred loan (cost)/fees	(10,923)	(11,071)
Net loans	$3,768,904	$3,023,768
The residential mortgage loan portfolio includes $100.2 million and $50.9 million of loans measured at fair value on December 31, 2023 and 2022, respectively.
Activity in the allowance for credit losses for 2023 is summarized as follows (000s omitted):
	Year Ended December 31, 2023
	Residential	Commercial	Warehouse lending	Unallocated	Total
Beginning balance, prior to adoption of ASC 326	$5,908	$78	$317	$62	$6,365
Impact of adopting ASC 326	9,403	(38)	—	(58)	9,307
Charge-offs	(932)	—	—	—	(932)
Recoveries	66	58	—	—	124
Provision	(2,703)	(47)	141	40	(2,569)
Ending balance	$11,742	$51	$458	$44	$12,295
Activity in the allowance for loan losses for 2022 is summarized as follows (000s omitted):
	Year Ended December 31, 2022
	Residential	Commercial	Warehouse lending	Unallocated	Total
Beginning balance	$3,732	$40	$114	$—	$3,886
Charge-offs	(7)	—	—	—	(7)
Recoveries	162	108	—	—	270
Provision	2,021	(70)	203	62	2,216
Ending balance	$5,908	$78	$317	$62	$6,365
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$816	$28	$—	$—	$844
Collectively evaluated for impairment	5,092	50	317	62	5,521

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	Year Ended December 31, 2022
	Residential	Commercial	Warehouse lending	Unallocated	Total
Ending allowance balance	$5,908	$78	$317	$62	$6,365
Loans and leases (net of deferred loan fees):
Individually evaluated for impairment	$13,897	$382	$—	$—	$14,279
Collectively evaluated for impairment	2,158,631	14,392	791,919	—	2,964,942
Total loans and leases (net of deferred loan fees)	$2,172,528	$14,774	$791,919	$—	$2,979,221

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2022 (000s omitted):
	As of and for the Year Ended December 31, 2022
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment for the Year	Interest Income Recognized for the Year
With no related allowance recorded:
Residential:
Construction and land development	$983	$1,449	$—	$1,086	$72
Home equity lines of credit	869	872	—	727	15
Closed end, first liens	7,120	7,830	—	6,938	135
Closed end, second liens	501	527	—	519	8
Commercial	(13)	63	—	9	—
Total	$9,460	$10,741	$—	$9,279	$230
With an allowance recorded:
Residential:
Construction and land development	$471	$481	$110	$470	$29
Closed end, first liens	3,953	3,985	706	4,026	250
Commercial	395	395	28	421	24
Total	$4,819	$4,861	$844	$4,917	$303
For the purpose of the disclosure above, recorded investment represents the borrower’s unpaid principal balance, net deferred fees, less partial charge-offs to date.

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
Nonaccrual Loans
The following tables present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing in the held for investment portfolio as of December 31, 2023 (000s omitted):
	As of and for the Year Ended December 31, 2023
	Nonaccrual with No Allowance	Nonaccrual with Allowance	Total Nonaccrual	Over 90 days Accruing	Total
Residential:
Construction and land development	$4,200	$202	$4,402	$—	$4,402
Home equity lines of credit	2,977	620	3,597	497	4,094
Closed end, first liens	12,459	1,468	13,927	3,298	17,225
Closed end, second liens	726	—	726	—	726
Total	$20,362	$2,290	$22,652	$3,795	$26,447
Loans on nonaccrual status at December 31, 2022, by loan segment and class, are summarized below (000s omitted):
2022
Residential:
Construction and land development	$588
Home equity lines of credit	619
Closed end, first liens	6,928
Closed end, second liens	422
Commercial	20
Total	$8,577
At December 31, 2022, there were $2.4 million loans past due 90 days and still accruing interest.
The Bank has not recognized any material interest income on nonaccrual loans during 2023 or 2022.
Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the sale of the collateral and the borrower is experiencing financial difficulty. The allowance is calculated on an individual loan basis of the shortfall between the fair value of the loan’s collateral, which is adjusted for selling costs, and the loan’s amortized cost. If the fair value of the collateral exceeds the loan’s amortized cost, no allowance is necessary.
The amortized cost of collateral dependent loans by class as of December 31, 2023 was as follows (000s omitted):

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	2023
	Collateral Type
	Real Estate	Other	Allowance Allocated
Residential:
Construction and land development	$3,976	$—	$6
Home equity lines of credit	3,414	—	14
Closed end, first liens	8,119	—	—
Closed end, second liens	662	—	—
Total	$16,171	$—	$20
Age Analysis of Loans
The following tables detail the age analysis of loans, excluding those loans carried at fair value, at December 31, 2023 and 2022 (000s omitted):
	December 31, 2023
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans
Residential:
Construction and land development	$3,874	$1,883	$3,670	$9,427	$337,713	$347,140
Home equity lines of credit	4,164	884	3,861	8,909	603,776	612,685
Closed end, first liens	10,886	4,721	11,416	27,023	1,439,879	1,466,902
Closed end, second liens	1,934	211	662	2,807	86,644	89,451
Commercial	—	—	—	—	18,037	18,037
Warehouse lending	—	—	—	—	1,146,826	1,146,826
Total	$20,858	$7,699	$19,609	$48,166	$3,632,875	$3,681,041
	December 31, 2022
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans
Residential:
Construction and land development	$2,296	$161	$101	$2,558	$325,589	$328,147
Home equity lines of credit	1,371	203	799	2,373	424,298	426,671
Closed end, first liens	8,773	2,601	7,139	18,513	1,322,494	1,341,007
Closed end, second liens	392	387	80	859	75,844	76,703
Commercial	—	—	—	—	14,774	14,774
Warehouse lending	—	—	—	—	791,919	791,919
Total	$12,832	$3,352	$8,119	$24,303	$2,954,918	$2,979,221
Modifications to Borrowers Experiencing Financial Difficulty
On occasion, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extensions, interest rate reductions, or payment delays. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. In some cases, the Company provides multiple types of concessions on one loan.

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
During 2023, there were $2.2 million loans, 5 closed end, first lien loans for $1.7 million and 1 home equity loan for $0.5 million, that were both experiencing financial difficulty and modified during the year. These loans were a combination of term extension and interest rate reduction. During 2023, all closed end, first liens loan was on nonaccrual status at time of modification and the home equity line of credit was on accrual status at time of modification. During 2022, there was one loan modification to borrowers experiencing financial difficulty on a closed end, first lien loan in the amount of $148 thousand. There were no material modifications to borrowers experiencing financial difficulty within the previous 12 months that became 30 days or more past due during the years ended December 31, 2023 and 2022.
Credit Quality Indicators
The Company categorized each loan into credit risk categories based on current financial information, overall debt service coverage, comparison against industry averages, collateral coverage, historical payment experience, and current economic trends. Residential real estate is evaluated for credit risk based on performing or non-performing classification. The Company uses the following definitions for credit risk ratings:
Performing
Residential real estate credits not covered by the non-performing definition below.
Non-performing
Residential real estate loans classified as non-performing are generally loans on nonaccrual status.
Pass
Commercial credits not covered by the definitions below are pass credits, which are not considered to be adversely rated.
Special Mention
Loans classified as special mention, or watch credits, have a potential weakness or weaknesses that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard
Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution may sustain some loss if the deficiencies are not corrected.
The following table reflects amortized cost basis of loans and year to date charge-offs as of December 31, 2023 based on year of origination (000s omitted):

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total
Construction and Land Development:
Performing	$105,297	$153,972	$53,048	$17,445	$2,749	$10,227	$—	$342,738
Nonperforming	1,026	2,010	664	227	—	475	—	4,402
Total	106,323	155,982	53,712	17,672	2,749	10,702	—	347,140
Gross charge-offs	—	459	—	—	—	29	—	488
Home Equity Lines of credit:
Performing	—	—	—	—	—	—	609,088	609,088
Nonperforming	—	—	—	—	—	—	3,597	3,597
Total	—	—	—	—	—	—	612,685	612,685
Gross charge-offs	—	103	80	—	—	—	—	183
First liens, closed end loans:
Performing	83,332	1,071,789	163,674	49,965	39,056	45,159	—	1,452,975
Nonperforming	—	4,849	1,670	1,860	1,877	3,671	—	13,927
Total	83,332	1,076,638	165,344	51,825	40,933	48,830	—	1,466,902
Gross charge-offs	—	192	—	—	—	25	—	217
Second liens, closed end loans:
Performing	19,864	36,846	10,472	10,317	5,034	6,192	—	88,725
Nonperforming	—	198	63	—	235	230	—	726
Total	19,864	37,044	10,535	10,317	5,269	6,422	—	89,451
Gross charge-offs	—	44	—	—	—	—	—	44
Commercial:
Risk Rating
Pass	—	413	—	—	—	378	17,021	17,812
Special mention	—	—	—	—	198	27	—	225
Total	—	413	—	—	198	405	17,021	18,037
Gross charge-offs	—	—	—	—	—	—	—	—
Warehouse lending:
Risk Rating
Pass	—	—	—	—	—	—	1,129,764	1,129,764
Special mention	—	—	—	—	—	—	17,062	17,062
Total	—	—	—	—	—	—	1,146,826	1,146,826
Gross charge-offs	—	—	—	—	—	—	—	—
Grand Total	$209,519	$1,270,077	$229,591	$79,814	$49,149	$66,359	$1,776,532	$3,681,041
Grand Total Gross charge-offs	$—	$798	$80	$—	$—	$54	$—	$932
There were no revolving loans converted to term loans during 2023.
The following table summarizes loan balances by credit risk grade as of December 31, 2022 (000s omitted):

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	December 31, 2022
	Performing	Non- performing	Pass	Special Mention	Substandard	Total
Residential:
Construction and land development	$327,559	$588	$—	$—	$—	$328,147
Home equity lines of credit	426,052	619	—	—	—	426,671
Closed end, first liens	1,334,079	6,928	—	—	—	1,341,007
Closed end, second liens	76,282	421	—	—	—	76,703
Commercial	—	—	14,531	223	20	14,774
Warehouse lending	—	—	791,919	—	—	791,919
Total	$2,163,972	$8,556	$806,450	$223	$20	$2,979,221
Note 4 — Bank Premises and Equipment, Net
A summary of the cost and accumulated depreciation of premises and equipment follows (000s omitted):
	2023	2022
Land	$5,826	$5,831
Leasehold improvements	604	634
Buildings and building improvements	24,074	23,328
Furniture, fixtures, and equipment	10,241	20,791
Construction in progress	427	1,950
Total cost	41,172	52,534
Accumulated depreciation	(11,876)	(22,961)
Net	$29,296	$29,573
Depreciation expense for the years ended December 31, 2023 and 2022 amounted to $3.0 million and $3.0 million, respectively.
Future undiscounted lease payments for operating leases with initial terms of one year of more as of December 31, 2023 are as follows (000s omitted):
2024	$1,627
2025	594
2026	334
2027	139
Total undiscounted lease payments	2,694
Less discount to net present value	(172)
Total operating lease liabilities	$2,522
The weighted average remaining discount rate was 2.92% and weighted average remaining life was 2.0 years for the year ended December 31, 2023.
The leases contain options to extend for periods from 3 to 5 years. The cost of such rentals is not included above.

Northpointe Bancshares, Inc.
Note 4 — Bank Premises and Equipment, Net (continued)
Total rent expense for the years ended December 31, 2023 and 2022 amounted to $3.1 million and $3.5 million, respectively.
The Company also leases portions of its main office location to third parties. The amounts included in Occupancy and equipment expense are net of rental income of $0.7 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively.
Future income from non-cancelable lease agreements in effect at December 31, 2023 is as follows (000s omitted):
2024	$1,149
2025	1,094
2026	1,067
2027	995
2028	697
Thereafter	708
Total	$5,710
Note 5 — Mortgage Servicing Rights
Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans and other loans serviced for others were approximately $6.9 billion and $6.8 billion at December 31, 2023 and 2022, respectively. In addition, approximately $3.5 billion and $1.9 billion at December 31, 2023 and 2022, respectively, of loans were sub-serviced on behalf of other unaffiliated investors. The Company has an ongoing relationship to sell servicing rights to a buyer on a routine basis when the loans are sold to the agencies while maintaining a subservicing relationship. Under this relationship, the servicing is conducted in the name of Northpointe Bank.
The following summarizes the loan servicing fees which are a component of the Loan Servicing Fees line item on Statement of Income (000s omitted):
	2023	2022
Contractual servicing fees	$23,601	$24,015
Late fees	627	1,474
Other fees	94	284
Total	$24,322	$25,773
At December 31, 2023 the fair value of mortgage servicing rights was determined using discount rates between 10.0 and 12.5 percent, average cost of servicing between $70 and $85 per file per year, and a prepayment speed of 7.2 percent. At December 31, 2022 the fair value of mortgage servicing rights was determined using discount rates between 9.5 and 12.2 percent, average cost of servicing between $70 and $85 per file per year, and a prepayment speed of 6.4 percent.

Northpointe Bancshares, Inc.
Note 5 — Mortgage Servicing Rights (continued)
The following summarizes mortgage servicing rights capitalized and amortized (000s omitted):
	2023	2022
Balance – Beginning of year	$101,792	$73,385
Additions	4,841	40,031
Paid in full loans	(4,355)	(6,572)
Change in fair value	(9,681)	24,650
Proceeds from sale	—	(26,000)
Bulk purchases	2,742	1,703
Loss on sale	—	(5,405)
Balance – End of year	$95,339	$101,792
During 2022, the Company performed one bulk sale of mortgage servicing rights with an unpaid principal balance of $1.4 billion. The associated value of the recorded mortgage servicing rights was $27.1 million. There were no bulk mortgage servicing rights sales in 2023.
During 2023, the Company acquired one bulk purchase of mortgage servicing rights with an unpaid principal loan balance of $298 million for $2.7 million in mortgage servicing right assets.
During 2022 the Company acquired one bulk purchase of mortgage servicing rights with an unpaid principal loan balance of $155.0 million for $1.7 million in mortgage servicing right assets.
During April and May 2024, the Company performed one bulk sale of mortgage servicing rights with an unpaid principal balance of $5.7 billion. The associated fair value of the assets and proceeds received of the mortgage servicing rights assets was $81.9 million. Related to this transaction, in April 2024, the Bank repurchased a pool of GNMA delinquent loans with unpaid principal balances totaling $36.0 million. All loans in this pool are guaranteed by the Federal Housing Administration (FHA), the Department of Agriculture Rural Development (RD) or the department of Veteran Affairs (VA).
The following table summarizes the hypothetical effect on the fair value of servicing rights using adverse changes of 10.0 percent and 20.0 percent to the weighted-average of certain significant assumptions used in valuing these assets (000s omitted):
	2023			2022
	Actual	10% Adverse Change	20% Adverse Change	Actual	10% Adverse Change	20% Adverse Change
Discount rate change	10.2%	$91,100	$87,205	9.7%	$97,233	$93,044
Constant prepayment rate	7.2%	92,496	89,813	6.4%	98,813	96,006
Cost to service	$72	93,991	92,643	$71	100,400	99,008
Note 6 — Derivative Financial Instruments
Forward contracts are contracts for delayed delivery of loans or mortgage-backed securities in which the seller agrees to make delivery at a future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the Company to compile a portfolio of loans and from movements in interest rates. These contracts are used primarily to reduce the exposure to interest rate fluctuations for loans in progress and in loan inventory held for sale to investors. Most forward contracts are for terms of 30 days to 90 days. The Company had outstanding forward contracts of approximately $169.4 million and $0.9 billion at December 31, 2023 and 2022, respectively. Forward commitments represent forward contracts, closed held for sale loans with a committed investor, and pair-off contracts.

Northpointe Bancshares, Inc.
Note 6 — Derivative Financial Instruments (continued)
Interest rate lock commitments, which are included in the commitments to extend credit, represent commitments to lend to customers at predetermined interest rates.
The following table presents the recorded gain/(loss) on derivative financial instruments at December 31 (000s omitted):
	Year ended December 31,
	2023	2022
Interest rate-lock commitments	$2,948	$711
Forward commitments	(2,719)	2,132
The following table provide details on the Company’s derivative financial instruments at December 31 (000s omitted):
	2023
	Notional Amount	Asset	Liability
Interest rate-lock commitments	$106,604	2,959	11
Forward commitments	260,000	93	2,812
Total	$366,604	3,052	2,823
	2022
	Notional Amount	Asset	Liability
Interest rate-lock commitments	$389,590	$4,763	$4,052
Forward commitments	1,142,547	7,289	5,157
Total	$1,532,137	$12,052	$9,209
As of December 31, 2023 and 2022, the counterparty collateral asset balance was $1.3 million and $1.1 million, respectively and was included in other assets in the consolidated balance sheets. As of December 31, 2023 and 2022, the counterparty collateral liability balance was $0.1 million and $0.0 million and was included in accruals and other liabilities in the consolidated balance sheets.
Note 7 — Deposits
The following is a summary of the distribution of deposits at December 31, (000s omitted):
	2023	2022
Noninterest-bearing deposits	$253,143	$342,585
Interest-bearing demand deposits	600,146	19,542
Savings and money market accounts	368,394	568,508
Time:
Under $250,000	1,630,903	1,903,420
$250,000 and over	72,972	87,245
Total	$2,925,558	$2,921,300
Brokered time deposits totaled $1.5 billion and $1.6 billion at December 31, 2023 and 2022, respectively.

Northpointe Bancshares, Inc.
Note 7 — Deposits (continued)
At December 31, 2023, the scheduled maturities of time deposits are as follows (000s omitted):
2024	$1,567,067
2025	35,827
2026	55,972
2027	787
2028	44,135
Thereafter	87
Total	$1,703,875
Note 8 — Borrowings
The Bank has an advance agreement with the FHLB. At December 31, 2023, the Bank had thirty-five advances totaling $1.3 billion carrying a fixed interest rate ranging between 104 and 474 basis points with scheduled maturities between 5 months and 111 months. The weighted average rate was 3.36% in 2023. At December 31, 2022, the Bank had twenty-five advances totaling $925 million carrying a fixed interest rate ranging between 104 and 354 basis points with scheduled maturities between 17 months and 116 months. The weighted average rate was 2.94% in 2022. The advances are collateralized by approximately $2.5 billion and $2.4 billion of mortgage loans and loans held for sale as of December 31, 2023 and 2022, respectively, under an agreement which calls for specific identification of pledged loans. Included in the above, advances totaling $175 million are putable advances.
At December 31, 2023, the scheduled maturities of the advances are as follows (000s omitted):
2024	$96,250
2025	143,750
2026	10,000
2027	225,000
2028	50,000
Thereafter	750,000
Total	$1,275,000
The Bank also has a line of credit included under the collateral agreement mentioned above, allowing borrowing up to $50.0 million. The interest rate on the line of credit is a floating rate determined by the FHLB and the line of credit matures on May 10, 2024. The Bank had no outstanding borrowings on the line of credit at December 31, 2023 and 2022.
Note 9 — Employee Benefits
The Company sponsors a 401(K) plan which contains an employee stock ownership plan (ESOP) investment option. The 401(k) Plan is available to all employees, on the 1st of the month following 90 days of employment. Participants in the plan have the option to contribute from 0% to 100% of their annual compensation, up to the IRS allowable limits. FICA taxes must be paid based on total compensation. The Company matches 60% of participant contributions up to 7% of gross pay. The Company’s matching contributions were $1.7 million and $2.8 million for the years ended December 31, 2023 and 2022, respectively. Participants are immediately 100% vested in salary and rollover contributions and any income or loss thereon. Vesting in the matching contributions is based on years of service. Participants vest in contributions made by the company 20% after one year of service and another 20% per until they become fully vested after five years of service. If a participant is not fully vested on their termination date, the non-vested amount is forfeited. Forfeitures are used to reduce company contributions and/or to pay administrative expenses of the plan.

Northpointe Bancshares, Inc.
Note 9 — Employee Benefits (continued)
The ESOP held 1,021,600 shares and 1,077,600 shares of the Company’s common stock for the years ended December 31, 2023 and 2022, respectively. During 2023 and 2022, all shares have been allocated to participants. In 2023, the ESOP did not purchase any shares. In 2022, the ESOP purchased 15,000 shares at $136.00 per share. During 2023, the Company repurchased 56,000 shares at $110 per share from the ESOP. Dividends on ESOP shares are reinvested and allocated to the participants. The fair value to repurchase the shares is approximately $11.2 million at December 31, 2023.
The Company has a self-insured medical insurance plan covering all of its eligible employees. The Company’s individual excess risk benefit level per employee was $175 thousand (with no aggregate exposure limitation) at December 31, 2023. Losses in excess of the limitation is covered by reinsurance. Amounts expensed by the Company under the plan were approximately $8.1 million and $9.2 million for the years ended December 31, 2023 and 2022, respectively, recorded in salaries and employee benefits on the consolidated statement of income. The Company recorded an accrual of approximately $0.5 million and $0.9 million at December 31, 2023 and 2022, respectively, for known claims and estimated claims incurred but not reported, reported in accrued and other liabilities on the consolidated balance sheets.
Note 10 — Stock Compensation Plans
The Company has two share based compensation plans, which are described below. No stock option expense was recorded for the years ended December 31, 2023 and 2022.
The Company has a stock option plan for its non-employee directors under which options may be granted at not less than the fair value of the underlying stock on the date of the grant. These options are subject to a vesting schedule under which one-third vests at each anniversary date of the grant. Under the stock option plan, the Company may grant options to its directors for up to 500,000 shares of common stock.
The Company also has a stock compensation plan for executive officers and certain employees under which options may be granted at not less than the market price of the stock on the date of the grant. These options are subject to a vesting schedule under which one-third vests at each anniversary date of the grant. Under the stock compensation plan, the Company may grant options to its executive officers and certain employees for up to 1,000,000 shares of common stock.
All options granted expire within 10 years of the date of grant, subject to certain cancellation provisions related to an individual’s affiliation with the Company.
The calculated value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted average assumptions. Expected volatilities are based on similar volatilities of comparable banks. The Company uses comparable bank data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. There were no stock option grants in 2023 or 2022.
A summary of option activity under the Plan for the year ended December 31, 2023 is presented below:
Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at January 1, 2023	84,000	2.29	2.9
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—
Outstanding at December 31, 2023	84,000	2.293	1.9
Vested at December 31, 2023	84,000	2.293	1.9

Northpointe Bancshares, Inc.
Note 10 — Stock Compensation Plans (continued)
The total intrinsic value of the options exercised during the year ended December 31, 2022 was approximately $0.2 million. No options were exercised in 2023. The total intrinsic value of the options outstanding at December 31, 2023 and 2022 was approximately $0.7 million and $1.0 million, respectively.
As of December 31, 2023 and 2022, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan.
The Company also has a stock appreciation rights plan for executive officers and certain employees. Stock appreciation rights are primarily granted with a price equal to the market value of common stock on the date of the grant. These awards generally have a five year vesting schedule but may vest early in accordance with accelerated vesting provisions. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock. The Bank utilizes a third party valuation service for the measurement of fair value of the Company’s stock price as provided for in the Employee Stock Ownership Plan Report. On December 24, 2024, the Company terminated 837,500 shares of outstanding executive officer stock appreciation right awards and replaced with 849,530 shares of restricted stock units.
A summary of stock appreciation right awards for the year ended December 31, 2023 is as follows:
Stock Awards	Number of Shares	Weighted Average Exercise Price
Non-vested at January 1, 2023	1,702,500	$8.25
Granted	395,000	10.84
Exercised	(522,500)	5.31
Forfeited or expired	(97,500)	10.07
Outstanding at December 31, 2023	1,477,500	$7.33
Note 11 — Subordinated Debentures
On February 13, 2017, the Company issued $8,500,000 of subordinated notes due March 1, 2027. All notes were redeemed and repaid on December 1, 2023.
On September 27, 2017, the Company issued $8,750,000 of subordinated notes due September 30, 2027. All notes were redeemed and repaid on October 1, 2023.
On September 28, 2018, the Bank issued $15,000,000 of subordinated notes due October 1, 2028. The notes are redeemable on October 1, 2023. Interest payments are due April 1 and October 1 of each year at a fixed rate of 6.875 percent through October 1, 2023 and converted to a variable rate of the three-month LIBOR plus 3.765 percent with payments due quarterly January 1, April 1, July 1, and October 1 of each year. The notes include fall back language to determine an alternative index rate calculation if the three-month LIBOR rate index is unavailable. The alternative index rate is three-month CME Term SOFR plus tenor spread adjustment of 0.26161 percent (an effective rate of 9.29 percent as of December 31, 2023). The cash raised by the Bank was used as a source of capital for the Bank’s organic growth. The Bank has given notice to the holders of the notes and expects to redeem and payoff the $15 million of subordinated noted in January 2025.
On September 9, 2019, the Company issued $20,000,000 of subordinated notes due September 30, 2029. The notes become redeemable on September 30, 2024. Interest payments are due March 30 and September 30 of each year at a fixed rate of 6.0 percent through September 30, 2024 and convert to a variable rate of the three-month SOFR plus 4.905 percent with payments due quarterly March 30, June 30, September 30, and December 30 of each year. In the event three-month SOFR is less than zero, three-month term SOFR shall be deemed to be zero. The cash raised by the Company was used as a source of capital for the Bank’s organic growth, and general corporate matters. All notes were redeemed in and repaid in 2024.

Northpointe Bancshares, Inc.
Note 11 — Subordinated Debentures (continued)
On August 22, 2024, the Company issued $25,000,000 of subordinated notes due September 1, 2034. The notes become redeemable on September 1, 2029. Interest payments are due on March 1 and September 1 of each year at a fixed rate of 9.0 percent through September 1, 2029 and convert to a variable rate of three month SOFR plus 5.50 basis points with payments due quarterly. The cash raised by the Bank was used as a source of capital for the Bank’s organic growth. Please see footnote 12 for a combined aggregate schedule of maturities.
Note 12 — Subordinated Debentures Issued through Trusts
Northpointe Statutory Trust I, a business trust, sold 5,000 cumulative preferred securities (trust preferred securities) at $1,000 per trust preferred security in a March 17, 2004 pooled offering. The proceeds from the sale of the trust preferred securities were used by Northpointe Statutory Trust I to purchase an equivalent amount of subordinated debentures from Northpointe Bancshares, Inc. The subordinated debentures issued by the Company carry a floating rate equal to the three-month CME Term SOFR plus tenor spread adjustment of 0.26161 percent plus 2.79 percent or three-month LIBOR plus 2.79 percent (an effective rate of 8.38 percent and 7.56 percent at December 31, 2023 and 2022, respectively), have a stated maturity of 30 years and, in effect, are guaranteed by Northpointe Bancshares, Inc. The subordinated debentures include fall back language to determine an alternative index rate calculation if the three-month LIBOR rate index is unavailable; however, the alternative index rate must be based on a three-month product. The proceeds from the offering of the subordinated debentures were used to inject capital into the Bank.
The subordinated debentures are carried on the consolidated balance sheets as a liability. The related interest expense, including amortization of the issuance cost, is recorded on the consolidated statements of income. The securities are redeemable at par after five years. Distributions on the subordinated debentures are payable quarterly. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the stated rate per annum.
As of December 31, 2023, maturities of subordinated debt were as follows (000s omitted):
2028	$15,000
2029	20,000
2034	5,000
Total	40,000
Less unamortized deferred costs	632
Total maturities, net unamortized deferred costs	$39,368
Note 13 — Issuance of Preferred Stock
On December 30, 2021, the Company issued $25.0 million of 7.25% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, with a liquidation preference of $1,000 per share. When, as, and if declared by the board of directors of the Company, dividends will be payable at an annual rate of 7.25%, payable quarterly, in arrears. The cash raised by the Company was used as a source of capital for the Bank’s organic growth, and general corporate matters.
On December 29, 2020, the Company issued $95.0 million of 8.25% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of $1,000 per share. When, as, and if declared by the board of directors of the Company, dividends will be payable at an annual rate of 8.25%, payable quarterly, in arrears. The cash raised by the Company was used as a source of capital for the Bank’s organic growth, and general corporate matters. During 2024, the Company redeemed 13,000 shares for $11.6 million.

Northpointe Bancshares, Inc.
Note 14 — Off-balance-sheet Activities
Credit-related Financial Instruments
The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
At December 31, 2023 and 2022, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):
	Contract Amount
	2023	2022
Commitments to grant loans	$3,373,318	$2,870,488
Unfunded commitments under lines of credit	293,128	218,378
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.
Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.
The Company is required to consider expected credit losses associated with unfunded commitments. Any allowance for unfunded commitment credit exposure is reported in other liabilities on the consolidated balance sheets and is increased or decreased through the provision for credit losses on the consolidated statement of income. The calculated allowance for unfunded commitments was $1.6 million as of December 31, 2023 and provisions for credit losses relating to unfunded commitments were $1.1 million for the year ending December 31, 2023. There was no allowance for unfunded commitments, or related provisions, in 2022 as the Company was not required to segregate that portion from its total allowance for credit losses before the adoption of CECL.
Collateral Requirements
To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.
If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or re-pledge the collateral on short notice, the Company records the collateral in its consolidated balance sheet at fair value with a corresponding obligation to return it.
Legal Contingencies
Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

Northpointe Bancshares, Inc.
Note 15 — Income Taxes
The components of the income tax provision are detailed as follows (000s omitted):
	2023	2022
Current income tax expense	$12,809	$2,419
Deferred tax expense	(1,884)	8,036
Total income tax expense	$10,925	$10,455
A reconciliation of taxes on income from the statutory income tax rate to income tax expense is as follows (000s omitted):
	2023	2022
Income tax expense, computed at statutory rate of pretax income	$10,748	$8,299
Effect of nontaxable income and nondeductible expenses	145	186
Rate revaluation on deferred taxes	131	376
Other	(99)	1,594
Total income tax expense	$10,925	$10,455
The details of the net deferred tax liability are as follows as of December 31 (000s omitted):
	2023	2022
Total deferred tax assets	$5,884	$5,144
Total deferred tax liabilities	(30,016)	(33,563)
Net deferred tax liability	$(24,132)	$(28,419)
Deferred tax assets and liabilities consisted of the following as of December 31 (000s omitted):
	2023	2022
Allowance for credit losses	$2,951	$1,521
Accrued expenses and other reserve accounts	1,983	1,948
Stock compensation	629	1,460
Other deferred tax assets	321	215
Total deferred tax assets	5,884	5,144
Mortgage servicing rights	21,461	23,352
Fixed assets	3,622	4,015
Section 481(a) adjustment	1,022	2,034
Goodwill and intangibles	1,154	1,404
Deferred Loan Costs/Fee	2,622	2,645
Other deferred tax liabilities	135	113
Total deferred tax liabilities	30,016	33,563
Net deferred tax liability	$(24,132)	$(28,419)
The Company and its subsidiaries file consolidated tax returns. The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax

Northpointe Bancshares, Inc.
Note 15 — Income Taxes (continued)
asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Deferred tax assets are included in other assets in the consolidated balance sheets and deferred tax liabilities are included in accrued and other liabilities in the consolidated balance sheets.
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. There were no uncertain tax positions recognized for the years ended December 31, 2023 or 2022.
With a few exceptions, the Company is no longer subject to U.S. federal tax examinations by tax authorities for years before 2020, and state and local income tax examinations by tax authorities for years before 2020. For federal tax purposes, the Company recognizes interest and penalties on income taxes as a component of income tax expense.
Note 16 — Minimum Regulatory Capital Requirements
The Company and Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Company and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Company and Bank’s regulators could require adjustments to regulatory capital not reflected in the consolidated financial statements.
Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital, Tier 1 capital (as defined), and common equity Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average total assets (as defined). Additionally, to make distributions or discretionary bonus payments, the Company and Bank must maintain a capital conservation buffer of 2.5% of risk-weighted assets.
Management believes, as of December 31, 2023 and 2022, that the Company and the Bank met all capital adequacy requirements to which it is subject. As of the latest balance sheet date, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the following table. Management believes the Bank has met all capital adequacy requirements to which it is subject. There are no conditions or events since that notification that management believes have changed the institution’s category.

Northpointe Bancshares, Inc.
Note 16 — Minimum Regulatory Capital Requirements (continued)
As of December 31, 2023 (000s omitted)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
CET1 (to risk weighted assets)
Consolidated	$317,454	7.61%	$187,611	4.50%	$	N/A	N/A%
Northpointe Bank	451,147	10.82%	187,609	4.50%		270,991	6.50%
Tier 1 Capital (to risk weighted assets)
Consolidated	438,611	10.52%	250,147	6.00%		N/A	N/A%
Northpointe Bank	451,147	10.82%	250,145	6.00%		333,528	8.00%
Total Capital (to risk weighted assets)
Consolidated	476,512	11.43%	333,530	8.00%		N/A	N/A%
Northpointe Bank	469,422	11.26%	333,528	8.00%		416,909	10.00%
Tier 1 capital (to average assets)
Consolidated	438,611	9.19%	190,958	4.00%		N/A	N/A%
Northpointe Bank	451,147	9.45%	190,969	4.00%		238,712	5.00%
As of December 31, 2022 (000s omitted)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
CET1 (to risk weighted assets)
Consolidated	$294,400	7.81%	$169,596	4.50%	$	N/A	N/A%
Northpointe Bank	449,919	11.91%	170,007	4.50%		245,566	6.50%
Tier 1 Capital (to risk weighted assets)
Consolidated	415,557	11.03%	226,128	6.00%		N/A	N/A%
Northpointe Bank	449,919	11.91%	226,676	6.00%		302,235	8.00%
Total Capital (to risk weighted assets)
Consolidated	469,727	12.46%	301,504	8.00%		N/A	N/A%
Northpointe Bank	470,971	12.47%	302,235	8.00%		377,794	10.00%
Tier 1 capital (to average assets)
Consolidated	415,557	9.73%	170,751	4.00%		N/A	N/A%
Northpointe Bank	449,919	10.54%	170,699	4.00%		213,374	5.00%
Note 17 — Restrictions on Dividends, Loans, and Advances
Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards without prior approval from the bank regulators.
Note 18 — Fair Value Measurements
Accounting standards require, or allow certain assets and liabilities at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Company has the ability to access.
Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.
In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.
The Company records the fair values of financial assets and liabilities on a recurring and non-recurring basis using the following methods and assumptions:
Equity securities
Equity securities with readily determinable fair value are reported at fair value. Fair value for these investments is primarily determined using a quoted price in an active market or exchange (Level 1).
Available for sale debt securities
Included in the Company’s AFS debt securities are corporate bonds which are classified as Level 3 assets. The valuation of these corporate bonds is determined using broker quotes, third-party vendor prices, or other valuation techniques, such as discounted cash flow techniques. Market inputs used in the other valuation techniques or underlying third-party vendor prices or broker quotes include benchmark and government bond yield curves, credit spreads, and trade execution data.
The Company’s debt securities also includes a municipal bond which is classified as Level 2 asset. The valuation of this municipal bond, which is not actively traded, is based on a quoted price to purchase the security as part of a refinancing of the underlying bond.
Loans
Certain loans held for sale and held for investment are measured at fair value on a recurring basis due to the Company’s election to adopt fair value accounting treatment for those loans originated for which the Company has entered into certain derivative financial instruments as part of its mortgage banking and related risk management activities. These instruments include interest rate lock commitments and mandatory forward commitments to sell these loans to investors known as forward mortgage-backed securities trades. This election allows for a more effective offset of the changes in fair values of the assets and the mortgage related derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting under ASC 815, Derivatives and Hedging. Mortgage loans held for sale, for which the fair value option was elected, are valued using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted to credit risk and other individual loan characteristics. As these prices are derived from market observable inputs, the Company classifies these valuations as Level 2 in the fair value disclosures. For mortgage loans held for sale for which the fair value option was elected, the earned current contractual interest payment is

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
recognized in interest income, loan origination costs and fees on fair value option loans are recognized in earnings as incurred and not deferred. The Company has no continuing involvement in any residential mortgage loans sold.
Loans reported at the fair value which were over 90 days past due amounted to $1.6 million and $5.7 million in unpaid principal balance with a fair values of $1.5 million and $4.6 million, respectively as of December 31, 2023 and 2022. The accrual of interest on loans is discontinued at the time the loan is delinquent (120 days for mortgages). Non-accrual loans reported at fair value amounted to $11.4 million in unpaid principal balance and $9.0 million in fair value as of December 31, 2023. Non-accrual loans reported at fair value amounted to $7.8 million in unpaid principal balance and $6.4 million in fair value as of December 31, 2022.
Interest rate lock commitments
The estimated fair values of interest rate lock commitments utilize current secondary market prices for underlying loans and estimated servicing value with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability (pull-through rate). The fair value of interest rate lock commitments is subject to change primarily due to changes in interest rates and the estimated pull-through rate. Given the significant and unobservable nature of the pull-through factor, interest rate lock commitments are classified as Level 3.
Forward sales commitments
Forward mortgage-backed securities trades are exchange-traded or traded within highly active dealer markets. In order to determine the fair value of these instruments, the Company utilized the exchange price or dealer market price for the particular derivative contract; therefore these contracts are classified as Level 2. The estimated fair values are subject to change primarily due to changes in interest rates.
Mortgage Service Rights
Mortgage service rights are carried at fair value. Fair value is determined using an income approach with various assumptions including expected cash flows, market discount rates, prepayment speeds, servicing costs, and other factors. As such, MSRs are considered Level 3.
Lender Risk Account
The Company’s Lender risk account is carried at fair value. Fair value is determined using an income approach with various assumptions including expected cash flows, market discount rates, prepayment speeds, and other factors. As such, the lender risk account is considered Level 3.
The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2023 and 2022 and the valuation techniques used by the Company to determine those fair values (000s omitted).

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
	Fair Value on a Recurring Basis at December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Financial Assets:
Equity securities:	$1,318	$—	$—	$1,318
Available for sale debt securities:	—	5,804	8,923	14,727
Mortgage banking assets:
Loans held for sale	—	352,443	—	352,443
Loans held for Investment	—	100,158	—	100,158
Interest rate lock commitments	—	—	2,959	2,959
Forward sales commitments	—	93	—	93
Mortgage servicing rights	—	—	95,339	95,339
Lender risk account	—	—	31,694	31,694
Financial Liabilities:
Interest rate lock commitments	—	—	11	11
Forward sales commitments	—	2,812	—	2,812
	Fair Value on a Recurring Basis at December 31, 2022
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Financial Assets:
Equity securities:	$1,300	$—	$—	$1,300
Available for sale debt securities:	—	—	9,087	9,087
Mortgage banking assets:
Loans held for sale	—	790,964	—	790,964
Loans held for investment	—	50,912	—	50,912
Interest rate lock commitments	—	—	4,763	4,763
Forward sales commitments	—	7,289	—	7,289
Mortgage servicing rights	—	—	101,792	101,792
Lender risk account	—	—	28,457	28,457
Financial Liabilities:
Interest rate lock commitments	—	—	4,052	4,052
Forward sales commitments	—	5,157	—	5,157
The Company’s policy is to recognize transfers in and transfers out of Level 1, 2, and 3 fair value classifications as of the actual date of the event of change in circumstances that caused the transfer.
Changes in mortgage servicing rights as well as the related weighted average unobservable inputs are included in Note 5.

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
The following table presents a reconciliation of the Level 3 available for sale debt securities measured at fair value on a recurring basis for the years ended December 31, 2023 and 2022 (000s omitted):
	For the year ended December 31,
	2023	2022
Balance at beginning of period	$9,087	$10,262
Purchases	—	—
Sales	—	—
Realized	—	—
Unrealized	(164)	(1,175)
Balance at end of period	$8,923	$9,087
The following table presents a reconciliation of the Level 3 interest rate lock commitments measured at fair value on a recurring basis for the years ended December 31, 2023 and 2022 (000s omitted):
	For the year ended December 31,
	2023	2022
Balance at beginning of period	$711	$17,218
Change in fair value	2,237	(16,507)
Balance at end of period	$2,948	$711
The following is a summary of the key unobservable inputs used in the valuation of the Level 3 interest rate lock commitments:
	For the year ended December 31,
	2023	2022
Pull-through rate	84.8%	88.0%
The following table presents a reconciliation of the Level 3 lender risk account measured at fair value on a recurring basis for the years ended December 31, 2023 and 2022 (000s omitted):
	For the year ended December 31,
	2023	2022
Beginning of period	$28,457	$36,345
Due to loan sales	1,572	817
Releases and claims paid to the Company	(1,682)	(2,527)
Change in fair value recognized in gain on sale of loans	3,347	(6,178)
End of period	$31,694	$28,457
Both observable and unobservable inputs may be used to determine the lender risk account fair value of position classified as Level 3 asset. As a result, the unrealized gains for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.
The Company estimates the fair value of the lender risk account using management’s best estimate of key assumptions. These assumptions include prepayment rates, discount rates, and projected annual losses on unpaid principal of the sold loan portfolio. The weighted average of unobservable inputs for these valuation assumptions is as follows:

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
	Fair Value at December 31	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
Assets:
Lender Risk Account – 2023	$31,694	Present value of cash flows	Credit losses	0.00% – 0.10%	0.05%
			Prepayment rates	5.84% – 13.27%	7.3%
			Discount rates	5.70% – 6.65%	6.06%
Lender Risk Account – 2022	$28,457	Present value of cash flows	Credit losses	0.04% – 0.36%	0.19%
			Prepayment rates	6.13% – 9.41%	8.5%
			Discount rates	5.73% – 6.80%	6.27%
The Company also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include individually analyzed loans and other real estate which are periodically reviewed for impairment and measured at fair value if the fair value of the asset is below the recorded book value. The Company has estimated the fair values of these assets based primarily on Level 3 inputs as described above.
During 2023 and 2022, the following asset classes were measured at fair value on the accompanying consolidated balance sheets due to declines in the fair value. Certain individually analyzed loans and other real estate carried at original cost, which exceeds fair value, have been omitted from the disclosure below (000s omitted):
	Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Individually analyzed loans	—	—	572	572
Other real estate owned	—	—	24	24
	Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2022
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Individually analyzed loans	$—	$—	$4,819	$4,819
Other real estate owned	—	—	—	—

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
The following presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which fair value measurements falls:
	December 31, 2023
	Fair Value Hierarchy	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$351,890	$351,890
Equity securities	Level 1	1,318	1,318
Debt securities available for sale	Level 3	14,727	14,727
FHLB stock	Level 2	67,487	67,487
Loans held for sale	Level 2	352,443	352,443
Loans, net	Level 3	3,768,904	3,681,552
Interest receivable	Level 2	21,057	21,057
Financial Liabilities:
Deposits	Level 2	2,925,558	2,928,391
Subordinated debentures	Level 2	34,368	34,368
Subordinated debentures issues through trusts	Level 2	5,000	5,000
FHLB advances	Level 2	1,275,000	1,252,000
Interest payable	Level 2	7,159	7,159
	December 31, 2022
	Fair Value Hierarchy	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$274,233	$274,233
Equity securities	Level 1	1,300	1,300
Debt securities available for sale	Level 3	9,087	9,087
Debt securities held to maturity	Level 3	5,814	5,814
FHLB stock	Level 2	73,531	73,531
Loans held for sale	Level 2	790,964	790,964
Loans, net	Level 3	3,023,768	2,920,019
Interest receivable	Level 2	14,883	14,883
Financial Liabilities:
Deposits	Level 2	2,921,300	2,918,948
Subordinated debentures	Level 2	51,255	51,255
Subordinated debentures issues through trusts	Level 2	5,000	5,000
FHLB advances	Level 2	925,000	878,271
Interest payable	Level 2	5,193	5,193

Northpointe Bancshares, Inc.
Note 19 — Debt Securities
The amortized costs, fair values, and unrealized gains and losses of the available for sale and held to maturity debt securities are as follows (000s omitted):
		Gross Unrealized
December 31, 2023	Amortized Costs	Gains	Losses	Fair Value
Available-for-sale Securities(1)
Subordinated corporate bonds	$10,000	$—	$(1,077)	$8,923
Subordinated municipal bond	5,804	—	—	5,804
Total	$15,804	$—	$(1,077)	$14,727

(1)
As of December 31, 2023, there was no allowance for credit losses.

		Gross Unrealized
December 31, 2022	Amortized Costs	Gains	Losses	Fair Value
Available-for-sale Securities
Subordinated corporate bond	$10,000	$—	$(913)	$9,087
Held-to-maturity Securities
Subordinated municipal bond	$5,814	$462	$—	$6,276
The Company reassessed classification of the subordinated municipal bond and the Company transferred $5.8 million from held-to-maturity securities to available-for-sale securities during 2023. At the time of transfer the Company reversed the allowance for credit loss associated with the held-for-sale security of $3 thousand through credit loss expense. The security was transferred at its amortized cost basis. Subsequent to transfer, the allowance for credit losses on this security was evaluated under the accounting policy for available-for-sale securities. The allowance for credit losses on this security was evaluated under the accounting policy for available-for-sale securities and was determined that no credit loss was expected as the Company had agreed to a redemption with the municipal bond holder. This bond has been subsequently redeemed at its amortized cost basis.
The following tables show investments with gross unrealized losses and their market value aggregate by investment category and length of time that individual securities have been in a continuous unrealized loss position at the dates indicated (000s omitted):
	Less Than 12 Months		12 Months or More		Total
December 31, 2023	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale Securities
Subordinated corporate bond	$—	$—	$8,923	$(1,077)	$8,923	$(1,077)
Subordinated municipal bond	5,804	—	—	—	5,804	—
Total	$5,804	$—	$8,923	$(1,077)	$14,727	$(1,077)
	Less Than 12 Months		12 Months or More		Total
December 31, 2022	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale Securities
Subordinated corporate bond	$9,087	$(913)	$—	$—	$9,087	$(913)
Held-to-maturity Securities
Subordinated municipal bond	$—	$—	$—	$—	$—	$—

Northpointe Bancshares, Inc.
Note 19 — Debt Securities (continued)
Debt securities, at par value, have the following contractual maturities (000s omitted):
	Year Ended December 31, 2023
December 31, 2023	Within 1 Year	1 – 5 Years	5 – 10 Years	Greater than 10 years	Total
Available-for-sale Securities
Subordinated corporate bond	$—	$5,000	$5,000	$—	$10,000
Subordinated municipal bond	—	—	—	5,500	5,500
Total	$—	$5,000	$5,000	$5,500	$15,500
Note 20 — Related Parties
Loans to principal officers, directors, and their affiliates during 2023 were as follows (000s omitted):
Beginning Balance	$1,788
New loans and advances	1,266
Repayments and changes in officers or directors	(1,598)
Ending Balance	$1,456
Deposits from principal officers, directors, and their affiliates were $3.9 million at December 31, 2023 and 2022.
Note 21 — Earnings Per Share
The following table presents the computation of basic and diluted earnings per share (000s omitted):
	December 31,
	2023	2022
Earnings per Common Share:
Net income	$33,762	$23,239
Preferred stock dividends	9,650	9,658
Net income available to common stockholders	$24,112	$13,581
Weighted average common shares	25,723,227	25,842,564
Earnings per common share	$0.94	$0.53
Dilutive Earnings Per Common Share:
Net income available to common stockholders	$24,112	$13,581
Weighted average common shares	25,723,227	25,842,564
Effect of dilutive shares	84,000	84,000
Weighted average dilutive common shares	25,807,227	25,926,564
Dilutive earnings per common share	$0.93	$0.52
Note 22 — Segment Information
Our reportable segments are Mortgage Warehouse (MPP) and Retail Banking, which have been determined based on management’s focus and internal reporting structure. The Mortgage Warehouse (MPP) segment provides residential mortgage warehouse financing to more than 100 independent mortgage banking companies located in 19 states nationwide. The Retail Banking segment provides a vast array of

Northpointe Bancshares, Inc.
Note 22 — Segment Information (continued)
financial products and services to consumers nationwide. These include residential mortgages, All-in-One loans, other consumer loans, and loan servicing, as well as various types of deposit products, including checking, savings and time deposit accounts. The residential mortgage loans we originate are directly originated within our branch network or from our consumer direct business, and are typically underwritten to agency and/or third-party standards, and either sold (servicing retained or released) or held on our balance sheet.
Net interest income in each segment reflects our internal funds transfer pricing (“FTP”) methodology, which is designed to capture interest rate and liquidity risk. Under our methodology, average assets, net of deposits, receive a funding charge based on market interest rates of similar duration liabilities. MPP receives an FTP charge and the residual gain is retained within Retail Banking.
Provision for credit losses is allocated to MPP based on the cumulative expected loss rate from the Company’s allowance for credit loss process and applied to any change in period end loan balances.
Financial results are presented, to the extent possible, as if each business operated on a standalone basis, and includes expense allocations for corporate overhead services used by the business segments. Shared corporate overhead expenses reside in Retail Banking but are allocated back to MPP through our expense allocation based on occupancy rates and percentage of time spent supporting the segment.
In evaluating segment performance, the Company primarily evaluates total revenues (net interest income plus non-interest income) and net income before preferred dividends.
The following tables present the operating segment results (000s omitted):
	For the year ended December 31, 2023
	Retail Banking	Mortgage Warehouse (MPP)	Total
Interest Income	$190,645	$76,737	$267,382
Interest Expense	(166,163)	—	(166,163)
Funds Transfer Pricing	49,497	(49,497)	—
Net Interest Income	73,979	27,240	101,219
(Credit) Provision for credit losses	(1,627)	142	(1,485)
Net interest income after Provision for Credit Losses	75,606	27,098	102,704
Noninterest income	91,483	3,584	95,067
Noninterest expense	(148,138)	(4,946)	(153,084)
Expense allocation	2,648	(2,648)	—
Net Income before taxes	21,599	23,088	44,687
Income tax expense	(5,281)	(5,644)	(10,925)
Net Income before preferred dividends	$16,318	$17,444	$33,762
Average Balance Sheet Assets	$3,725,065	$977,873	$4,702,943
Period Ending Assets	$3,611,652	$1,146,826	$4,758,479

Northpointe Bancshares, Inc.
Note 22 — Segment Information (continued)
	For the year ended December 31, 2022
	Retail Banking	Mortgage Warehouse (MPP)	Total
Interest Income	$131,907	$34,217	$166,124
Interest Expense	(66,687)	—	(66,687)
Funds Transfer Pricing	13,896	(13,896)	—
Net Interest Income	79,116	20,321	99,437
(Credit) Provision for credit losses	2,316	(100)	2,216
Net interest income after Provision for Credit Losses	76,800	20,421	97,221
Noninterest income	154,460	3,659	158,119
Noninterest expense	(216,873)	(4,773)	(221,646)
Expense allocation	2,117	(2,117)	—
Net Income before taxes	16,504	17,190	33,694
Income tax expense	(5,121)	(5,334)	(10,455)
Net Income before preferred dividends	$11,383	$11,856	$23,239
Average Balance Sheet Assets	$3,509,394	$776,365	$4,285,759
Period Ending Assets	$3,608,427	$791,919	$4,400,346
Note 23 — Parent Company Condensed Financial Statements
The following are the condensed financial statements of Northpointe Bancshares, Inc. (Parent only) (000s omitted):
Condensed Balance Sheets
	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$6,031	$7,069
Investment in subsidiary	448,156	453,570
Other assets	1,374	36
Total Assets	$455,561	$460,675
Liabilities and Stockholders’ Equity
Liabilities
Subordinated debentures (Note 11)	$19,626	$36,567
Subordinated debentures issues through trusts (Note 12)	5,000	5,000
Accrued and other liabilities	315	1,801
Total Liabilities	24,941	43,368
Stockholders’ Equity	430,620	417,307
Total Liabilities and Stockholders’ Equity	$455,561	$460,675

Northpointe Bancshares, Inc.
Note 23 — Parent Company Condensed Financial Statements (continued)
Condensed Statements of Income
	Years Ended December 31,
	2023	2022
Income
Dividends and return of capital from subsidiary	$35,246	$27,212
Other	—	—
Total income	35,246	27,212
Expense
Interest expense	2,966	2,555
Other	521	431
Total expense	3,487	2,986
Income – Before Income Taxes	31,759	24,226
Income Tax (Benefit) Expense	(2,003)	987
Net Income	33,762	23,239
Preferred Stock Dividends	9,650	9,658
Net Income available to common stockholders	$24,112	$13,581
Statement of Comprehensive Income
	Years Ended December 31,
	2023	2022
Net Income	$33,762	$23,239
Other Comprehensive Income (Loss)
Change in unrealized loss on securities, net of tax of $49 and $284 at 2023 and 2022, respectively	(115)	(891)
Total other comprehensive income (loss)	(115)	(891)
Comprehensive Income	$33,647	$22,348
Condensed Statements of Cash Flows
	Years Ended December 31,
	2023	2022
Operating Activities
Net Income	$33,762	$23,239
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	(4,711)	(11,100)
Net cash provided by operating activities	29,051	12,139
Investing Activities
Net cash used in investing activities	—	—
Financing Activities
Cash dividends paid on common stock	(2,573)	(7,753)
Subordinated debt call and repayment	(17,250)	—
Preferred stock dividend	(9,650)	(9,658)

Northpointe Bancshares, Inc.
Note 23 — Parent Company Condensed Financial Statements (continued)
	Years Ended December 31,
	2023	2022
Proceeds from issuance of common stock	—	204
Stock repurchased	(616)	(1,496)
Proceeds from exercised stock options	—	39
Net cash (used in) provided by financing activities	(30,089)	(18,664)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,038)	(6,525)
Cash and Cash Equivalents – Beginning of year	7,069	13,594
Cash and Cash Equivalents – End of year	$6,031	$7,069

Note 24 — Restatements of Previously Issued Consolidated Financial Statements
In our subsequent review of financial reporting for the nine months ended September 30, 2024 included in our registration statement on Form S-1 filed with the Securities and Exchange Commission, we identified an incorrect classification to one on the revenue items within noninterest income. The revenue from the capitalization of MSRs was being incorrectly recorded in loan servicing fees as opposed to net gain on the sale of loans held for sale. The error had no impact on equity, noninterest income, net income, or net income available to common stockholders. As a result, we have restated our income statement and cash flow disclosures within this prospectus.
The following tables present the impact of the restatements on the previously issued 2023 and 2022 consolidated financial statements to correct the prior period errors (000s omitted).
	December 31, 2023
	As Previously Reported	Adjustment	As Restated
Consolidated Statements of Income Items:
Loan servicing fees	15,146	(4,842)	10,304
Net gain on sale of loans held for sale	73,135	4,842	77,976
	December 31, 2022
	As Previously Reported	Adjustment	As Restated
Consolidated Statements of Income Items:
Loan servicing fees	83,880	(40,030)	43,850
Net gain on sale of loans held for sale	69,920	40,030	109,950
	December 31, 2023
	As Previously Reported	Adjustment	As Restated
Consolidated Statements of Cash Flows:
Change in fair value of MSRs	9,176	4,842	14,018
Net gain on sale of loans held for sale	(73,135)	(4,842)	(77,977)
	December 31, 2022
	As Previously Reported	Adjustment	As Restated
Consolidated Statements of Cash Flows:
Change in fair value of MSRs	(58,108)	40,030	(18,078)
Net gain on sale of loans held for sale	(69,920)	(40,030)	(109,950)

Northpointe Bancshares, Inc.
Interim (Unaudited) Consolidated Balance Sheets
(Dollars in thousands)
	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Cash and cash equivalents	$440,751	$351,890
Equity securities	1,346	1,318
Debt securities available for sale (Note 19)	8,411	14,727
Other securities	69,574	67,487
Loans held for sale, at fair value	345,024	352,443
Loans, net of allowance for credit losses of $12,220 and $12,295 as of September 30, 2024 and December 31, 2023 (Note 3)	4,399,841	3,768,904
Mortgage servicing rights (Note 5)	11,671	95,339
Intangible assets, net	3,811	4,541
Premises and equipment (Note 4)	27,877	29,296
Other assets (Note 6)	77,693	72,534
Total Assets	$5,385,999	$4,758,479
Liabilities and Stockholders’ Equity
Liabilities
Deposits: (Note 7)
Noninterest-bearing	$221,928	$253,143
Interest-bearing	3,309,950	2,672,415
Total Deposits	3,531,878	2,925,558
Borrowings (Note 8)	1,308,750	1,275,000
Subordinated debentures (Note 11)	38,897	34,368
Subordinated debentures issues through trusts (Note 12)	5,000	5,000
Deferred tax liability	4,539	24,132
Other liabilities	42,153	63,801
Total Liabilities	4,931,217	4,327,859
Stockholders’ Equity
Preferred Stock Non-Cumulative – No Par Value; 5,000,000 shares authorized
Series A – 82,000 and 95,000 shares issued and outstanding September 30, 2024 and December 31, 2023, respectively, with a liquidation preference of $82,000
Series B – 25,000 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively, with a liquidation preference of $25,000
Common Stock – No Par Value
Authorized – 101,500,000; shares issued and outstanding – 25,689,560 at September 30, 2024 and December 31, 2023, respectively
Additional paid in capital	167,462	180,046
Retained earnings	287,765	251,375
Accumulated other comprehensive loss	(445)	(801)
Total Stockholders’ Equity	454,782	430,620
Total Liabilities and Stockholders’ Equity	$5,385,999	$4,758,479
See notes to consolidated financial statements (unaudited).

Northpointe Bancshares, Inc.
Interim (Unaudited) Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2024	2023
Interest Income
Loans – Including fees	$210,660	$173,901
Investment securities – Taxable	477	687
Other	23,694	20,874
Total interest income	234,831	195,462
Interest Expense
Deposits	111,968	90,317
Subordinated debentures	2,855	3,510
Borrowings	35,815	26,745
Total interest expense	150,638	120,572
Net Interest Income	84,193	74,890
Provision (Credit) for Credit Losses	118	(340)
Net Interest Income after Provision (Credit) for Credit Losses	84,075	75,230
Noninterest Income
Service charges on deposits and other fees	1,387	2,017
Loan servicing fees	5,970	16,349
Mortgage purchase program loan fees	3,823	2,609
Net gain on sale of loans held for sale	49,658	68,789
Sold loan fees	—	222
Unrealized gain (loss) on equity securities	28	(40)
Net (loss) gain on sale of assets	(1,556)	428
Total noninterest income	59,310	90,374
Noninterest Expense
Salaries and employee benefits	58,817	85,811
Occupancy and equipment	3,456	5,466
Data processing expense	7,047	8,585
Professional fees	3,341	3,858
Other taxes and insurance	4,894	4,948
Other	7,600	14,555
Total noninterest expense	85,155	123,223
Income – Before Income Taxes	58,230	42,381
Income Tax Expense	14,061	10,276
Net Income	44,169	32,105
Preferred Stock Dividends	5,853	7,240
Net Income available to common stockholders	$38,316	$24,865
Basic Earnings Per Common Share	$1.49	$0.97
Diluted Earnings Per Share	$1.49	$0.96
See notes to consolidated financial statements (unaudited).

Northpointe Bancshares, Inc.
Interim (Unaudited) Consolidated Statements of Comprehensive Income
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2024	2023
Net Income	$44,169	$32,105
Other Comprehensive Income (Loss)
Change in unrealized gain (loss) on securities, net of tax of $133 and $74 at September 30, 2024 and September 30, 2023, respectively	356	(241)
Total other comprehensive income (loss)	356	(241)
Comprehensive Income	$44,525	$31,862
See notes to consolidated financial statements (unaudited).

Northpointe Bancshares, Inc.
Interim (Unaudited) Consolidated Statements of Changes in Stockholders’ Equity
(Dollars in thousands)
(Unaudited)
	Preferred Stock, Series A Shares	Preferred Stock, Series B Shares	Common Stock, Number of Shares	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
Balance – December 31, 2023	95,000	25,000	25,689,560	$180,046	$251,375	$(801)	$430,620
Net Income	—	—	—	—	44,169	—	44,169
Other comprehensive gain	—	—	—	—	—	356	356
Dividends declared ($0.075 per share)	—	—	—	—	(1,926)	—	(1,926)
Preferred stock – repurchase	(13,000)	—	—	(12,584)	1,013	—	(11,571)
Preferred stock dividends	—	—	—	—	(6,866)	—	(6,866)
Balance – September 30, 2024	82,000	25,000	25,689,560	$167,462	$287,765	$(445)	$454,782
See notes to consolidated financial statements (unaudited).

Northpointe Bancshares, Inc.
Interim (Unaudited) Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities
Net Income	$44,169	$32,105
Adjustments to reconcile consolidated net income to net cash and cash equivalents provided by operating activities:
Depreciation	2,149	2,272
(Credit) provision for credit losses	118	(340)
Amortization of intangible asset	730	766
Amortization of bond premium	—	8
Amortization of debt issuance costs	422	228
Net gain on sale of loans held for sale	(49,658)	(68,789)
Proceeds from sales of loans held for sale	1,259,887	2,767,783
Origination of mortgage loans held for sale	(1,230,364)	(2,358,225)
Net loss (gain) on sales of other real estate	217	(46)
Net loss on disposal of premises and equipment	231	36
Net gain on sale of available for sale debt securities	(83)	—
MSR change in fair value	4,501	2,362
Deferred tax liability	(19,710)	159
Change in fair value of equity securities	(28)	40
Change in mortgage banking derivatives	(2,811)	(6,898)
Net change in:
Other assets	(4,021)	5,738
Accrued and other liabilities	3,443	9,734
Net cash and cash equivalents provided by operating activities	9,192	386,931
Cash Flows from Investing Activities
Purchase of FHLB stock	(2,087)	—
Redemption of FHLB stock	—	8,108
Proceeds of available for sale debt securities	10,887	—
Purchase of available for sale debt securities	(4,000)	—
Purchase of mortgage servicing rights	—	(2,723)
Proceeds from sales of other real estate	214	755
Purchases of premises and equipment	(962)	(2,441)
Net increase in portfolio loans	(634,544)	(647,223)
Contributions from Lender Risk Account	(1,065)	(981)
Proceeds from Lender Risk Account	5,509	1,108
Proceeds from sales of mortgage servicing rights	81,903	—
Net cash and cash equivalents used in investing activities	(544,145)	(643,397)
Cash Flows from Financing Activities
Net change in deposits	606,320	119,728
Cash dividends paid on common stock	(1,926)	(1,930)
Subordinated debt call and repayment	(20,000)	(8,750)
Subordinated debt issuance, net of issuance costs	24,107	—
Advances of FHLB borrowings	280,000	350,000
Repayment of FHLB borrowings	(246,250)	—
Preferred stock dividend	(6,866)	(7,240)
Preferred stock repurchased	(11,571)	—
Treasury stock repurchased	—	(220)
Net cash and cash equivalents provided by financing activities	623,814	451,590
Net Increase (Decrease) in Cash and Cash Equivalents	88,861	195,124
Cash and Cash Equivalents – Beginning of year	351,890	274,233
Cash and Cash Equivalents – End of year	$440,751	$469,357
Supplemental Cash Flow Information
Cash paid for:
Interest	$149,477	$118,902
Income taxes	30,550	3,200
Non-cash supplemental information:
Rebooked GNMA loans over 90 days	(22,656)	12,246
Loans transferred to other real estate	2,396	217
Loans transferred from loans held for sale to portfolio loans	172,184	124,195
Loans transferred from portfolio to loans held for sale	74,921	—
Adoption of ASC 326	—	7,495
See notes to consolidated financial statements (unaudited).

Northpointe Bancshares, Inc.
Note 1 — Nature of Operations
Northpointe Bancshares, Inc.’s (the “Company”) primary lending focus is the origination of residential mortgages throughout the United States. The majority of these loans are sold in the secondary market through a network of investors. The Company has also developed a mortgage advance program which provides funding to pre-approved mortgage bankers who originate and sell individual conforming and non-qualified loan products in the secondary market. The Company continues to service loans which were originated and sold to investors as well as loans held in its portfolio which were originated and selectively held in portfolio.
Note 2 — Significant Accounting Policies
Basis of Presentation and Consolidation
The consolidated financial statements include the accounts of Northpointe Bancshares, Inc. and its wholly owned subsidiary, Northpointe Bank (the “Bank”), and its wholly owned subsidiary, Northpointe Insurance Agency, Inc. (the “Insurance Company”). All significant intercompany balances and transactions have been eliminated in consolidation.
Interim Financial Statements
The interim financial statements at September 30, 2024, and for the nine month periods ended September 30, 2024 and 2023, are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation for the results of operations for the interim periods presented. The results of operations for the nine months ended September 30, 2024, are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2024, or any other period.
Significant Group Concentrations of Credit Risk
The Company’s only banking branch is located in Michigan, but the Company markets its banking products to deposit customers located throughout the United States. The Company is also active nationwide in mortgage lending through a network of mortgage bankers and other financial institutions. Note 3 discusses the types of lending in which the Company engages. The Company’s primary concentration is in real estate lending, including the origination and sale of 1-4 family real estate mortgages to the secondary market to Government Sponsored Entities (“GSEs”).
Change in Presentation due to Stock Split
On December 19, 2024, the stockholders approved a 10-for-1 stock split whereby each holder of common stock received nine additional shares of common stock for each share owned as of the record date of December 19, 2024. Such shares were distributed on December 30, 2024. All share and per share amounts set forth in the consolidated financial statements of the Company have been retroactively restated to reflect the stock split as if it had occurred as of the earliest period presented.
Revenue Recognition
Net gain on sale of loans held for sale includes all components related to the origination and sale of mortgage loans, including (1) net gain on sale of loans, which represents the premium received in excess of the loan principal amount and certain fees charged by investors upon sale of loans into the secondary market, (2) loan origination fees (credits), points and certain costs, (3) provision for or benefit from investor reserves, (4) the change in fair value of interest rate locks, loans held for sale, and held for investment, (5) the gain or loss on forward commitments hedging loans held for sale and interest rate lock commitments (IRLCs), (6) the fair value of the Lender Risk Account (“LRA”), and (7) capitalization of MSRs. An estimate of the net gain on sale of loans, net is recognized at the time an IRLC is issued, net of a pull-through factor. Subsequent changes in the fair value of IRLCs and mortgage loans held for sale are

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
recognized in current period earnings. When the mortgage loan is sold into the secondary market, any difference between the proceeds received and the current fair value of the loan is recognized in current period earnings in net gain on sale of loans held for sale.
Loan servicing (loss) income, net includes income from (1) servicing, (2) sub-servicing and ancillary fees, and is recorded to income as earned, which is upon collection of payments from borrowers, and (3) the fair value of MSRs.
Interest income, net includes interest earned on held for investment loans, held for sale loans, warehouse lines and securities net of the interest expense paid on our deposit and borrowing facilities. Interest income is recorded as earned and interest expense is recorded as incurred.
ASC 606, Revenue Recognition (“Topic 606”), (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned. The majority of the Company’s revenue is from interest income, including loans and securities, which are outside the scope of the standard. The services that fall within the scope of the standard are presented within noninterest income on the consolidated statement of income and are recognized as revenue as the Company satisfies its obligations to the customer. The revenue that falls within the scope of Topic 606 is primarily related to service charges on deposit accounts, debit/credit card and ATM fees, and sales of other real estate owned, when applicable.
Cash and Cash Equivalents
For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items in process of collection, balances due from other financial institutions and federal funds sold which mature within 90 days. The carrying amount of these instruments is considered a reasonable fair value. The Company maintains its cash in deposits accounts, the balance of which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.
Securities
Debt securities are classified as available for sale or held to maturity. Securities classified as available for sale are recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive (loss) income. Equity securities include investments in mutual funds and are recorded at fair value with unrealized gains and losses included in noninterest income in the accompanying consolidated statements of income. Purchase premiums and discounts on debt securities are recognized in interest income using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For available for sale securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the securities before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any credit losses that has not been recorded through an allowance for credit losses is recognized in other comprehensive (loss) income.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Accrued interest receivable on available for sale debt securities totaled $50 thousand and $195 thousand at September 30, 2024 and December 31, 2023, respectively, and is excluded from the estimate of credit losses.
Other securities, totaling $69.6 million and $67.5 million at September 30, 2024 and December 31, 2023, respectively, consist of restricted Federal Home Loan Bank stock, which is carried at cost and periodically evaluated for credit losses. Both cash and stock dividends are reported as other interest income.
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at fair value in accordance with the fair value option. Net unrealized gains and losses are recognized in net gain on sale of loans held for sale in the accompanying consolidated statements of income. Fair value is determined on an aggregate basis based on commitments from investors to purchase such loans and upon prevailing market rates. See Note 18 for a description of the methods used to determine fair value at September 30, 2024 and December 31, 2023.
Originated government guaranteed loans are pooled and sold as Ginnie Mae MBS. Pursuant to Ginnie Mae servicing guidelines, the Company has the unilateral right to repurchase loans securitized in Ginnie Mae pools that are due, but unpaid, for three consecutive months (typically referred to as 90 days past due). As a result, once the delinquency criteria have been met, regardless of whether the repurchase option has been or intends to be exercised, the loan is required to be re-recognized on the balance sheet by the MSR owner. These loans, totaling $0.1 million and $22.8 million as of September 30, 2024 and December 31, 2023, respectively, are recorded in loans held for sale and a corresponding liability to repurchase the loans is recorded in accrued and other liabilities on the consolidated balance sheets.
Warehouse Lending
The Company has developed a program whereby it provides lending facilities to pre-approved mortgage bankers. Individual advances under the facility are reviewed and approved by the Company and are secured by specific 1-4 family mortgage loans, which the mortgage banker intends to sell and deliver to the secondary market within 60 days. The Company, from time to time, also participates out portions of the individual advances (“the participating interest”) through participation agreements with other financial institutions. Cash flows associated with the individual advances are shared on a pro-rata basis with the participating banks.
The Company charges the mortgage banker an administrative fee up to $125 per loan and earns interest while the loan is owned by the Company. Fee income is included in mortgage purchase program loan fee income on the consolidated statements of income. There were no delinquent loans and no credit losses recorded during the nine months ended 2024 or 2023 on the warehousing lending loans.
Extended dwell line of purchase facilities may be issued to the mortgage bankers to facilitate loans that may not be delivered to the secondary market within the terms of the original advance. At September 30, 2024 and December 31, 2023, the Bank had outstanding balances on these facilities of $31.3 million and $28.3 million, respectively.
Participations of the individual advances referenced above are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Mortgage Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets with servicing retained. The Company has adopted the fair value method of

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
accounting for capitalized mortgage loan servicing rights pursuant to FASB Accounting Standards Codification topic 860 — “Transfers and Servicing”.
Management obtains a third-party valuation on the servicing assets portfolio on a monthly basis. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Changes in the fair value of mortgage servicing rights are reported on the consolidated statements of income in Loan servicing fees. See Note 18 for a description of the methods used to determine fair value at September 30, 2024 and December 31, 2023.
Mortgage Banking Derivatives and Financial Instruments
The Company enters into various derivative contracts and holds financial instruments to manage risk associated with the loans originated with the intention to sell on the secondary market. The Company has not designated any of the derivatives as hedging instruments. All derivatives are recorded at fair value with the change in fair value impacting net gain on sale of loans held for sale. Derivatives include commitments to originate loans and forward sales commitments; commitment to originate loans intended to be sold whereby the interest rate on the loan is determined prior to funding; forward sales commitments whereby the Company has a mandatory commitment to deliver loans at a future date. The fair value of both rate lock commitments and mandatory forward sales commitments is based on the estimated cash flows associated with delivering a pool of assets at the prevailing market rates and pull through rate.
To further mitigate the risk associated with the loans originated with the intention to sell on the secondary market, the Company has elected to account for other financial instruments at fair value. This includes contracts to deliver mortgages entered into on a “best efforts” basis, which otherwise do not meet the criteria of a derivative. The Company has elected to record at fair value the best efforts contracts under the fair value option with the change in fair value impacting net gain on sale of loans held for sale. The fair values of the best efforts contracts are based on the estimated price to deliver a pool of assets at the prevailing market interest rates. See Note 18 for a description of the methods used to determine fair value at September 30, 2024 and December 31, 2023.
Lender Risk Account
A Lender Risk Account (“LRA”) has been established for loans sold by the Company to the Federal Home Loan Bank of Indianapolis (“FHLB”). The LRA is funded and maintained by the FHLB at 1.20 percent of the loan balance and is used to offset credit losses over the life of the loans sold by the Company to the FHLB. If the LRA has not been depleted by losses, funds are returned to the Company over time, beginning after five years and continuing through 25 years. As of September 30, 2024 and December 31, 2023, the Company had on deposit with the FHLB $52.8 million and $56.0 million, respectively, in these LRA’s. Additionally, as of September 30, 2024 and December 31, 2023, the Company estimated the guaranty account to be $3.1 million and $2.3 million, respectively. The Company carries the asset at fair value on the accompanying consolidated balance sheets in other assets with changes in the fair value included in the consolidated statements of income with net gain on sale of loans held for sale. See Note 18 for a description of the methods used to determine fair value at September 30, 2024 and December 31, 2023.
Loans
The Company grants mortgage and commercial loans to customers. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the markets where the Company has originated portfolio loans.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off and where the fair value option has not been elected are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
Accrued interest receivable for loans is included in other assets on the consolidated balance sheets. The Company elected not to measure an allowance for accrued interest receivable and instead elected to reverse accrued interest income on loans that are placed on nonaccrual status. Accrued interest on loans totaled $22.8 million and $20.9 million as of September 30, 2024 and December 31, 2023, respectively.
The accrual of interest on loans is discontinued at the time the loan is delinquent (120 days for mortgages and 90 days for commercial) unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Credit Losses (“Allowance”)
Management estimates the allowance by using relevant available information from internal and external sources related to historical loss experience, current borrower risk characteristics, current economic conditions, reasonable and supportable forecasts, and other relevant factors. The allowance is measured on a collective or pool basis when similar risk characteristics exist or on an individual basis when loans have unique risk characteristics which differentiate them from other loans within the loan segment. The process for estimating credit losses incorporates methodologies and procedures specific to the residential and commercial loan portfolios, each of which has unique risk characteristics. Each of these portfolios is further disaggregated into loan segments, which are discussed in more detail below.
A loss given default methodology is utilized to estimate losses on the residential loan portfolio, which makes up substantially all held-for-investment loans. This methodology is used to project a default rate, prepayment rate, and severity factor for each loan in the portfolio to arrive at the lifetime credit loss for the construction and land development, home equity loans, and closed end, first and second liens. The accumulated expected credit losses are impacted by changes in borrower delinquencies, changes in loan to values, and changes in FICO scores. Lifetime credit losses are also adjusted by reasonable and supportable economic forecasts. As of September 30, 2024, the Moody’s Baseline September 2024 U.S. Macroeconomic Outlook was utilized. As of December 31, 2023, the Moody’s Baseline December 2023 U.S. Macroeconomic Outlook was utilized.
For the majority of the commercial loan portfolio, a discounted cash flow methodology adjusted for peer group benchmarks on probability of default, prepayment speeds, and curtailment rate is used. For warehouse lending, as the Company has not experienced any losses, the accumulated expected credit losses are currently derived based on qualitative factors described below. Within these portfolios, management utilizes an internal loan grading system and assigns each loan a grade of pass, special mention, substandard, or doubtful, which are more fully explained in Note 3. The amount of credit losses, if any, is measured by a comparison of the loan’s carrying value to the net present value of future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected to solely from the collateral.
Loans that do not share risk characteristics are evaluated on an individual basis and are not included in the collective evaluation. Factors considered by management in determining credit losses include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as individually evaluated. Management determines the significance of payment delays and payment shortfalls

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Credit losses are individually analyzed by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Qualitative Factors
Each quarter, management also considers the need to adjust historical loss rates as determined to reflect the extent to which current conditions and reasonable and supportable economic forecasts are expected to differ or where specific risks and uncertainties are not fully captured by the quantitative model. These qualitative adjustments may increase or decrease the estimate of expected future credit losses. The qualitative factors include economic forecast uncertainty, underwriting and collection trends, changes in nature and volume of portfolio, changes in the volume and severity of past due loans, collateral trends, concentration risk, quality of loan review, changes in personnel, external factors, and other considerations.
Residential Loan Segments
Construction and land development:   Construction and land development loans consist of loans to individuals for the construction of their primary residences. Loans to individuals for the construction of their residences typically run for up to 12 or 18 months and then convert to permanent loans. These construction loans have rates and terms comparable to one-to-four family loans. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 80%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.
Construction loans generally are made for relatively short terms. However, to the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions and the concentration of credit with a limited number of borrowers. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon timely completion of the project and the estimated cost (including interest) of the project.
Home equity lines of credit:   Home equity lines of credit mainly consist of variable-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Home equity products are limited to 90% of the property value less any other mortgages if the first loan is with the Bank. Home equity products in a secondary lien position are limited to 85% of the property value less any superior liens. The Company uses the same underwriting standards for home equity lines-of-credit as it uses for one-to-four family residential mortgage loans. Home equity lines-of-credit provide for an initial draw period of up to ten years. Home equity loans are susceptible to weakening general economic conditions and increase in unemployment rates and declining real estate values.
Closed end, first and second liens:   Closed end, first and second liens consist of one-to-four family residential loans consist primarily of loans secured by first or second liens or mortgages on primary residences. We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans for the construction, purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Loans on one-to-four-family residential real estate are generally originated in amounts of up to 90% for owner-occupied one-to-four family homes and up to 85% for non-owner occupied homes. Mortgage title insurance and hazard insurance are normally required. Such loans are susceptible to weakening general economic conditions and increases in unemployment rates and declining real estate values.

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Commercial Loan Segments
Commercial:   Commercial business loans and lines of credit consist of loans to small- and medium-sized companies in the Company’s market area. Commercial business loans are generally used for working capital purposes. Risk to this category include declining valuation of collateral and weakening general economic conditions.
Warehouse lending:   The Company has developed a program whereby it provides lending facilities to pre-approved mortgage bankers. Individual advances under the facility are reviewed and approved by the Company and are secured by specific 1-4 family mortgage loans, which the mortgage banker intends to sell and deliver to the secondary market within 60 days. Warehouse lending loans are susceptible to weakening general economic conditions and increases in unemployment rates and declining real estate values.
Unfunded Loan Commitments
The Company is also required to consider expected credit losses associated with loan commitments over the contractual period in which it is exposed to credit risk on the underlying commitments unless the obligation is unconditionally cancellable by the Company. Any allowance for off balance sheet credit exposure is reported in other liabilities on the consolidated balance sheets and is increased or decreased by provision for credit losses on the consolidated statement of income. The calculation uses the same methodology, inputs, and assumptions as the funded portion of the loans at the segment level applied to the amount of commitments expected to be funded.
Off-balance-sheet Instruments
In the ordinary course of business, the Company may enter into commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded. There were no letters of credit commitments as of September 30, 2024 and December 31, 2023.
Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (less costs to sell) at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Related revenue, expenses, and changes in the valuation allowance are included in other expenses. Total other real estate owned included in other assets at September 30, 2024 and December 31, 2023 was approximately $2.0 million and $24 thousand, respectively. The Company had real estate in the process of foreclosure totaling $1.6 million and $2.5 million as of September 30, 2024 and December 31, 2023, respectively.
Bank Premises and Equipment, net
Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to Occupancy and equipment over the estimated useful lives of the assets ranging from 1 to 40 years. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter. Interest costs incurred during the construction period of new facilities are capitalized as part of the cost of the building and depreciated over the estimated useful life of the asset.
Use of Estimates
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the fair value of financial instruments, including mortgage banking derivatives, mortgage servicing rights, lender risk account, loans held for sale, and loans held for investment fair value option.
Repurchase Reserve
The Company sells residential mortgage loans to investors in the normal course of business. Residential mortgage loans sold to investors are predominantly conventional residential first lien mortgages originated under our usual underwriting procedures and are sold on a nonrecourse basis. The Company’s agreements to sell residential mortgage loans usually require general representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently untrue or breached, could require the Company to indemnify or repurchase certain loans affected. The balance in the repurchase reserve at the balance sheet date reflects the estimated amount of potential loss the Company could incur from repurchasing a loan, as well as loss reimbursements, indemnification, and other “make whole” settlement resolutions. The Company’s repurchase reserve was approximately $2.5 million and $4.6 million, as of September 30, 2024 and December 31, 2023, respectively, and is included in accrued and other liabilities on the consolidated balance sheet.
Stock Compensation Plans
The Company recognizes compensation cost for equity-based compensation for all new or modified grants. The recognized costs are based on the fair value of the option granted and are recognized over the vesting period.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.
Income Taxes
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
The Company records uncertain tax positions in accordance with ASC Topic 740 “Income Taxes” on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company evaluates the realization of the deferred tax assets based on future taxable income, among other things. In the event that the deferred tax asset has been determined to not be realizable, a valuation allowance is established.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Intangible Assets
Intangible assets subject to amortization are amortized over the estimated life, using a method that approximates the time the economic benefits are realized by the Company. Intangible assets are reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.
The Company acquired certain retail lending offices from an unaffiliated company during 2018. This merger enabled the Company to expand its geographical footprint of retail lending offices. The acquired retail lending offices included $0.3 million of acquired tangible assets. The fair value of customer-related intangible assets was $11.2 million less the expected payout of $732 thousand for a net value of $10.5 million.
Amortization of the intangible asset was $0.7 million and $0.8 million for the nine months ended September 30, 2024 and 2023, respectively. Decreases in loan production, margin, or other changes in the secondary market may impact the carrying value of the recorded intangible asset. Amortization is expected to be approximately $1.0 million per year through 2028.
The results of operations due to the acquisition have been included in the Company’s results since the acquisition date.
Earnings Per share
Basic earnings per share represent net income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflect additional potential shares that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common stock that may be issued by the Company is determined using the treasury stock method.
Emerging Growth Company Status
The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period when complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards apply to private companies; however, the EGC can still early adopt new or revised accounting standards. We have elected to take advantage of this extended transition period, which means these financial statements, as well as financial statements we file in the future will be subject to all new or revised accounting standards generally applicable to private companies, unless stated otherwise. This decision will remain in effect until the Company loses its EGC status.
Recently Adopted Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820).” The amendments in this ASU clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security, and therefore, is not considered in measuring fair value. Furthermore, the amendments to this ASU clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update to this ASU requires the following disclosures for equity securities: (1) The fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet; (2) The nature and remaining duration of the restriction(s) and; (3) The circumstances that could cause a lapse in the restriction(s). The amendments in this Update are effective for fiscal years

Northpointe Bancshares, Inc.
Note 2 — Significant Accounting Policies (continued)
beginning after December 15, 2023, and interim periods within those fiscal years. The Company has concluded that the updates did not have a material impact on the Company’s financial position and/or results of operations.
New Accounting Pronouncements
In March 2022, the FASB issued ASU No. 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging — Portfolio Layer Method (“ASU 2022-01”), which clarifies the guidance on fair value hedge accounting of interest rate risk for portfolios of financial assets. This ASU amends the guidance in ASU 2017-12 that, among other things, established the “last-of-layer” method for making the fair value hedge accounting for these portfolios more accessible. ASU 2022-01 renames that method the “portfolio layer” method and expands the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. This scope expansion is consistent with the FASB’s efforts to simplify hedge accounting and allows entities to apply the same method to similar hedging strategies. ASU 2022-01 is effective for private entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, with early adoption permitted. The Company is currently assessing the impact of the update on its operations, financial position, and disclosures.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures, which requires enhanced disclosures on both an annual and interim basis about significant segment expenses, including for companies with only one reportable segment. This ASU is effective on a retrospective basis for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 31, 2024. The Company is evaluating the impact the adoption of this ASU will have on its consolidated financial statement disclosures.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes: Improvement to Income Tax Disclosures (Topic 740).” This ASU requires entities to disclose specific categories in the rate reconciliations and provide additional information for reconciling items that meet a quantitative threshold. The ASU requires all entities to disclose the amount of income taxes paid, disaggregated by federal state and foreign taxes, the amount of income taxes paid disaggregated by individual jurisdictions in which income taxes paid is equal or greater than 5 percent of total income taxes paid. The ASU also requires that entities disclose income (loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic or foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective beginning after December 15, 2024. The Company is currently assessing the impact of the update and its operations, financial position, and disclosures.
Subsequent Events
The consolidated financial statements and related disclosures include evaluation of events up through and including December 20, 2024, which is the date the consolidated financial statements were available to be issued.

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses
A summary of the balances of loans follows (000s omitted):
	September 30, 2024	December 31, 2023
Residential	$2,729,840	$2,605,413
Commercial	1,088	18,037
Warehouse lending	1,671,829	1,146,826
Total loans	4,402,757	3,770,276
Less:
Allowance for credit losses	12,220	12,295
Net deferred loan (cost)/fees	(9,304)	(10,923)
Net loans	$4,399,841	$3,768,904
The residential mortgage loan portfolio includes $175.5 million and $100.2 million measured at fair value on September 30, 2024 and December 31, 2023, respectively.
Activity in the allowance for credit losses is summarized as follows (000s omitted):
	Nine months ended September 30, 2024
	Residential	Commercial	Warehouse lending	Unallocated	Total
Beginning balance	$11,742	$51	$458	$44	$12,295
Charge-offs	(1,856)	—	—	—	(1,856)
Recoveries	445	125	—	—	570
Provision	1,214	(172)	211	(42)	1,211
Ending balance	$11,545	$4	$669	$2	$12,220
	Nine months ended September 30, 2023
	Residential	Commercial	Warehouse lending	Unallocated	Total
Beginning balance, prior to adoption of ASC 326	$5,908	$78	$317	$62	$6,365
Impact of adopting ASC 326	9,403	(38)	—	(58)	9,307
Charge-offs	(47)	—	—	—	(47)
Recoveries	33	46	—	—	79
Provision	(1,605)	(77)	122	129	(1,431)
Ending balance	$13,692	9	439	133	14,273
Provision for credit losses also includes provision for unfunded loan commitments on the consolidated statements of income. The Company released a provision of $1.1 million during the nine months ended September 30, 2024 and provided a provision of $1.1 million during the nine months ended September 30, 2023.

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
Nonaccrual Loans
The following tables present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing in the held for investment portfolio (000s omitted):
	September 30, 2024
	Nonaccrual with No Allowance	Nonaccrual with Allowance	Total Nonaccrual	Over 90 days Accruing	Total
Residential:
Construction and land development	$2,466	$1,697	$4,163	$—	$4,163
Home equity lines of credit	4,891	1,340	6,231	235	6,466
Closed end, first liens(1)	38,611	8,530	47,141	7,845	54,986
Closed end, second liens	557	738	1,295	542	1,837
Total	$46,525	$12,305	$58,830	$8,622	$67,452

(1)
Includes $37.1 million in nonaccrual loans which are wholly or partially guaranteed by the U.S. Government, including $31.5 million in GNMA repurchased loans.

	December 31, 2023
	Nonaccrual with No Allowance	Nonaccrual with Allowance	Total Nonaccrual	Over 90 days Accruing	Total
Residential:
Construction and land development	$4,200	$202	$4,402	$—	$4,402
Home equity lines of credit	2,977	620	3,597	497	4,094
Closed end, first liens	12,459	1,468	13,927	3,298	17,225
Closed end, second liens	726	—	726	—	726
Total	$20,362	$2,290	$22,652	$3,795	$26,447
The Bank has not recognized any material interest income on nonaccrual loans during the nine month ended September 30, 2024 or 2023.
The Bank originates and sells residential first mortgage loans insured or guaranteed by the Federal Housing Administration (FHA), the Department of Agriculture Rural Development (RD), or the Department of Veterans Affairs (VA) to Government National Mortgage Association (GNMA) through securities. At the servicer’s option, and without GNMA’s prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100 percent of the remaining principal balance of the loan (referred to as repurchased GNMA loans). In April 2024, the Bank repurchased a pool of GNMA delinquent loans with unpaid principal balances totaling $36.0 million. These repurchased GNMA loans are included in the held for investment portfolio, within the closed end, first lien segment. As these loans are guaranteed by GNMA, it is expected that the Bank will collect substantially all principal, interest, and other advanced funds over time. However, as timelines for recovery could vary, all GNMA repurchased loans over 120 days delinquent are added to nonaccrual status in accordance with our policies. The loans are not deemed to be classified for regulatory purposes as we do expect to fully collect all principal, interest, and other advanced funds. As of September 30, 2024, the GNMA repurchased loans had outstanding balances of $34.2 million, of which $31.5 million was on nonaccrual status.
Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the sale of the collateral and the borrower is experiencing financial difficulty. The allowance is

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
calculated on an individual loan basis of the shortfall between the fair value of the loan’s collateral, which is adjusted for selling costs, and the loan’s amortized cost. If the fair value of the collateral exceeds the loan’s amortized cost, no allowance is necessary.
The amortized cost of collateral dependent loans by class as follows (000s omitted):
	September 30, 2024
	Collateral Type		Allowance Allocated
	Real Estate	Other
Residential:
Construction and land development	$2,737	$—	$99
Home equity lines of credit	5,489	—	40
Closed end, first liens	41,838	—	61
Closed end, second liens	840	—	323
Total	$50,904	$—	$523
	December 31, 2023
	Collateral Type		Allowance Allocated
	Real Estate	Other
Residential:
Construction and land development	$3,976	$—	$6
Home equity lines of credit	3,414	—	14
Closed end, first liens	8,119	—	—
Closed end, second liens	662	—	—
Total	$16,171	$—	$20
Age Analysis of Loans
The following tables detail the age analysis of loans, excluding those loans carried at fair value (000s omitted):
	September 30, 2024
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans
Residential:
Construction and land development	$5,635	$516	$2,367	$8,518	$254,913	$263,431
Home equity lines of credit	6,763	776	4,940	12,479	669,697	682,176
Closed end, first liens	18,496	2,819	36,743	58,058	1,476,735	1,534,793
Closed end, second liens	2,115	460	1,322	3,897	79,345	83,242
Commercial	203	—	—	203	885	1,088
Warehouse lending	—	—	—	—	1,671,829	1,671,829
Total	$33,212	$4,571	$45,372	$83,155	$4,153,404	$4,236,559

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	December 31, 2023
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans
Residential:
Construction and land development	$3,874	$1,883	$3,670	$9,427	$337,713	$347,140
Home equity lines of credit	4,164	884	3,861	8,909	603,776	612,685
Closed end, first liens	10,886	4,721	11,416	27,023	1,439,879	1,466,902
Closed end, second liens	1,934	211	662	2,807	86,644	89,451
Commercial	—	—	—	—	18,037	18,037
Warehouse lending	—	—	—	—	1,146,826	1,146,826
Total	$20,858	$7,699	$19,609	$48,166	$3,632,875	$3,681,041
Modifications to Borrowers Experiencing Financial Difficulty
On occasion, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extensions, interest rate reductions, or payment delays. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. In some cases, the Company provides multiple types of concessions on one loan.
During the nine months ended September 30, 2024 there were not any material loans that were modified to borrowers experiencing financial difficulty. During the nine months ended September 30, 2023, there were $2.2 million loans, 5 closed end, first lien loans for $1.7 million and 1 home equity loan for $0.5 million, that were both experiencing financial difficulty and modified during the period. These loans were a combination of term extension and interest rate reduction. During 2023, all closed end, first liens loan was on nonaccrual status at time of modification and the home equity line of credit was on accrual status at time of modification. There were no material modifications to borrowers experiencing financial difficulty within the previous 12 months that became 30 days or more past due during the nine months ended September 30, 2024 and September 30, 2023.
Credit Quality Indicators
The Company categorized each loan into credit risk categories based on current financial information, overall debt service coverage, comparison against industry averages, collateral coverage, historical payment experience, and current economic trends. Residential real estate is evaluated for credit risk based on performing or non-performing classification. The Company uses the following definitions for credit risk ratings:
Performing
Residential real estate credits not covered by the non-performing definition below.
Non-performing
Residential real estate loans classified as non-performing are generally loans on nonaccrual status.
Pass
Commercial credits not covered by the definitions below are pass credits, which are not considered to be adversely rated.

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
Special Mention
Loans classified as special mention, or watch credits, have a potential weakness or weaknesses that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard
Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution may sustain some loss if the deficiencies are not corrected.
The following table reflects amortized cost basis of loans and year to date charge-offs based on year of origination (000s omitted):

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	For the nine months ended September 30, 2024
	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total
Construction and Land Development:
Performing	$12,764	$90,655	$89,487	$41,008	$14,188	$11,166	$—	$259,268
Nonperforming	—	1,673	2,154	—	—	336	—	4,163
Total	12,764	92,328	91,641	41,008	14,188	11,502	—	263,431
Gross charge-offs	—	545	—	—	—	—	—	545
Home Equity Lines of credit:
Performing	—	—	—	—	—	—	675,945	675,945
Nonperforming	—	—	—	—	—	—	6,231	6,231
Total	—	—	—	—	—	—	682,176	682,176
Gross charge-offs	—	126	480	433	—	8	—	1,047
First liens, closed end loans:
Performing	47,865	91,685	1,066,068	162,728	44,561	74,745	—	1,487,652
Nonperforming	—	3,817	33,791	3,130	2,249	4,154	—	47,141
Total	47,865	95,502	1,099,859	165,858	46,810	78,899	—	1,534,793
Gross charge-offs	—	3	52	—	—	49	—	104
Second liens, closed end loans:
Performing	3,892	16,800	33,850	8,897	8,870	9,638	—	81,947
Nonperforming	—	93	614	60	—	528	—	1,295
Total	3,892	16,893	34,464	8,957	8,870	10,166	—	83,242
Gross charge-offs	—	152	—	—	—	—	—	152
Commercial:
Risk Rating
Pass	—	—	—	—	—	1,004	—	1,004
Special mention	—	—	—	—	—	84	—	84
Total	—	—	—	—	—	1,088	—	1,088
Gross charge-offs	—	—	—	—	—	—	—	—
Warehouse lending:
Risk Rating
Pass	—	—	—	—	—	—	1,671,829	1,671,829
Special mention	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	1,671,829	1,671,829
Gross charge-offs	—	—	—	—	—	—	—	—
Grand Total	$64,521	$204,723	$1,225,964	$215,823	$69,868	$101,655	$2,354,005	$4,236,559
Grand Total Gross charge-offs	$—	$826	$532	$433	$—	$57	$—	$1,848

Northpointe Bancshares, Inc.
Note 3 — Loans and Allowance for Credit Losses (continued)
	For the year ended December 31, 2023
	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total
Construction and Land Development:
Performing	$105,297	$153,972	$53,048	$17,445	$2,749	$10,227	$—	$342,738
Nonperforming	1,026	2,010	664	227	—	475	—	4,402
Total	106,323	155,982	53,712	17,672	2,749	10,702	—	347,140
Gross charge-offs	—	459	—	—	—	29	—	488
Home Equity Lines of credit:
Performing	—	—	—	—	—	—	609,088	609,088
Nonperforming	—	—	—	—	—	—	3,597	3,597
Total	—	—	—	—	—	—	612,685	612,685
Gross charge-offs	—	103	80	—	—	—	—	183
First liens, closed end loans:
Performing	83,332	1,071,789	163,674	49,965	39,056	45,159	—	1,452,975
Nonperforming	—	4,849	1,670	1,860	1,877	3,671	—	13,927
Total	83,332	1,076,638	165,344	51,825	40,933	48,830	—	1,466,902
Gross charge-offs	—	192	—	—	—	25	—	217
Second liens, closed end loans:
Performing	19,864	36,846	10,472	10,317	5,034	6,192	—	88,725
Nonperforming	—	198	63	—	235	230	—	726
Total	19,864	37,044	10,535	10,317	5,269	6,422	—	89,451
Gross charge-offs	—	44	—	—	—	—	—	44
Commercial:
Risk Rating
Pass	—	413	—	—	—	378	17,021	17,812
Special mention	—	—	—	—	198	27	—	225
Total	—	413	—	—	198	405	17,021	18,037
Gross charge-offs	—	—	—	—	—	—	—	—
Warehouse lending:
Risk Rating
Pass	—	—	—	—	—	—	1,129,764	1,129,764
Special mention	—	—	—	—	—	—	17,062	17,062
Total	—	—	—	—	—	—	1,146,826	1,146,826
Gross charge-offs	—	—	—	—	—	—	—	—
Grand Total	$209,519	$1,270,077	$229,591	$79,814	$49,149	$66,359	$1,776,532	$3,681,041
Grand Total Gross charge-offs	$—	$798	$80	$—	$—	$54	$—	$932
There were no revolving loans converted to term loans during the nine months ended September 30, 2024 or 2023.

Northpointe Bancshares, Inc.
Note 4 — Bank Premises and Equipment, Net
A summary of the cost and accumulated depreciation of premises and equipment follows (000s omitted):
	September 30, 2024	December 31, 2023
Land	$5.979	$5,826
Leasehold improvements	163	604
Buildings and building improvements	24,673	24,074
Furniture, fixtures, and equipment	10,403	10,241
Construction in progress	263	427
Total cost	41,481	41,172
Accumulated depreciation	(13,604)	(11,876)
Net	$27,877	$29,296
Depreciation expense for the nine months ended September 30, 2024 and 2023 amounted to $2.1 million and $2.3 million, respectively.
Future undiscounted lease payments for operating leases with initial terms of one year of more as of September 30, 2024 are as follows (000s omitted):
2024	$206
2025	614
2026	443
2027	194
2028	55
Thereafter	32
Total undiscounted lease payments	1,544
Less discount to net present value	(46)
Total operating lease liabilities	$1,498
The weighted average remaining discount rate was 3.5% and weighted average remaining life was 2.4 years as of September 30, 2024.
The leases contain options to extend for periods from 3 to 5 years. The cost of such rentals is not included above.
Total rent expense for the nine months ended September 30, 2024 and 2023 amounted to $1.4 million and $2.5 million, respectively.
The Company also leases portions of its main office location to third parties. The amounts included in Occupancy and equipment expense are net of rental income of $0.9 million and $0.5 million for the nine months ended September 30, 2024 and 2023, respectively.

Northpointe Bancshares, Inc.
Note 4 — Bank Premises and Equipment, Net (continued)
Future income from non-cancelable lease agreements in effect at September 30, 2024 is as follows (000s omitted):
2024	$287
2025	1,138
2026	1,070
2027	965
2028	685
Thereafter	698
Total	$4,843
Note 5 — Mortgage Servicing Rights
Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans and other loans serviced for others were approximately $1.1 billion and $6.9 billion at September 30, 2024 and December 31, 2023, respectively. In addition, approximately $2.9 billion and $3.5 billion at September 30, 2024 and December 31, 2023, respectively of loans were sub-serviced on behalf of other unaffiliated investors. The Company has an ongoing relationship to sell servicing rights to a buyer on a routine basis when the loans are sold to the agencies while maintaining a subservicing relationship. Under this relationship, the servicing is conducted in the name of Northpointe Bank.
The following summarizes the loan servicing fees which are a component of the Loan Servicing Fees line item on Statement of Income (000s omitted):
	For the nine months ended
	September 30, 2024	September 30, 2023
Contractual servicing fees	$10,117	$18,178
Late fees	371	456
Other fees	77	76
Total	$10,565	$18,710
At September 30, 2024, the fair value of mortgage servicing rights was determined using discount rates between 10.0 and 12.0 percent, average cost of servicing between $70 and $85 per file per year, and a prepayment speed of 11.33 percent. At December 31, 2023 the fair value of mortgage servicing rights was determined using discount rates between 10.0 and 12.5 percent, average cost of servicing between $70 and $85 per file per year, and a prepayment speed of 7.2 percent.
The following summarizes mortgage servicing rights capitalized and amortized (000s omitted):
	For the nine months ended
	September 30, 2024	September 30, 2023
Balance – Beginning of year	$95,339	$101,792
Additions	2,736	4,675
Paid in full loans	(1,501)	(3,301)
Change in fair value	(3,000)	939
Bulk purchases	—	2,742
Proceeds from sale	(81,903)	—
Balance – End of year	$11,671	$106,847

Northpointe Bancshares, Inc.
Note 5 — Mortgage Servicing Rights (continued)
During 2024, the Company performed one bulk sale of mortgage servicing rights with an unpaid principal loan balance of $5.7 billion. The associated fair value and proceeds received was $81.9 million in mortgage servicing rights assets. There were no bulk mortgage servicing rights sales in 2023.
During 2023, the Company acquired one bulk purchase of mortgage servicing rights with an unpaid principal loan balance of $298 million for $2.7 million in mortgage servicing right assets.
The following table summarizes the hypothetical effect on the fair value of servicing rights using adverse changes of 10.0 percent and 20.0 percent to the weighted-average of certain significant assumptions used in valuing these assets (000s omitted):
	September 30, 2024			December 31, 2023
	Actual	10% Adverse Change	20% Adverse Change	Actual	10% Adverse Change	20% Adverse Change
Discount rate change	10.6%	$11,193	$10,750	10.2%	$91,100	$87,205
Constant prepayment rate	11.3%	11,239	10,840	7.2%	92,496	89,813
Cost to service	$75	11,509	11,347	$72	93,991	92,643
Note 6 — Derivative Financial Instruments
Forward contracts are contracts for delayed delivery of loans or mortgage-backed securities in which the seller agrees to make delivery at a future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the Company to compile a portfolio of loans and from movements in interest rates. These contracts are used primarily to reduce the exposure to interest rate fluctuations for loans in progress and in loan inventory held for sale to investors. Most forward contracts are for terms of 30 days to 90 days. The Company had outstanding forward contracts of approximately $247.9 million and $169.4 million at September 30, 2024 and December 31, 2023, respectively. Forward commitments represent forward contracts, closed held for sale loans with a committed investor, and pair-off contracts.
Interest rate lock commitments, which are included in the commitments to extend credit, represent commitments to lend to customers at predetermined interest rates.
The following table presents the unrealized gain/(loss) on derivative financial instruments (000s omitted):
	September 30, 2024	December 31, 2023
Interest rate-lock commitments	$4,124	$2,948
Forward commitments	(1,084)	(2,719)
The following table provide details on the Company’s derivative financial instruments (000s omitted):
	September 30, 2024
	Notional Amount	Asset	Liability
Interest rate-lock commitments	$227,367	$4,146	$22
Forward commitments	492,306	361	1,445
Total	$719,673	$4,507	$1,467

Northpointe Bancshares, Inc.
Note 6 — Derivative Financial Instruments (continued)
	December 31, 2023
	Notional Amount	Asset	Liability
Interest rate-lock commitments	$106,604	$2,959	$11
Forward commitments	260,000	93	2,812
Total	$366,604	$3,052	$2,823
As of September 30, 2024 and December 31, 2023, the counterparty collateral asset balance was $1.7 million and $1.3 million, respectively and was included in other assets in the consolidated balance sheets. As of September 30, 2024 and December 31, 2023, the counterparty collateral liability balance was $0.0 million and $0.1 million and was included in accruals and other liabilities in the consolidated balance sheets.
Note 7 — Deposits
The following is a summary of the distribution of deposits (000s omitted):
	September 30, 2024	December 31, 2023
Noninterest-bearing deposits	$221,928	$253,143
Interest-bearing demand deposits	383,517	600,146
Savings and money market accounts	330,076	368,394
Time:
Under $250,000	2,482,814	1,630,903
$250,000 and over	113,543	72,972
Total	$3,531,878	$2,925,558
Brokered time deposits totaled $2.3 billion and $1.5 billion at September 30, 2024 and December 31, 2023, respectively.
At September 30, 2024, the scheduled maturities of time deposits are as follows (000s omitted):
2024	$2,254,081
2025	162,980
2026	90,420
2027	16,703
2028	46,908
Thereafter	25,265
Total	$2,596,357
Note 8 — Borrowings
The Bank has an advance agreement with the FHLB. At September 30, 2024, the Bank had thirty-five advances totaling $1.3 billion carrying a fixed interest rate ranging between 104 and 484 basis points with scheduled maturities between 7 months and 113 months. The weighted average rate was 3.81% for the nine months ended September 30, 2024. At December 31, 2023, the Bank had thirty-five advances totaling $1.3 billion carrying a fixed interest rate ranging between 104 and 474 basis points with scheduled maturities between 5 months and 111 months. The weighted average rate was 3.36% in 2023. The advances are collateralized by approximately $3.3 billion and $2.5 billion of mortgage loans and loans held for sale as of

Northpointe Bancshares, Inc.
Note 8 — Borrowings (continued)
September 30, 2024 and December 31, 2023, respectively, under an agreement which calls for specific identification of pledged loans. Included in the above, advances totaling $60 million are putable advances.
At September 30, 2024, the scheduled maturities of the advances are as follows (000s omitted):
2024	$—
2025	143,750
2026	60,000
2027	275,000
2028	50,000
Thereafter	780,000
Total	$1,308,750
The Bank also has a line of credit included under the collateral agreement mentioned above, allowing borrowing up to $50.0 million. The interest rate on the line of credit is a floating rate determined by the FHLB and the line of credit matures on May 10, 2025. The Bank had no outstanding borrowings on the line of credit at September 30, 2024 or December 31, 2023.
Note 9 — Employee Benefits
The Company sponsors a 401(K) plan which contains an employee stock ownership plan (ESOP) investment option. The 401(k) Plan is available to all employees, on the 1st of the month following 90 days of employment. Participants in the plan have the option to contribute from 0% to 100% of their annual compensation, up to the IRS allowable limits. FICA taxes must be paid based on total compensation. The Company matches 60% of participant contributions up to 7% of gross pay. The Company’s matching contributions were $0.5 million and $1.4 million for the nine months ended September 30, 2024 and 2023, respectively. Participants are immediately 100% vested in salary and rollover contributions and any income or loss thereon. Vesting in the matching contributions is based on years of service. Participants vest in contributions made by the company 20% after one year of service and another 20% per until they become fully vested after five years of service. If a participant is not fully vested on their termination date, the non-vested amount is forfeited. Forfeitures are used to reduce company contributions and/or to pay administrative expenses of the plan.
The ESOP held 1,021,600 shares of the Company’s common stock as of September 30, 2024 and December 31, 2023. During 2024 and 2023, all shares have been allocated to participants. During the nine months ended September 30, 2024, the ESOP did not purchase any shares. During 2023, the Company repurchased 56,000 shares at $110 per share from the ESOP. Dividends on ESOP shares are reinvested and allocated to the participants. The fair value to repurchase the shares is approximately $11.2 million at September 30, 2024 and December 31, 2023.
The Company has a self-insured medical insurance plan covering all of its eligible employees. The Company’s individual excess risk benefit level per employee was $175 thousand (with no aggregate exposure limitation) at September 30, 2024 and December 31, 2023. Losses in excess of the limitation is covered by reinsurance. Amounts expensed by the Company under the plan were approximately $3.6 million and $6.2 million for the nine months ended September 30, 2024 and 2023, respectively, recorded in salaries and employee benefits on the consolidated statement of income. The Company recorded an accrual of approximately $0.7 million and $0.5 million at September 30, 2024 and December 31, 2023, respectively, for known claims and estimated claims incurred but not reported, reported in accrued and other liabilities on the consolidated balance sheets.

Northpointe Bancshares, Inc.
Note 10 — Stock Compensation Plans
The Company has two share based compensation plans, which are described below. No stock option expense was recorded for the nine months ended September 30, 2024 and 2023.
The Company has a stock option plan for its non-employee directors under which options may be granted at not less than the fair value of the underlying stock on the date of the grant. These options are subject to a vesting schedule under which one-third vests at each anniversary date of the grant. Under the stock option plan, the Company may grant options to its directors for up to 500,000 shares of common stock.
The Company also has a stock compensation plan for executive officers and certain employees under which options may be granted at not less than the market price of the stock on the date of the grant. These options are subject to a vesting schedule under which one-third vests at each anniversary date of the grant. Under the stock compensation plan, the Company may grant options to its executive officers and certain employees for up to 1,000,000 shares of common stock.
All options granted expire within 10 years of the date of grant, subject to certain cancellation provisions related to an individual’s affiliation with the Company.
The calculated value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted average assumptions. Expected volatilities are based on similar volatilities of comparable banks. The Company uses comparable bank data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. There were no stock option grants in 2024 or 2023.
A summary of option activity under the Plan for the nine months ended September 30, 2024 is presented below:
Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2023	84,000	$2.29	1.9
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—
Outstanding at September 30, 2024	84,000	$2.293	1.1
Vested at September 30, 2024	84,000	$2.293	1.1
No options were exercised in 2024. The total intrinsic value of the options outstanding was approximately $0.7 million at September 30, 2024 and December 31,2023.
As of September 30, 2024 and December 31, 2023, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan.
The Company also has a stock appreciation rights plan for executive officers and certain employees. Stock appreciation rights are primarily granted with a price equal to the market value of common stock on the date of the grant. These awards generally have a five year vesting schedule but may vest early in accordance with accelerated vesting provisions. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock. The Bank utilizes a third party valuation service for the measurement of fair value of the Company’s stock price as provided for in the Employee Stock Ownership Plan Report. On December 24, 2024, the Company terminated 837,500 shares of outstanding executive officer stock appreciation right awards and replaced with 849,530 shares of restricted stock units.

Northpointe Bancshares, Inc.
Note 10 — Stock Compensation Plans (continued)
A summary of stock appreciation right awards for the nine months ended September 30, 2024 is as follows:
Stock Awards	Number of Shares	Weighted Average Exercise Price
Non-vested at December 31, 2023	1,477,500	$7.33
Granted	400,000	11.23
Exercised	(185,000)	5.12
Forfeited or expired	(310,000)	10.98
Outstanding at September 30, 2024	1,382,500	$10.89
Note 11 — Subordinated Debentures
On September 9, 2019, the Company issued $20,000,000 of subordinated notes due September 30, 2029. All notes were redeemed and repaid in 2024.
On August 22, 2024, the Company issued $25,000,000 of subordinated notes due September 1, 2034. The notes become redeemable on September 1, 2029. Interest payments are due on March 1 and September 1 of each year at a fixed rate of 9.0 percent through September 1, 2029 and convert to a variable rate of three month SOFR plus 5.50 basis points with payments due quarterly. The cash raised by the Bank was used as a source of capital for the Bank’s organic growth.
On September 28, 2018, the Bank issued $15,000,000 of subordinated notes due October 1, 2028. The notes are redeemable on October 1, 2023. Interest payments are due April 1 and October 1 of each year at a fixed rate of 6.875 percent through October 1, 2023 and converted to a variable rate of the three-month LIBOR plus 3.765 percent with payments due quarterly January 1, April 1, July 1, and October 1 of each year. The notes include fall back language to determine an alternative index rate calculation if the three-month LIBOR rate index is unavailable. The alternative index rate is three-month CME Term SOFR plus tenor spread adjustment of 0.26161 percent (an effective rate of 9.35 percent as of September 30, 2024). The cash raised by the Bank was used as a source of capital for the Bank’s organic growth. The Bank has given notice to the holders of the notes and expects to redeem and payoff the $15 million of subordinated noted in January 2025.
Please see footnote 12 for a combined aggregate schedule of maturities.
Note 12 — Subordinated Debentures Issued through Trusts
Northpointe Statutory Trust I, a business trust, sold 5,000 cumulative preferred securities (trust preferred securities) at $1,000 per trust preferred security in a March 17, 2004 pooled offering. The proceeds from the sale of the trust preferred securities were used by Northpointe Statutory Trust I to purchase an equivalent amount of subordinated debentures from Northpointe Bancshares, Inc. The subordinated debentures issued by the Company carry a floating rate equal to the three-month CME Term SOFR plus tenor spread adjustment of 0.26161 percent plus 2.79 percent or three-month LIBOR plus 2.79 percent (an effective rate of 8.39 percent at September 30, 2024), have a stated maturity of 30 years and, in effect, are guaranteed by Northpointe Bancshares, Inc. The subordinated debentures include fall back language to determine an alternative index rate calculation if the three-month LIBOR rate index is unavailable; however, the alternative index rate must be based on a three-month product. The proceeds from the offering of the subordinated debentures were used to inject capital into the Bank.
The subordinated debentures are carried on the consolidated balance sheets as a liability. The related interest expense, including amortization of the issuance cost, is recorded on the consolidated statements of

Northpointe Bancshares, Inc.
Note 12 — Subordinated Debentures Issued through Trusts (continued)
income. The securities are redeemable at par after five years. Distributions on the subordinated debentures are payable quarterly. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the stated rate per annum.
As of September 30, 2024, maturities of subordinated debt were as follows (000s omitted):
2028	$15,000
2034	30,000
Total	45,000
Less unamortized deferred costs	1,103
Total maturities, net unamortized deferred costs	$43,897
Note 13 — Issuance of Preferred Stock
On December 30, 2021, the Company issued $25.0 million of 7.25% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, with a liquidation preference of $1,000 per share. When, as, and if declared by the board of directors of the Company, dividends will be payable at an annual rate of 7.25%, payable quarterly, in arrears. The cash raised by the Company was used as a source of capital for the Bank’s organic growth, and general corporate matters.
On December 29, 2020, the Company issued $95.0 million of 8.25% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of $1,000 per share. When, as, and if declared by the board of directors of the Company, dividends will be payable at an annual rate of 8.25%, payable quarterly, in arrears. The cash raised by the Company was used as a source of capital for the Bank’s organic growth, and general corporate matters. During the nine months ended September 30, 2024, the Company redeemed 13,000 shares for $11.6 million.
Note 14 — Off-balance-sheet Activities
Credit-related Financial Instruments
The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
The following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):
	Contract Amount
	September 30, 2024	December 31, 2023
Commitments to grant loans	$2,451,906	$3,373,318
Unfunded commitments under lines of credit	325,381	293,128
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other

Northpointe Bancshares, Inc.
Note 14 — Off-balance-sheet Activities (continued)
termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.
Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.
The Company is required to consider expected credit losses associated with unfunded commitments. Any allowance for unfunded commitment credit exposure is reported in other liabilities on the consolidated balance sheets and is increased or decreased through the provision for credit losses on the consolidated statement of income. The calculated allowance for unfunded commitments was $0.5 million and $1.6 million as of September 30, 2024 and December 31, 2023, respectively. The company released a provision of $1.1 million during the nine months ended September 30, 2024 and provided a provision of $1.1 million during the nine months ended September 30, 2023.
Collateral Requirements
To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.
If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or re-pledge the collateral on short notice, the Company records the collateral in its consolidated balance sheet at fair value with a corresponding obligation to return it.
Legal Contingencies
Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the consolidated financial statements.
Note 15 — Income Taxes
The components of the income tax provision are detailed as follows (000s omitted):
	For the nine months ended
	September 30, 2024	September 30, 2023
Current income tax expense	$33,771	$10,117
Deferred tax expense	(19,710)	159
Total income tax expense	$14,061	$10,276
A reconciliation of taxes on income from the statutory income tax rate to income tax expense is as follows (000s omitted):

Northpointe Bancshares, Inc.
Note 15 — Income Taxes (continued)
	For the nine months ended
	September 30, 2024	September 30, 2023
Income tax expense, computed at statutory rate of pretax income	$13,977	$10,206
Effect of nontaxable income and nondeductible expenses	84	70
Rate revaluation on deferred taxes	—	—
Other	—	—
Total income tax expense	$14,061	$10,276
The details of the net deferred tax liability are as follows (000s omitted):
	September 30, 2024	December 31, 2023
Total deferred tax assets	$5,307	$5,884
Total deferred tax liabilities	(9,846)	(30,016)
Net deferred tax liability	$(4,539)	$(24,132)
Deferred tax assets and liabilities consisted of the following (000s omitted):
	September 30, 2024	December 31, 2023
Allowance for credit losses	$2,933	$2,951
Accrued expenses and other reserve accounts	1,655	1,983
Stock compensation	364	629
Other deferred tax assets	355	321
Total deferred tax assets	5,307	5,884
Mortgage servicing rights	2,601	21,461
Fixed assets	3,622	3,622
Section 481(a) adjustment	255	1,022
Goodwill and intangibles	995	1,154
Deferred Loan Costs/Fee	2,233	2,622
Other deferred tax liabilities	140	135
Total deferred tax liabilities	9,846	30,016
Net deferred tax liability	$(4,539)	$(24,132)
The Company and its subsidiaries file consolidated tax returns. The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Deferred tax assets are included in other assets in the consolidated balance sheets and deferred tax liabilities are included in accrued and other liabilities in the consolidated balance sheets.

Northpointe Bancshares, Inc.
Note 15 — Income Taxes (continued)
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. There were no uncertain tax positions recognized for the nine month ended September 30, 2024 or 2023.
With a few exceptions, the Company is no longer subject to U.S. federal tax examinations by tax authorities for years before 2020, and state and local income tax examinations by tax authorities for years before 2020. For federal tax purposes, the Company recognizes interest and penalties on income taxes as a component of income tax expense.
Note 16 — Minimum Regulatory Capital Requirements
The Company and Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Company and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Company and Bank’s regulators could require adjustments to regulatory capital not reflected in the consolidated financial statements.
Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital, Tier 1 capital (as defined), and common equity Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average total assets (as defined). Additionally, to make distributions or discretionary bonus payments, the Company and Bank must maintain a capital conservation buffer of 2.5% of risk-weighted assets. For the nine months ended September 2024, the Company maintained a Tier 1 Leverage ratio of 8.77%, a CET1 ratio of 7.93%, Tier 1 ratio of 10.37%, and TRBC ratio of 11.36%. During the same period, the Bank maintained a Tier 1 Leverage ratio of 9.11%, CET1 ratio of 10.78%, Tier 1 ratio of 10.78%, and TRBC ratio of 11.22%.
Management believes, as of September 30, 2024 and December 31, 2023, that the Company and the Bank met all capital adequacy requirements to which it is subject. As of the latest balance sheet date, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the following table. Management believes the Bank has met all capital adequacy requirements to which it is subject. There are no conditions or events since that notification that management believes have changed the institution’s category.

Northpointe Bancshares, Inc.
Note 16 — Minimum Regulatory Capital Requirements (continued)
As of September 30, 2024	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(000s omitted)	Amount	Ratio	Amount	Ratio	Amount		Ratio
CET1 (to risk weighted assets)
Consolidated	$352,522	7.93%	$200,046	4.50%	$	N/A	N/A%
Northpointe Bank	479,193	10.78%	200,037	4.50%		288,942	6.50%
Tier 1 Capital (to risk weighted assets)
Consolidated	461,095	10.37%	266,728	6.00%		N/A	N/A%
Northpointe Bank	479,193	10.78%	266,716	6.00%		355,622	8.0%
Total Capital (to risk weighted assets)
Consolidated	504,818	11.36%	355,637	8.00%		N/A	N/A%
Northpointe Bank	498,802	11.22%	355,622	8.00%		444,527	10.00%
Tier 1 capital (to average assets)
Consolidated	461,095	8.77%	210,342	4.00%		N/A	N/A%
Northpointe Bank	479,193	9.11%	210,341	4.00%		262,926	5.00%
As of December 31, 2023 (000s omitted)	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
CET1 (to risk weighted assets)
Consolidated	$317,454	7.61%	$187,611	4.50%	$	N/A	N/A%
Northpointe Bank	451,147	10.82%	187,609	4.50%		270,991	6.50%
Tier 1 Capital (to risk weighted assets)
Consolidated	438,611	10.52%	250,147	6.00%		N/A	N/A%
Northpointe Bank	451,147	10.82%	250,145	6.00%		333,528	8.00%
Total Capital (to risk weighted assets)
Consolidated	476,512	11.43%	333,530	8.00%		N/A	N/A%
Northpointe Bank	469,422	11.26%	333,528	8.00%		416,909	10.00%
Tier 1 capital (to average assets)
Consolidated	438,611	9.19%	190,958	4.00%		N/A	N/A%
Northpointe Bank	451,147	9.45%	190,969	4.00%		238,712	5.00%
Note 17 — Restrictions on Dividends, Loans, and Advances
Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards without prior approval from the bank regulators.
Note 18 — Fair Value Measurements
Accounting standards require, or allow certain assets and liabilities at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Company has the ability to access.
Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.
In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.
The Company records the fair values of financial assets and liabilities on a recurring and non-recurring basis using the following methods and assumptions:
Equity securities
Equity securities with readily determinable fair value are reported at fair value. Fair value for these investments is primarily determined using a quoted price in an active market or exchange (Level 1).
Available for sale debt securities
Included in the Company’s AFS debt securities are corporate bonds which are classified as Level 3 assets. The valuation of these corporate bonds is determined using broker quotes, third-party vendor prices, or other valuation techniques, such as discounted cash flow techniques. Market inputs used in the other valuation techniques or underlying third-party vendor prices or broker quotes include benchmark and government bond yield curves, credit spreads, and trade execution data.
The Company’s debt securities also includes a municipal bond which is classified as Level 2 asset. The valuation of this municipal bond, which is not actively traded, is based on a quoted price to purchase the security as part of a refinancing of the underlying bond.
Loans
Certain loans held for sale and held for investment are measured at fair value on a recurring basis due to the Company’s election to adopt fair value accounting treatment for those loans originated for which the Company has entered into certain derivative financial instruments as part of its mortgage banking and related risk management activities. These instruments include interest rate lock commitments and mandatory forward commitments to sell these loans to investors known as forward mortgage-backed securities trades. This election allows for a more effective offset of the changes in fair values of the assets and the mortgage related derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting under ASC 815, Derivatives and Hedging. Mortgage loans held for sale, for which the fair value option was elected, are valued using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted to credit risk and other individual loan characteristics. As these prices are derived from market observable inputs, the Company classifies these valuations as Level 2 in the fair value disclosures. For mortgage loans held for sale for which the fair value option was elected, the earned current contractual interest payment is

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
recognized in interest income, loan origination costs and fees on fair value option loans are recognized in earnings as incurred and not deferred. The Company has no continuing involvement in any residential mortgage loans sold.
Loans reported at the fair value which were over 90 days past due amounted to $6.3 million and $1.6 million in unpaid principal balance with a fair values of $5.1 million and $1.5 million, respectively as of September 30, 2024 and December 31, 2023. The accrual of interest on loans is discontinued at the time the loan is delinquent (120 days for mortgages). Non-accrual loans reported at fair value amounted to $11.9 and $11.4 million in unpaid principal balance and $9.5 million and $9.0 million in fair value as of September 30, 2024 and December 31, 2023.
Interest rate lock commitments
The estimated fair values of interest rate lock commitments utilize current secondary market prices for underlying loans and estimated servicing value with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability (pull-through rate). The fair value of interest rate lock commitments is subject to change primarily due to changes in interest rates and the estimated pull-through rate. Given the significant and unobservable nature of the pull-through factor, interest rate lock commitments are classified as Level 3.
Forward sales commitments
Forward mortgage-backed securities trades are exchange-traded or traded within highly active dealer markets. In order to determine the fair value of these instruments, the Company utilized the exchange price or dealer market price for the particular derivative contract; therefore these contracts are classified as Level 2. The estimated fair values are subject to change primarily due to changes in interest rates.
Mortgage Service Rights
Mortgage service rights are carried at fair value. Fair value is determined using an income approach with various assumptions including expected cash flows, market discount rates, prepayment speeds, servicing costs, and other factors. As such, MSRs are considered Level 3.
Lender Risk Account
The Company’s Lender risk account is carried at fair value. Fair value is determined using an income approach with various assumptions including expected cash flows, market discount rates, prepayment speeds, and other factors. As such, the lender risk account is considered Level 3.
The following tables present information about the Company’s assets measured at fair value on a recurring basis and the valuation techniques used by the Company to determine those fair values (000s omitted).

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
	Fair Value on a Recurring Basis at September 30, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Financial Assets:
Equity securities:	$1,346	$—	$—	$1,346
Available for sale debt securities:	—	—	8,411	8,411
Mortgage banking assets:
Loans held for sale	—	345,024	—	345,024
Loans held for Investment	—	175,501	—	175,501
Interest rate lock commitments	—	—	4,416	4,416
Forward sales commitments	—	361	—	361
Mortgage servicing rights	—	—	11,671	11,671
Lender risk account	—	—	29,411	29,411
Financial Liabilities:
Interest rate lock commitments	—	—	23	23
Forward sales commitments	—	1,445	—	1,445
	Fair Value on a Recurring Basis at December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Financial Assets:
Equity securities:	$1,318	$—	$—	$1,318
Available for sale debt securities:	—	5,804	8,923	14,727
Mortgage banking assets:
Loans held for sale	—	352,443	—	352,443
Loans held for Investment	—	100,158	—	100,158
Interest rate lock commitments	—	—	2,959	2,959
Forward sales commitments	—	93	—	93
Mortgage servicing rights	—	—	95,339	95,339
Lender risk account	—	—	31,694	31,694
Financial Liabilities:
Interest rate lock commitments	—	—	11	11
Forward sales commitments	—	2,812	—	2,812
The Company’s policy is to recognize transfers in and transfers out of Level 1, 2, and 3 fair value classifications as of the actual date of the event of change in circumstances that caused the transfer.
Changes in mortgage servicing rights as well as the related weighted average unobservable inputs are included in Note 5.
The following table presents a reconciliation of the Level 3 available for sale debt securities measured at fair value on a recurring basis (000s omitted):

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
	For the nine months ended September 30,
	2024	2023
Balance at beginning of period	$14,727	$9,087
Purchases	4,000	—
Sales	(10,804)	—
Realized	(83)	—
Unrealized	571	(313)
Balance at end of period	$8,411	$8,774
The following table presents a reconciliation of the Level 3 interest rate lock commitments measured at fair value on a recurring basis (000s omitted):
	For the nine months ended September 30,
	2024	2023
Balance at beginning of period	$2,948	$711
Change in fair value	1,176	5,024
Balance at end of period	$4,124	$5,735
The following is a summary of the key unobservable inputs used in the valuation of the Level 3 interest rate lock commitments:
	For the nine months ended September 30,
	2024	2023
Pull-through rate	83.2%	86.2%
The following table presents a reconciliation of the Level 3 lender risk account measured at fair value on a recurring basis (000s omitted):
	For the nine months ended September 30,
	2024	2023
Beginning of period	$31,694	$28,457
Due to loan sales	1064	980
Releases and claims paid to the Company	(5,509)	(1,108)
Change in fair value recognized in gain on sale of loans	2,162	2,092
End of period	$29,411	$30,421
Both observable and unobservable inputs may be used to determine the lender risk account fair value of position classified as Level 3 asset. As a result, the unrealized gains for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.
The Company estimates the fair value of the lender risk account using management’s best estimate of key assumptions. These assumptions include prepayment rates, discount rates, and projected annual losses on unpaid principal of the sold loan portfolio. The weighted average of unobservable inputs for these valuation assumptions is as follows:

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
Assets:
Lender Risk Account – September 30, 2024	$29,411	Present value of cash flows	Credit losses	0.00% – 0.12%	0.08%
			Prepayment rates	8.3%	8.3%
			Discount rates	5.17% – 6.03%	5.74%
Lender Risk Account – December 31, 2023	$31,694	Present value of cash flows	Credit losses	0.00% – 0.10%	0.05%
			Prepayment rates	5.84% – 13.27%	7.3%
			Discount rates	5.70% – 6.65%	6.06%
The Company also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include individually analyzed loans and other real estate which are periodically reviewed for impairment and measured at fair value if the fair value of the asset is below the recorded book value. The Company has estimated the fair values of these assets based primarily on Level 3 inputs as described above.
The following asset classes were measured at fair value on the accompanying consolidated balance sheets due to declines in the fair value. Certain individually analyzed loans and other real estate carried at original cost, which exceeds fair value, have been omitted from the disclosure below (000s omitted):
	Assets Measured at Fair Value on a Nonrecurring Basis at September 30, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Individually analyzed loans	—	—	523	523
Other real estate owned	—	—	1,620	1,620
	Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Individually analyzed loans	—	—	572	572
Other real estate owned	—	—	24	24
The following presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which fair value measurements falls:

Northpointe Bancshares, Inc.
Note 18 — Fair Value Measurements (continued)
	September 30, 2024
	Fair Value Hierarchy	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$440,751	$440,751
Equity securities	Level 1	1,346	1,346
Debt securities available for sale	Level 3	8,411	8,411
FHLB stock	Level 2	69,574	69,574
Loans held for sale	Level 2	345,024	345,024
Loans, net	Level 3	4,399,841	4,360,062
Interest receivable	Level 2	22,883	22,883
Financial Liabilities:
Deposits	Level 2	3,531,878	3,542,287
Subordinated debentures	Level 2	38,897	38,897
Subordinated debentures issues through trusts	Level 2	5,000	5,000
FHLB advances	Level 2	1,308,750	1,314,808
Interest payable	Level 2	8,320	8,320
	December 31, 2023
	Fair Value Hierarchy	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$351,890	$351,890
Equity securities	Level 1	1,318	1,318
Debt securities available for sale	Level 3	14,727	14,727
FHLB stock	Level 2	67,487	67,487
Loans held for sale	Level 2	352,443	352,443
Loans, net	Level 3	3,768,904	3,681,552
Interest receivable	Level 2	21,057	21,057
Financial Liabilities:
Deposits	Level 2	2,925,558	2,928,391
Subordinated debentures	Level 2	34,368	34,368
Subordinated debentures issues through trusts	Level 2	5,000	5,000
FHLB advances	Level 2	1,275,000	1,252,000
Interest payable	Level 2	7,159	7,159

Northpointe Bancshares, Inc.
Note 19 — Debt Securities
The amortized costs, fair values, and unrealized gains and losses of the available for sale and held to maturity debt securities are as follows (000s omitted):
		Gross Unrealized
September 30, 2024	Amortized Costs	Gains	Losses	Fair Value
Available-for-sale Securities(1)
Subordinated corporate bonds	$9,000	$—	$(589)	$8,411
Subordinated municipal bond	—	—	—	—
Total	$9,000	$—	$(589)	$8,411
		Gross Unrealized
December 31, 2023	Amortized Costs	Gains	Losses	Fair Value
Available-for-sale Securities(1)
Subordinated corporate bonds	$10,000	$—	$(1,077)	$8,923
Subordinated municipal bond	5,804	—	—	5,804
Total	$15,804	$—	$(1,077)	$14,727

(1)
As of September 30, 2024 and December 31, 2023, there was no allowance for credit losses.

The following tables show investments with gross unrealized losses and their market value aggregate by investment category and length of time that individual securities have been in a continuous unrealized loss position at the dates indicated (000s omitted):
	Less Than 12 Months		12 Months or More		Total
September 30, 2024	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale Securities
Subordinated corporate bond	$—	$—	$8,411	$(589)	$8,411	$(589)
Subordinated municipal bond	—	—	—	—	—	—
Total	$—	$—	$8,411	$(589)	$8,411	$(589)
	Less Than 12 Months		12 Months or More		Total
December 31, 2023	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale Securities
Subordinated corporate bond	$—	$—	$8,923	$(1,077)	$8,923	$(1,077)
Subordinated municipal bond	5,804	—	—	—	5,804	—
Total	$5,804	$—	$8,923	$(1,077)	$14,727	$(1,077)
Debt securities, at par value, have the following contractual maturities (000s omitted):

Northpointe Bancshares, Inc.
Note 19 — Debt Securities (continued)
	Year Ended September 30, 2024
September 30, 2024	Within 1 Year	1 – 5 Years	5 – 10 Years	Greater than 10 years	Total
Available-for-sale Securities
Subordinated corporate bond	$—	$—	$9,000	$—	$9,000
Subordinated municipal bond	—	—	—	—	—
Total	$—	$—	$9,000	$—	$9,000
Note 20 — Related Parties
Loans to principal officers, directors, and their affiliates during the nine months ended September 30, 2024 were as follows (000s omitted):
Beginning Balance	$1,456
New loans and advances	491
Repayments and changes in officers or directors	(1,947)
Ending Balance	$—
Deposits from principal officers, directors, and their affiliates were $6.3 million and $3.9 million at September 30, 2024 and December 31, 2023, respectively.
Note 21 — Earnings Per Share
The following table presents the computation of basic and diluted earnings per share (000s omitted):
	For the nine months ended September 30,
	2024	2023
Earnings per Common Share:
Net income	$44,169	$32,105
Preferred stock dividends	5,853	7,240
Net income available to common stockholders	$38,316	$24,865
Weighted average common shares	25,689,560	25,734,449
Earnings per common share	$1.49	$0.97
Dilutive Earnings Per Common Share:
Net income available to common stockholders	$38,316	$24,865
Weighted average common shares	25,689,560	25,734,449
Effect of dilutive shares	84,000	84,000
Weighted average dilutive common shares	25,773,560	25,818,449
Dilutive earnings per common share	$1.49	$0.96
Note 22 — Segment Information
Our reportable segments are Mortgage Warehouse (MPP) and Retail Banking, which have been determined based on management’s focus and internal reporting structure. The Mortgage Warehouse (MPP) segment provides residential mortgage warehouse financing to more than 100 independent mortgage banking companies located in 19 states nationwide. The Retail Banking segment provides a vast array of financial products and services to consumers nationwide. These include residential mortgages, All-in-One

Northpointe Bancshares, Inc.
Note 22 — Segment Information (continued)
loans, other consumer loans, and loan servicing, as well as various types of deposit products, including checking, savings and time deposit accounts.
The residential mortgage loans we originate are directly originated within our branch network or from our consumer direct business, and are typically underwritten to agency and/or third-party standards, and either sold (servicing retained or released) or held on our balance sheet.
Net interest income in each segment reflects our internal funds transfer pricing (“FTP”) methodology, which is designed to capture interest rate and liquidity risk. Under our methodology, average assets, net of deposits, receive a funding charge based on market interest rates of similar duration liabilities. MPP receives an FTP charge and the residual gain is retained within Retail Banking.
Provision for credit losses is allocated to MPP based on the cumulative expected loss rate from the Company’s allowance for credit loss process and applied to any change in period end loan balances.
Financial results are presented, to the extent possible, as if each business operated on a standalone basis, and includes expense allocations for corporate overhead services used by the business segments. Shared corporate overhead expenses reside in Retail Banking but are allocated back to MPP through our expense allocation based on occupancy rates and percentage of time spent supporting the segment.
In evaluating segment performance, the Company primarily evaluates total revenues (net interest income plus non-interest income) and net income before preferred dividends.
The following tables present the operating segment results (000s omitted):
	For the nine months ended September 30, 2024
	Retail Banking	Mortgage Warehouse (MPP)	Total
Interest Income	$153,567	$81,264	$234,831
Interest Expense	(150,638)	—	(150,638)
Funds Transfer Pricing	52,584	(52,584)	—
Net Interest Income	55,513	28,680	84,193
(Credit) Provision for Credit Losses	(92)	210	118
Net interest income after Provision for Credit Losses	55,605	28,470	84,075
Noninterest income	55,487	3,823	59,310
Noninterest expense	(80,775)	(4,380)	(85,155)
Expense allocation	2,266	(2,266)	—
Net Income before taxes	32,583	25,647	58,230
Income tax expense	(7,868)	(6,193)	(14,061)
Net Income before preferred dividends	$24,715	$19,454	$44,169
Average Balance Sheet Assets	$3,708,073	$1,333,791	$5,041,864
Period Ending Assets	$3,714,171	$1,671,829	$5,385,999

Northpointe Bancshares, Inc.
Note 22 — Segment Information (continued)
	For the nine months ended September 30, 2023
	Retail Banking	Mortgage Warehouse (MPP)	Total
Interest Income	$140,344	$55,118	$195,462
Interest Expense	(120,574)	—	(120,574)
Funds Transfer Pricing	35,768	(35,768)	—
Net Interest Income	55,538	19,350	74,890
(Credit) Provision for Credit Losses	(462)	122	(340)
Net interest income after Provision for Credit Losses	56,000	19,228	75,230
Noninterest income	87,765	2,609	90,374
Noninterest expense	(118,277)	(4,946)	(123,223)
Expense allocation	1,802	(1,802)	—
Net Income before taxes	27,290	15,089	42,381
Income tax expense	(6,618)	(3,658)	(10,276)
Net Income before preferred dividends	$20,672	$11,431	$32,105
Average Balance Sheet Assets	$3,725,065	$954,687	$4,679,752
Period Ending Assets	$3,791,991	$1,096,922	$4,888,913

Northpointe Bancshares, Inc.
Note 23 — Parent Company Condensed Financial Statements
The following are the condensed financial statements of Northpointe Bancshares, Inc. (Parent only) (000s omitted):
Condensed Balance Sheets
	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$4,960	$6,031
Investment in subsidiary	477,880	448,156
Other assets	1,352	1,374
Total Assets	$484,192	$455,561
Liabilities and Stockholders’ Equity
Liabilities
Subordinated debentures (Note 11)	$24,114	$19,626
Subordinated debentures issues through trusts (Note 12)	5,000	5,000
Accrued and other liabilities	296	315
Total Liabilities	29,410	24,941
Stockholders’ Equity	454,782	430,620
Total Liabilities and Stockholders’ Equity	$484,192	$455,561
Condensed Statements of Income
	Nine Months Ended September 30,
	2024	2023
Income
Dividends and return of capital from subsidiary	$45,567	$34,213
Other	—	—
Total income	45,567	34,213
Expense
Interest expense	1,432	2,396
Other	419	376
Total expense	1,851	2,772
Income – Before Income Taxes	43,716	31,441
Income Tax Benefit	(453)	(662)
Net Income	44,169	32,105
Preferred Stock Dividends	5,853	7,240
Net Income available to common stockholders	$38,316	$24,865

Northpointe Bancshares, Inc.
Note 23 — Parent Company Condensed Financial Statements (continued)
Statement of Comprehensive Income
	Nine Months Ended September 30,
	2024	2023
Net Income	$38,316	$24,865
Other Comprehensive Income (Loss)
Change in unrealized gain (loss) on securities, net of tax of $133 and $74 at September 30, 2024 and September 30, 2023, respectively	356	(241)
Total other comprehensive income (loss)	356	(241)
Comprehensive Income	$38,672	$24,624
Condensed Statements of Cash Flows
	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net Income	$44,169	$32,105
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	(28,984)	(14,654)
Net cash provided by operating activities	15,185	17,449
Investing Activities
Net cash used in investing activities	—	—
Financing Activities
Cash dividends paid on common stock	(1,926)	(1,930)
Subordinated debt call and repayment	(20,000)	—
Subordinated debt issuance, net of issuance costs	24,107	—
Preferred stock dividend	(6,866)	(7,240)
Preferred stock repurchased	(11,571)	—
Treasury stock repurchased	—	(220)
Net cash used in financing activities	(16,256)	(9,388)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,071)	8,061
Cash and Cash Equivalents – Beginning of year	6,031	7,069
Cash and Cash Equivalents – End of year	$4,960	$15,130
Note 24 — Restatements of Previously Issued Consolidated Financial Statements
In our subsequent review of financial reporting for the nine months ended September 30, 2024 included in our registration statement on Form S-1 filed with the Securities and Exchange Commission, we identified an incorrect classification to one on the revenue items within noninterest income. The revenue from the capitalization of MSRs was being incorrectly recorded in loan servicing fees as opposed to net gain on the sale of loans held for sale. The error had no impact on equity, noninterest income, net income, or net income available to common stockholders. As a result, we have restated our income statement and cash flow disclosures within this prospectus.

Northpointe Bancshares, Inc.
Note 24 — Restatements of Previously Issued Consolidated Financial Statements (continued)
The following tables present the impact of the restatements on the previously issued for the nine months ended 2024 and 2023 consolidated financial statements to correct the prior period errors (000s omitted).
	For the nine months ended September 30, 2024
Consolidated Statements of Income Items:	As Previously Reported	Adjustment	As Restated
Loan servicing fees	8,706	(2,736)	5,970
Net gain on sale of loans held for sale	46,920	2,736	49,656
	For the nine months ended September 30, 2023
Consolidated Statements of Income Items:	As Previously Reported	Adjustment	As Restated
Loan servicing fees	21,043	(4,694)	16,348
Net gain on sale of loans held for sale	64,095	4,694	68,789
	For the nine months ended September 30, 2024
Consolidated Statements of Cash Flows:	As Previously Reported	Adjustment	As Restated
Change in fair value of MSRs	1,765	2,736	4,501
Net gain on sale of loans held for sale	(46,920)	(2,736)	(49,656)
	For the nine months ended September 30, 2023
Consolidated Statements of Cash Flows:	As Previously Reported	Adjustment	As Restated
Change in fair value of MSRs	(2,332)	4,694	2,362
Net gain on sale of loans held for sale	(64,095)	(4,694)	(68,789)

8,823,532 Shares
Common Stock

Keefe, Bruyette & Woods
                        A Stifel Company
Piper Sandler
Janney Montgomery Scott
Through and including            , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the U.S. Securities and Exchange Commission (“SEC”) registration fee, the New York Stock Exchange (the “NYSE”) listing fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.
SEC registration fee	$30,811.38
NYSE initial listing fee	325,000.00
FINRA filing fee	25,000.00
Legal fees and expenses	1,500,000.00
Accountant’s fees and expenses	480,000.00
Transfer Agent’s fees and expenses	25,000.00
Miscellaneous expenses	100,000.00
Total expenses	$2,485,812.00
Item 14.   Indemnification of Directors and Officers
We are incorporated under the laws of the State of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act (as it may be amended from time to time, the “MBCA”), directors and officers of a Michigan corporation may be entitled to indemnification by the Company against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the Company if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the Company, by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding (provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the Company or its stockholders, (iii) violate Section 551 of the MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the “statutory standard”), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement.
As permitted by the MBCA, our Amended and Restated Articles of Incorporation provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted under applicable law; and (2) we may, in the discretion of our board of directors, indemnify other persons.
We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 15.   Recent Sales of Unregistered Securities
In the past three years, we issued and sold the following securities:
•
On August 22, 2024, we issued an aggregate $25.0 million of 9.00% Fixed-to-Floating Rate Subordinated Notes due 2034 (the “Subordinated Notes”). Piper Sandler & Co. acted as placement agent and received an aggregate of $736,800.08 for fees and expenses related to this transaction. We may redeem the Subordinated Notes at our option, on or after September 1, 2029.

•
On December 30, 2021, we issued an aggregate $25.0 million of 7.25% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value (the “Series B Preferred Stock”), with a liquidation preference of $1,000 per share. We may redeem the Series B Preferred Stock, at our option, on or after December 30, 2026. This transaction did not involve any underwriters, underwriting discounts or commissions or any public offering.

•
On December 29, 2020, we issued an aggregate $95.0 million of 8.25% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share. Piper Sandler & Co. and Performance Trust Capital Partners, LLC acted as placement agents and received an aggregate of $3,679,866.00 for concessions, fees and expenses related to this transaction. We may redeem the Series A Preferred Stock, at our option, on or after December 30, 2025.

Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.
Item 16.   Exhibits
The exhibits filed as part of this registration statement are as follows:
(a)
List of Exhibits

Number	Description
1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation
3.2*	Amended and Restated Bylaws
4.1*	Deposit Agreement, dated December 29, 2020, by and among the Company, Computershare Inc., Computershare Trust Company, N.A., and the holders from time to time of the depositary receipts described therein
4.2*	Form of Depositary Receipt for Series A Preferred Stock
4.3*	Deposit Agreement, dated December 30, 2021, by and among the Company, Computershare Inc., Computershare Trust Company, N.A., and the holders from time to time of the depositary receipts described therein
4.4*	Form of Depositary Receipt for Series B Preferred Stock
4.5*	Registration Rights Agreement, dated May 30, 2019, by and between the Company and Castle Creek Capital Partners VII, LP
4.6*	Registration Rights Agreement, dated December 24, 2019, by and between the Company and Castle Creek Capital Partners VI, LP
4.7*	Registration Rights Agreement, dated December 29, 2020, by and between the Company and the purchasers named therein

Number	Description
4.8*	Registration Rights Agreement, dated December 30, 2021, by and between the Company and the purchasers named therein
The other instruments defining the rights of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1	Opinion of Alston & Bird LLP
10.1*	Northpointe Bancshares, Inc. Omnibus Incentive Plan
10.2*	Northpointe Bancshares, Inc. Form of Restricted Stock Unit Agreement
10.3*	Northpointe Bancshares, Inc. Form of Restricted Stock Unit Agreement (CEO)
10.4	Employee Agreement between Northpointe Bancshares, Inc. and Charles A. Williams, dated as of November 1, 2016
10.5	Employee Agreement between Northpointe Bancshares, Inc. and David J. Christel, dated as of March 22, 2017
10.6	Employee Agreement between Northpointe Bancshares, Inc. and Kevin Comps, dated as of October 1, 2020
10.7	Offer Letter between Northpointe Bancshares, Inc. and Bradley Howes, dated as of October 5, 2023
10.8*	Securities Purchase Agreement, dated May 30, 2019, by and between the Company and Castle Creek Capital Partners VII, LP
10.9*	Securities Purchase Agreement, dated December 24, 2019, by and between the Company and Castle Creek Capital Partners VI, LP
23.1	Consent of RSM US LLP
23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)
107*	Filing Fee Table

*
Previously filed.

**
To be filed by amendment.

(b)
Financial Statement Schedules: None

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Rapids, Michigan, on the 6th day of February, 2025.
NORTHPOINTE BANCSHARES, INC.
By:
/s/ Charles A. Williams

Charles A. Williams
Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Charles A. Williams Charles A. Williams	Founder, Chairman and Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2025
/s/ Bradley T. Howes Bradley T. Howes	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2025
/s/ Carrie L. Boer Carrie L. Boer	Director	February 6, 2025
/s/ Robert W. De Vlieger II Robert W. De Vlieger II	Director	February 6, 2025
/s/ R. Jeffery Dean R. Jeffery Dean	Director	February 6, 2025
/s/ Bruce L. Edger Bruce L. Edger	Director	February 6, 2025
/s/ John M. Eggemeyer III John M. Eggemeyer III	Director	February 6, 2025
/s/ David S. Hooker David S. Hooker	Director	February 6, 2025